Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125521

PROXY STATEMENT/PROSPECTUS OF VALLEY FORGE SCIENTIFIC CORP.	PROXY STATEMENT OF SYNERGETICS, INC.
Dear Shareholders:
      We are pleased to report that the boards of directors of Valley Forge Scientific Corp. (“Valley Forge”) and Synergetics, Inc. (“Synergetics”) have approved a merger agreement which provides for the merger of a Valley Forge subsidiary into Synergetics. As a result of the proposed merger, Synergetics will become a wholly-owned subsidiary of Valley Forge. If we complete the proposed merger, the shareholders of Synergetics will become shareholders of Valley Forge and will receive shares of Valley Forge common stock in exchange for their existing Synergetics’ shares as provided for in the merger agreement. References to the merger agreement contained in this joint proxy statement/ prospectus shall be deemed to include the amendments thereto. More information about Valley Forge, Synergetics and the merger is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus, including the section entitled “RISK FACTORS” beginning on page 27, before voting on any matters to be submitted at the shareholders’ meetings.
      Valley Forge’s common stock is listed on the Boston Stock Exchange under the trading symbol “VLF” and is traded on The Nasdaq SmallCap Market under the trading symbol “VLFG.” On August 11, 2005, the last sale price of shares of Valley Forge’s common stock on The Nasdaq SmallCap Market was $4.22 per share.
      In connection with the merger, Valley Forge is submitting a number of proposals to its shareholders to consider and vote upon, including a proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement and a proposal to amend and restate the articles of incorporation of Valley Forge as described below. Following the merger, Synergetics shareholders will own approximately 66% of the outstanding Valley Forge shares on a fully diluted basis. In addition, Valley Forge is calling and holding its 2005 annual meeting of shareholders. In connection with the annual meeting, Valley Forge is submitting a number of additional proposals to its shareholders to consider and vote upon that are typically presented at annual meetings of shareholders, including the election of directors and amendments to, and approval of, Valley Forge’s stock option and directors’ plans. Valley Forge is also submitting a proposal to its shareholders to consider and vote upon the reincorporation of Valley Forge as a Delaware corporation. Throughout this joint proxy statement/ prospectus, we refer to this merger as the reincorporation merger. The approval of this proposal is a condition to the closing of the merger. Valley Forge is also submitting a proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2. The approval of the reverse stock split proposal is also a condition to the closing of the merger. Finally, Valley Forge is submitting a proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein. The foregoing proposals are more fully described below and in this joint proxy statement/ prospectus.

      After careful consideration, based upon the recommendation of its committee of independent directors, the Valley Forge board of directors approved and adopted the merger agreement, the merger and the other related matters contemplated in connection with the merger, including the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders. The Valley Forge board of directors determined that the merger is in the best interests of Valley Forge shareholders and recommends that you vote “FOR” the proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement.
      After careful consideration, the Synergetics board of directors approved and adopted the merger agreement, the merger and the other related matters contemplated in connection with the merger. The Synergetics board of directors determined that the merger is in the best interests of Synergetics shareholders and recommends that you vote “FOR” the merger, the merger agreement and the other related matters.
      Valley Forge and Synergetics cannot complete the merger unless the shareholders of Valley Forge approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders and a proposal to amend and restate the articles of incorporation of Valley Forge to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms, and the shareholders of Synergetics approve and adopt the merger agreement and the merger contemplated by the merger agreement. The obligations of Valley Forge and Synergetics to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger.
      In addition to the foregoing proposals, Valley Forge is submitting six additional proposals to its shareholders to consider and vote upon at the annual meeting. First, Valley Forge is proposing to reincorporate under the laws of the State of Delaware through a merger with a wholly-owned subsidiary established solely for such purpose. Valley Forge cannot complete the reincorporation merger without the approval of its shareholders, as more fully described in this joint proxy statement/prospectus. Under the merger agreement, the completion of the reincorporation merger is required in order to complete the merger. If we complete the merger and the reincorporation merger, Valley Forge will be a Delaware corporation. If we complete the merger, but not the reincorporation merger, and the Synergetics board of directors waives this condition to the merger, the merger will proceed and Valley Forge will remain a Pennsylvania corporation. If approved by the Valley Forge shareholders, we expect to complete the reincorporation merger as promptly as practicable following consummation of the merger. For ease of reference, when we refer to “Valley Forge” throughout this joint proxy statement/prospectus, we are referring to Valley Forge Scientific Corp. as a Pennsylvania corporation. When we specifically refer to the Delaware successor to Valley Forge Scientific Corp. following the reincorporation merger, or the combined company generally, we will refer to New Synergetics. When we describe information unique to the combined company as a Pennsylvania corporation, in the case that the Valley Forge shareholders do not approve the reincorporation merger, we will refer to the combined company as New Synergetics-Pennsylvania.
      Second, Valley Forge is proposing the election of seven directors to its board of directors, subject to the completion of the merger. Valley Forge’s new Class “A” directors will hold office until the next annual meeting of New Synergetics shareholders, Valley Forge’s new Class “B” directors will hold office until the annual meeting of New Synergetics shareholders in 2007 and Valley Forge’s New Class “C” directors will hold office until the annual meeting of shareholders of Synergetics shareholders in 2008. Of the seven nominees for election to the board of directors of Valley Forge, Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale, if elected, will not join the board of Valley Forge until consummation of the merger. If the merger is not completed, Valley Forge will fill up to two vacancies on the board of directors in accordance with its governing documents and applicable law. Valley Forge has not yet selected the potential board members to fill any such vacancies.
      Third, Valley Forge is proposing to amend the Valley Forge Scientific Corp. 2001 Stock Plan, also known as the Valley Forge stock plan, to increase the number of shares issuable upon exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares.
      Fourth, Valley Forge is proposing to adopt the Valley Forge Scientific Corp. 2005 Non-Employee Directors’ Stock Option Plan, also known as the Valley Forge directors’ plan, to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan.
      Fifth, Valley Forge is proposing that its shareholders grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2. Nasdaq has notified Valley Forge that New Synergetics will be delisted if the closing bid price on the trading day following the consummation of the merger is below $4.00 per share. The reverse stock split should have the effect of increasing the trading price in inverse proportion to the amount of the reverse split, thereby bringing the bid price into compliance with Nasdaq’s bid price requirement. If the reverse stock split is necessary to maintain Valley Forge’s listing on The Nasdaq SmallCap Market, Valley Forge will effect the reverse stock split as soon as reasonably practicable after the annual meeting, provided the Valley Forge shareholders approve this proposal. The Valley Forge board of directors does not intend to effect a reverse stock split unless it is necessary to maintain its listing on The Nasdaq SmallCap Market. The approval of this proposal by the Valley Forge shareholders is a condition to the consummation of the merger.
      Sixth, Valley Forge is proposing that its shareholders grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein. In that event, Valley Forge will ask its shareholders to vote only upon this proposal and not any of the other proposals submitted herein.
      Based upon the recommendation of its committee of independent directors, the Valley Forge board of directors recommends that Valley Forge shareholders vote:

•	“FOR” the proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement;

•	“FOR” the proposal to amend and restate the articles of incorporation of Valley Forge;

•	“FOR” the proposal to approve the reincorporation merger;

•	“FOR” the proposal to elect the seven director nominees to Valley Forge’s board of directors;

•	“FOR” the proposal to amend the Valley Forge stock plan;

•	“FOR” the proposal to adopt the Valley Forge directors’ plan;

•	“FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split at a ratio of not more than 1-for-2; and

•	“FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date.
      In connection with its special meeting, Synergetics is also proposing that its shareholders grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the merger agreement and the merger contemplated therein. In that event, Synergetics will ask its shareholders to vote upon this proposal and not the proposal to approve the merger agreement and merger contemplated therein.
      The Synergetics board of directors recommends that you vote “FOR” the approval of the merger agreement and the merger contemplated therein and the proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date.
      The proposals are being presented to the Valley Forge shareholders at their annual meeting and to the Synergetics shareholders at a special meeting. The dates, times and places of the meetings are as follows:

For Valley Forge Shareholders:	For Synergetics Shareholders:
Monday, September 19, 2005, at 9:30 a.m., local time, at the Sheraton Park Ridge 480 North Gulph Road King of Prussia, Pennslyvania 19406	Friday, September 16, 2005, at 5:30 p.m., local time, at the Doubletree Hotel and Conference Center 16625 Swingley Ridge Road Chesterfield, Missouri 63017

      Your vote is very important. Whether or not you plan to attend your respective company’s shareholders’ meeting, please take the time to vote by completing and mailing to your company the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name” you must instruct your broker in order to vote.
Sincerely,

Jerry L. Malis	Gregg D. Scheller
President and Chief Executive Officer Valley Forge Scientific Corp.	President and Chief Executive Officer Synergetics, Inc.
      None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if the disclosure in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This joint proxy statement/prospectus is dated August 12, 2005, and is being mailed to shareholders of Valley Forge and Synergetics on or about August 17, 2005.

VALLEY FORGE SCIENTIFIC CORP.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 19, 2005
TO THE SHAREHOLDERS OF VALLEY FORGE SCIENTIFIC CORP.:
      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Valley Forge Scientific Corp., a Pennsylvania corporation (“Valley Forge”), will be held on Monday, September 19, 2005, at 9:30 a.m., local time, at the Sheraton Park Ridge, located at 480 North Gulph Road, King of Prussia, Pennsylvania 19406. At the annual meeting, Valley Forge shareholders will consider and vote upon the following:

(1) A proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock in connection with the merger of Synergetics Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Valley Forge (“MergerSub”), with Synergetics, Inc. (“Synergetics”) pursuant to the Agreement and Plan of Merger, dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005 and as further amended by Amendment No. 2 to the Agreement and Plan of Merger dated July 15, 2005, by and among Valley Forge, MergerSub and Synergetics. Pursuant to the merger agreement, MergerSub will be merged with and into Synergetics and Synergetics will thereby become a wholly-owned subsidiary of Valley Forge;

(2) A proposal to amend and restate the articles of incorporation of Valley Forge, to:

(i)	increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares;

(ii)	increase the number of directors on the Valley Forge board of directors to seven; and

(iii)	divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms;

(3) A proposal to approve the reincorporation of Valley Forge under the laws of the State of Delaware through a merger of Valley Forge with VFSC Delaware, Inc., a wholly-owned subsidiary of Valley Forge;

(4) A proposal to elect seven director nominees to the Valley Forge board of directors to serve until their respective successors are elected and qualified, or until the earlier of their death, resignation or removal;

(5) A proposal to amend the Valley Forge Scientific Corp. 2001 Stock Plan, also known as the Valley Forge stock plan, to increase the number of shares issuable upon exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares;

(6) A proposal to adopt the Valley Forge Scientific Corp. 2005 Non-Employee Directors’ Stock Option Plan, also known as the Valley Forge directors’ plan, to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan;

(7) A proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2;

(8) A proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein; and

(9) Such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      The foregoing items of business are more fully described in the joint proxy statement/prospectus accompanying this notice of annual meeting of shareholders.
      Only Valley Forge shareholders of record at the close of business on July 22, 2005 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.
      All Valley Forge shareholders are cordially invited to attend the annual meeting in person. However, to ensure representation at the annual meeting, Valley Forge shareholders are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any Valley Forge shareholder attending the annual meeting may vote in person even if such shareholder previously returned a proxy card for the annual meeting by giving written notice to the Secretary of Valley Forge.

BY ORDER OF THE BOARD OF DIRECTORS,

Marguerite Ritchie
Secretary
King of Prussia, Pennsylvania
August 12, 2005

SYNERGETICS, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 16, 2005
To the Shareholders of Synergetics, Inc.:
      A special meeting of the shareholders of Synergetics, Inc. (“Synergetics”) will be held at the Doubletree Hotel and Conference Center, located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, on Friday, September 16, 2005, at 5:30 p.m., local time, to consider and vote upon the following:

(1) A proposal to approve the Agreement and Plan of Merger, dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005 and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated July 15, 2005, by and among Valley Forge Scientific Corp. (“Valley Forge”), Synergetics Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Valley Forge (“MergerSub”), and Synergetics, and the merger of MergerSub with and into Synergetics. As a result of the merger, Synergetics will become a wholly-owned subsidiary of Valley Forge and holders of Synergetics common stock will receive an aggregate of 15,973,912 shares of Valley Forge common stock as more fully described in the accompanying joint proxy statement/prospectus;

(2) A proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the merger agreement and the merger contemplated therein; and

(3) Any other business as may properly come before the special meeting or any adjournment or postponement thereof.
      The record date for the special meeting is the close of business on August 9, 2005. Only Synergetics shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. To approve the merger agreement and the merger contemplated therein, the holders of at least two-thirds of all the outstanding shares of Synergetics common stock must vote in favor of the merger agreement and the merger.
      The attached joint proxy statement/prospectus contains more detailed information regarding the merger and the merger agreement and includes a copy of the merger agreement.
      Your vote is very important. Even if you expect to attend the special meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy card, your shares will be voted “FOR” the merger. If you do not return your proxy card or vote in person, the effect is a vote “AGAINST” the merger. You can revoke your proxy at any time before it is exercised by giving written notice to the secretary of Synergetics, or filing another proxy or attending the special meeting and voting in person.
      If the merger agreement is approved and the merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Synergetics common stock. Please do not send your share certificates until you receive these materials.

BY ORDER OF THE BOARD OF DIRECTORS,

Pamela G. Boone

Secretary
O’Fallon, Missouri
August 12, 2005

HOW TO OBTAIN ADDITIONAL INFORMATION
      This joint proxy statement/prospectus incorporates important business and financial information about Valley Forge from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that Valley Forge has filed with the SEC and that have been incorporated into this joint proxy statement/prospectus, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 190 of this joint proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the address and telephone below:
Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
Telephone: (484) 690-9000
Facsimile: (610) 272-8434
Attn: Investor Relations
 To obtain documents in time for the annual meeting, your request must be received by September 12, 2005.
IMPORTANT NOTE
      In deciding how to vote on the matters described in this joint proxy statement/prospectus, you should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus. Neither Valley Forge nor Synergetics has authorized any person to provide you with any information that is different from what is contained in this joint proxy statement/prospectus.
      The information contained in this joint proxy statement/prospectus speaks only as of the date indicated on the cover of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.
      In addition, if you have any questions about the matters described in this joint proxy statement/prospectus, you may contact:

Valley Forge Scientific Corp. 3600 Horizon Drive King of Prussia, Pennsylvania 19406 Telephone: (484) 690-9000 Facsimile: (610) 272-8434 Attn: Investor Relations	Synergetics, Inc. 3845 Corporate Centre Drive O’Fallon, Missouri 63368 Telephone: (636) 939-5100 Facsimile: (636) 939-6885 Attn: Pamela G. Boone, Chief Financial Officer

Page

Recommendation of the Valley Forge Board of Directors	41
Assistance	42
THE SYNERGETICS SPECIAL MEETING	43
Date, Time and Place of the Synergetics Special Meeting	43
Purpose of the Special Meeting	43
Record Date	43
Admission to the Special Meeting	43
Quorum	43
Vote Required	44
Voting of Shares	44
How to Change a Vote or Revoke a Proxy	45
Voting Agreement	45
Solicitation of Proxies and Expenses Associated Therewith	45
Recommendation of the Synergetics Board of Directors	45
Assistance	45
VALLEY FORGE PROPOSAL 1 AND SYNERGETICS PROPOSAL 1 (THE MERGER)	46
THE MERGER	46
Background of the Merger	46
Joint Reasons for the Merger	50
Additional Valley Forge Reasons for the Merger	51
Opinion of Valley Forge Financial Advisor	53
Additional Synergetics Reasons for the Merger	57
Interests of Certain Persons in the Merger	59
Material Federal Income Tax Consequences	61
Accounting Treatment	63
Regulatory Approvals	64
Certain Securities Laws Considerations	64
Relationships between Valley Forge and Synergetics	64
Dissenters’ Rights	64
Exchange of Stock Certificates	65
Stock Ownership Following the Merger	66
TERMS OF THE MERGER AGREEMENT	67
General	67
Closing and Effective Time of the Merger	67
Treatment of Securities	67
Exchange of Stock Certificates	69
Lost, Mislaid, Stolen or Destroyed Certificates	69
Representations and Warranties	69
Conduct of Business Before Completion of the Merger	70
Valley Forge and Synergetics are Prohibited from Soliciting Other Offers	72
Obligations of Each of the Valley Forge and Synergetics Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Shareholders	72
Public Announcements	72
Indemnification and Insurance	73

Page

VALLEY FORGE PROPOSAL 5 APPROVAL OF AMENDMENT TO VALLEY FORGE STOCK PLAN	168
Administration	168
Eligibility	168
Number of Shares Subject to the Valley Forge Stock Plan	168
Federal Income Tax Consequences	169
Amendment and Termination	170
Change of Control	170
Vote Required	170
VALLEY FORGE PROPOSAL 6 APPROVAL TO ADOPT VALLEY FORGE DIRECTORS’ PLAN	171
Administration	171
Eligibility	171
Number of Shares Subject to the Valley Forge Directors’ Plan	171
Stock Option Grants	171
New Plan Benefits	172
Amendment and Termination	172
Vote Required	173
VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT	174
Overview	174
Purposes of the Proposed Reverse Stock Split	174
Listing on The Nasdaq SmallCap Market	174
Potential Effects of the Proposed Reverse Stock Split	175
Effects on Ownership by Individual Shareholders	176
Effect on Options, Warrants and Other Securities	176
Other Effects on Shares of Valley Forge Common Stock	176
Authorized Shares of Valley Forge Common Stock	177
Procedure for Effecting the Proposed Reverse Stock Split and Exchange of Stock Certificates	177
Fractional Shares	178
Appraisal Rights	178
Accounting Consequences	178
Material Federal Income Tax Consequences of the Reverse Stock Split	178
Vote Required	179
VALLEY FORGE PROPOSAL 8 GRANT OF DISCRETIONARY AUTHORITY TO THE VALLEY FORGE BOARD OF DIRECTORS TO ADJOURN OR POSTPONE THE ANNUAL MEETING TO A LATER DATE	180
Vote Required	180
ADDITIONAL SYNERGETICS PROPOSAL	181
SYNERGETICS PROPOSAL 2 GRANT OF DISCRETIONARY AUTHORITY TO THE SYNERGETICS BOARD OF DIRECTORS TO ADJOURN OR POSTPONE THE SPECIAL MEETING	181
Vote Required	181

v

ANNEXES

Annex A	Agreement and Plan of Merger, as amended

Annex B	Proposed Amended and Restated Articles of Incorporation of Valley Forge

Annex C	Valley Forge Scientific Corp. 2001 Stock Plan

Annex D	Valley Forge Scientific Corp. 2005 Non-Employee Directors’ Stock Option Plan

Annex E	Fairness Opinion of Wildwood Capital LLC

Annex F	Section 351.455 of The General and Business Corporation Law of Missouri

Annex G	Agreement and Plan of Reincorporation Merger

Annex H	Proposed Certificate of Incorporation of Synergetics, Inc. (a Delaware Corporation)

Annex I	Proposed Bylaws of Synergetics, Inc. (a Delaware Corporation)

Annex J	Proposed Articles of Amendment to Amended and Restated Articles of Incorporation of Valley Forge

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
      The following are some questions that you, as a shareholder of Valley Forge or Synergetics, may have regarding the merger and the other matters being considered at the respective shareholder meetings of Valley Forge and Synergetics and brief answers to those questions. Valley Forge and Synergetics urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at their respective shareholders’ meetings. One of the matters being presented at the Valley Forge annual meeting of shareholders is a proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of the shares of Valley Forge common stock. References in this joint proxy statement/prospectus to the merger consideration do not take into account the reverse stock split unless otherwise specified. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	On May 2, 2005, Valley Forge and Synergetics entered into a merger agreement under which Synergetics will merge with a newly formed subsidiary of Valley Forge and thereby become a wholly-owned subsidiary of Valley Forge. A copy of the merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. The merger has received all requisite corporate approvals of the boards of Valley Forge and Synergetics, and is expected to be completed on September 19, 2005 or as soon thereafter as practicable. If we complete the merger, Valley Forge will issue an aggregate of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders, other than those Synergetics shareholders who have properly exercised their dissenters’ rights.

Valley Forge and Synergetics cannot complete the merger unless Valley Forge shareholders approve the issuance of shares of Valley Forge common stock in the merger and the Synergetics shareholders adopt and approve the merger agreement, the merger, and the other matters contemplated in the merger agreement. The Valley Forge board of directors is soliciting your proxy to vote “FOR” the Valley Forge proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to the Synergetics shareholders as contemplated by the merger agreement. The Synergetics board of directors is soliciting your proxy to vote “FOR” the Synergetics proposal to adopt and approve the merger agreement, the merger and the other matters contemplated in the merger agreement. This joint proxy statement/prospectus describes Valley Forge, Synergetics and the merger so that you may make an informed decision with respect to this merger proposal.

In addition, Valley Forge and Synergetics cannot complete the merger unless Valley Forge shareholders approve the proposal to amend and restate the articles of incorporation of Valley Forge to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms. Valley Forge cannot amend and restate its articles of incorporation without the approval of its shareholders, as more fully described in this joint proxy statement/prospectus.

Valley Forge is also taking this opportunity to call and hold its 2005 annual meeting of shareholders. At the annual meeting, Valley Forge is submitting six additional proposals for the consideration and approval of its shareholders.

First, Valley Forge is proposing to reincorporate under the laws of the State of Delaware through a merger with a wholly-owned subsidiary established solely for such purpose. Valley Forge cannot complete the reincorporation merger without the approval of its shareholders, as more fully described in this joint proxy statement/prospectus. Under the terms of the merger agreement, the reincorporation of Valley Forge is required to complete the merger. If Valley Forge shareholders approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement, but not the reincorporation merger, the Synergetics board of directors must waive this condition in order for the merger to proceed, in which case Valley Forge will remain a Pennsylvania corporation.

Second, Valley Forge is proposing the election of seven directors to its board of directors. Valley Forge’s new Class “A” directors will hold office until the next annual meeting of New Synergetics shareholders, Valley Forge’s new Class “B” directors will hold office until the annual meeting of New Synergetics shareholders in 2007, and Valley Forge’s new Class “C” directors will hold office until the annual meeting of New Synergetics shareholders in 2008. Of the seven nominees for election to the board of directors of Valley Forge, Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale, if elected, will not join the board of Valley Forge until consummation of the merger. If the merger is not completed, Valley Forge will fill up to two vacancies on the board of directors in accordance with its governing documents and applicable law.

Third, Valley Forge is proposing to amend the Valley Forge stock plan to increase the number of shares issuable upon exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares.

Fourth, Valley Forge is proposing to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan.

Fifth, Valley Forge is proposing that its shareholders grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2. Nasdaq has notified Valley Forge that New Synergetics will be delisted if the closing bid price on the trading day following the consummation of the merger is below $4.00 per share. The reverse stock split should have the effect of increasing the trading price in inverse proportion to the amount of the reverse split, thereby bringing the bid price into compliance with Nasdaq’s bid price requirement. If the reverse stock split is necessary to maintain Valley Forge’s listing on The Nasdaq SmallCap Market, Valley Forge will effect the reverse stock split as soon as reasonably practicable after the annual meeting, provided the Valley Forge shareholders approve this proposal. The Valley Forge board of directors does not intend to effect a reverse stock split unless it is necessary to maintain its listing on The Nasdaq SmallCap Market. The approval of this proposal by the Valley Forge shareholders is a condition to the consummation of the merger.

Sixth, Valley Forge is proposing that its shareholders grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein.

Q.	Why are Valley Forge and Synergetics proposing the merger?

A.	The boards of directors of Valley Forge and Synergetics believe that by combining the complementary, non-overlapping product lines and distribution networks of the two companies, New Synergetics can generate improved long-term operating and financial results and establish a stronger competitive position in the industry. The boards further believe that the combination of Synergetics’ unique capabilities in design and manufacture of microsurgical hand instruments and Valley Forge’s unique capabilities in bipolar electrosurgical generators will provide New Synergetics with the ability to broaden the markets for products of both entities and increase the penetration in existing markets. To review the reasons for the merger as well as the negative factors considered by the Valley Forge and Synergetics boards of directors in greater detail, see “THE MERGER — Joint Reasons for the Merger” beginning on page 50, “THE MERGER — Additional Valley Forge Reasons for the Merger” beginning on page 51 and “THE MERGER — Additional Synergetics Reasons for the Merger” beginning on page 57.

We encourage you to read this joint proxy statement/prospectus carefully, including the section entitled “RISK FACTORS” beginning on page 27, for a discussion of risks associated with the merger and New Synergetics.

Q.	What will happen in the merger?

A.	In the merger, Synergetics Acquisition Corporation, a wholly-owned subsidiary of Valley Forge, will merge with Synergetics, with Synergetics surviving as a wholly-owned subsidiary of Valley Forge.

Q.	What will Synergetics shareholders be entitled to receive pursuant to the merger?

A.	Upon completion of the merger, Synergetics shareholders will receive an aggregate of 15,973,912 shares of Valley Forge common stock. Synergetics shareholders will receive cash in lieu of any fractional shares of Valley Forge common stock that would otherwise be issued pursuant to the merger. Upon consummation of the merger, Synergetics shareholders would own approximately 66% of Valley Forge’s common stock on a fully diluted basis immediately after the proposed merger.

Until the completion of the merger, the trading price of Valley Forge common stock could fluctuate. Because Synergetics shareholders will receive a fixed number of shares of Valley Forge common stock in the merger, the value of Valley Forge common stock they will receive could fluctuate as well. Therefore, Synergetics shareholders will not know the precise overall economic value of the merger consideration they will receive until the closing date of the merger.

Q.	How will Synergetics shareholders be affected by the merger?

A.	If the merger is completed, Synergetics shareholders will receive an aggregate of 15,973,912 shares of Valley Forge common stock and will own approximately 66% of the fully diluted shares of common stock of the combined company immediately after the merger. Synergetics’ contribution to the combined company’s earnings as a percent of total pro forma earnings giving effect to the merger is significantly greater than its percentage ownership of the combined company. The impact of this dilution to Synergetics shareholders following completion of the merger will depend partially on whether the combined company will be able to increase earnings to make up for this dilution.

Q.	Why is Valley Forge proposing the reverse stock split?

A.	The Nasdaq Stock Market has advised Valley Forge that it considers the merger to be a “Reverse Merger” under Nasdaq’s Marketplace Rules. Based on this conclusion, Nasdaq has advised Valley Forge that upon consummation of the merger, New Synergetics will be required to meet all of the criteria for initial listing on The Nasdaq SmallCap Market, including a closing bid price of $4.00 per share. Nasdaq has notified Valley Forge that New Synergetics will be delisted if the closing bid price on the trading day following the consummation of the merger is below $4.00 per share. Valley Forge is requesting the Valley Forge shareholders to grant authority to the Valley Forge board of directors to approve the reverse stock split so that, if necessary, Valley Forge can comply with the minimum bid price rules for initial listing on The Nasdaq SmallCap Market. The reverse stock split should have the effect of increasing the trading price in inverse proportion to the amount of the reverse split, thereby bringing the bid price into compliance with Nasdaq’s bid price requirement. On August 11, 2005, the closing bid price for Valley Forge common stock was $4.22 per share on The Nasdaq SmallCap Market.

Q.	What effect will the reverse stock split have on the consideration to be received by Synergetics shareholders in the merger?

A.	If necessary to maintain the listing of shares of Valley Forge common stock on The Nasdaq SmallCap Market, Valley Forge may effect the reverse stock split before consummation of the merger, in which case the closing of the merger may be delayed for a brief period of time following the shareholder meeting for this purpose. If the reverse stock split is effected before consummation of the merger, the number of Valley Forge shares issued to Synergetics shareholders will be proportionately adjusted. If the reverse stock split is effected after the closing of the merger, Synergetics shareholders will receive the merger consideration without adjustment, but shortly thereafter, upon the effectiveness of the reverse stock split, such shareholders, together with all other shareholders of New Synergetics, including the existing Valley Forge shareholders, will have their total number of shares proportionately adjusted. Regardless of the ratio of the reverse stock split and the corresponding adjustment to the number of shares of Valley Forge common stock to be issued pursuant to the merger, upon consummation of the merger, Synergetics shareholders will own approximately 66% of the outstanding shares of Valley Forge common stock on a fully diluted basis.

Q.	How will the ratio and timing of the reverse stock split be determined?

A.	The ratio and timing of the reverse stock split will be determined by agreement of Synergetics and Valley Forge following the Valley Forge shareholders’ meeting. The Valley Forge board of directors does not intend to effect a reverse stock split unless it is necessary to maintain its listing on The Nasdaq SmallCap Market. For a more complete description of the proposed reverse stock split, see “VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT” beginning at page 174.

Q.	Will Synergetics shareholders be able to trade the Valley Forge common stock that they receive pursuant to the merger agreement?

A.	Yes. Valley Forge common stock is listed on the Boston Stock Exchange under the trading symbol “VLF” and traded on the over-the-counter market on the Nasdaq SmallCap Market under the trading symbol “VLFG.” Upon consummation of the merger, New Synergetics is expected to be traded on The Nasdaq SmallCap Market under the trading symbol “SURG,” but Valley Forge and Synergetics do not expect to continue the listing of New Synergetics shares on the Boston Stock Exchange following the merger. Pending approval of the Nasdaq initial listing application, all shares of Valley Forge common stock that Synergetics shareholders receive pursuant to the merger will be freely transferable unless a shareholder is deemed an affiliate of Synergetics or if such Valley Forge common stock is subject to contractual transfer restrictions. If you are an affiliate of Synergetics, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act of 1933 (“Securities Act”) in order to resell the Valley Forge common stock you receive in the merger. In addition, certain affiliates of Valley Forge and Synergetics will be subject to certain contractual transfer restrictions pursuant to a shareholders’ agreement to be entered into among such affiliates and New Synergetics.

Q.	How will Valley Forge shareholders be affected by the merger and issuance of Valley Forge common stock in the merger?

A.	After the merger, Valley Forge shareholders will continue to own their existing shares of Valley Forge common stock. Accordingly, Valley Forge shareholders will hold the same number of shares of Valley Forge common stock that they held immediately before the merger without giving effect to the proposed reverse stock split. However, because Valley Forge will be issuing new shares of Valley Forge common stock to Synergetics shareholders in the merger, each outstanding share of Valley Forge common stock immediately before the merger will represent a smaller percentage of the total number of shares of Valley Forge common stock outstanding after the merger. Valley Forge shareholders before the merger will hold approximately 34% of the fully diluted shares of Valley Forge common stock immediately following the merger.

Q.	When is the merger expected to be completed?

A.	We expect that the merger will be completed on September 19, 2005 or as soon thereafter as practicable. The completion of the merger is subject to closing conditions and approvals described in the merger agreement.

Q.	What are Valley Forge shareholders voting on?

A.	Valley Forge shareholders are voting on a proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement. Approval of this proposal by the Valley Forge shareholders is a condition of the effectiveness of the merger.

Valley Forge shareholders are also voting on a proposal to amend and restate the articles of incorporation of Valley Forge to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms. Approval of this proposal is a condition to the effectiveness of the merger. A copy of the proposed articles of incorporation is attached to this joint proxy statement/prospectus as Annex B.

In addition, Valley Forge shareholders are voting on a proposal to approve the reincorporation of Valley Forge under the laws of the State of Delaware through a merger of Valley Forge and VFSC Delaware, Inc., a wholly-owned subsidiary of Valley Forge. Approval of this proposal is a condition to the effectiveness of the merger, but is waivable by the Synergetics board of directors. Under the terms of the merger agreement, the reincorporation of Valley Forge is required to complete the merger. If shareholders approve the merger, but not the reincorporation merger, the Synergetics board of directors must waive this condition in order for the merger to proceed, in which case Valley Forge will remain a Pennsylvania corporation.

Valley Forge shareholders are also voting on a proposal to elect the seven director nominees to the Valley Forge board of directors to serve until their respective successors are elected and qualified, or until the earlier of their death, resignation or removal. Approval of this proposal is a condition to the effectiveness of the merger.

Valley Forge shareholders are also voting on a proposal to amend the Valley Forge stock plan to increase the number of shares issuable upon exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares. A copy of the Valley Forge stock plan is attached to this joint proxy statement/prospectus as Annex C.

Valley Forge shareholders are also voting on a proposal to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan. A copy of the Valley Forge directors’ plan is attached to this joint proxy statement/prospectus as Annex D.

Valley Forge shareholders are also voting on a proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2. Approval of this proposal is a condition to the effectiveness of the merger. A copy of the proposed articles of amendment is attached to this joint proxy statement/ prospectus as Annex J.

Valley Forge shareholders are also voting on a proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein.

Q:	What vote of Valley Forge shareholders is required to approve the foregoing proposals?

A:	Each of the proposals to (1) approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement, (2) amend and restate the articles of incorporation of Valley Forge, (3) approve the reincorporation merger, (4) amend the Valley Forge stock plan, (5) adopt the Valley Forge directors’ plan, (6) grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2 and (7) grant discretionary authority to the Valley

Forge board of directors to adjourn or postpone the annual meeting to a later date requires the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting, provided a quorum is present. A quorum is established by the presence of holders, in person or by proxy, of a majority of the issued and outstanding shares of Valley Forge common stock entitled to vote at the annual meeting.

The seven nominees receiving the highest number of votes will be elected as directors of Valley Forge.

Q:	How does the Valley Forge Board of Directors recommend that Valley Forge shareholders vote?

A:	Based upon the recommendation of its independent committee of directors, the Valley Forge board of directors believes that the merger is advisable, and fair to and in the best interests of Valley Forge and its shareholders and recommends that Valley Forge shareholders vote “FOR” the proposal to issue the shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement.

The Valley Forge board of directors also recommends that Valley Forge shareholders vote “FOR” the proposal to amend and restate the Valley Forge articles of incorporation to increase the number of authorized shares of Valley Forge common stock, increase the number of directors on the Valley Forge board of directors to seven and divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms, “FOR” the proposal to approve the reincorporation of Valley Forge under the laws of the State of Delaware, “FOR” the proposal to elect the seven director nominees to the Valley Forge board of directors, “FOR” the proposal to amend the Valley Forge stock plan to increase the number of shares issuable under the Valley Forge stock plan to 1,345,000 shares, “FOR” the proposal to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of the options granted under the Valley Forge directors’ plan, “FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2 and “FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date.

For a more complete description of the recommendations of the Valley Forge board of directors, see “THE VALLEY FORGE ANNUAL MEETING — Recommendation of the Valley Forge Board of Directors” beginning at page 41.

Q:	How do the Valley Forge directors and executive officers intend to vote on the merger?

A:	Certain of the Valley Forge directors, executive officers and greater than 5% shareholders have entered into a voting agreement with Valley Forge and Synergetics pursuant to which they have agreed to vote all of their respective shares of Valley Forge common stock in favor of Valley Forge’s proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock as contemplated by the merger agreement.

At the close of business on May 2, 2005, the date of the merger agreement, such directors, executive officers and greater than 5% shareholders of Valley Forge and their affiliates beneficially owned and were entitled to vote 2,694,893 shares of Valley Forge common stock, collectively representing approximately 34% of the shares of Valley Forge common stock outstanding on that date. As of the record date for the Valley Forge annual meeting, such directors, executive officers and greater than 5% shareholders of Valley Forge and their affiliates beneficially owned and were entitled to vote 2,694,893 shares of Valley Forge common stock, collectively representing approximately 34% of the shares of Valley Forge common stock outstanding on that date.

Q:	Do any of the Valley Forge directors and executive officers have any special interests in the merger?

A:	In considering the recommendation of the Valley Forge board of directors with respect to the issuance of shares of Valley Forge common stock in the merger, you should be aware that members of the Valley Forge board of directors and Valley Forge executive officers have interests in the merger that may be different than, or in addition to, the interests of Valley Forge shareholders generally. These interests include:

•	the appointment of two current directors of Valley Forge as directors of New Synergetics upon completion of the merger, and the appointment of Jerry L. Malis of Valley Forge as an executive officer of New Synergetics upon completion of the merger;

•	the execution of a three-year employment agreement between Jerry L. Malis and New Synergetics, providing for, among other things, the receipt of severance payments if Mr. Malis were to be terminated without cause by New Synergetics or if he were to resign for good reason;

•	a payment of $4,157,504 payable over approximately six years to Dr. Leonard I. Malis upon the exercise of an option previously granted to Valley Forge to purchase the Malis® trademark, which payment will be evidenced by a promissory note secured by a security interest in the trademark and certain patents; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of Valley Forge following the merger.

The Valley Forge board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the Valley Forge shareholders approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement and the other proposals submitted herein.

Q:	What are Synergetics shareholders voting on?

A:	Synergetics shareholders are voting on a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Approval of this proposal by Synergetics shareholders is a condition to the effectiveness of the merger.

Synergetics shareholders are also voting on a proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the merger agreement and the merger contemplated therein.

Q:	What vote of Synergetics shareholders is required to approve and adopt the merger agreement and the merger contemplated by the merger agreement?

A:	The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Synergetics common stock is required to approve and adopt the merger agreement and the merger contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the shares of Synergetics common stock entitled to vote and represented at the special meeting, in person or by proxy, is required to approve the proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date.

Q:	How does the Synergetics Board of Directors recommend that Synergetics shareholders vote?

A:	The Synergetics board of directors recommends that Synergetics shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement and “FOR” the proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date. The Synergetics board of directors has determined that the merger agreement and the merger contemplated by the merger agreement are advisable and in the best interests of Synergetics and its shareholders. Accordingly, the Synergetics board of directors has approved the merger agreement and the merger contemplated by the merger agreement. For a more complete description of the recommendation of the Synergetics board of directors, see “THE SYNERGETICS SPECIAL MEETING — Recommendation of the Synergetics Board of Directors” beginning on page 45.

Q:	How do the Synergetics directors and executive officers intend to vote on the merger?

A:	All of the directors of Synergetics and certain of their affiliates have entered into a voting agreement with Valley Forge and Synergetics pursuant to which they have agreed to vote all of their respective shares of Synergetics common stock in favor of Synergetics’ proposal to approve the merger agreement and the merger.

At the close of business on May 2, 2005, the date of the merger agreement, such directors and their affiliates beneficially owned and were entitled to vote 650,088 shares of Synergetics common stock, collectively representing approximately 19% of the shares of Synergetics common stock outstanding on that date. As of the record date for the Synergetics special meeting, such directors and their affiliates beneficially owned and were entitled to vote 650,088 shares of Synergetics common stock, collectively representing approximately 19% of the shares of Synergetics common stock outstanding on that date.

Q:	Do any of the Synergetics directors and executive officers have any special interests in the merger?

A:	In considering the recommendation of the Synergetics board of directors with respect to the merger agreement and the merger, you should be aware that members of the Synergetics board of directors and Synergetics’ executive officers have interests in the Synergetics merger that may be different than, or in addition to, the interests of Synergetics shareholders generally. These interests include:

•	the appointment of two current directors of Synergetics as directors of New Synergetics upon completion of the merger, and the appointment of certain executive officers of Synergetics as executive officers of New Synergetics upon completion of the merger;

•	the execution of three-year employment agreements between New Synergetics and each of Gregg D. Scheller and Kurt W. Gampp, Jr., providing for, among other things, the receipt of severance payments if Mr. Scheller or Mr. Gampp, as the case may be, were to be terminated without cause by New Synergetics or if Mr. Scheller or Mr. Gampp, as the case may be, were to resign for good reason; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of Synergetics following the merger.

The Synergetics board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the Synergetics shareholders approve the merger agreement and the merger contemplated therein and the grant of discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date.

Q:	Who will be on the New Synergetics board of directors if we complete the merger?

A:	If Valley Forge and Synergetics complete the merger, subject to the approval of the Valley Forge shareholders, the seven director nominees set forth this joint proxy statement/prospectus will be the members of the New Synergetics board of directors.

In addition, the New Synergetics organizational documents will provide for a classified board of directors consisting of three classes, as nearly equal in size as practicable, with three-year staggered terms. Class “A” directors will be comprised of Juanita H. Hinshaw and Robert H. Dick. Class “B” directors will be comprised of Larry C. Cardinale and Guy R. Guarch. Class “C” directors will be comprised of Gregg D. Scheller, Kurt W. Gampp, Jr. and Jerry L. Malis. Class “A” directors will serve for an initial term of one year and for three-year terms thereafter, if re-elected. Class “B” directors will serve for an initial term of two years and three-year terms thereafter, if re-elected. Class “C” directors will serve for an initial term of three years and three-year terms thereafter, if re-elected.

Of the seven nominees for election to the board of directors of Valley Forge, Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale, if elected, will not join the board of Valley Forge until consummation of the merger. If the merger is not completed, Valley Forge will fill up to two vacancies on the board of directors in accordance with its governing documents and applicable law. Valley Forge has not yet selected the potential board members to fill any such vacancies.

Q:	What will happen if I abstain from voting or fail to vote?

A:	An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting.

An abstention or the failure of a Valley Forge shareholder to vote does not constitute a vote cast for purposes of any of the proposals submitted to the Valley Forge shareholders at the annual meeting. Accordingly, an abstention or failure to vote has no effect on the votes related to any of the proposals submitted herein.

An abstention or the failure of a Synergetics shareholder to vote will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement and the proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the applicable shareholders’ meeting. You can do this using any of the following methods:

•	timely delivery by mail of a valid, subsequently-dated proxy;

•	delivery to the Secretary of your company before or at the applicable shareholders’ meeting of written notice revoking your proxy or of your intention to vote by ballot at the applicable shareholders’ meeting; or

•	submitting a vote by ballot at the applicable shareholders’ meeting.

If you have instructed a street name holder to vote your shares, you must follow the street name holder’s directions in order to change those instructions.

Q:	What should I do if I receive more than one set of voting materials for my company’s shareholders’ meeting?

A:	You may receive more than one set of voting materials for your company’s shareholders’ meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name or variations thereof, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	Am I entitled to dissenters’ rights?

A:	Under Missouri law, holders of Synergetics common stock have the right to dissent from the merger and demand payment in cash of the fair value of the shares of Synergetics held by the dissenting shareholder in lieu of the merger consideration. This right is commonly known as a “dissenters’ right.” If the dissenting shareholder and surviving corporation do not agree on a fair value of the shares, a court of proper jurisdiction will determine the fair value of the shares upon the dissenting shareholder’s petition, which could be more than, less than or equal to the value of the merger consideration. To exercise dissenters’ rights, Synergetics shareholders must strictly follow the procedures prescribed by Section 351.455 of the General and Business Corporation Law of Missouri (the “GBCLM”). These procedures are summarized under the section entitled “THE MERGER — Dissenters’ Rights” beginning on page 64. In addition, the text of Section 351.455 of the GBCLM is attached as Annex F to this joint proxy statement/prospectus. The information in this joint proxy statement/prospectus is being provided to you to assist you in determining whether to exercise your dissenters’ rights in connection with the merger. You should carefully read and consider the information included in this joint proxy statement/prospectus before making a decision. Any Synergetics shareholder wishing to exercise dissenters’ rights is urged to consult with legal counsel before attempting to exercise those rights.

Holders of Valley Forge common stock are not entitled to dissenters’ rights in connection with the issuance of Valley Forge common stock in the merger.

Neither Valley Forge shareholders nor Synergetics shareholders will have dissenters’ rights in connection with the reincorporation merger or the reverse stock split.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “RISK FACTORS” on page 27.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please fill out, date and sign your proxy card. Then, mail your signed proxy card in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at the respective shareholders’ meetings. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” the approval of the proposals set forth in this joint proxy statement/prospectus.

Q:	What are the tax consequences to me of the merger?

A:	Synergetics shareholders will not recognize any gain or loss upon the receipt of the Valley Forge common stock in the merger under Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to cash received in lieu of fractional shares. If a Synergetics shareholder receives cash in lieu of a fractional share of Valley Forge common stock, such shareholder will be deemed to have received such fractional share and to have exchanged it for cash. Such shareholder will recognize gain or loss equal to the difference between the basis in the fractional share and the amount of cash received. Any gain recognized will be treated as capital gain unless the receipt of such cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of a Synergetics shareholder’s ratable share of Synergetics’ accumulated earnings and profits. Any capital gain will be long-term if, as of the date of the merger, the Synergetics shareholder’s holding period in Synergetics’ common stock is greater than one year. No gain or loss will be recognized by Synergetics, Valley Forge or Valley Forge shareholders as a result of the merger. Please read carefully the discussion in “THE MERGER — Material Federal Income Tax Consequences” beginning on page 61.

Q:	Should I send in my stock certificates now?

A:	No. American Stock Transfer & Trust Company, as exchange agent for this transaction, will send you written instructions on how to exchange your stock certificates as soon as practicable upon completion of the merger. You will be entitled to the rights of a Valley Forge shareholder upon consummation of the merger, even if you have not exchanged your stock certificates.

Q:	How do the rights of Valley Forge shareholders compare to those of Synergetics shareholders?

A:	The rights of Valley Forge shareholders are governed by Pennsylvania law and by Valley Forge’s articles of incorporation and bylaws, while the rights of Synergetics shareholders are governed by Missouri law and Synergetics’ certificate of incorporation and bylaws. If the reincorporation merger is approved, the rights of the shareholders of Valley Forge (or New Synergetics) will be governed by Delaware law and Valley Forge’s (or New Synergetics’) certificate of incorporation and bylaws. If the reincorporation merger is not approved, the rights of the shareholders of New Synergetics-Pennsylvania will be governed by Pennsylvania law and Valley Forge’s existing articles of incorporation and bylaws, as may be amended in accordance with Valley Forge proposal two submitted herein. For a summary of significant differences between the rights of Valley Forge shareholders and Synergetics shareholders, see “COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS” beginning on page 143.

Q:	Why is Valley Forge proposing the reincorporation merger?

A:	The Valley Forge board of directors has determined that it is prudent to reincorporate under the laws of the State of Delaware because it is important for Valley Forge to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provides a reliable foundation on which our governance decisions can be based, and Valley Forge believes that its shareholders will benefit from the responsiveness of Delaware corporate law to their needs and the needs of the corporation they own.

Q:	What will I receive in the reincorporation merger?

A:	If Valley Forge completes the reincorporation merger, each share of Valley Forge common stock will be automatically converted into one share of VFSC Delaware, Inc., which is currently a wholly-owned subsidiary of Valley Forge, incorporated under the laws of the State of Delaware.

Q:	What are the United States federal income tax consequences of the reincorporation merger to me?

A:	The reincorporation merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. As a result, you will not recognize any gain or loss for United States federal income tax purposes as a result of the reincorporation merger.

Q:	When does Valley Forge expect to complete the reincorporation merger?

A:	If Valley Forge’s shareholders approve the reincorporation merger, Valley Forge will complete the reincorporation merger on or about the time of completing the merger. If Valley Forge shareholders approve the reincorporation merger, but do not approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement, Valley Forge will complete the reincorporation as soon as practicable following the Valley Forge annual meeting.

Q:	Will the parties proceed with the merger if the Valley Forge shareholders do not approve the reincorporation merger?

A:	Under the terms of the merger agreement, the reincorporation of Valley Forge is required to complete the merger. If Valley Forge’s shareholders approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement, but not the reincorporation merger, and the Synergetics shareholders approve the merger, the Synergetics board of directors must waive this condition in order for the merger to proceed, in which case Valley Forge will remain a Pennsylvania corporation.

Q:	Whom should I contact if I have questions about the merger?

A:	If you are a Synergetics shareholder and have questions about the merger, you should contact:
SYNERGETICS, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
Phone Number: (636) 939-5100
Attn: Pamela G. Boone, Chief Financial Officer

If you are a Valley Forge shareholder and have questions about the merger, you should contact:
VALLEY FORGE SCIENTIFIC CORP.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
Phone Number: (484) 690-9000
Attn: Investor Relations

SUMMARY
      This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this joint proxy statement/prospectus and the description of your dissenters’ rights as a Synergetics shareholder under Missouri law set forth in Annex F. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Valley Forge that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section of this joint proxy statement/prospectus entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 190. We have included page references parenthetically to direct you to more complete descriptions of the topics in this summary.
The Companies

Valley Forge

Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
(484) 690-9000
      Valley Forge, incorporated in Pennsylvania in March 1980, is a medical device company that develops, manufactures and sells medical devices for use in surgery and other healthcare applications. Valley Forge’s core business is the sale of bipolar electrosurgical generators and other generators, based on its proprietary DualWavetm technology, and complementary instrumentation and disposable products.
      Valley Forge’s current line of bipolar electrosurgical products is used in neurosurgery and spine surgery and in dental applications. Valley Forge also recently commenced selling a lesion generator for the percutaneous treatment of pain.
      For over 20 years, Valley Forge has had worldwide exclusive distribution agreements with Codman & Shurtleff, Inc. (“Codman”), a subsidiary of Johnson & Johnson, Inc., to market its bipolar electrosurgical systems and other products in the neurocranial and neurospinal fields. On October 15, 2004, Valley Forge entered into a new agreement with Codman defining their business relationship from October 1, 2004 to December 31, 2005. This agreement was amended effective March 1, 2005. On May 6, 2005, in accordance with the terms of the agreement, Valley Forge notified Codman that, effective July 15, 2005, Codman would be a nonexclusive worldwide distributor of Valley Forge’s existing products in the fields of neurocranial and neurospinal surgery until December 31, 2005. Through July 15, 2005, Codman remained the exclusive worldwide distributor of Valley Forge’s products in those fields.
      Valley Forge’s website address is www.vlfg.com. The information on Valley Forge’s website is not a part of this prospectus.

Synergetics

Synergetics, Inc.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
      Synergetics, incorporated in Missouri in August 1991, is a medical device and distribution company that designs, manufactures and markets precision engineered microsurgical instruments for use in vitreoretinal surgery and neurosurgical applications. Vitreoretinal surgery is generally surgery performed on the most rearward portion of the eye surrounding the retina. Synergetics also develops and manufactures a specialized line of ophthalmic products as well as a complementary line of precision crafted neurosurgical instruments, capital equipment and disposables.

      Synergetics has developed its own in-house marketing and distribution capabilities, as well as a network of approximately 40 third-party distributors and independent sales representatives servicing approximately 70 countries.
      Synergetics’ website address is www.synergeticsusa.com. The information on Synergetics’ website is not a part of this prospectus.
The Merger
     Merger Consideration
      On May 2, 2005, Valley Forge and Synergetics entered into a merger agreement under which a newly formed subsidiary of Valley Forge will merge with Synergetics and as a result, Synergetics will become a wholly-owned subsidiary of Valley Forge. The merger agreement was amended on June 2, 2005 and further amended on July 15, 2005. A copy of the merger agreement, as amended, is included as Annex A to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.
      Pursuant to the merger, Synergetics shareholders will be entitled to receive an aggregate of 15,973,912 shares of Valley Forge common stock. Such shareholders will be entitled to receive cash for any fractional share of Valley Forge common stock that they would otherwise receive pursuant to the merger. Until the completion of the merger, the trading price of Valley Forge common stock could fluctuate. Because Synergetics shareholders will receive a fixed number of shares of Valley Forge common stock in the merger, the value of Valley Forge common stock such shareholders will receive could fluctuate as well. Therefore, Synergetics shareholders will not know the precise overall economic value of the merger consideration they will receive until the closing date of the merger. In addition, the aggregate number of shares of Valley Forge common stock to be received by Synergetics shareholders in the merger could be adjusted if the reverse stock split described in this joint proxy statement/prospectus is effected before the closing of the merger. If, however, the reverse stock split is effected after the closing of the merger, Synergetics shareholders will receive the merger consideration without adjustment, but shortly thereafter, upon the effectiveness of the reverse stock split, such shareholders, together with all other shareholders of New Synergetics, including the existing Valley Forge shareholders, will have their total number of shares proportionately adjusted. Regardless of any such adjustment, Synergetics shareholders will own approximately 66% of the outstanding Valley Forge shares on a fully diluted basis following the merger. See “VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT” beginning at page 174.
      At the completion of the merger, each outstanding option to purchase Synergetics common stock will be assumed by Valley Forge and converted into options to acquire Valley Forge common stock. Pursuant to the terms of the Synergetics Incentive Stock Option Plan, 12,500 options of the 37,500 options to purchase shares of Synergetics common stock assumed by Valley Forge will be vested at the completion of the merger.
      For ease of reference, when we refer to “Valley Forge” throughout this joint proxy statement/ prospectus, we are referring to Valley Forge Scientific Corp. as a Pennsylvania corporation. When we specifically refer to the Delaware successor to Valley Forge Scientific Corp. following the reincorporation merger for which approval of the Valley Forge shareholders is being solicited, or the combined company generally, we will refer to New Synergetics. When we describe information unique to the combined company as a Pennsylvania corporation, in the case that the Valley Forge shareholders do not approve the reincorporation merger, and the Synergetics board waives such condition to the merger, we will refer to the combined company as New Synergetics-Pennsylvania.
     Vote Required (see pages 39 and 44)
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting is required to approve the proposal to issue the shares of

Valley Forge common stock to the Synergetics shareholders as contemplated by the merger agreement, provided a quorum is present. As of July 22, 2005, the record date for the annual meeting, directors and executive officers of Valley Forge and their respective affiliates were entitled to vote 2,694,893 shares of Valley Forge common stock, collectively representing approximately 34% of the shares of Valley Forge common stock outstanding on that date.
      The affirmative vote of the holders of two-thirds of the shares of Synergetics common stock entitled to vote at the Synergetics special meeting is required to approve and adopt the merger agreement and the merger contemplated by the merger agreement. As of August 9, 2005, the record date for the Synergetics special meeting, directors and executive officers of Synergetics and their respective affiliates were entitled to vote 650,088 shares of Synergetics common stock, collectively representing approximately 19% of the shares of Synergetics common stock outstanding on that date.

Ownership of Valley Forge Following the Merger (see page 66)
      Synergetics shareholders will receive an aggregate of 15,973,912 shares of Valley Forge common stock pursuant to the merger, or approximately 66% of the fully diluted total number of shares of Valley Forge common stock outstanding following the merger, based on the number of shares of Valley Forge common stock outstanding on May 2, 2005.

Valley Forge Board of Directors after the Merger (see page 73)
      Upon the completion of the merger, the Valley Forge board of directors will be increased to seven members. Subject to the approval of Valley Forge shareholders, the directors of Valley Forge after the merger will be as follows: (i) Juanita H. Hinshaw and Robert H. Dick will serve as Class “A” directors until the next annual meeting of New Synergetics shareholders; (ii) Larry C. Cardinale and Guy R. Guarch will serve as Class “B” directors until the annual meeting of New Synergetics shareholders in 2007; and Jerry L. Malis, President and Chief Executive Officer of Valley Forge, Gregg D. Scheller, President and Chief Executive Officer of Synergetics, and Kurt W. Gampp, Jr., Chief Operating Officer of Synergetics, will serve as Class “C” directors until the annual meeting of New Synergetics shareholders in 2008.
      Of the seven nominees for election to the board of directors of Valley Forge, Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale, if elected, will not join the board of Valley Forge until consummation of the merger.

Interests of Valley Forge Directors and Executive Officers in the Merger (see page 59)
      Certain directors and Jerry L. Malis, President and Chief Executive Officer of Valley Forge, have interests in the merger as directors or executive officers that are different from, or in addition to, those of Valley Forge shareholders generally. If Valley Forge completes the merger, certain indemnification arrangements for current directors and executive officers of Valley Forge will be continued and it is anticipated that certain directors and Mr. Malis will be retained as directors and an executive officer of New Synergetics. In addition, Mr. Malis will enter into a three-year employment agreement with New Synergetics and Dr. Leonard I. Malis will receive $4,157,504 over a period of approximately six years in connection with the exercise of an option granted to Valley Forge to purchase the Malis® trademark, which payment will be evidenced by a promissory note secured by a security interest in the trademark and certain patents. It is a condition to the completion of the merger that Valley Forge exercises this option before the closing.

Interests of Synergetics Directors and Executive Officers in the Merger (see page 59)
      Certain directors and executive officers of Synergetics have interests in the merger as directors or executive officers that are different from, or in addition to, those of Synergetics shareholders generally. If Synergetics completes the merger, certain indemnification arrangements for current directors and executive officers of Synergetics will be continued, and it is anticipated that certain directors and executive officers of

Synergetics will be retained as directors and executive officers of New Synergetics. In addition, Gregg D. Scheller and Kurt W. Gampp, Jr. will enter into three-year employment agreements with New Synergetics.

Material Federal Income Tax Consequences (see page 61)
      We have structured the merger so that, in general, no gain or loss will be recognized by Synergetics shareholders for United States federal income tax purposes on the exchange of shares of Synergetics common stock for shares of Valley Forge common stock under Section 368(a)(1)(A) and (a)(2)(E) of the Code. Synergetics shareholders, however, will recognize gain for United States federal income tax purposes on any cash received in lieu of fractional shares. Synergetics has received the opinion of Armstrong Teasdale LLP to this effect. The legal opinion excludes the effect of the reincorporation merger of Valley Forge under Section 368(a)(1)(F) of the Code on the merger under Section 368(a)(1)(A) and (a)(2)(E) of the Code. Valley Forge has received the opinion of Fox Rothschild LLP that the reincorporation merger under Section 368(a)(1)(F) of the Code will not disqualify or otherwise alter treatment of the merger as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code. Delivery of these opinions is a condition to completion of the merger.
      Tax matters are very complicated, and the tax consequences of the merger to Synergetics shareholders will depend on the facts of their own situations. Synergetics shareholders should read carefully the discussion in the section entitled “THE MERGER — Material Federal Income Tax Consequences” beginning on page 61 and to consult their own tax advisors for a full understanding of the specific tax consequences of the merger to them.

Accounting Treatment (see page 63)
      The transaction described in this joint proxy statement/ prospectus will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, commonly referred to as “GAAP,” for accounting and financial reporting purposes. Valley Forge will be treated as the acquired corporation for these purposes. Valley Forge’s assets, liabilities and other items will be adjusted to their fair value with fair value of the acquired corporation determined based on the quoted market price of Valley Forge’s common stock for a reasonable period before and after the date that the terms of the acquisition were agreed to and announced and combined with the historical carrying values of the assets and liabilities of Synergetics. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. Goodwill and intangible assets that have indefinite useful lives resulting from this transaction will be reported as long-term assets subject to annual impairment reviews.

Regulatory Approvals (see page 64)
      Other than the filing of a certificate of merger under Delaware law and Missouri law with respect to the merger, Valley Forge and Synergetics do not believe that any additional material government filings are required with respect to the merger.

Dissenters’ Rights (see page 64)
      Under Missouri law, Synergetics shareholders who dissent from the merger and comply with the procedural requirements of Section 351.455 of the GBCLM, more fully described under the section entitled “THE MERGER — Dissenters’ Rights” beginning on page 64, may demand payment in cash of the fair value of their shares of Synergetics common stock in lieu of the merger consideration. These rights are commonly known as “dissenters’ rights.” If the dissenting shareholder and surviving corporation do not agree on a fair value of the shares, a court of proper jurisdiction will determine the fair value upon the dissenting shareholder’s petition, which could be more than, less than or equal to the value of the merger consideration. Dissenting shareholders lose their dissenters’ rights if they fail to follow all of the procedures required by Section 351.455 of the GBCLM. In addition to reviewing the information on page 64 concerning these rights, shareholders wishing to exercise their dissenters’ rights should read

Section 351.455 of the GBCLM, attached as Annex F, and are urged to consult with legal counsel before exercising their rights.

Conditions to Completion of the Merger (see page 75)
      A number of conditions must be satisfied before the merger will be completed. These include among others:

•	the approval of the issuance of shares of Valley Forge common stock to the Synergetics shareholders as contemplated by the merger agreement by the Valley Forge shareholders, and the approval and adoption of the merger agreement and the merger contemplated by the merger agreement by the Synergetics shareholders;

•	the SEC must have declared this registration statement effective;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	Valley Forge must have filed with The Nasdaq Stock Market the necessary application to list the shares issuable in connection with the merger;

•	the delivery to Synergetics of a tax opinion of legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code;

•	the nominees for the Valley Forge board of directors as set forth in this joint proxy statement/prospectus shall have been properly elected by the Valley Forge shareholders;

•	the Valley Forge shareholders shall have approved the proposal granting the Valley Forge board of directors the discretion to effect a reverse stock split;

•	the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that breaches of these representations and warranties would not result in a material adverse effect on the representing party;

•	the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement at the completion of the merger; and

•	the absence of events or developments since the date of the merger agreement that would reasonably be expected to have a material adverse effect with respect to either party.
      Each of Valley Forge, MergerSub and Synergetics may waive certain of the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met. Neither Valley Forge nor Synergetics can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement (see page 77)
      Under the circumstances specified in the merger agreement, either Valley Forge or Synergetics may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include if:

•	there is mutual written consent of Valley Forge and Synergetics;

•	the merger is not completed by September 30, 2005, provided that neither party may terminate the merger agreement if its breach precluded the consummation of the merger;

•	the required approval of the shareholders of each of Valley Forge and Synergetics has not been obtained at their respective shareholders’ meetings;

•	the other party materially breaches its representations or warranties in the merger agreement;

•	the other party fails to satisfy any of the conditions specified in the merger agreement by September 30, 2005; or

•	the other party fails to perform or comply with any material covenant or agreement contained in the merger agreement and such failure is not cured within 30 days after receiving written notice of such failure.

Break-Up Fee (see page 77)
      If, under certain limited circumstances specified in the merger agreement, either Valley Forge or Synergetics desires to terminate the merger agreement, the other party may be required to pay the terminating party a break-up fee of $1,000,000.

Valley Forge Common Stock is Freely Transferable by Non-Affiliates (see page 64)
      Valley Forge common stock issued in the merger will be freely transferable by Synergetics shareholders immediately following the merger unless a shareholder is deemed to be an “affiliate” of Synergetics under applicable federal securities laws. Generally, “affiliates” include directors, executive officers and persons holding more than 10% of Synergetics’ outstanding stock. In addition, certain affiliates of Synergetics will be subject to contractual transfer restrictions as provided in the shareholders’ agreement.

Reasons for the Merger (see page 50)
      The boards of directors of Valley Forge and Synergetics believe that by combining the complementary, non-overlapping product lines and distribution networks of the two companies, New Synergetics can generate improved long-term operating and financial results and establish a stronger competitive position in the industry. The boards further believe that the combination of Synergetics’ unique capabilities in design and manufacture of microsurgical hand instruments and Valley Forge’s unique capabilities in medical electronics will provide New Synergetics with the ability to broaden the markets for products of both entities and increase the penetration in existing markets. Each of the boards of directors of Valley Forge and Synergetics has identified additional potential mutual benefits of the merger that they believe will contribute to the success of New Synergetics. These potential benefits include principally the following:

•	the merger’s resultant combined technologies, including technology bases in power generation, bipolar delivery systems, waveform technology, finely machined hand tools, illumination systems and lasers, will open access to applications in other surgical and microsurgical fields;

•	the combination of research and development teams will provide a greater depth of experience, knowledge and resources and will lessen our dependence on outside sources; and

•	the creation of a larger sales and service organization worldwide, including our distribution partners, the expansion of the companies’ dedicated sales teams and a higher profile with customers, presenting greater opportunities for marketing the products of New Synergetics.
      Valley Forge and Synergetics have each identified additional reasons for the merger, which are discussed below. See “THE MERGER — Joint Reasons for the Merger,” “THE MERGER — Additional Valley Forge Reasons for the Merger” and “THE MERGER — Additional Synergetics Reasons for the Merger.”

Opinion of Valley Forge Financial Advisor (see page 53)
      Valley Forge’s financial advisor delivered to the Valley Forge board of directors an opinion that, based upon and subject to the considerations and assumptions contained in the opinion, the merger transaction is fair from a financial point of view to the Valley Forge shareholders. The opinion is attached to this joint proxy statement/prospectus as Annex E. The opinion was provided for the information and assistance of the Valley Forge board of directors in connection with its consideration of the merger and is not a recommendation as to how any holder of Valley Forge common stock should vote.
Recent Developments
VALLEY FORGE SCIENTIFIC CORP.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$1,698	$1,274	$4,926	$3,607
Cost of sales	738	622	2,221	1,690
Gross profit	960	652	2,705	1,917
Income (loss) from operations	(122)	110	254	245
Net income	—	65	139	146
Earnings per common share from continuing operations:
Basic	$—	$0.01	$0.02	$0.02
Diluted	$—	$0.01	$0.02	$0.02

June 30, 2005

(Unaudited)
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,387
Current assets	4,332
Total assets	4,944
Current liabilities	480
Long-term liabilities	0
Retained earnings	860
Stockholders’ equity	4,449
      On August 11, 2005, Valley Forge announced its financial results for the third quarter of fiscal 2005. Valley Forge reported that sales for the third quarter of fiscal 2005 were $1,697,982, an increase of 33% from sales of $1,274,389 for the third quarter of fiscal 2004. Primarily as a result of one-time merger related expenses of $436,729, Valley Forge had an operating loss of $121,799 for the third quarter of fiscal 2005 as compared to operating income of $109,721 for the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was $182, or $0.00 per basic and diluted share, as compared to net income of $65,006, or $0.01 per basic and diluted share, for the third quarter of fiscal 2004.
      Valley Forge further reported that sales for the first nine months of fiscal 2005 were $4,926,387, an increase of 37% from sales of $3,606,629 for the first nine months of fiscal 2004. The one-time merger related expenses also negatively impacted operating income for the first nine months of fiscal 2005, which was $254,354 as compared to $245,191 for the first nine months of fiscal 2004. Net income for the first nine months of fiscal 2005 was $139,066, or $0.02 per basic and diluted share, as compared to $145,564, or $0.02 per basic and diluted share, for the first nine months of fiscal 2004.
     Sales
      The increase in sales reflects sales to Stryker Corporation (“Stryker”), pursuant to an exclusive supply and distribution agreement for the lesion generator model Valley Forge developed for the percutaneous treatment of pain, and increased sales to Codman.
      For the third quarter of fiscal 2005, sales to Stryker accounted for $177,730, or 10% of sales, and for the first nine months of fiscal 2005, sales to Stryker were $965,779, or 20% of sales. After only eight months into the first year of the supply and distribution agreement, Stryker has already exceeded the first year $900,000 minimum purchase level set forth in that agreement.
      For the third quarter of fiscal 2005, sales to Codman accounted for $1,438,304, or 85% of sales, as compared to $1,040,347, or 82% of sales, for the third quarter of fiscal 2004. For the first nine months of fiscal 2005, sales to Codman were $3,628,436, or 74% of sales, as compared to $3,044,868, or 84% of sales, for the first nine months of fiscal 2004. On July 15, 2005, the distribution agreement with Codman became a nonexclusive arrangement.
      For the third quarter of fiscal 2005, sales of dental products decreased to $79,708, or 5% of sales, from $107,948, or 8% of sales, in the third quarter of fiscal 2004. For the first nine months of fiscal 2005, sales of dental products were $298,879, or 6% of sales, compared to $398,563, or 11% of sales, for the first nine months of fiscal 2004. Product modifications and other strategies for dental products are currently being considered.
     Gross Margin
      Gross margin for the third quarter of fiscal 2005 was 57% and 55% for the first nine months of fiscal 2005, as compared to 51% for the third quarter of fiscal 2004 and 53% for the first nine months of fiscal 2004.
     Selling, General and Administrative Expenses
      Selling, general and administrative expenses increased by $108,524, or 26%, to $526,223 for the third quarter of fiscal 2005, as compared to $417,699 for the third quarter of fiscal 2004. For the first nine months of fiscal 2005, selling, general and administrative expenses increased by $160,421, or 12%, to $1,446,665, as compared to $1,286,244 for the first nine months of fiscal 2004. For the third quarter of fiscal 2005, rent expense increased as a result of Valley Forge entering into a lease for a new office, assembly, engineering and manufacturing facility in King of Prussia, Pennsylvania effective May 1, 2005.
      The increase in selling, general and administrative expenses also reflects one-time expenses incurred in connection with Valley Forge relocating to this facility in late June and early July 2005.

Merger Related Professional Fees
      Valley Forge incurred professional fees of approximately $437,000 in connection with the merger for the third quarter of fiscal 2005, and approximately $519,000, for the first nine months of fiscal 2005. It is expected that these fees will continue in the fourth quarter of fiscal 2005 as additional professional fees and printing costs are incurred in connection with the merger.

Research and Development Expenses
      Research and development expenses were $108,307 for the third quarter of fiscal 2005 as compared to $114,754 for the third quarter of fiscal 2004. For the first nine months of fiscal 2005, research and development expenses were $454,752, as compared to $355,662 for the first nine months of fiscal 2004.

Sale of Manufacturing Facility
      In the third quarter of fiscal 2005, Valley Forge’s wholly-owned subsidiary, Diversified Electronics Company, Inc., sold the Philadelphia, Pennsylvania manufacturing and assembly facility for net sales proceeds of $185,788, which resulted in a $111,674 gain on the sale.

Settlement of Lawsuit
      In the second quarter of fiscal 2005, Valley Forge recorded an expense of $150,000 in connection with the settlement of a previously disclosed lawsuit in which Valley Forge was one of the defendants. In April 2005, without admitting liability in this disputed claim, and as a precondition to Valley Forge’s merger agreement with Synergetics, a settlement agreement and release was entered into in which Valley Forge paid $150,000 toward the plaintiffs’ expenses in the lawsuit.

Earnings Release
      Valley Forge’s operating results for the third quarter and first nine months of fiscal 2005 were disclosed in Valley Forge’s earnings release for the quarter ended June 30, 2005, which was filed as an exhibit to a Current Report on Form 8-K filed with the SEC by Valley Forge on August 11, 2005 and incorporated by reference into this joint proxy statement/ prospectus.

Summary Selected Historical Financial Data of Valley Forge
      The following tables summarize Valley Forge’s consolidated financial data. The statement of operations data for the years ended September 30, 2004, 2003 and 2002 and the balance sheet data as of September 30, 2004 and 2003 have been derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations for the years ended September 30, 2001 and 2000 and the balance sheet data as of September 30, 2002, 2001 and 2000 have been derived from audited consolidated financial statements that are not included in this joint proxy statement/prospectus, but are available upon request. The financial data at March 31, 2005 and for the six months ended March 31, 2005 and 2004 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus and, in the opinion of Valley Forge’s management, include all necessary adjustments for a fair presentation of those data in conformity with GAAP. The historical results are not necessarily indicative of the results of operations to be expected in the future. Results for the six-month period ended March 31, 2005 may not be indicative of the results for the full fiscal year or for any other future period. You should read the summary consolidated financial data together with the consolidated financial statements and related notes of Valley Forge and the other financial information of Valley Forge included in this joint proxy statement/prospectus and incorporated by reference in this joint proxy statement/prospectus, as well as “VALLEY FORGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 125.

						Six Months Ended
	Fiscal Year-Ended September 30,					March 31,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
							(Unaudited)
Statements of Operations Data:
Net sales	$4,756	$4,474	$5,022	$5,263	$4,398	$3,228	$2,332
Cost of sales	2,316	2,265	2,463	2,692	2,443	1,483	1,067
Gross profit	2,440	2,209	2,559	2,571	1,955	1,746	1,265
Income (loss) from operations	178	155	632	486	(111)	376	135
Net income (loss)	111	109	381	330	(54)	139	81
Earnings (loss) per common share from continuing operations:
Basic	$0.01	$0.01	$0.05	$0.04	$(0.01)	$0.02	$0.01
Diluted	$0.01	$0.01	$0.05	$0.04	$(0.01)	$0.02	$0.01

	September 30,
						March 31,
	2004	2003	2002	2001	2000	2005

	(In thousands)
						(Unaudited)
Balance Sheets Data:
Cash and cash equivalents	$2,323	$2,306	$2,544	$1,501	$965	$2,647
Current assets	3,977	3,777	3,982	3,517	3,094	4,500
Total assets	4,523	4,374	4,570	4,171	3,852	5,061
Current liabilities	258	216	353	283	182	657
Long-term liabilities	16	20	14	19	21	15
Retained earnings (deficit)	721	609	501	120	(210)	860
Stockholders’ equity	4,249	4,138	4,202	3,869	3,649	4,388
Summary Selected Historical Financial Data of Synergetics
      The following tables summarize Synergetics’ consolidated financial data. The statements of income data for the years ended July 31, 2004, 2003 and 2002 and the balance sheets data as of July 31, 2004 and 2003 have been derived from audited consolidated financial statements included elsewhere in this joint proxy statement/ prospectus. The consolidated statements of income for the years ended July 31, 2001 and 2000 and the balance sheets data as of July 31, 2002, 2001 and 2000 have been derived from audited consolidated financial statements that are not included in this joint proxy statement/ prospectus. The financial data at April 29, 2005 and for the nine months ended April 29, 2005 and 2004 are derived from unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/ prospectus and, in the opinion of Synergetics’ management, include all necessary adjustments for a fair presentation of those data in conformity with GAAP. The historical results are not necessarily indicative of the results of operations to be expected in the future. Results for the nine-month period ended April 29, 2005 may not be indicative of the results for the full fiscal year or for any other future period. You should read the summary consolidated financial data together with the audited consolidated financial statements, unaudited condensed consolidated financial statements and related notes thereto of Synergetics appearing elsewhere in this prospectus, as well as “SYNERGETICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 101 and the other financial information of Synergetics included elsewhere in this joint proxy statement/ prospectus.

						Nine Months Ended
	Fiscal Year-Ended July 31,					April 29,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands except per share data)
						(Unaudited)
Statements of Income Data:
Net sales	$16,887	$13,017	$10,447	$8,315	$7,103	$16,072	$11,841
Cost of sales	6,514	4,483	3,609	3,853	3,097	5,896	4,814
Gross profit	10,373	8,534	6,838	4,462	4,007	10,176	7,027
Income from operations	1,690	1,866	1,572	251	925	2,059	955
Net income	1,094	1,091	1,004	113	583	1,182	591
Earnings per common share:
Basic	$0.32	$0.32	$0.31	$0.04	$0.20	$0.35	$0.17
Diluted	$0.32	$0.32	$0.31	$0.04	$0.19	$0.35	$0.17

	July 31,
						April 29,
	2004	2003	2002	2001	2000	2005

	(In thousands)
						(Unaudited)
Balance Sheets Data:
Cash and cash equivalents	$1,540	$1,049	$943	$1,249	$1,659	$614
Current assets	9,563	7,709	5,920	4,980	4,695	11,397
Total assets	14,474	12,254	7,724	6,144	6,326	16,886
Current liabilities	2,862	1,687	1,396	1,724	788	3,286
Long-term liabilities	3,113	3,251	254	234	1,377	3,736
Retained earnings	3,944	2,851	1,760	756	644	5,126
Stockholders’ equity	8,499	7,316	6,074	4,185	4,161	9,863
Selected Unaudited Consolidated Pro Forma Combined Financial Data
      The following selected unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved if Valley Forge and Synergetics had been merged or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Valley Forge and Synergetics might have looked like had the merger taken place at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this joint proxy statement/ prospectus statement, see the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” beginning on page 81. The selected unaudited pro forma condensed combined financial data should be read in conjunction with the consolidated financial statements of Valley Forge and Synergetics and other information filed by Valley Forge and Synergetics with the SEC included elsewhere in, and incorporated by reference into, this joint proxy statement/ prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 190.
      The following selected unaudited pro forma condensed combined financial data for the statement of income dates gives effect to the merger as if it had occurred as of the beginning of the periods presented. The unaudited condensed statement of income for the nine months ended March 31, 2005 for Valley Forge was derived by taking the year ended September 30, 2004 less the nine months ended June 30, 2004 and adding the six months ended March 31, 2005. The selected unaudited pro forma condensed combined financial data for the balance sheet gives effect to the merger as if it had occurred as of the balance sheet dates presented.

	Nine Month Periods Ended	Years Ended
	April 29, 2005 and	July 31, 2004 and
	March 31, 2005	September 30, 2004

	(In thousands, except per share data)
Statements of Income Data:
Income from operations	$2,059	$1,363
Earnings per common share from continuing operations:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

April 29, 2005 and
March 31, 2005

(In thousands)
Balance Sheet Data:
Current assets	$15,947
Total assets	42,131
Current liabilities	4,401
Long-term liabilities	9,394
Shareholders’ equity	28,336
Comparative Per Share Data
      The following table presents net income and book value per share data for Valley Forge and Synergetics on (i) a historical basis and (ii) a pro forma combined basis per share of Valley Forge common stock, giving effect to the merger.
      The following information should be read in conjunction with (i) the historical consolidated financial statements and related notes of Valley Forge and Synergetics included elsewhere in, and incorporated by reference into, this joint proxy statement/ prospectus statement and (ii) the unaudited pro forma condensed combined financial statements and the accompanying notes in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” beginning on page 81. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the merger had been completed as of the assumed dates or of the results that will be achieved in the future. The annual periods referred to below are fiscal year ended July 31, 2004 for Synergetics and fiscal year ended September 30, 2004 for Valley Forge. The interim periods referred to below are nine months ended April 29, 2005 for Synergetics and nine months ended March 31, 2005 for Valley Forge.

				Pro Forma
				Equivalent of
	Historical	Historical	Pro Forma	One Synergetics
	Synergetics	Valley Forge	Combined	Share(1)

Earnings per common share — Basic:
Annual periods	$0.32	$0.01	$0.03	$0.14
Interim periods	0.35	0.01	0.04	0.18
Earnings per common share — Diluted:
Annual periods	$0.32	$0.01	$0.03	$0.14
Interim periods	0.35	0.01	0.04	0.18
Book value of equity per common share:
End of annual periods	$2.49	$0.54	$1.14	$5.24
End of interim periods	2.85	0.55	1.19	5.47
Dividends declared per common share:
Annual periods	$—	$—	$—	$—
Interim periods	—	—	—	—
Weighted average outstanding common shares — Basic:
Annual periods	3,401,184	7,913,712	23,887,624
Interim periods	3,412,973	7,913,712	23,887,624
Weighted average outstanding common shares — Diluted:
Annual periods	3,413,866	7,976,833	24,009,082
Interim periods	3,425,654	7,970,336	24,002,581

(1)	The pro forma equivalent of Synergetics share amounts were calculated by applying the exchange ratio of approximately 4.6 to the pro forma combined net earnings and book value per share assuming the issuance of 15,973,912 shares of Valley Forge common stock.

Market Price and Dividend Information
      Valley Forge common stock is listed on the Boston Stock Exchange under the trading symbol “VLF” and traded on the over-the-counter market on The Nasdaq SmallCap Market under the trading symbol “VLFG.” On May 2, 2005, the last full trading day before the public announcement of the proposed merger, the last reported sale price of one share of Valley Forge common stock, as reported on Nasdaq, was $1.87. On August 11, 2005, the last day for which information was available before the date of this joint proxy statement/ prospectus, the last reported sale price of one share of Valley Forge common stock, as reported on Nasdaq, was $4.22. Synergetics is unable to provide information with respect to the market price of shares of Synergetics common stock, and the equivalent per share market prices of Valley Forge common stock have been omitted, because there is no trading market for shares of Synergetics common stock.
      Valley Forge has not paid dividends to date and does not anticipate paying any dividends on its common stock in the foreseeable future. Synergetics has not paid a dividend to holders of its common stock since 1996.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This joint proxy statement/ prospectus contains and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, competitive positions, growth opportunities for existing products and plans and objectives of management of Valley Forge and Synergetics, as well as the market for Valley Forge common stock and other matters. Statements in this joint proxy statement/ prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including those relating to the future business prospects, revenues and income of Valley Forge and Synergetics, wherever they occur in this joint proxy statement/ prospectus, are necessarily estimates reflecting the judgment of the management of Valley Forge and Synergetics and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those contained or incorporated by reference in this joint proxy statement/ prospectus.
      Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/ prospectus and the other documents incorporated by reference, including the Annual Report on Form 10-K for the year ended September 30, 2004 of Valley Forge. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/ prospectus. The forward-looking statements included in this joint proxy statement/ prospectus are made only as of the date hereof. Except as required under United States federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events.
      The risks, uncertainties and assumptions that are involved in these forward-looking statements include those risks and uncertainties described in “RISK FACTORS” beginning on page 27 of this joint proxy statement/ prospectus. Those risks are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements.
      In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates;

•	the ability to obtain the approvals of each company’s shareholders, to obtain or meet the closing conditions in the merger agreement, and to otherwise complete the merger in a timely manner;

•	the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics;

•	the ability to realize the synergies and other perceived advantages resulting from the merger;

•	the ability to retain and attract key personnel both before and after the merger;

•	the ability of each company to successfully execute its business strategies;

•	the extent and timing of market acceptance of new products or product indications;

•	the ability of each company to procure, maintain, enforce and defend its patents and proprietary

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	the ability of the combined company to continue to increase customer loyalty;

•	the ability to recoup costs of capital investments through higher revenues;

•	environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	acts of war or terrorism incidents; and

•	the effects of operating and market competition.

RISK FACTORS
      In determining whether to vote for approval of the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement (including the related Valley Forge proposals described in this joint proxy statement/ prospectus), in the case of Valley Forge shareholders, or for approval and adoption of the merger agreement and the merger contemplated by the merger agreement or whether to exercise dissenters’ rights in connection with the merger, in the case of Synergetics shareholders, you should consider carefully the matters described below and the other information included and incorporated by reference in this joint proxy statement/ prospectus, including the risk factors and other considerations set forth in the reports and documents filed by Valley Forge with the SEC. See “INFORMATION INCORPORATED BY REFERENCE” on page 190.
Risks Relating to the Merger

The issuance of shares of Valley Forge common stock to Synergetics shareholders in the merger will cause a significant reduction in the relative percentage interest of current Synergetics shareholders in earnings of the combined company relative to the comparable earnings of Synergetics as of the date of the merger agreement.
      If the merger is completed, an aggregate of 15,973,912 shares of Valley Forge common stock will be issued to Synergetics shareholders. Current Valley Forge shareholders will own, in the aggregate, approximately 34% of the fully diluted shares of common stock of the combined company immediately after the merger, and the current Synergetics shareholders will own, in the aggregate, approximately 66% of the fully diluted shares of common stock of the combined company immediately after the merger. Synergetics’ contribution to the combined company’s earnings as a percentage of total pro forma earnings giving effect to the merger will be substantially greater than the aggregate percentage interest of the Synergetics shareholders in the combined company’s outstanding shares following the merger. The long-term effect of this dilution to Synergetics shareholders following completion of the merger will be dependent, in part, on whether New Synergetics will be able to increase earnings beyond the level of the combined historical earnings of Valley Forge and Synergetics.

The number of shares of Valley Forge common stock to be received by Synergetics shareholders in the merger is fixed and will not be adjusted in the event of any change in stock price.
      Upon completion of the merger, the outstanding shares of Synergetics common stock will be converted into the right to receive an aggregate of 15,973,912 shares of Valley Forge common stock. The market value of Valley Forge common stock has varied since Valley Forge and Synergetics entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Valley Forge and Synergetics, market assessments of the merger, market and economic considerations and other factors. There will be no adjustment to the number of shares of Valley Forge common stock to be issued to Synergetics shareholders to reflect changes in the market price of Valley Forge common stock, changes in the operations of Valley Forge or Synergetics following the execution of the merger agreement or any other changes, except for any adjustment that may be necessary to reflect the effect of any stock split or other recapitalization of Valley Forge common stock or Synergetics common stock. The dollar value of Valley Forge common stock that Synergetics shareholders will receive upon completion of the merger will depend on the market value of Valley Forge common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of Valley Forge common stock as of the date of this joint proxy statement/ prospectus.

The issuance of shares of Valley Forge common stock to Synergetics shareholders in the merger will substantially reduce the percentage interests of Valley Forge shareholders.
      If the merger is completed, an aggregate of 15,973,912 shares of Valley Forge common stock will be issued to Synergetics shareholders and, upon exercise of assumed options, up to 172,267 shares will be issued to holders of assumed options. Based on the number of shares of Valley Forge common stock outstanding as of the date of the merger agreement, Synergetics shareholders will own, in the aggregate, approximately 66% of the fully diluted shares of Valley Forge common stock immediately after the merger. The issuance of approximately up to 16,146,180 shares of Valley Forge common stock to Synergetics shareholders and holders of assumed options will cause a significant reduction in the relative percentage interest of current Valley Forge shareholders in the total outstanding shares of Valley Forge common stock. Consequently, current Valley Forge shareholders may be able to exercise less influence over the management and policies of the combined company than they presently exercise over the management and policies of Valley Forge.

Before the closing of the merger, Valley Forge will be required to submit an initial listing application to Nasdaq and meet, on a post-merger basis, all initial inclusion criteria on The Nasdaq SmallCap Market.
      Valley Forge’s common stock is currently traded on The Nasdaq SmallCap Market. Nasdaq has advised Valley Forge that it considers the proposed merger with Synergetics to be a “Reverse Merger” under Nasdaq’s Marketplace Rules. Based on this conclusion, Nasdaq has advised Valley Forge that before the closing of the merger Valley Forge will be required to submit an initial listing application to Nasdaq and after the merger it will be required to meet all initial inclusion criteria on The Nasdaq SmallCap Market. Nasdaq has advised Valley Forge that failure to satisfy these requirements after the closing of the merger will result in a delisting of Valley Forge’s common stock from The Nasdaq SmallCap Market. The criteria for initial inclusion of the post-merger Valley Forge common stock includes, among other things:

•	a closing bid price of at least $4.00 per share;

•	Valley Forge’s satisfaction after the merger of either $5 million stockholders’ equity, $50 million market value of listed securities, or $750,000 net income from continuing operations; and

•	satisfaction of all independent director and committee requirements.
      Valley Forge expects to be able to meet the criteria for initial inclusion, but cannot guarantee that it will be able to do so. If Valley Forge does not satisfy these initial listing criteria, then Valley Forge’s common stock will be delisted from The Nasdaq SmallCap Market, which would result in less liquidity for the New Synergetics shareholders following the merger and could negatively impact investors’ perceptions of New Synergetics in the financial markets.

If Valley Forge and Synergetics are not successful in integrating their organizations, the anticipated benefits of the transaction may not be realized.
      If Valley Forge, Synergetics and the shareholders of the combined company are to realize the anticipated benefits of the transaction, the operations of Valley Forge and Synergetics must be integrated efficiently. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies and may not result in all of the benefits expected by Valley Forge or Synergetics. Neither can assure you that the integration of operations and management will be successful or that the anticipated benefits of the merger will be fully realized. Further, Valley Forge cannot guarantee that the Synergetics shareholders will achieve greater value through their ownership of Valley Forge common stock than they would have achieved as shareholders of Synergetics as a separate entity.
      The difficulties of combining the operations of the companies include, among others:

•	developing a strategic vision for New Synergetics, communicating it to the market and executing on this strategic vision;

•	rapidly and successfully integrating Valley Forge’s products into the existing Synergetics’ distribution channels while simultaneously launching the new generation Valley Forge multifunctional bipolar electrosurgical generator;

•	coordinating and harmonizing research and development activities to accelerate introduction of new products and technologies, and to react more quickly to market conditions, all at a reduced cost;

•	preserving customer, distribution, reseller, manufacturing, supplier, marketing and other important relationships of both Valley Forge and Synergetics and resolving any potential conflicts that may arise;

•	coordinating sales and marketing functions, particularly in the neurosurgery market;

•	retaining and attracting key employees;

•	managing the diversion of management’s attention from ongoing business concerns;

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures; and

•	coordinating geographically separate organizations.
      As a result of these integration efforts, New Synergetics may incur substantial costs, and its revenues and the value of its common stock may decrease.

If the proposed merger is not completed, Valley Forge and Synergetics will have incurred substantial costs that may adversely affect Valley Forge’s and Synergetics’ financial results and operations and the value of Valley Forge’s common stock.
      Valley Forge and Synergetics have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants, printers and Valley Forge’s financial advisor. In addition, Valley Forge and Synergetics have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their businesses. If the merger is not completed, Valley Forge and Synergetics will have received little or no benefit to offset these substantial costs. Also, if the merger is not completed under certain circumstances specified in the merger agreement, Valley Forge or Synergetics may be required to pay the other a break-up fee of $1,000,000.
      In addition, if the merger is not completed, Valley Forge and Synergetics may experience negative reactions from the financial markets and Valley Forge’s and Synergetics’ collaborative partners, customers and employees. Each of these factors may adversely affect the trading price of Valley Forge common stock and Valley Forge’s and Synergetics’ financial results and operations.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Valley Forge and Synergetics if the merger agreement is terminated under certain circumstances.
      Restrictions in the merger agreement on solicitation generally prohibit Valley Forge and Synergetics from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to the shareholders of Valley Forge or Synergetics when compared to the terms and conditions of the merger described in this joint proxy statement/ prospectus. In addition, if the merger is not completed under certain circumstances specified in the merger agreement, Valley Forge or Synergetics may be required to pay the other a break-up fee of $1,000,000. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Valley Forge or Synergetics shareholders than the merger.

Certain directors and executive officers of Valley Forge and Synergetics have interests in the merger that may be different from, or in addition to, the interests of Valley Forge and Synergetics shareholders.
      When considering their respective boards of directors’ recommendation that Synergetics shareholders vote in favor of the proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement, or Valley Forge shareholders vote in favor of the proposal to issue shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement and in favor of the other related Valley Forge proposals, such shareholders should be aware that some directors and executive officers of Valley Forge and Synergetics have interests in the merger that may be different from, or in addition to, the interests of Synergetics shareholders. These interests include the appointment of Synergetics’ current Chief Executive Officer and Chief Operating Officer to the Valley Forge board of directors following completion of the merger and the right to continued indemnification and insurance coverage by Valley Forge for acts or omissions occurring before the merger. In addition, such executive officers and the current Chief Executive Officer of Valley Forge will enter into three-year employment agreements with New Synergetics that will provide for, among other things, severance payments to be paid to such executive officers if they are terminated without cause by New Synergetics or if they resign for good reason. Finally, Dr. Leonard Malis, a current member of Valley Forge’s board of directors, will receive $4,157,504 over a period of approximately six years upon Valley Forge’s exercise of its right to purchase the Malis® trademark, which is a condition to the completion of the merger. As a result of these interests, these directors and officers could be more likely to vote to approve and adopt the merger agreement and the merger contemplated by the merger agreement and the related proposals included in this joint proxy statement/ prospectus than if they did not hold these interests and may have reasons for doing so that are not the same as the interests of other Valley Forge and Synergetics shareholders.
Risks Relating to the Business of the Combined Company

Valley Forge currently relies on its relationship with a single customer for a significant portion of its revenues, which makes Valley Forge’s financial position and operating results and the results of New Synergetics following the merger vulnerable to the loss of that customer.
      Valley Forge’s most important relationship is with Codman & Shurtleff, Inc., an affiliate of Johnson & Johnson, for the sale of its neurosurgery products. Sales to Codman accounted for 68% of its sales for the first six months of fiscal 2005, 86% of its sales in fiscal year 2004, and 95% and 90% of its sales in fiscal years 2003 and 2002, respectively. Under Valley Forge’s agreement with Codman, its exclusive distributorship relationship expired on July 15, 2005. In addition, the agreement will expire on December 31, 2005, or earlier, pursuant to the terms of the agreement.
      The impact to Valley Forge of the expiration of its exclusive relationship with Codman, and the corresponding termination of Codman’s minimum purchase obligations under the agreement, is uncertain. If Valley Forge is unable to establish alternative or additional channels of distribution for its products, it may be unable to achieve the same revenue levels as those that have historically resulted from Valley Forge’s relationship with Codman. In addition, any continuation of the distribution agreement with Codman beyond December 31, 2005 could be on terms less favorable to New Synergetics than the existing distribution agreement with Codman.

If any of our single source suppliers were to cease providing components, we may not be able to produce our products.
      Synergetics relies on a single source for the supply of the ultrasonic aspirator sold in the United States and Canada under the Synergetics’ Omni® brand. Net sales of Synergetics’ Omni® ultrasonic aspirator for each of Synergetics’ fiscal year ended July 31, 2004 and the nine-month period ended April 29, 2005 amounted to greater than 10% of total net sales for such periods. Also, the manufacture of Synergetics’ PHOTONtm xenon light source depends on single sources for several key components. In addition, Valley Forge currently subcontracts for the manufacturing of its disposable cord and tubing sets with a single manufacturer. If any of these suppliers become unwilling or unable to provide products or components in the required volumes and quality levels or in a timely manner, we would be required to locate and contract with substitute suppliers. Although we believe that alternative sources for many of these components and raw materials are available, we could have difficulty identifying a substitute supplier in a timely manner or on commercially reasonable terms and may have to pay higher prices to obtain the necessary materials. Any supply interruption could harm our ability to manufacture our products until a new source of supply is identified and qualified.
      Valley Forge has also become aware that the manufacturers of several parts used in our currently available bipolar electrosurgical generator models will no longer be manufacturing these parts in the near future. While we have arranged to purchase and maintain a significant inventory of these parts and are developing alternatives for these parts, our efforts may not be sufficient depending on our unit sales. Alternative parts, if available, would require engineering redesign and may require regulatory approval before the manufacture of additional new units. In addition, in the event that we determine to continue the manufacture and sale of the existing product line together with our new multifunctional bipolar electrosurgical generator, such redesign, part sourcing and regulatory approval may also be required.

The medical device industry is highly competitive, and we may be unable to compete effectively with other companies.
      The medical technology industry is characterized by intense competition. We compete with established medical technology companies and early stage companies that have alternative solutions for the markets we serve or intend to serve. Many of our competitors have access to greater financial, technical, research and development, marketing, manufacturing, sales, distribution services and other resources than we do. Further, our competitors may be more effective at implementing their technologies to develop commercial products. Certain of the medical indications that can be treated by our devices can also be treated by other medical devices or by medical practices that do not include a device. The medical community widely accepts many alternative treatments and certain of these other treatments have a long history of use.
      Our competitive position will depend on our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approval for products under development, and protect our intellectual property. We may need to develop new applications for our products to remain competitive. Technological advances by one or more of our current or future competitors could render our present or future products obsolete or uneconomical. Our future success will depend upon our ability to compete effectively against current technology as well as to respond effectively to technological advances and upon our ability to successfully implement our joint marketing strategies and execute our research and development plan.

Our future results are dependent, in part, upon the successful introduction of our new multifunctional bipolar electrosurgical generator.
      Our future success, in a large part, may depend upon the successful launch of Valley Forge’s new multifunctional bipolar electrosurgical generator and new proprietary single-use, hand-switching bipolar instruments. While we believe that this new generator and related instruments represent significant advancements in technology and performance and will replace other surgical tools in certain applications, such as monopolar electrosurgical systems and lasers, their success in the marketplace is dependent upon several factors including:

•	the completion of the design and testing;

•	their acceptance by surgeons;

•	the recognition by hospitals and surgical centers that the new generator and instruments are sufficiently improved and beneficial to warrant the cost of acquisition and training;

•	our ability to create a sales network;

•	our ability to sustain our average selling price through this network; and

•	the reaction of our competitors in this market.

Our products may not be accepted in the market.
      We cannot be certain that our current products or any other products that we have or may develop or market will achieve or maintain market acceptance. We cannot be certain that our devices and procedures they perform will be able to replace those established treatments or that either physicians or the medical community in general will accept and utilize our devices or any other medical products that we may develop. For example, we cannot be certain that the medical community will accept our new multifunctional electrosurgical generator and proprietary hand-switching bipolar electrosurgical instruments over traditional monopolar electrosurgical generators and instruments.
      Market acceptance of our products depends on many factors, including our ability to:

•	convince third-party distributors and customers that our technology is an attractive alternative to other technologies;

•	manufacture products in sufficient quantities and at acceptable costs; and

•	supply and service sufficient quantities of our products directly or through distribution alliances.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, thereby decreasing our revenue and profitability.
      Demand for our products may change because of evolving customer needs, the introduction of new products and technologies, the discovery of cures for certain medical problems, evolving surgical practices and evolving industry standards. Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, causing our sales and operating results to suffer. The success of our new products will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain regulatory approval for new products;

•	differentiate our products from those of competitors;

•	achieve positive clinical outcomes;

•	satisfy the increased demands by health care payors, providers and patients for lower-cost procedures and shorter hospital stays and recovery times;

•	innovate and develop new materials, product designs and surgical techniques; and

•	provide adequate medical and/or customer education relating to new products and attract key surgeons to advocate these new products.
      New products and enhancements usually require a substantial investment in research and development before we can determine the viability of the product, and we may not have the financial resources necessary to fund this research and development. Moreover, new products and enhancements may not produce revenues in excess of the research and development costs, and they may be quickly obsolete by changing customer preferences or the introduction by our competitors of new technologies or features.

Our operating results may fluctuate.
      Our operating results have fluctuated in the past and can be expected to fluctuate from time-to-time in the future. Some of the factors that may cause these fluctuations include, but are not limited to:

•	the introduction of new product lines;

•	product modifications;

•	the level of market acceptance of our products;

•	the timing of research and development expenditures;

•	timing of the receipt of orders from, and product shipments to, distributors and customers;

•	timing of expenditures;

•	changes in the distribution arrangements for our products;

•	manufacturing or supply delays;

•	the time needed to educate and train additional sales personnel;

•	costs associated with product introduction;

•	product returns; and

•	receipt of necessary regulatory approvals.

Changes in the health care industry may require us to decrease the selling price for our products or could result in a reduction in the size of the market for our products, each of which could have a negative impact on our financial performance.
      Trends toward managed care, health care cost containment, and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies that could adversely affect the sale or the prices of our products. For example:

•	there has been a consolidation among health care facilities and purchasers of medical devices in the United States who prefer to limit the number of suppliers from whom they purchase medical products, and these entities may decide to stop purchasing our products or demand discounts on our prices;

•	major third-party payors of hospital services, including Medicare, Medicaid and private health care insurers, have substantially revised their payment methodologies, which has resulted in stricter standards for reimbursement of hospital charges for certain medical procedures;

•	Medicare, Medicaid and private health care insurer cutbacks could create downward price pressure on our products;

•	numerous legislative proposals have been considered that would result in major reforms in the United States health care system that could have an adverse effect on our business;

•	there is economic pressure to contain health care costs in international markets; and

•	there have been initiatives by third-party payors to challenge the prices charged for medical products that could affect our ability to sell products on a competitive basis.
      Both the pressures to reduce prices for our products in response to these trends and the decrease in the size of the market as a result of these trends could adversely affect our levels of revenues and profitability of sales.

We will first need to obtain regulatory approval to market our products under development. We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.
      Our research and development activities and the manufacturing, labeling, distribution and marketing of our existing and future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The FDA and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use.
      Products we have under development are subject to FDA approval or clearance before marketing for commercial use. The process of obtaining necessary FDA approvals or clearances can take years and is expensive and full of uncertainties. Our inability to obtain required regulatory approval or clearance on a timely or acceptable basis could harm our business. Further, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed.

Further studies may be required to gain approval or clearance for the use of a product for clinical indications other than those for which the product was initially approved or cleared or for significant changes to the product.
      Furthermore, another risk of application to the FDA relates to the regulatory classification of new products or proposed new uses for existing products. In the filing of each application, we are required to make a judgment about the appropriate form and content of the application. If the FDA disagrees with our judgment in any particular case and, for example, requires us to file a Premarket Approval Application (PMA) rather than allowing us to market for approved uses while we seek broader approvals or requires extensive additional clinical data, the time and expense required to obtain the required approval might be significantly increased or approval might not be granted. Approved and cleared products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records, reporting of adverse events and product recalls, documentation, and labeling and promotion of medical devices.
      The FDA as well as foreign regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our approved manufacturing process, the FDA may need to review the process before it may be used. Failure to develop our manufacturing capability may mean that even if we develop promising new products, we may not be able to produce them profitably, as a result of delays and additional capital investment costs. In addition, failure to comply with applicable regulatory requirements could subject us to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, restrictions on or injunctions against marketing our product or products based on our technology, and civil and criminal penalties.

We may not achieve our intended benefits from our significant investment in the Malis® trademark.
      Valley Forge holds an option to acquire the Malis® trademark at any time over a period of five years. The Malis® trademark is a name widely recognized and respected in the neurosurgery field. Valley Forge will exercise this option before the closing of the merger. When Valley Forge exercises the option, Dr. Malis will be paid an aggregate of $4,157,504 over a period of approximately six years. We plan to deploy our sales team and existing distribution network for the introduction of an expected Malis® branded product line. It is possible that we will not be successful in effectively promoting the Malis® brand or in optimizing sales of our neurosurgical product line. The content of the promotional messages for the Malis® product platform may not sufficiently convey the merits of the products and may not be successful in convincing surgeons and hospitals to purchase Malis® products instead of products manufactured by our competitors. If any of these situations occur, Valley Forge may not be able to realize the full value of its investment in the Malis® trademark.

Our intellectual property rights may not provide meaningful commercial protection for our products and could adversely affect our ability to compete in the market.
      Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technologies and manufacturing processes, which includes the ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. We own patents that cover significant aspects of our products. Certain of our patents have expired and others will expire in the future. In addition, challenges may be made to our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. Competitors may develop products similar to ours that our patents do not cover. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years. We may become subject to patent infringement claims or litigation or interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention.

      Our competitive position depends, in part, upon unpatented trade secrets, which are difficult to protect. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. In an effort to protect our trade secrets, we generally require certain of our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements typically provide that, except in specified circumstances, all confidential information developed or made known to the individual during the course of his or her relationship with us must be kept confidential. Some jurisdictions limit the enforceability and scope of these agreements and these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of the unauthorized use or disclosure of confidential information.

Managing the expansion or move into our new facilities may affect our ability to meet product delivery requirements.
      In January 2005, Synergetics commenced construction of a 27,000 square foot addition to its principal manufacturing facility and headquarters building in O’Fallon, Missouri. Substantial completion of the addition is projected for September 2005, with occupancy expected in the calendar fourth quarter of 2005. In addition, Valley Forge recently moved its entire operations to a new facility consisting of approximately 13,500 square feet of assembly, engineering, manufacturing and office space in King of Prussia, Pennsylvania. Moving and expanding our operations into these new facilities may result in a significant disruption in our assembly, manufacturing, inventory, shipping, engineering and research and development abilities and further result in erosion of our anticipated revenues and earnings. Many matters could affect the move or expansion, including the time required to ready our new facilities, the time required to plan and execute the move or expansion, our ability to quickly resume operations in the new facility and the additional burden on our management team to plan and complete this relocation or expansion.

We may have product liability claims, and our insurance may not cover all claims.
      Our products involve a risk of product liability claims. We may not be able to obtain insurance for the potential liability on acceptable terms with adequate coverage or at reasonable costs. Any potential product liability claims could exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Further, our insurance may not be renewed at a cost and level of coverage comparable to that then in effect.

The loss of key personnel could harm our business.
      We believe our success depends on the contributions of a number of our key personnel, including Messrs. Scheller, Gampp and Malis, our future Chief Executive Officer, Chief Operating Officer and Chief Scientific Officer, respectively. If we lose the services of key personnel, those losses could materially harm our business. We maintain key person life insurance on Messrs. Scheller and Gampp, but do not have significant key person life insurance on Mr. Malis.

If we are unable to hire, train and retain additional sales, marketing, operations, engineering and finance personnel, our growth may be impaired.
      To grow our business successfully and maintain a high level of quality, we will need to recruit, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. If we are not able to hire, train and retain a sufficient number of qualified employees, our growth may be impaired. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our products and to increase revenues. In addition, as a company focused on the development of complex products, we will need to hire additional engineering staff of various experience levels in order to meet our product development roadmap. Competition for skilled employees is intense.

We plan to expand our international sales and distribution operations, and the success of our international expansion is subject to significant uncertainties.
      We believe that we must expand our international sales and distribution operations to have continued growth. We expect to sell an increasing portion of our products to customers overseas. In attempting to conduct and expand business internationally, we are exposed to various risks that could adversely affect our international operations and, consequently, our operating results, including:

•	difficulties and costs of staffing and managing international operations;

•	fluctuations in currency exchange rates;

•	unexpected changes in regulatory requirements, including imposition of currency exchange controls;

•	longer accounts receivable collection cycles;

•	import or export licensing requirements;

•	potentially adverse tax consequences;

•	political and economic instability;

•	obtaining regulatory approval for our products;

•	potentially reduced protection for intellectual property rights; and

•	subjectivity to foreign laws.
      In addition, because we have suppliers that are located outside of the United States, we are subject to risks generally associated with contracting with foreign suppliers and may experience problems in the timeliness and the adequacy or quality of product deliveries.

The market price of our stock may be highly volatile.
      The market price of New Synergetics common stock could fluctuate substantially due to a variety of factors, including:

•	our ability to successfully commercialize our products;

•	the execution of new agreements and material changes in our relationships with companies with whom we contract;

•	quarterly fluctuations in results of operations;

•	announcements regarding technological innovations or new commercial products by us or our competitors or the results of regulatory approval filings;

•	market reaction to trends in sales, marketing and research and development and reaction to acquisitions, including the merger;

•	sales of common stock by existing shareholders;

•	economic and political condition; and

•	fluctuations in the United States financial markets.

Historically, the trading volume for Valley Forge common stock has been limited.
      Valley Forge’s common stock is thinly traded in comparison to companies with greater market capitalization. As a result, large sell trades, negative news and general economic pressures on the stock market can have an impact on the price of our common stock that is more pronounced than securities of other issuers with larger listed stock volume or higher prices per share. If shareholders seek to sell their shares in a thinly traded stock, it may be difficult to obtain the price desired. A large percentage of the outstanding shares of common stock of New Synergetics will be held by management and insiders upon completion of the merger, so the float is limited and the stock is much less liquid than larger market cap companies. For a period of 12 months following the closing of the merger, certain of our directors, officers and principal shareholders will not be permitted to sell any shares of New Synergetics common stock pursuant to the terms of the shareholders’ agreement. Following the expiration of this 12-month period, such insiders will be free to sell their shares, subject to such limitations as are applicable under the federal securities laws and corporate policies. Accordingly, the potential for such large blocks of shares to come to market, and the actual coming to market of these shares, could adversely affect the trading price of the common stock of New Synergetics.

New Synergetics will have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of its common stock.
      Provisions of the Valley Forge articles of incorporation, bylaws and Pennsylvania law may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Valley Forge’s management, including transactions in which Valley Forge’s shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of the Valley Forge shareholders to approve transactions that they may deem to be in their best interest. Also, if the Valley Forge shareholders approve the proposal to amend and restate the articles of incorporation of Valley Forge, the Valley Forge board of directors will be divided into three classes, as nearly equal in size as practicable, with three-year staggered terms. This provision may deter a potential acquirer from engaging in a transaction with Valley Forge because it will be unable to gain control of the Valley Forge board of directors through at least two meetings in which directors are elected by Valley Forge shareholders.
      If the reincorporation merger occurs, New Synergetics’ certificate of incorporation, bylaws and Delaware law will provide for substantially the same anti-takeover defenses as those for Valley Forge. In addition, certain provisions of the New Synergetics’ Delaware certificate of incorporation and bylaws will limit the manner by which shareholders may call a special meeting and require an affirmative vote of two-thirds of the shareholders entitled to vote to remove a director, amend the bylaws or amend certain specified provisions of the certificate of incorporation.

Compliance with rules and regulations concerning corporate governance may be costly and time consuming.
      The Sarbanes-Oxley Act of 2002 requires, among other things, that public companies adopt and maintain corporate governance measures and imposes comprehensive reporting and disclosure requirements, establishes stringent independence and financial expertise standards for boards of directors and audit committee members and contains increased civil and criminal penalties for companies, their chief executive officers and chief financial officers for securities laws violations. Moreover, public companies are required to maintain effective internal controls over financial reporting and disclose material weaknesses in such controls. Furthermore, The Nasdaq SmallCap Market, on which New Synergetics common stock will be traded pending approval of its listing application, has adopted additional rules and regulations relating to corporate governance.
      Because Synergetics, as it currently exists, is a private company, it is unfamiliar with the magnitude and cost of complying with the requirements of the Sarbanes-Oxley Act and The Nasdaq SmallCap Market. Furthermore, certain of those directors and executive officers who will serve as directors and executive officers of New Synergetics do not have experience in managing a public company subject to these regulations. To help address this risk, Synergetics has hired Pamela G. Boone, who has public company experience, to serve as its Chief Financial Officer. Ms. Boone will serve as New Synergetics’ Chief Financial Officer following the merger. The scope, complexity and cost of New Synergetics’ corporate governance, reporting and disclosure practices, coupled with members of management new to the public company arena, could impact New Synergetics’ results of operations and divert management’s attention from business operations. These rules and regulations may also make it more difficult and expensive for New Synergetics to obtain directors’ and officers’ liability insurance and attract and retain qualified members of the New Synergetics board of directors, especially those willing to serve on New Synergetics’ audit committee.

THE VALLEY FORGE ANNUAL MEETING
      Valley Forge is sending this joint proxy statement/ prospectus to the shareholders of Valley Forge to provide important information in connection with the solicitation of proxies by the Valley Forge board of directors for use at the 2005 annual meeting of Valley Forge shareholders and at any adjournment or postponement of the meeting. This joint proxy statement/ prospectus is being mailed to Valley Forge shareholders on or about August 17, 2005.
Date, Time and Place of the Valley Forge Annual Meeting
      The annual meeting will be held at 9:30 a.m., Eastern Time, on Monday, September 19, 2005, at the Sheraton Park Ridge, 480 North Gulph Road, King of Prussia, Pennsylvania 19406.
Purpose of the Annual Meeting
      At the meeting, Valley Forge shareholders will be asked to consider and vote upon the following:

1. A proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders in connection with the merger of Synergetics with Synergetics Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Valley Forge (“MergerSub”), pursuant to the Agreement and Plan of Merger, dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005, and as further amended by Amendment No. 2 to the Agreement and Plan of Merger dated July 15, 2005, by and among Valley Forge, MergerSub and Synergetics;

2. A proposal to amend and restate the articles of incorporation of Valley Forge to:

(i) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares;

(ii) increase the number of directors on the Valley Forge board of directors to seven; and

(iii) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms;

3. A proposal to approve the reincorporation of Valley Forge under the laws of the State of Delaware through a merger of Valley Forge with VFSC Delaware, Inc., a wholly-owned subsidiary of Valley Forge;

4. A proposal to elect seven director nominees to the Valley Forge board of directors to serve until their respective successors are elected and qualified, or until the earlier of their death, resignation or removal;

5. A proposal to amend the Valley Forge stock plan to increase the number of shares issuable upon the exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares;

6. A proposal to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan;

7. A proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2;

8. A proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein; and

9. Any other business as may properly come before the meeting and any adjournment or postponement of the meeting.

      Valley Forge shareholders will vote on each proposal separately. Except as described below, the vote of a Valley Forge shareholder on one proposal has no bearing on any of the other proposals, any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.
Record Date
      The Valley Forge board has fixed the close of business on July 22, 2005 as the record date for determining the Valley Forge shareholders entitled to vote at the annual meeting. Only holders of record of Valley Forge common stock as of the close of business on that date are entitled to vote at the annual meeting.
      Valley Forge has one class of common stock outstanding, no par value per share. As of the record date, there were 7,939,712 shares of Valley Forge common stock issued and outstanding, constituting all of Valley Forge’s outstanding voting stock, held by approximately 100 holders of record. Each share of Valley Forge common stock issued and outstanding as of the record date entitles its holder to cast one vote at the annual meeting.
Admission to the Annual Meeting
      Only Valley Forge shareholders of record on the record date, their designated proxies and guests of Valley Forge may attend the Valley Forge annual meeting. Shareholders attending the meeting will be given a ballot at the meeting. Please note, however, that if the shares are held in “street name,” which means that the shares are held by a bank, broker or other nominee (“street name holder”), and the shareholder wishes to vote at the annual meeting, the shareholder must follow the instructions discussed in the section below entitled “Voting Shares in Person that are Held Through Street Name Holders.”
Quorum
      To conduct business at the annual meeting, a quorum must be present. The holders of a majority of the shares of Valley Forge common stock issued and outstanding and entitled to vote at the annual meeting constitute a quorum. Holders of shares of common stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting. If a quorum is not present at the annual meeting, the meeting may be adjourned or postponed to solicit additional proxies.
Vote Required
      Proposal One. Approval of the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting. The consummation of the merger is contingent upon approval of proposal one.
      Proposal Two. Approval to amend and restate the articles of incorporation of Valley Forge to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting. The consummation of the merger is contingent upon approval of proposal two.
      Proposal Three. Approval of the reincorporation merger will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting. The consummation of the merger is contingent upon approval of proposal three as a condition to the merger under the terms of the merger agreement, unless waived by the Synergetics board of directors.

      Proposal Four. The candidates for the Valley Forge board of directors receiving the seven highest vote totals will be elected to serve as directors of Valley Forge. The consummation of the merger is contingent upon approval of proposal four as a condition to the merger under the terms of the merger agreement, unless waived by the Synergetics board of directors.
      Proposal Five. Approval to amend the Valley Forge stock plan to increase the number of shares issuable upon exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at Valley Forge’s annual meeting.
      Proposal Six. Approval to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at Valley Forge’s annual meeting.
      Proposal Seven. Approval of the proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2 will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at Valley Forge’s annual meeting. The consummation of the merger is contingent upon approval of proposal seven as a condition to the merger under the terms of the merger agreement.
      Proposal Eight. Approval of the proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, will require the affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at Valley Forge’s annual meeting.
Voting of Shares
      General. Shares may be voted at the annual meeting by voting in person at the annual meeting or by submitting a proxy in the manner described below. To vote by proxy, Valley Forge shareholders must complete and mail to Valley Forge the enclosed proxy card in the enclosed envelope. Shares represented by a properly executed and dated proxy will be voted at the annual meeting in accordance with the instructions indicated on the proxy. Proxies that are properly executed and dated but which do not contain voting instructions will be voted “FOR” each of the proposals. The proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the annual meeting.
      Valley Forge shareholders may receive more than one proxy card depending on how their shares of Valley Forge common stock are held. For example, if a shareholder’s shares are held in street name, the shareholder may receive proxy materials from that street name holder. Generally, shareholders need to sign and return all of their proxy cards to vote all of their shares.
      Abstentions. The shares represented by a properly executed proxy marked “ABSTAIN” as to a particular proposal will not be voted with respect to that proposal at the annual meeting. If a Valley Forge shareholder submits a proxy and affirmatively elects to abstain from voting, the proxy will be counted as present for purposes of determining the presence of a quorum but will have no effect on the votes related to any of the proposals submitted herein.
      Broker Non-Votes. If a shareholder’s shares of Valley Forge common stock are held in street name, the street name holder will only vote the shares for the shareholder if he or she provides the street name holder with instructions on how to vote the shares. The street name holder cannot vote a shareholder’s shares without specific instructions from the shareholder. Because the affirmative vote of a majority of the shares voting and represented at the annual meeting is required to pass each of the proposals submitted herein (other than the election of directors), if a shareholder does not instruct his or her street name holder how to vote, it will have no effect on the votes related to these proposals. Broker non-votes also have no effect on the election of the director nominees, as the seven nominees receiving the highest votes will be elected to the board.

      Voting Shares in Person that are Held Through Street Name Holders. If a Valley Forge shareholder’s shares are held by a street name holder and he or she wishes to vote those shares in person at the annual meeting, he or she must obtain from the street name holder a properly executed legal proxy identifying the shareholder as a Valley Forge shareholder, authorizing the shareholder to act on behalf of the street name holder at the annual meeting and identifying the number of shares with respect to which the authorization is granted.
How to Change a Vote or Revoke a Proxy
      Shareholders who hold Valley Forge shares in their own names can change their votes at any time before their proxy is voted at the annual meeting. A shareholder can do this using any of the following methods:

•	timely delivery by mail of a valid, subsequently-dated proxy;

•	delivery to Valley Forge’s Secretary before or at the annual meeting of written notice revoking the shareholder’s proxy or of written notice of his or her intention to vote by ballot at the annual meeting; or

•	submitting a vote by ballot at the annual meeting.
      If a shareholder has instructed a street name holder to vote the shareholder’s shares, he or she must follow the street name holder’s directions in order to change those instructions.
Voting Agreement
      As of May 2, 2005, certain of the Valley Forge directors, executive officers and greater than 5% shareholders holding as a group 2,694,893 shares of Valley Forge common stock, approximately 34% of the total outstanding shares of Valley Forge common stock entitled to vote, have agreed to vote all of their shares of Valley Forge common stock in favor of proposals one through four. For more information, see the section of this joint proxy statement/ prospectus entitled “TERMS OF THE MERGER AGREEMENT — The Voting Agreements; Shareholders’ Agreement” beginning on page 78.
Solicitation of Proxies and Expenses Associated Therewith
      Valley Forge is soliciting proxies for the Valley Forge annual meeting from the holders of Valley Forge common stock as of the record date. Valley Forge will bear the entire cost of soliciting proxies from Valley Forge shareholders, except that Valley Forge and Synergetics have each agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this joint proxy statement/ prospectus forms a part and the printing and mailing of this joint proxy statement/ prospectus and related proxy materials. In addition, Valley Forge will reimburse street name holders for reasonable expenses they will incur in forwarding proxy materials to beneficial owners of Valley Forge common stock held in street name. Valley Forge may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Valley Forge shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.
      Valley Forge’s 2004 Annual Report, including Valley Forge’s audited financial statements for the fiscal year ended September 30, 2004, is being mailed to Valley Forge shareholders concurrently with this joint proxy statement/ prospectus.
Recommendation of the Valley Forge Board of Directors
      After careful consideration, based upon the recommendation of its committee of independent directors, the board of directors of Valley Forge approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Valley Forge’s board of directors has determined that the merger is fair and advisable and in the best interests of Valley Forge and its shareholders and recommends that its shareholders vote in the following manner:

•	“FOR” the proposal to approve the issuance of 15,973,912 shares of Valley Forge common stock to Synergetics shareholders in connection with the merger of Synergetics with MergerSub pursuant to the Agreement and Plan of Merger, dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005 and as further amended by Amendment No. 2 to the Agreement and Plan of Merger dated July 15, 2005, by and among Valley Forge, MergerSub and Synergetics;

•	“FOR” the proposal to amend and restate the articles of incorporation of Valley Forge to:

(i)	increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares;

(ii)	increase the number of directors on the Valley Forge board of directors to seven; and

(iii)	divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms;

•	“FOR” the proposal to approve the reincorporation of Valley Forge under the laws of the State of Delaware through a merger of Valley Forge with VFSC Delaware, Inc., a wholly-owned subsidiary of Valley Forge;

•	“FOR” the proposal to elect seven director nominees to the Valley Forge board of directors to serve until their respective successors are elected and qualified, or until the earlier of their death, resignation or removal;

•	“FOR” the proposal to amend the Valley Forge stock plan to increase the number of shares issuable upon the exercise of options granted under the Valley Forge stock plan from 345,000 shares to 1,345,000 shares;

•	“FOR” the proposal to adopt the Valley Forge directors’ plan to authorize the issuance of up to 200,000 shares of Valley Forge common stock issuable upon exercise of options granted under the Valley Forge directors’ plan;

•	“FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2; and

•	“FOR” the proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein.
      For more information on these recommendations, see the sections of this joint proxy statement/ prospectus entitled “THE MERGER — Joint Reasons for the Merger” and “THE MERGER — Additional Valley Forge Reasons for the Merger” beginning on pages 50 and 51, respectively.
Assistance
      If a Valley Forge shareholder needs assistance in completing his or her proxy card or has questions regarding the Valley Forge annual meeting, please contact Valley Forge Investor Relations at (484) 690-9000 or write to Valley Forge Scientific Corp., 3600 Horizon Drive, King of Prussia, Pennsylvania 19406, Attn: Investor Relations.

THE SYNERGETICS SPECIAL MEETING
      Synergetics is sending this joint proxy statement/ prospectus to the shareholders of Synergetics to provide important information in connection with the solicitation of proxies by the Synergetics board of directors for use at the special meeting of Synergetics shareholders and at any adjournment or postponement of the special meeting. This joint proxy statement/ prospectus is being mailed to Synergetics shareholders on or about August 17, 2005.
Date, Time and Place of the Synergetics Special Meeting
      The special meeting will be held at 5:30 p.m., Central Standard Time, on Friday, September 16, 2005, at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017.
Purpose of the Special Meeting
      At the special meeting, Synergetics shareholders will be asked to consider and vote upon the following:

1. A proposal to approve the Agreement and Plan of Merger, dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005 and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated July 15, 2005, by and among Valley Forge, Synergetics Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Valley Forge (“MergerSub”), and Synergetics and the merger of MergerSub with and into Synergetics. As a result of the merger, Synergetics will become a wholly-owned subsidiary of Valley Forge;

2. A proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the merger agreement and the merger contemplated therein; and

3. Any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.
Record Date
      The Synergetics board has fixed the close of business on August 9, 2005 as the record date for determining the Synergetics shareholders entitled to vote at the special meeting. Only holders of record of Synergetics common stock as of the close of business on that date are entitled to vote at the special meeting.
      Synergetics has one class of common stock outstanding, par value $0.01 2/3 per share. As of the record date, there were 3,456,773 shares of Synergetics common stock issued and outstanding, constituting all of Synergetics’ outstanding voting stock. Each share of Synergetics common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.
Admission to the Special Meeting
      Only Synergetics shareholders of record on the record date, their designated proxies and guests of Synergetics may attend the Synergetics special meeting. Shareholders attending the meeting will be given a ballot at the meeting. Please note, however, that if the shares are held in “street name,” which means that the shares are held by a bank, broker or other nominee (“street name holder”), and the shareholder wishes to vote at the special meeting, the shareholder must follow the instructions discussed in the section below entitled “Voting Shares in Person that are Held Through Street Name Holders.”
Quorum
      To conduct business at the special meeting, a quorum must be present. The holders of a majority of the shares of Synergetics common stock issued and outstanding and entitled to vote at the special meeting constitute a quorum. Holders of shares of common stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.
Vote Required
      The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Synergetics common stock is required to approve proposal one (relating to the approval of the merger agreement and the merger contemplated therein). The consummation of the merger is contingent upon approval of proposal one.
      The affirmative vote of the holders of a majority of the shares of Synergetics common stock entitled to vote and represented at the special meeting, in person or by proxy, is required to approve proposal two (relating to the grant of discretionary authority to the Synergetics board to adjourn or postpone the special meeting to a later date, if necessary).
Voting of Shares
      General. Shares may be voted at the special meeting by voting in person at the special meeting or by submitting a proxy in the manner described below. To vote by proxy, Synergetics shareholders must complete and mail to Synergetics the enclosed proxy card in the enclosed envelope. Shares represented by a properly executed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly executed and dated but which do not contain voting instructions will be voted “FOR” each of the proposals. The proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.
      Abstentions. The shares represented by a properly executed proxy marked “ABSTAIN” as to a particular proposal will not be voted with respect to that proposal at the special meeting. If a Synergetics shareholder submits a proxy and affirmatively elects to abstain from voting, the proxy will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote “AGAINST” each of proposal one and proposal two.
      Broker Non-Votes. If a shareholder’s shares of Synergetics common stock are held in street name, the street name holder will only vote the shares for the shareholder if he or she provides the street name holder with instructions on how to vote the shares. The street name holder cannot vote a shareholder’s shares without specific instructions from the shareholder. Because the affirmative vote of two-thirds of the outstanding shares of Synergetics common stock is required to pass proposal one (relating to the approval of the merger agreement and the merger contemplated therein), if a Synergetics shareholder does not instruct his or her street name holder how to vote, it will have the effect of a vote “AGAINST” proposal one. Because the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the special meeting is required to pass proposal two (relating to the grant of discretionary authority to the Synergetics board to adjourn or postpone the special meeting to a later date, if necessary), if a shareholder does not instruct his or her street name holder how to vote, it will have no effect on the votes related to proposal two.
      Voting Shares in Person that are Held Through Street Name Holders. If a Synergetics shareholder’s shares are held by a street name holder and he or she wishes to vote those shares in person at the special meeting, he or she must obtain from the street name holder a properly executed legal proxy identifying the shareholder as a Synergetics shareholder, authorizing the shareholder to act on behalf of the street name holder at the special meeting and identifying the number of shares with respect to which the authorization is granted.
      Please do not send any Synergetics stock certificates with proxy cards or voting instruction forms. If the merger agreement is approved and the merger is consummated, Synergetics shareholders will receive a letter of transmittal with instructions for surrendering their certificates representing shares of Synergetics common stock.

How to Change a Vote or Revoke a Proxy
      Shareholders who hold Synergetics shares in their own names can change their votes at any time before their proxy is voted at the special meeting. A shareholder can do this using any of the following methods:

(i) timely delivery by mail of a valid, subsequently-dated proxy;

(ii) delivery to Synergetics’ Secretary before or at the special meeting of written notice revoking the shareholder’s proxy or of written notice of his or her intention to vote by ballot at the special meeting; or

(iii) submitting a vote by ballot at the special meeting.
      If a shareholder has instructed a street name holder to vote the shareholder’s shares, he or she must follow the street name holder’s directions in order to change those instructions.
Voting Agreement
      As of May 2, 2005, Synergetics directors and certain of their affiliates, holding as a group 650,088 shares of Synergetics common stock, approximately 19% of the total outstanding shares of Synergetics common stock entitled to vote, have agreed to vote all of their shares of Synergetics common stock in favor of the proposal to approve the merger agreement and the merger contemplated therein. In connection with this agreement, they have executed and delivered to Valley Forge proxies to vote their shares in favor of the merger proposal. For more information, see the section of this joint proxy statement/ prospectus entitled “TERMS OF THE MERGER AGREEMENT — The Voting Agreements; Shareholders’ Agreement” beginning on page 78.
Solicitation of Proxies and Expenses Associated Therewith
      Synergetics is soliciting proxies for the Synergetics special meeting from the holders of Synergetics common stock as of the record date. Synergetics will bear the entire cost of soliciting proxies from Synergetics shareholders, except that Valley Forge and Synergetics have each agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this joint proxy statement/ prospectus forms a part and the printing and mailing of this joint proxy statement/ prospectus and related proxy materials. In addition, Synergetics will reimburse street name holders for reasonable expenses they will incur in forwarding proxy materials to beneficial owners of Synergetics common stock held in street name. Synergetics may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Synergetics shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.
Recommendation of the Synergetics Board of Directors
      After careful consideration, the board of directors of Synergetics approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Synergetics board of directors has determined that the merger is fair and advisable and in the best interests of Synergetics and its shareholders and recommends that its shareholders vote “FOR” each of proposal one (relating to the approval of the merger agreement and the merger contemplated therein) and proposal two (relating to the grant of discretionary authority to the Synergetics board to adjourn or postpone the special meeting to a later date, if necessary). For more information on these recommendations, see the sections of this joint proxy statement/ prospectus entitled “THE MERGER — Joint Reasons for the Merger” and “THE MERGER — Additional Synergetics Reasons for the Merger” beginning on pages 50 and 57, respectively.
Assistance
      If a Synergetics shareholder needs assistance in completing his or her proxy card or has questions regarding the Synergetics’ special meeting, please call Pamela G. Boone, Chief Financial Officer of Synergetics, at (636) 939-5100 or write to Synergetics, Inc. at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

VALLEY FORGE PROPOSAL 1 AND SYNERGETICS PROPOSAL 1
(THE MERGER)

VALLEY FORGE PROPOSAL 1	SYNERGETICS PROPOSAL 1
APPROVAL OF THE ISSUANCE OF SHARES OF VALLEY FORGE COMMON STOCK IN THE MERGER	APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
THE MERGER
      This section of the joint proxy statement/ prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.
Background of the Merger
      Before first contacting Valley Forge regarding a potential combination, Synergetics considered several possible candidates, including Valley Forge, that would present a strategic fit with Synergetics’ existing neurosurgery product offerings.
      At the request of Synergetics’ management, in late June 2003, Dr. Robert Spetzler, a shareholder of Synergetics, wrote to Dr. Leonard I. Malis, a Valley Forge director, to discuss the possibility of a strategic combination between Synergetics and Valley Forge.
      On July 10, 2003, Valley Forge and Synergetics entered into a Confidentiality and Nondisclosure Agreement.
      On July 10-11, 2003, Robert H. Dick, an independent director of Valley Forge, met at Synergetics’ headquarters with Synergetics’ management, consisting of Gregg D. Scheller, President and Chief Executive Officer, Kurt W. Gampp, Jr., Chief Operating Officer, and William Bates, Special Projects Manager, to discuss each company’s interest in a potential business combination and to gain an understanding of each company’s business.
      On July 22-23, 2003, Jerry L. Malis, Chairman of the Board, Chief Executive Officer and President of Valley Forge, along with Mr. Dick, met with Messrs. Scheller, Gampp and Bates of Synergetics at Synergetics’ headquarters to discuss certain merger considerations, including reporting obligations and corporate governance matters, and to further examine each company’s business structure.
      On September 3-4, 2003, Mr. Dick of Valley Forge met with several Synergetics’ managers, including Messrs. Scheller and Bates, together with Synergetics’ counsel. They continued to analyze the advantages and disadvantages of entering into a business combination, along with discussing Valley Forge’s valuation model and Synergetics’ earnings projections.
      On September 25-26, 2003, Messrs. Malis and Dick met with Mr. Bates at Valley Forge’s headquarters to review and discuss the updated valuation model of Valley Forge along with the initial valuation model of Synergetics.
      Following these meetings with Synergetics, the Valley Forge board of directors determined that it was in the best interest of the Valley Forge shareholders to examine alternative transactions to enhance the shareholder value of the company.
      On September 30, 2003, following conversations with a representative of a potential acquisition partner (“Company A”), Valley Forge sent a copy of its strategic plan to Company A for use in examining a possible acquisition of Valley Forge. The management of Company A and Valley Forge had several conversations discussing the potential of such an acquisition.

      On October 20-21, 2003, Mr. Scheller met with Mr. Malis at the Congress of Neurosurgery (“CNS”) meeting in Denver, Colorado and had general discussions regarding the valuation models of the two companies.
      In early November 2003, Mr. Scheller sent a letter to Mr. Malis in which he outlined various proposals for entering into a business combination.
      On November 11, 2003, Mr. Malis responded to Mr. Scheller’s correspondence and requested that Synergetics provide Valley Forge with certain financial and other information pertaining to Synergetics.
      In November 2003, following the exchange of correspondence, representatives of both Valley Forge and Synergetics exchanged extensive information with each other regarding the companies, their products and their financial results.
      On December 2, 2003, Valley Forge counsel provided Synergetics and its counsel with certain corporate documents, information regarding Valley Forge incentive stock plans, leases and copies of agreements with a key customer.
      On December 2-4, 2003, Synergetics sent a due diligence team to the offices of Valley Forge to review documents and records, and observe business processes and operations. They met with various senior managers of Valley Forge and inspected manufacturing areas, records and inventory.
      Following the December 2, 2003 site visit, Valley Forge’s counsel exchanged due diligence materials with Synergetics and its counsel regarding prior audits, real estate matters, material contracts, royalty agreements and long-term debt.
      On February 16-18, 2004, Messrs. Malis and Dick of Valley Forge met with Company A representatives at its headquarters. The purpose of the meeting was to discuss Valley Forge’s strategic plan and the potential benefits of a business combination. As a result of the meeting, Company A agreed to continue internally assessing whether it was prepared to enter into such a combination with Valley Forge.
      On February 23-24, 2004, Michael Ritchie of Valley Forge visited Synergetics to conduct financial due diligence and assess the compatibility of the financial and manufacturing systems of the two companies.
      On March 15, 2004, counsel for Valley Forge and Synergetics continued discussions regarding review of progress in the negotiations to acquire the Malis® trademark from Leonard I. Malis, a director of Valley Forge and the brother of Jerry L. Malis, President and Chief Executive Officer of Valley Forge.
      On May 3, 2004, Messrs. Malis and Dick of Valley Forge met with management of Company A during the annual American Association of Neurosurgeons (AANS) meeting in Orlando, Florida. They continued discussions on the potential for a business combination. However, Company A concluded that it was unable to complete a neurosurgery-focused acquisition at that time.
      On May 4, 2004, Messrs. Malis and Dick of Valley Forge met with Messrs. Scheller and Bates of Synergetics at the AANS meeting in Orlando, Florida. The purpose of the meeting was to review the progress of the negotiations to acquire the Malis® trademark from Dr. Malis and discuss the next steps regarding a possible merger.
      In mid-May 2004, Bruce A. Murray and Lou Uchitel, directors of Valley Forge visited Synergetics to conduct due diligence on financial controls, manufacturing operations, sales and marketing, and product development. They met with various senior managers of Synergetics and inspected manufacturing areas, records and inventory.
      In May 2004, Valley Forge engaged the law firm Fox Rothschild LLP as special counsel to assist in connection with the merger discussions.
      Between May 2004 and July 2004, Mr. Murray of Valley Forge and Mr. Bates of Synergetics exchanged extensive information regarding the companies, their products and their operations. These exchanges included due diligence in several areas, including financial management, sales and sales projections, product details and future plans. They also discussed general terms and conditions of a possible merger agreement. During these months, Valley Forge continued negotiations of an option agreement with Dr. Malis that would allow Valley Forge to acquire the rights to the Malis® trademark in the event that Valley Forge merged with another company.
      On July 16, 2004, Valley Forge provided Synergetics with a written summary of the terms of a proposed option agreement with Dr. Malis that would allow Valley Forge to acquire the rights to the Malis® trademark in the event that Valley Forge merged with another company.
      In July 2004, Messrs. Murray and Malis met with Messrs. Scheller, Gampp and Bates at the Synergetics facility to outline certain business conditions of a possible merger. During the months following this meeting, Mr. Murray and Mr. Bates continued to discuss strategies for blending the business interests of Valley Forge and Synergetics. They also began to outline specific contract terms of the merger agreement.
      In July 2004, Mr. Scheller provided the individual members of the Synergetics board of directors with updates regarding the status of the Valley Forge discussions.
      In August 2004, Messrs. Murray and Malis met with management of a second potential acquisition partner (“Company B”) to discuss a potential business combination. At this meeting, the parties entered into preliminary discussions regarding a possible acquisition of Valley Forge by Company B.
      On August 10, 2004, Mr. Scheller of Synergetics and Messrs. Malis and Murray of Valley Forge conducted a conference call regarding the status of Valley Forge’s existing distribution agreement with Codman. Mr. Scheller requested an update on the progress of the negotiations to acquire the Malis® trademark from Dr. Malis. They also discussed general terms and conditions of a possible merger agreement, including the composition of the new board of directors, certain supermajority provisions, the organizational structure of the combined companies, and product integration and distribution methods.
      In September 2004, Company B sent a due diligence team to the offices of Schenkman, Jennings & Howard, LLC, counsel to Valley Forge, to review documents and records related to Valley Forge’s intellectual property, leases, distribution contracts and other business records.
      In October 2004, Valley Forge entered into an option agreement granting Valley Forge the option to acquire the Malis® trademark from Dr. Malis.
      Also in October 2004, Messrs. Murray and Malis met with Messrs. Scheller and Bates during the CNS meeting in San Francisco to discuss business terms of a potential merger agreement.
      Also in October 2004, management of a third potential acquirer (“Company C”) expressed interest in acquiring Valley Forge.
      In November 2004, management of Company C visited Valley Forge’s facilities and reviewed documents relating to Valley Forge’s intellectual property at the offices Schenkman, Jennings & Howard, LLC, counsel to Valley Forge.
      On November 15-16, Mr. Bates met with Mr. Murray in Mr. Murray’s home in Florida to review the status of the merger negotiations, focusing primarily on the relative valuation of the two companies.
      In December 2004, Mr. Malis and Valley Forge’s counsel met with management of Company C regarding a potential acquisition of Valley Forge. After the meeting, Valley Forge provided the company with Valley Forge’s internal financial projections. A follow-up meeting was held in January 2005 among Mr. Malis, Valley Forge’s counsel and management of Company C.
      On December 7-8, 2004, Messrs. Murray and Malis, together with Valley Forge’s counsel, met with Messrs. Scheller, Bates and Synergetics’ counsel in St. Louis, Missouri to negotiate contract terms of a merger agreement. Following this meeting, Mr. Murray remained for one additional day to discuss other business matters with Synergetics’ management, including the composition of the new board of directors and its committees, the organizational structure of the combined companies, and product integration and distribution methods.
      Following the December 2004 meeting, Messrs. Murray and Bates had extensive discussions regarding the new Valley Forge sales and expense projections and the new Synergetics’ sales and expense projections approved by Mr. Scheller.
      In January 2005, Mr. Murray met with Mr. Scheller and members of the Synergetics’ marketing and sales staff in Jensen Beach, Florida. During the meeting, Synergetics presented a comprehensive current and historical sales analysis along with a comprehensive future sales and marketing plan. The parties discussed how Valley Forge’s products could be integrated into the Synergetics’ sales and marketing plan.
      On January 25, 2005, the Valley Forge board of directors formed an independent committee consisting of Messrs. Dick and Uchitel to review the potential business combination proposals and to engage outside professionals, including investment bankers, to assist in their review.
      In February 2005, Mr. Murray met with Company B’s management at Company B’s headquarters to assess its interest in acquiring Valley Forge. The parties could not agree on an appropriate value for Valley Forge, but agreed to continue discussions on the potential acquisition. Valley Forge and Company B continued to discuss a potential acquisition until late March 2005, when Company B informed Valley Forge that it would not make an offer to purchase Valley Forge.
      On February 11, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to discuss all possible business combinations with all potential suitors. A special negotiating committee, consisting of Messrs. Malis and Murray, was appointed to hold discussions with potential business combination candidates. In addition, Valley Forge’s special counsel was authorized to contact Synergetics’ counsel to discuss legal matters regarding the proposed merger.
      Also in February 2005, Company A continued discussions regarding a potential business combination with Valley Forge. Messrs. Malis, Dick and Murray then had telephone conferences with representatives of Company A. Valley Forge also provided Company A with updated internal forecasts in connection with these discussions.
      On February 15, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to examine all potential business combinations. The board noted that Company C required a lock-up agreement in order to commence its due diligence review. This proposed agreement would prohibit the board from negotiating with other parties for a limited period of time. The board did not believe that this restriction would be in the best interests of its shareholders. Accordingly, after discussion, the board authorized Mr. Malis to inform Company C that Valley Forge would not enter into a lock-up agreement. However, Company C was invited to commence their due diligence review nonetheless. Without the lock-up agreement, Company C declined to conduct a due diligence review.
      On February 22, 2005, Mr. Scheller provided the individual members of the Synergetics board of directors with information regarding the status of the Valley Forge discussions.
      On March 15, 2005, the Valley Forge board of directors again held a joint meeting with the independent committee to examine the status of potential combinations and suitors. The board also examined the proposed merger agreement with Synergetics and authorized counsel to discuss the terms with Synergetics’ counsel.
      In late March 2005, Company A reiterated that it was unable to pursue the acquisition at this time.
      On March 23, 2005, the counsel and auditors of both companies met via conference call to discuss reporting and audit timelines for the proposed merger agreement.
      On April 8, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to discuss obtaining a fairness opinion for the potential combination with Synergetics, along with reviewing and discussing the comments provided by Synergetics’ counsel regarding the proposed merger agreement and voting agreements.

      In mid-April 2005, while attending the CNS meeting in New Orleans, Messrs. Murray and Malis met with Messrs. Scheller and Bates, along with Mr. Gampp and the counsel of both companies via telephone, to discuss the merger and finalize the remaining items in the merger agreement.
      On April 18, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to review the draft merger agreement and to discuss Mr. Murray’s discussions with Mr. Bates of Synergetics regarding merger-related issues. Also, the board examined all outstanding due diligence issues. Further, the board reviewed the proposed terms of an employment agreement between New Synergetics and Mr. Malis.
      On April 20, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to review the proposed employment agreement for Mr. Malis and the proposed voting agreements for certain shareholders of each company. The board also discussed the need to appoint a new independent director and explored possible candidates and procedures.
      On April 23, 2005, Mr. Scheller sent a letter to Mr. Malis in which he outlined the remaining open issues to be addressed before the merger agreement could be signed. Also, the letter discussed the culture of both Valley Forge and Synergetics and emphasized the need to address the open issues and move forward with the merger. Mr. Murray responded in writing to Mr. Scheller’s letter and addressed many of the open issues.
      On April 26, 2005, the Valley Forge board of directors held a joint meeting with the independent committee to discuss recent progress made on the merger agreement, the progress of the fairness opinion, the open issues with the employment agreement for Mr. Malis, post-merger issues, and the process and procedures involved in filing a registration statement on Form S-4 with the SEC.
      On April 27, 2005, the Valley Forge board of directors again held a joint meeting with the independent committee to discuss the updated terms of the merger agreement along with remaining issues of the employment agreement for Mr. Malis.
      On April 28, 2005, the Valley Forge board of directors held a joint meeting with the independent committee in which they reviewed and discussed the most recent draft of the merger agreement and were informed that Wildwood Capital LLC would be engaged to deliver an opinion with respect to the fairness of the merger consideration. The board and independent committee approved the draft merger agreement and authorized Valley Forge management to execute the merger agreement and related documents on behalf of Valley Forge, subject to such further changes as Valley Forge’s management considered advisable. The Wildwood Capital fairness opinion was delivered on May 26, 2005.
      On April 30, 2005, the Synergetics board of directors approved the draft merger agreement and authorized Synergetics’ management to execute the merger agreement and related documents on behalf of Synergetics, subject to such further changes as Synergetics’ management considered advisable. The board directed the president of the corporation to present the merger agreement between Synergetics and Valley Forge to all of the shareholders of Synergetics for their vote at a special meeting of shareholders to consider approval of the transaction on a date to be announced following completion of initial regulatory filings.
      On May 2, 2005, Valley Forge, MergerSub and Synergetics executed the merger agreement and the related agreements.
      On May 3, 2005, the parties publicly announced the proposed merger.
Joint Reasons for the Merger
      The boards of directors of Valley Forge and Synergetics believe that by combining the complementary, non-overlapping product lines and distribution networks of the two companies, New Synergetics can generate improved long-term operating and financial results and establish a stronger competitive position in the industry. The boards further believe that the combination of Synergetics’ unique capabilities in design and manufacture of microsurgical hand instruments and Valley Forge’s unique capabilities in bipolar electrosurgical generators and other electronic devices will provide New Synergetics with the ability to broaden the markets for products of both entities and increase the penetration in existing markets.
      Each of the boards of directors of Valley Forge and Synergetics has identified additional potential mutual benefits of the merger that they believe will contribute to the success of New Synergetics. These potential benefits include principally the following:

•	the merger’s resultant combined technologies, including technology bases in power generation, electronics, bipolar delivery systems, waveform technology, finely machined hand tools, illumination systems and lasers, will open access to applications in other surgical and microsurgical fields;

•	the combination of our research and development teams will provide a greater depth of experience, knowledge and resources and lessen our dependence on outside sources;

•	the creation of a larger sales and service organization worldwide, the expansion of the companies’ dedicated sales teams and a higher profile with customers, presenting greater opportunities for marketing the products of New Synergetics;

•	the combined experience, financial resources, development expertise, size and breadth of product offerings of New Synergetics may allow it to respond more quickly and effectively to technological changes, increased consolidation and industry demands;

•	the creation of a combined customer service and technical support system may permit New Synergetics to provide more effective support coverage to its customers and make it more attractive to new customers; and

•	New Synergetics is expected to have greater prominence within the financial community providing increased access to capital.
      Valley Forge and Synergetics have each identified additional reasons for the merger, which are discussed below.
Additional Valley Forge Reasons for the Merger
      In addition to the reasons described above, the Valley Forge board of directors believes that the following are additional reasons the merger will be beneficial to Valley Forge and its shareholders:

•	the merger will allow New Synergetics to distribute the Valley Forge products directly to end users through the existing Synergetics’ sales channels, including the existing Synergetics’ direct sales force;

•	the technological capabilities of Synergetics will allow the design and manufacture of unique microsurgical hand instruments not presently developed by Valley Forge, providing additional product and market opportunities;

•	given the complementary, non-overlapping nature of the product lines of Valley Forge and Synergetics, the merger will enhance Valley Forge’s ability to achieve greater scale and presence in the medical device industry;

•	Synergetics’ recognized presence in certain medical specialties other than neurosurgery will enhance and facilitate Valley Forge’s ability to capitalize on the capabilities of its newly emerging bipolar electrosurgical generator products and associated disposable handpieces, as well as other medical electronic devices and associated accessories;

•	combining with Synergetics will create a broader, more diversified management structure with more highly specialized personnel that will enhance Valley Forge’s management capability and provide a path of management succession in the future;

•	combining with Synergetics will provide an opportunity for increased sales by offering a more integrated and broader product line; and

•	the Valley Forge shareholders will have the opportunity to participate in the potential for growth of New Synergetics after the merger.
      The Valley Forge board of directors believes there are substantial benefits to Valley Forge and the Valley Forge shareholders that can be obtained as a result of the merger. If the merger is completed, the Valley Forge board of directors believes that New Synergetics will be a leader in both the retina surgery and neurosurgery markets, as well as other microsurgery markets. At a meeting held on April 28, 2005, based upon the recommendation of its committee of independent directors, the Valley Forge board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Valley Forge common stock in the merger, are advisable and in the best interests of Valley Forge and the Valley Forge shareholders. Therefore, the Valley Forge board of directors resolved to recommend that the Valley Forge shareholders approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement.
      In reaching its decision, the Valley Forge board and its committee of independent directors consulted with senior management and Wildwood Capital with respect to the valuation of the merger transaction and the fairness of the consideration to be paid in the merger transaction as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives such as acquisitions of or by other companies. The Valley Forge board considered a number of factors in reaching its decision, without assigning any specific or relative weight to those factors. The material factors considered include:

•	information concerning the businesses, earnings, operations, competitive position and future business prospects of Valley Forge and Synergetics, both individually and as combined;

•	the belief that by combining complementary operations, the combined company would have better opportunities for future growth than Valley Forge would have on its own;

•	the current and prospective economic and competitive environments facing Valley Forge as a stand-alone company;

•	the belief that the merger would provide Valley Forge with the management, technical and financial resources to grow more quickly;

•	the opportunity for Valley Forge’s shareholders to participate in a larger, more diversified organization and to benefit from the potential appreciation in the value of Valley Forge’s common stock; and

•	the likely impact of the merger on Valley Forge’s employees and customers.
      The Valley Forge board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described in the section entitled “RISK FACTORS” beginning on page 27, and the following:

•	the risk that the merger would not be completed in a timely manner or at all;

•	the fact that Valley Forge’s shareholders will not receive the full benefit of any future growth in the value of their equity that Valley Forge may have achieved as an independent company;

•	the potential disadvantage to Valley Forge’s shareholders in the event New Synergetics does not perform as well in the future as Valley Forge may have performed as an independent company;

•	the possibility that certain provisions of the merger agreement, and the fact that certain directors, executive officers and greater than 5% shareholders of Valley Forge owning in the aggregate approximately 34% of all the outstanding capital stock of Valley Forge executed a voting agreement with Synergetics would likely have the effect of discouraging other persons potentially interested in merging with or acquiring Valley Forge from pursuing such an opportunity;

•	the risk that the potential benefits of the merger may not be realized;

•	the challenge of integrating the businesses and operations of Valley Forge and Synergetics and the substantial management time and effort and the substantial costs required to complete the integration following the merger; and

•	the risk of management and employee disruption associated with the merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company.
      The board of directors of Valley Forge and its independent committee of directors concluded that these potentially negative factors were outweighed by the potential benefits of the merger.
      The above discussion of information and factors considered by the Valley Forge board of directors and its independent committee of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board and the committee. In view of the wide variety of factors considered by the board and the committee, neither the board nor the committee found it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, neither the board nor the committee made any specific conclusions on each factor considered, but, rather, the board and the committee conducted an overall analysis of these factors. Individual members of the board or the committee may have given different weight to different factors.
      The board of directors of Valley Forge and its independent committee of directors determined that the merger is preferable to the other alternatives which might be available to Valley Forge, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The Valley Forge board and the committee made that determination because they believe that the merger will unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength and profitability potential than Valley Forge possesses on a stand-alone basis or that Valley Forge might be able to achieve through other alternatives.
      FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF VALLEY FORGE RECOMMENDS THAT HOLDERS OF VALLEY FORGE COMMON STOCK VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF VALLEY FORGE COMMON STOCK TO SYNERGETICS SHAREHOLDERS AS CONTEMPLATED BY THE MERGER AGREEMENT.
      Opinion of Valley Forge Financial Advisor
      Valley Forge retained Wildwood Capital LLC to render an opinion regarding the fairness, from a financial point of view, of the merger transaction to the shareholders of Valley Forge.
      Wildwood Capital is a recognized investment banking firm with substantial experience in the healthcare industry. Wildwood Capital has not performed investment banking services for or had any other material relationship with Valley Forge or Synergetics in the past two years nor is any material relationship presently contemplated.
      On May 26, 2005, Wildwood Capital delivered its written opinion to the independent committee of the Valley Forge board of directors, stating that, based upon and subject to the considerations and assumptions contained in the opinion, the merger transaction is fair from a financial point of view to the Valley Forge shareholders. The amount of consideration to be paid in the merger was determined by negotiation between Valley Forge and Synergetics.
      The full text of the written opinion of Wildwood Capital, dated May 26, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Wildwood Capital in rendering its opinion, is attached hereto as Annex E and is incorporated by reference. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. The opinion of Wildwood Capital was provided for the information of the independent committee of the Valley Forge board of directors and is not a recommendation as to how any holder of Valley Forge common stock should vote with respect to the merger. The opinion addresses only the fairness from a financial point of view of the value retained by the Valley Forge shareholders pursuant to the transaction, and does not address any other aspects of the merger. Valley Forge’s shareholders should read carefully the opinion in its entirety.
      Strictly in the context of arriving at its opinion, Wildwood Capital:

•	reviewed the historical operating performance and financial strength of Valley Forge;

•	reviewed the historical operating performance and financial strength of Synergetics;

•	reviewed for reasonableness management projections for Valley Forge provided to Wildwood Capital by Valley Forge management;

•	reviewed for reasonableness management projections for Synergetics provided to Wildwood Capital by Synergetics management;

•	reviewed the historical market prices and trading history of Valley Forge common stock;

•	compared the market prices and trading history of the stock of Valley Forge with companies of equivalent sizes within the same market sector;

•	reviewed the transaction structure with respect to any potential conflict of interest regarding employment contracts and the continued services of the Valley Forge directors as directors of the combined company;

•	visited Valley Forge’s corporate headquarters and conducted interviews with senior managers;

•	visited Synergetics’ corporate headquarters and production facility and conducted interviews with senior managers;

•	reviewed certain Valley Forge SEC filings, including the Valley Forge annual report on Form 10-K for the period ending September 30, 2004 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K;

•	reviewed the exclusive distribution agreement among Mutoh America, Co., LTD, Miwatec Co. LTD and Synergetics;

•	reviewed the supply and distribution agreement dated October 25, 2004 between Valley Forge and Stryker Instruments Division of Stryker Corporation;

•	reviewed the agreement between Valley Forge and Codman dated October 1, 2004 and its subsequent amendment dated March 1, 2005; and

•	reviewed the market for comparable transactions within the past year with similar sized companies in the Valley Forge market segment.
      In addition, Wildwood Capital reviewed the following documents taking into account such issues as potential conflicts of interest:

•	the merger agreement;

•	the shareholders’ agreement;

•	the Valley Forge voting agreement;

•	the Synergetics voting agreement;

•	the form of employment agreement for Jerry L. Malis; and

•	the option agreement between Valley Forge and Dr. Malis, together with the related form of promissory note and security agreement.

      Wildwood Capital also discussed the past and current operations and financial condition and the prospects of Valley Forge, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Valley Forge. In addition, Wildwood Capital compared the financial performance of Valley Forge with that of certain other publicly-traded medical device companies and their securities. Wildwood Capital also performed other analyses and considered other factors it deemed appropriate.
      For the purposes of rendering its opinion, Wildwood Capital assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Valley Forge and Synergetics. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Wildwood Capital assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Valley Forge. Wildwood Capital also assumed that the merger would be consummated in accordance with the terms of the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Code.
      Wildwood Capital did not make any independent valuation or appraisal of the assets or liabilities of Valley Forge nor was it furnished with any such appraisals. Wildwood Capital’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion.
      The following is a summary of the material financial analyses delivered by Wildwood Capital to the independent committee of directors of Valley Forge in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Wildwood, nor does the order of analyses described represent relative importance or weight given to those analyses by Wildwood Capital. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on publicly reported market data as it existed on or before May 26, 2005 and is not necessarily indicative of current market conditions. In preparing its fairness opinion, Wildwood Capital reviewed traditional techniques for rendering fairness opinions. After careful review of a number of techniques, Wildwood Capital applied those techniques it felt were relevant given that Valley Forge is a thinly traded public company in the microcap market. Accordingly, Wildwood Capital focused much of its review on the public stock performance, trading history and implied liquidity in the Valley Forge common stock.
      Historical Trading Review. Wildwood Capital examined the historical trading activity and implied market capitalizations of Valley Forge dating back to January 1, 1998. This period was highlighted by the technology bull market of the late 1990s and subsequent bear market. Also occurring during this period were the terrorist attacks of September 11, 2001. These events had significant effects on the whole market, and therefore were included in our analysis. During this period, we observed a high market capitalization of $52,503,470 on May 5, 1998 and a low market capitalization of $7,173,639 on December 21, 2000. In addition, the high daily trading volume during this period was 663,500 shares on September 15, 1998. There were numerous occurrences of zero daily trading volume, particularly in the last three years. Wildwood Capital also noted the average market capitalizations for the individual years:

Year	Average Market Capitalization	Average Daily Trading Volume

1998	$36,819,037	28,312
1999	$33,276,157	26,287
2000	$17,985,878	18,164
2001	$20,860,056	6,993
2002	$17,958,651	3,797
2003	$11,095,031	4,949
2004	$14,485,796	3,477

      On Monday, May 2, 2005, just prior to the proposed merger announcement, the last sales price for Valley Forge common stock was $1.87, implying a market capitalization of $14,797,933. On the first day of trading after the announcement, Tuesday, May 3, 2005, Valley Forge closed at $2.30, implying a market capitalization of $18,201,538. On Wednesday, May 25, 2005, 17 trading days after the proposed merger announcement, Valley Forge closed at $4.27, implying a market capitalization of $33,759,895. Wildwood Capital concluded that the excessive advance and indicative market price of Valley Forge common stock is not an indication of value, but rather a reaction to the news of the proposed merger. There is no guarantee that current levels of price and volume can be sustained.
      Review of Similar Transactions. Wildwood Capital examined all transactions of publicly traded medical device companies going back to January 1, 2004 in an attempt to identify a transaction similar to the merger of Valley Forge and Synergetics. Wildwood Capital was unable to identify a similar transaction involving similarly situated companies. Wildwood Capital concluded that transactions occurring prior to 2004 were unreliable because of the evolving nature of the medical device industry.
      Review of Comparable Companies. Wildwood Capital examined publicly held companies of similar size and within a similar segment in an attempt to identify a company similar to Valley Forge. The objective was to evaluate the implied characteristics of similar companies, such as price to revenues and price to book values. Wildwood Capital concluded that a company sufficiently similar to Valley Forge for meaningful comparison does not exist. Wildwood Capital then examined the implied characteristics of the 27 publicly-held medical device companies with revenues between $2,000,000 and $8,000,000. For the group of 27, it was noted that the average price to revenues multiple was approximately 7.19, and the average price to book value multiple was approximately 3.88. On Monday, May 2, 2005, just prior to the proposed merger announcement, Valley Forge possessed a price to revenues multiple of 2.62 and a price to book value multiple of 3.29, ranking 17th and 13th, respectively, among the 27 companies. These multiples were below the average in both cases. On Wednesday, May 25, 17 trading days after the proposed merger announcement, Valley Forge’s price to revenues multiple was 6.90, and its price to book value multiple was 8.67, ranking 7th and 3rd, respectively, among the 27. Furthermore, on May 25, 2005, Valley Forge’s price to book value multiple was higher than the average, and the price to revenue multiple was near the average.
      Static Value Analysis — Contribution of Earnings. Wildwood Capital reviewed the relative contributions of both companies on a static basis for the past three fiscal years of operations. Synergetics’ profits for its past three fiscal years were approximately $3.2 million, and Valley Forge’s profits for its past three fiscal years were approximately $900,000. Valley Forge’s profits as a percentage of the combined profits were 22.1%. In this review, Wildwood Capital looked at growth in revenue together with growth in profits. Both companies are in the same broad classification of the medical device industry, but they each operate in different segments. Synergetics showed a compound annual growth in revenue equal to over 27% during the three-year period while Valley Forge showed compound annual growth to be negative 3.9% during the same period, reflecting the mature nature of its main product and its position as a manufacturer which sells its products to distributors.
      Discounted Cash Flow Analysis. The contributions of both companies to the combined company were viewed on a non-synergistic basis going forward, looking at standard industry growth rates which, in the case of Valley Forge, had exceeded its historical growth rate. Under this analysis, applying a multiple of revenue of 2.5x to the terminal sales and using a 20% discount rate, the present value of the cash flows of Synergetics equaled $35 million while Valley Forge equaled $10.4 million, or 22.9% of the combined total.
      Discounted Pro Forma Cash Flow Analysis. Wildwood Capital reviewed the potential synergistic contributions of both companies to the combined company. Wildwood Capital reviewed the forecasts by the management of each company for reasonableness. Wildwood Capital assumed that with respect to the financial projections provided to Wildwood Capital, that such projections have been realistically prepared in good faith on the basis of reasonable judgments as to the potential future financial performance of both companies. While it was not part of Wildwood Capital’s responsibility to challenge the forecasts, it was incumbent on Wildwood Capital to view the forecasts in an objective and pragmatic manner taking into consideration the factors and variables, including, without limitation, industry, market position, general economic activity and increased competition. Wildwood Capital reviewed the discounted cash flows of the forecast applying a multiple of 2.5 to terminal revenue and a multiple of 15 to terminal net income which yielded a discounted cash flow for Synergetics of $43.1 million under one method and $30.6 million under the other method. Valley Forge’s discounted cash flow yielded $14.4 million under one method and $13.5 million under the other method. Under these two methods, Wildwood Capital found that Valley Forge as a percentage of the total combined pro forma value was 25.0% under one method and 30.6% under the other method. The results of a discounted cash flow analysis may vary based upon, among other factors, the discount rates, the terminal values and synergy estimates used in the analysis by a particular investment bank.
      Under the terms of the engagement letter, Valley Forge has agreed to pay to Wildwood Capital a fee of $100,000, payable in two equal installments. This fee is not conditional upon the closing of the transaction. In addition, Valley Forge has agreed to reimburse Wildwood Capital for its expenses incurred in performing its services and to indemnify Wildwood Capital from and against certain liabilities and expenses which arise out of or relate to its engagement.
Additional Synergetics Reasons for the Merger
      In addition to the reasons described above, the Synergetics board of directors believes that the following are additional reasons the merger will be beneficial to Synergetics and its shareholders:

•	the combination of the Synergetics Omni® system and the Valley Forge line of bipolar electrosurgical systems will enhance Synergetics’ penetration in the neurosurgery market for both product lines, providing for a stronger suite of products to solve a broad spectrum of surgical requirements and will strengthen its ability to attract product and product line extension technologies in neurosurgery;

•	the broader product line in the neurosurgery market will allow Synergetics to more quickly expand its direct sales force and distribution channels by enabling Synergetics to develop stronger relationships with both United States and international distribution partners;

•	combining with Valley Forge will allow Synergetics engineers access to Valley Forge’s electrosurgical generator technologies when designing ophthalmologic and neurosurgical equipment, which will allow New Synergetics to produce additional innovative and sophisticated products;

•	the use of Synergetics’ hand instrument design and in-house manufacturing capabilities should expand the hand instruments and disposables available for the Valley Forge products and provide surgeons more bipolar interface options;

•	the use of the Malis® trademark, a name widely recognized and respected in the neurosurgery field, will enhance New Synergetics’ ability to achieve greater presence in the neurosurgical equipment market;

•	for Synergetics’ shareholders, customers and employees, the prospects of the strategic business combination of Synergetics and Valley Forge are more favorable than the prospects of the companies as separate entities;

•	New Synergetics will have greater technical expertise, as well as management and financial resources to devote to research and development consistent with each company’s focus on building value by pursuing technological leadership through continuous innovation, product improvement and product differentiation; and

•	by pooling the resources and skills of both Synergetics and Valley Forge, New Synergetics will be better equipped to improve its competitive position in the markets previously served by Synergetics and Valley Forge, respectively.

      In reaching its determination, the Synergetics board of directors consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives, such as an initial public offering, joint ventures, acquisitions of or by other companies or seeking additional financing with venture capitalists. The Synergetics board considered a number of factors in reaching its decision, without assigning any specific or relative weight to those factors. The material factors considered include:

•	information concerning the businesses, earnings, operations, competitive position and future business prospects of Valley Forge and Synergetics, both individually and as combined;

•	the belief that by combining complementary operations, the combined company would have better opportunities for future growth than Synergetics would have on its own;

•	the current and prospective economic and competitive environments facing Synergetics as a stand-alone company;

•	the belief that the merger would provide Synergetics with additional management, technical and financial resources to grow more quickly;

•	the opportunity for Synergetics shareholders to participate in a larger, more diversified organization and to benefit from the potential appreciation in the value of Valley Forge’s common stock;

•	the fact that the outstanding shares of Valley Forge common stock are, and the shares of Valley Forge common stock to be issued to Synergetics shareholders are expected to be, publicly traded on the Nasdaq SmallCap Market and as a result, will enjoy greater liquidity than the shares of Synergetics common stock, which are not regularly traded in any market; and

•	the likely impact of the merger on Synergetics employees and customers.
      The Synergetics board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in the section entitled “RISK FACTORS” beginning on page 27, and the following:

•	the risk that the merger would not be completed in a timely manner or at all;

•	the significant dilution that Synergetics’ shareholders will experience in the relative percentage interests in earnings of the combined company;

•	the fact that Synergetics shareholders will not receive the full benefit of any future growth in the value of their equity that Synergetics may have achieved as an independent company;

•	the potential disadvantage to Synergetics shareholders in the event New Synergetics does not perform as well in the future as Synergetics may have performed as an independent company;

•	the possibility that certain provisions of the merger agreement, and the fact that all directors and certain executive officers of Synergetics owning in the aggregate approximately 19% of all the outstanding capital stock of Synergetics executed a voting agreement with Valley Forge, would likely have the effect of discouraging other persons potentially interested in merging with or acquiring Synergetics from pursuing such an opportunity;

•	the risk that the potential benefits of the merger may not be realized;

•	the challenge of integrating the businesses and operations of Valley Forge and Synergetics and the substantial management time and effort and the substantial costs required to complete the integration following the merger;

•	the comprehensive reporting, governance and disclosure requirements applicable to New Synergetics as a public company and the fact that certain of New Synergetics’ management team has little or no experience with these public company requirements; and

•	the risk of management and employee disruption associated with the merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company.
      The above discussion of information and factors provided to the Synergetics board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board. The board did not quantify or otherwise assign relative weight to the specific factors considered. In addition, the Synergetics board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Synergetics board may have given different weight to different factors.
      The board of directors of Synergetics determined that the merger is preferable to the other alternatives that might be available to Synergetics, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The Synergetics board made that determination because it believes that the merger will unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength and profitability potential than Synergetics possesses on a stand-alone basis or that Synergetics might be able to achieve through other alternatives.
      FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF SYNERGETICS RECOMMENDS THAT HOLDERS OF SYNERGETICS COMMON STOCK VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT.
Interests of Certain Persons in the Merger
      In considering the recommendation of the Valley Forge board and Synergetics board with respect to approval of the merger agreement and the merger contemplated by the merger agreement, Valley Forge shareholders and Synergetics shareholders should be aware that certain members of the Valley Forge board and Synergetics board and executive officers of Valley Forge and Synergetics have interests in the merger in addition to their interests as shareholders of Valley Forge and Synergetics.
      These interests include:

•	the continuation of two current directors of Valley Forge as directors of New Synergetics upon completion of the merger and the appointment of Jerry L. Malis as an executive officer of New Synergetics upon completion of the merger;

•	the appointment of two current directors of Synergetics as directors of New Synergetics upon completion of the merger and the appointment of Gregg D. Scheller, Kurt W. Gampp, Jr. and Pamela G. Boone as executive officers of New Synergetics upon completion of the merger;

•	the execution of a three-year employment agreement by each of Messrs. Scheller, Gampp and Malis with New Synergetics providing for, among other things, the receipt of severance payments if such executive officer is terminated without cause by New Synergetics, or if such executive officer resigns for good reason;

•	a payment to Dr. Malis, a current director of Valley Forge, of $4,157,504, payable in installments over a period of approximately six years, upon exercise of an option granted to Valley Forge to purchase the Malis® trademark, which payment will be evidenced by a promissory note secured by a security interest in the trademark and certain patents; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of Synergetics following the merger.

      The board of directors of both companies were aware of these interests and considered them, among other matters, in making their recommendations that the shareholders approve the merger agreement and the merger contemplated by the merger agreement.

New Synergetics Board of Directors and Executive Officers After the Merger
      After the completion of the merger, Mr. Scheller will be the President and Chief Executive Officer of New Synergetics, Mr. Malis will be an Executive Vice President and Chief Scientific Officer of New Synergetics, Mr. Gampp will be the Chief Operating Officer of New Synergetics and Ms. Boone will be the Chief Financial Officer of New Synergetics. In addition, it is anticipated that Messrs. Scheller, Malis and Gampp will serve as Class “C” directors of New Synergetics after the completion of the merger. Further, Mr. Dick, a current director of Valley Forge, is expected to be a Class “A” director of New Synergetics after completion of the merger. Certain other officers of Valley Forge and Synergetics will continue to be employees of New Synergetics.

Employment Agreements
      Each of Mr. Scheller, Mr. Malis and Mr. Gampp will enter into three-year employment agreements with New Synergetics. Mr. Scheller’s initial base salary will be $377,000, Mr. Malis’ initial base salary will be $230,000, and Mr. Gampp’s initial base salary will be $346,000. In the event any of such executive officers are terminated without cause, or if such executive officer resigns for good reason, such executive officer shall be entitled to his base salary and health care benefits through the end of the term of his employment agreement.
      As used in the employment agreements with the New Synergetics’ executive officers, “cause” shall mean (1) the executive officer’s conviction of any felony, or conviction for embezzlement or misappropriation of money or other property of New Synergetics, (2) any act of gross negligence in performing the executive officer’s duties, (3) the executive officer’s willful refusal to execute his duties (other than for disability), or (4) the executive officer’s breach of the non-competition terms contained in the employment agreement. Termination for the events described in clauses (2) and (3) above will not constitute termination for “cause” unless the executive officer is provided written notice reasonably detailing such occurrence and is given five business days after receipt of such notice to cure such event and an opportunity to be heard before the New Synergetics board of directors.
      As used in the employment agreements with the New Synergetics’ executive officers, the term “good reason” means (1) a failure to pay, or a reduction, by New Synergetics of the executive officer’s base salary, (2) the failure or refusal by New Synergetics to provide the executive officer with the benefits set forth in the employment agreement, (3) the assignment to the executive officer of any duties materially inconsistent with the duties set forth in the employment agreement, which assignment is not cured within five business days of written notice to New Synergetics, (4) in the case of Mr. Malis, a requirement imposed by New Synergetics on Mr. Malis that results in Mr. Malis being based at a location that is outside of a 35 mile radius of Valley Forge’s current Philadelphia area corporate offices, and in the case of Messrs. Scheller and Gampp, 35 miles from the St. Charles office, (5) a change in the executive officer’s title, (6) if the executive officer is no longer a member of the New Synergetics board of directors, other than by death, disability or a removal by shareholder vote for cause, (7) any material breach by New Synergetics of the employment agreement, which breach is not cured within five business days after receipt of written notice from the executive officer, or (8) the termination of executive officer’s employment other than for cause, death or disability.

Indemnification; Directors’ and Officers’ Insurance
      In the merger agreement, the parties agreed that, following completion of the merger, Valley Forge and any of its subsidiaries would honor any indemnification arrangements currently in place between Synergetics and any of its directors and officers (other than for acts of willful misconduct or gross negligence) and any indemnification arrangements currently in place between Valley Forge and any of its directors and officers (other than for acts of willful misconduct or gross negligence). Additionally, Valley Forge agreed that, for a period of three years following completion of the merger, New Synergetics and any of its subsidiaries would cause the certificate of incorporation and bylaws (or any similar organizational documents) of New Synergetics and its subsidiaries to contain indemnification and exculpation provisions no less favorable to the exculpation provisions contained in the Synergetics certificate of incorporation and bylaws immediately before the merger and those contained in the Valley Forge articles of incorporation immediately before the merger.
      In addition, for a period of three years from the completion of the merger, New Synergetics will cause both Synergetics’ and Valley Forge’s existing policies of directors’ and officers’ liability insurance, if any, to be maintained, subject to certain limitations. Alternatively, New Synergetics is permitted to purchase a three-year “tail” prepaid policy on any Synergetics’ directors’ and officers’ liability insurance and maintain the policy in full force and effect for a period of three years.
Material Federal Income Tax Consequences
      The following discussion summarizes the material United States federal income tax consequences of the merger that are expected to apply generally to a Synergetics shareholder upon an exchange of shares of Synergetics stock for shares of Valley Forge common stock in the merger.
      The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the transaction. Some of the tax consequences described below are uncertain and the Internal Revenue Service (the “IRS”) may assert that alternative tax consequences should apply. The discussion does not address tax consequences that may vary with, or are contingent on individual circumstances. The discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, Synergetics shareholders are strongly urged to consult with their own tax advisors to determine the particular United States federal, state, local or foreign income or other tax consequences of the transaction.
      This summary is based upon the interpretations of current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as existing Treasury Regulations promulgated under the Code, existing Treasury rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Valley Forge, Synergetics or the Synergetics shareholders described in this summary.
      No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders:

•	who do not hold their shares of Synergetics common stock, or will not hold the shares of Valley Forge common stock received pursuant to the merger, as capital assets;

•	who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their Synergetics shares in connection with the exercise of stock options or under stock purchase plans or in other compensatory transactions;

•	who hold their Synergetics shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who are not United States persons.
      In addition, the following discussion does not address:

•	the tax consequences of the merger under state, local or foreign tax laws;

•	the tax consequences to holders of options issued by Synergetics which are converted into the right to receive shares of Valley Forge common stock in connection with the merger; or

•	the tax consequences of the receipt of shares of Valley Forge common stock other than in exchange for shares of Synergetics common stock.
      Tax Opinions. Synergetics has received an opinion of Armstrong Teasdale LLP that for federal income tax purposes (i) the merger will be a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Valley Forge, MergerSub and Synergetics will be a party to the reorganization within the meaning of Section 368(b) of the Code. Armstrong Teasdale LLP’s opinion excludes the effect of the reincorporation merger under Section 368(a)(1)(F) of the Code on the merger under Section 368(a)(1)(A) and (a)(2)(E) of the Code. Valley Forge has received the opinion of Fox Rothschild LLP that the reincorporation merger under Section 368(a)(1)(F) of the Code will not disqualify or otherwise alter treatment of the merger as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code. Delivery of these opinions is a condition to complete the merger. The parties may agree to waive this condition to closing. However, if the parties decide to complete the merger without the tax opinions described above, Valley Forge and Synergetics intend to resolicit their respective shareholders to approve the proposals set forth in this joint proxy statement/ prospectus.
      The tax opinions discussed in this section have relied on (1) representations made by Synergetics and Valley Forge, including those contained in certificates of officers of Synergetics and Valley Forge, and (2) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. If any of these representations or assumptions is inaccurate, the tax consequences of the merger could differ from those described in these opinions. The tax opinions discussed in this section are not binding on the IRS, and no ruling from the IRS has been or will be requested in connection with the merger. Therefore, the IRS may adopt a contrary position and a contrary position could be sustained by a court.
      Merger’s qualification as a reorganization. The merger will satisfy the criteria for a reorganization established by the applicable provisions of the Code, the applicable Treasury Regulations and existing case law. However, the IRS has issued various criteria which must be satisfied as a condition of the IRS issuing a ruling that a transaction qualifies as a reorganization. The merger will satisfy all of those criteria.
      Except as otherwise specifically noted, the following discussion of the tax consequences assumes that the merger qualifies as a reorganization.
      Taxation of consideration received. In the merger, Synergetics shareholders are entitled to receive consideration consisting of:

•	shares of Valley Forge common stock to be issued at the closing; and

•	cash in lieu of fractional shares of Valley Forge common stock, which would otherwise be issued at the closing.
      Synergetics shareholders will not recognize gain or loss upon the receipt of shares of Valley Forge common stock issued at the closing.
      If a Synergetics shareholder receives cash in lieu of a fractional share of Valley Forge common stock, such shareholder will be deemed to have received such fractional share and to have exchanged it for cash. Such shareholder will recognize gain or loss equal to the difference, if any, between the basis in the fractional share and the amount of cash received.
      Character of income and gain. The gain recognized with respect to the cash received in lieu of fractional shares will be treated as capital gain unless the receipt of such cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of a Synergetics shareholders’ ratable share of Synergetics’ accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, the Synergetics shareholder’s holding period in Synergetics’ common stock is greater than one year.
      Tax basis of Valley Forge common stock. The aggregate basis of the shares of Valley Forge common stock received by Synergetics shareholders as part of the merger consideration will be the same as the aggregate basis of such Synergetics shareholders’ shares of Synergetics common stock that such Synergetics shareholders exchanged (except for the basis represented by fractional shares which are exchanged for cash), reduced by the amount of any cash received in the transaction (other than cash received for fractional shares) and increased by any gain recognized in the transaction (other than the gain otherwise recognized on the receipt of cash for fractional shares).
      Holding period of Valley Forge common stock. The holding period of the shares of Valley Forge common stock received by a Synergetics shareholder as part of the merger consideration will include the holding period of the shares of Synergetics common stock surrendered by such Synergetics shareholder in exchange for such shares.
      Backup withholding. If a Synergetics shareholder is not a corporation, it may be subject to backup withholding at a rate of 28% on any cash paid to the shareholder in the merger. However, back-up withholding will not apply to such Synergetics shareholders if they either (1) furnish a correct taxpayer identification number and certify that such Synergetics shareholder is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (2) otherwise prove to Valley Forge and its exchange agent that such shareholder is exempt from backup withholding.
      Reporting requirements. Valley Forge will be required to file a statement with its federal income tax return setting forth its basis in such shareholder’s Synergetics common stock surrendered and the fair market value of the Valley Forge common stock that was received in the merger and to retain permanent records of these facts relating to the merger.
      Consequences of IRS challenge. If the IRS successfully challenges the status of the merger as a reorganization, a Synergetics shareholder will realize taxable gain or loss equal to the difference between (i) the fair market value of the shares of Valley Forge common stock that such Synergetics shareholder receives and (ii) the basis in such shareholder’s Synergetics common stock that was exchanged.
      Treatment of the entities. No gain or loss will be recognized by Valley Forge or Synergetics as a result of the merger.
      Cash received by dissenting shareholders. In the absence of authority directly on point, counsel to Valley Forge and counsel to Synergetics are each unable to provide an unequivocal opinion with respect to the United States federal income tax consequences to a shareholder who perfects dissenters’ rights. It is possible that an eligible Synergetics shareholder that perfects its dissenters’ rights will be required to recognize capital gain or loss at the effective time of the merger in an amount equal to the difference between the amount realized and the tax basis of such shareholder’s shares of Synergetics common stock. In addition, a portion of any proceeds received following the effective time of the merger may be characterized as interest, taxable as ordinary income, thus reducing the amount of such capital gain or decreasing the amount of such capital loss (as the case may be). It is also possible that a shareholder who perfects dissenters’ rights will be required to recognize gain or loss at the time of actual payment for such shares, measured by the difference between the amount of cash received by such shareholder and the shareholder’s adjusted tax basis in such shares. Given the uncertain treatment under the federal income tax law, a shareholder who determines to perfect dissenters’ rights should consult his or her tax advisor.
Accounting Treatment
      The transaction described in this joint proxy statement/prospectus statement will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, commonly referred to as “GAAP,” for accounting and financial reporting purposes. Valley Forge will be treated as the acquired corporation for these purposes. Valley Forge’s assets, liabilities and other items will be adjusted to their fair value with fair value of the acquired corporation determined based on the quoted market price of Valley Forge’s common stock for a reasonable period before and after the date that the terms of the acquisition were agreed to and announced and combined with the historical carrying values of the assets and liabilities of Synergetics. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. Goodwill and intangible assets that have indefinite useful lives resulting from this transaction will be reported as long-term assets subject to annual impairment reviews.
Regulatory Approvals
      Other than the filing of a certificate of merger under Delaware law and Missouri law with respect to the merger, Valley Forge and Synergetics do not believe that any additional material governmental filings are required with respect to the merger.
Certain Securities Laws Considerations
      The Valley Forge common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Valley Forge common stock issued to any person who is deemed to be an affiliate (as that term is used in Rule 145 under the Securities Act) of Synergetics. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Synergetics and include Synergetics directors and certain officers as well as its principal shareholders. Affiliates may not sell their Valley Forge common stock acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	an exemption under Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.
Relationships between Valley Forge and Synergetics
      Except as otherwise described in this joint proxy statement/ prospectus, neither Valley Forge nor, to the best of Valley Forge’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Synergetics, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies.
      Except as otherwise described in this joint proxy statement/ prospectus, neither Synergetics nor, to the best of Synergetics’ knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Valley Forge, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies.
Dissenters’ Rights
      Section 351.455 of the General and Business Corporation Law of Missouri, or the GBCLM, entitles any shareholder of Synergetics as of the Synergetics’ record date, in lieu of receiving the merger consideration to which such shareholder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and demand payment in cash of the fair value of the shares of Synergetics held by such shareholder, exclusive of any element of value arising from the expectation or accomplishment of the merger. These rights are commonly known as “dissenters’ rights.” Any Synergetics shareholder contemplating the exercise of these dissenters’ rights should review carefully the provisions of Section 351.455 of the GBCLM, a copy of which is attached as Annex F, particularly the specific procedural steps required to perfect such rights. Such rights will be lost if the procedural requirements of Section 351.455 of the GBCLM are not fully and precisely satisfied.

      Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights. The following description does not purport to be a complete statement of the provisions of Section 351.455 of the GBCLM and is qualified in its entirety by reference thereto.
      To exercise these dissenters’ rights, the shareholder must:

•	file a written objection to the merger before or at the special meeting at which the merger is submitted to a shareholder vote;

•	not vote in favor of the merger;

•	within 20 days after the merger is effected, make written demand on the surviving corporation for payment of the fair value of the shares as of the day before the date on which the vote was taken approving the merger (the surviving corporation will notify dissenting shareholders of the effective date of the merger); and

•	this written demand shall state the number and class of shares owned by the dissenting shareholder.
      If the dissenting Synergetics shareholder and the surviving corporation agree on the value of the shares within 30 days of the merger taking effect, the corporation will make payment for the shares within 90 days after this date upon the shareholder’s surrender of his or her certificates. If the dissenting shareholder and the surviving corporation cannot agree on the value of the shares within 30 days of the merger taking effect, the shareholder may, within 60 days following the end of the 30-day period, file a petition with any court within the county in which the registered office of the surviving corporation is situated for a judicial determination of the fair value of the shares. If the dissenting shareholder does not file the petition within this timeframe, he or she will be presumed to have approved and ratified the merger.
      The right of a dissenting shareholder to be paid the fair value of his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 of the GBCLM or if the merger agreement is terminated for any reason.
      Upon receiving payment of the agreed-upon or judicially determined value, the dissenting shareholder shall cease to have any interest in such shares or in the surviving corporation.
Exchange of Stock Certificates
      Surrender of shares of Synergetics common stock. From and after the effective time of the merger, each holder of a certificate that represented, before the effective time of the merger, shares of Synergetics common stock will have the right to surrender each certificate to Valley Forge and receive certificates representing the number of shares of Valley Forge common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be cancelled. Synergetics shareholders should review and follow the instructions that accompany this joint proxy statement/ prospectus regarding the process for surrendering Synergetics certificates.
      Fractional shares. Valley Forge will not issue any fractional shares of Valley Forge common stock in the merger. Instead, each holder of shares of Synergetics common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Valley Forge common stock will be entitled to receive cash (without interest) in an amount rounded to the nearest whole cent equal to the product of such fractional part of Valley Forge common stock multiplied by the last sale price for a share of Valley Forge common stock on The Nasdaq SmallCap Market on the last trading date before the effective date of the merger.
      No further registration or transfer of Synergetics common stock. At the effective time of the merger, the stock transfer books of Synergetics will be closed, and there will be no further transfers of shares of Synergetics common stock on the records of Synergetics. After the effective time of the merger, the holders of Synergetics stock certificates will cease to have any rights with respect to such shares of Synergetics common stock except as otherwise provided for in the merger agreement or by applicable law.

      Dissenting shares. Dissenting Synergetics shares will not be converted into or represent the right to receive Valley Forge common stock. If the holder of the dissenting shares forfeits his or her rights to dissent under Section 351.455 of the GBCLM or has properly withdrawn his or her rights to dissent, such shares will no longer be dissenting shares and will be converted into and represent the right to receive shares of Valley Forge common stock in connection with the merger. Valley Forge will deliver to the holder of these shares a certificate representing all of the shares issued to the shareholder in connection with the merger and cash for any fractional shares.
      Lost certificates. If any Synergetics certificates are lost, stolen or destroyed, a Synergetics shareholder must provide an appropriate affidavit of that fact. Valley Forge may require the owner of such lost, stolen or destroyed Synergetics certificates to deliver a bond as indemnity against any claim that may be made against Valley Forge with respect to the Synergetics certificates alleged to have been lost, stolen or destroyed.
Stock Ownership Following the Merger
      The former holders of Synergetics common stock would hold and have voting power with respect to approximately 66% on a fully diluted basis, and the shareholders of Valley Forge before the closing of the merger would hold and have voting power with respect to approximately 34% on a fully diluted basis, of Valley Forge’s total issued and outstanding shares of common stock after completion of the merger.

TERMS OF THE MERGER AGREEMENT
      The following is a summary of the material provisions of the merger agreement, as amended. However, the following is not a complete description of all provisions of the merger agreement. We urge you to carefully read the entire merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus and is incorporated into this document by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement, as amended.
General
      The merger agreement provides for the merger of Synergetics with Synergetics Acquisition Corporation, a wholly-owned subsidiary of Valley Forge that was created to effect the merger (“MergerSub”). As a result of the merger, Synergetics will become a wholly-owned subsidiary of Valley Forge. The shareholders of Synergetics will become shareholders of Valley Forge. Valley Forge, as it exists after completion of the merger, will sometimes be referred to in this joint proxy statement/ prospectus as “New Synergetics.”
      The merger agreement contemplates the reincorporation of Valley Forge as a Delaware corporation through the merger of Valley Forge with VFSC Delaware, Inc., a wholly-owned subsidiary of Valley Forge.
Closing and Effective Time of the Merger
      We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled, “— Conditions to Obligations to Complete the Merger” beginning on page 75, are satisfied or waived, including approval by the shareholders of Valley Forge of the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement and the approval and adoption of the merger agreement and the merger contemplated therein by the Synergetics shareholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Missouri and the Secretary of State of the State of Delaware.
      The reincorporation merger will become effective when the certificate of merger relating to the reincorporation merger shall have been filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of the Commonwealth of Pennsylvania. Under the terms of the merger agreement, the reincorporation of Valley Forge is required to complete the merger. If shareholders approve the merger, but not the reincorporation merger, the Synergetics board of directors must waive this condition in order for the merger to proceed, in which case Valley Forge will remain a Pennsylvania corporation.
      We are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger during the third quarter of 2005 and in any event, within one business day of obtaining the required Valley Forge and Synergetics shareholder approvals. If necessary to maintain the listing of New Synergetics shares on The Nasdaq SmallCap Market, Valley Forge may effect the reverse stock split before consummation of the merger, in which case the closing of the merger may be delayed for a brief period of time following the Valley Forge shareholders’ meeting for this purpose. See “VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT” beginning on page 174.
Treatment of Securities

Synergetics Common Stock
      Under the terms of the merger agreement, upon completion of the merger, the holders of issued and outstanding shares of Synergetics common stock shall be entitled to receive, in the aggregate, the number of shares of Valley Forge common stock equal to the result obtained by dividing the number of issued and outstanding shares of Valley Forge common stock as of the date of the merger agreement (7,913,712 shares) by 0.34, then subtracting such number of issued and outstanding shares of Valley Forge common stock, and then adding 612,000 shares of Valley Forge common stock. As a result, upon completion of the merger, Synergetics shareholders shall be entitled to receive an aggregate of 15,973,912 shares of Valley Forge common stock, also referred to herein as the merger consideration. Each outstanding share of Synergetics common stock shall be converted into the right to receive shares of Valley Forge common stock equal to the quotient determined by dividing the merger consideration by the then issued and outstanding shares of Synergetics common stock. The aggregate number of shares of Valley Forge common stock to be received by Synergetics shareholders in the merger could be adjusted if the reverse stock split described in this joint proxy statement/prospectus is effected before the closing of the merger. If, however, the reverse stock split is effected after the closing of the merger, Synergetics shareholders will receive the merger consideration without adjustment, but shortly thereafter, upon the effectiveness of the reverse stock split, such shareholders, together with all other shareholders of New Synergetics, including the existing Valley Forge shareholders, will have their total number of shares proportionately adjusted. Regardless of any such adjustment, Synergetics shareholders will own approximately 66% of the outstanding Valley Forge shares on a fully diluted basis following the merger. See “VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT” beginning at page 174.
      Upon completion of the merger, Valley Forge will assume all outstanding options to purchase Synergetics common stock granted under the Synergetics Incentive Stock Option Plan. For more information, see “Synergetics Stock Options” below. None of the shares of Valley Forge common stock issued in the merger will be subject to repurchase rights at the time of the closing.

Fractional Shares
      Valley Forge will not issue certificates representing fractional shares of its common stock in the merger. Any shareholder who would otherwise be entitled to a fractional share under the merger agreement will receive a cash payment (rounded to the nearest whole cent) equal to the last sale price per share of Valley Forge common stock on The Nasdaq SmallCap Market on the business day immediately preceding the closing date, multiplied by the fraction of a share that such Synergetics shareholder would otherwise be entitled to receive.

Synergetics Stock Options
      When the merger is completed, Valley Forge will assume all outstanding Synergetics options granted under the Synergetics Incentive Stock Option Plan and convert them into options to purchase shares of Valley Forge common stock. Valley Forge will convert each assumed option into an option to purchase that number of shares of Valley Forge common stock equal to the number of shares of Synergetics common stock subject to the unexercised portion of the Synergetics options immediately before the merger, multiplied by the conversion ratio applicable to the exchange of shares of Synergetics common stock for shares of Valley Forge common stock, rounded to the nearest whole share. The exercise price per share for each assumed Synergetics option will be equal to the exercise price per share of the original Synergetics option divided by the conversion ratio applicable to the exchange of shares of Synergetics common stock for shares of Valley Forge common stock, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Synergetics option immediately before the effective time of the merger. As of the record date for Synergetics’ special meeting of shareholders, options to purchase approximately 38,000 shares of Synergetics common stock were outstanding under the Synergetics Incentive Stock Option Plan.
      New Synergetics will file, within 30 days after completion of the merger, a registration statement on Form S-8 with the SEC covering shares of Valley Forge common stock issuable in connection with the assumed options. Valley Forge shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any assumed options remain outstanding.

Exchange of Stock Certificates
      Promptly after the date the merger is effective, New Synergetics’ transfer agent will mail to each shareholder of Synergetics a letter of transmittal in customary form and instructions for use in exchanging Synergetics common stock certificates for Valley Forge common stock certificates and cash for any fractional share. In addition, the merger agreement contemplates that, upon receipt of a Synergetics common stock certificate and a duly executed letter of transmittal and any other documents that Valley Forge and the transfer agent reasonably require, the transfer agent will mail to each record holder of the Synergetics shares a certificate representing the number of whole shares of Valley Forge common stock that the holder has the right to receive (and any dividends or other distributions payable thereon) and cash in lieu of any fractional share.
      After the completion of the merger, until it is surrendered, each certificate that previously evidenced Synergetics common stock will only represent the right to receive (1) shares of Valley Forge common stock and (2) cash instead of a fractional share of Valley Forge common stock. Valley Forge will not pay dividends or other distributions on any shares of Valley Forge common stock to be issued in exchange for any Synergetics common stock certificate that is not surrendered until the Synergetics stock certificate is surrendered in accordance with the merger agreement. Shareholders of Synergetics should not return their share certificates with the enclosed proxy.
Lost, Mislaid, Stolen or Destroyed Certificates
      If a Synergetics stock certificate is lost, mislaid, stolen or destroyed, the holder of the certificate must deliver an affidavit of such fact, and may also be required to deliver an agreement of indemnity before receiving any merger consideration. Valley Forge will issue only (1) Valley Forge common stock, (2) cash in lieu of a fractional share, and (3) any dividends or distributions that may be applicable in a name other than the name in which a surrendered Synergetics common stock certificate is registered only if the person requesting the exchange presents to the transfer agent all documents required to show and effect the unrecorded transfer of ownership and to show that the requesting person paid any applicable stock transfer taxes.
Representations and Warranties
      The merger agreement contains general representations and warranties made by each of Valley Forge and MergerSub on the one hand, and Synergetics on the other, regarding aspects of their respective businesses, financial conditions and structures, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, expire at the effective time of the merger and relate to the following subject matters:

•	corporate organization, qualifications to do business and corporate power;

•	capitalization;

•	in the case of Valley Forge, the status of the MergerSub;

•	corporate authorization, including board approval, to enter into and carry out the obligations contained in the merger agreement;

•	enforceability of the merger agreement;

•	absence of any conflict or violation of the corporate charter and any applicable law, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	no brokers’ fees in connection with the transactions contemplated by the merger agreement;

•	tangible assets;

•	in the case of Valley Forge, SEC filings and the financial statements contained in those filings, and, in the case of Synergetics, financial statements;

•	information provided by the parties to each other presents, in all material respects, a true, accurate and complete description of their respective businesses;

•	absence of any acquisition or pre-emptive rights with respect to capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement;

•	absence of material changes or events since July 31, 2004, in the case of Synergetics, and December 31, 2004, in the case of Valley Forge and MergerSub;

•	absence of undisclosed liabilities;

•	governmental and regulatory approvals required in connection with the merger;

•	compliance with applicable laws, and possession and compliance with all permits required for the operation of business;

•	taxes;

•	real property;

•	intellectual property;

•	bank accounts;

•	inventory;

•	material agreements and the absence of breaches of material agreements;

•	notes and accounts receivable;

•	powers of attorney;

•	insurance;

•	absence of litigation;

•	product warranties;

•	product liabilities;

•	labor matters;

•	employee benefit plans and employment contracts;

•	guarantees;

•	environmental, health and safety matters;

•	insurance;

•	interested party transactions;

•	subsidiaries;

•	disclosures; and

•	controls and procedures for required disclosures of financial and non-financial information to the SEC, and in the case of Valley Forge, SEC filings.
Conduct of Business Before Completion of the Merger
      Pursuant to the merger agreement, each of Valley Forge and Synergetics has agreed that, until the earlier of the completion of the merger or termination of the merger agreement or as required by a governmental entity, or unless the other party consents in writing, it will carry on its business in the ordinary course consistent with past practices and in material compliance with applicable law, and will use commercially reasonable efforts to:

•	preserve intact its present lines of business; and

•	preserve its relationships with customers, suppliers and others with which it has business dealings.
      Under the merger agreement, each of Valley Forge and Synergetics has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will not:

•	amend any material contract or enter into a contract that would be deemed a material contract, or terminate, cancel or waive any right under any material contract, other than in the ordinary course of business, or any contract that involves amounts or expenditures in excess of $50,000 or which may give rise to commitments beyond twelve months;

•	enter into any new line of business;

•	incur or commit any capital expenditures or any obligations or liabilities in connection with any capital expenditures;

•	declare, set aside, make or pay any dividend or make any other distribution;

•	issue, deliver or sell, or authorize the issuance, delivery or sale, of any shares of its capital stock of any class, voting debt or any securities convertible into, or exercisable for, any rights, warrants, calls or options to acquire, any of their respective shares, or enter into any arrangement regarding any of the foregoing other than (1) the issuance of shares upon the exercise of any stock options under disclosed plans in accordance with their existing terms in the ordinary course of business consistent with past practice and (2) options granted after the date of the merger agreement to acquire up to 30,000 shares of Valley Forge common stock in the case of Valley Forge, and up to 10,000 shares of Synergetics common stock in the case of Synergetics, pursuant to any of their disclosed stock option plans;

•	amend or otherwise change its corporate charter and bylaws or other equivalent organizational documents;

•	acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein;

•	sell, lease, or otherwise dispose of any of its assets, or agree to do so, other than inventory in the ordinary course of business;

•	make any loans, advances, capital contributions or investments (unless pursuant to an existing obligation or is $50,000 or less and in the ordinary course of business consistent with past practices), incur any indebtedness, issue debt securities or make any guarantees;

•	increase the compensation payable or to become payable to its directors, officers or employees;

•	change accounting policies and procedures except as required by United States GAAP or other applicable law; or

•	enter into any agreement or arrangement that could limit or restrict New Synergetics from engaging or competing in any line of business or geographic area after completion of the merger.
      In addition, under the terms of the merger agreement, Valley Forge has agreed to:

•	comply in all material respects with SEC filing and disclosure requirements and comply with all rules, regulations and administrative guidelines promulgated by The Nasdaq SmallCap Market;

•	with respect to the distribution agreement with Codman, provide notice to Codman to shorten Codman’s exclusivity period to no later than the date of closing and to limit sales of its products under the agreement to no more than is contractually required; and

•	prepare a marketing plan and implementation schedule to assist in the sale of Valley Forge products after the completion of the merger.
      Further, under the terms of the merger agreement, Valley Forge has agreed not to, without the consent of Synergetics:

•	modify the distribution agreement with Codman; or

•	enter into any distribution or marketing agreement for its products.
Valley Forge and Synergetics are Prohibited from Soliciting Other Offers
      Under the terms of the merger agreement, Valley Forge and Synergetics have agreed, and have agreed to cause their directors, officers, partners, employees, advisors, accountants and attorneys, to:

•	not initiate or solicit any proposals for a merger, acquisition, consolidation or similar transaction involving Synergetics or any purchase of all or a significant portion of assets or equity of their respective companies (“acquisition proposals”);

•	not participate in discussions regarding any acquisition proposals;

•	cease, and cause to be ceased, existing discussions or negotiations with third parties regarding any acquisition proposals; and

•	immediately notify the other party of any acquisition proposals received by them or any attempts by third parties to discuss or negotiate any acquisition proposals with them.
      Each of Valley Forge and Synergetics is obligated to notify the other party upon receipt of any acquisition proposal of the type described above or any request for nonpublic information from a party who has made, or indicated an intention to enter into discussions relating to, an acquisition proposal of the type described above.
Obligations of Each of the Valley Forge and Synergetics Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Shareholders
      Under the terms of the merger agreement, the Valley Forge and Synergetics boards of directors each agreed to call, hold and convene a meeting of its shareholders promptly after the registration statement of which this joint proxy statement/ prospectus forms a part is declared effective by the SEC. The Valley Forge board of directors agreed to recommend to its shareholders the approval of the Valley Forge proposals relating to the merger and the transactions contemplated by the merger submitted herein and to use reasonable best efforts to obtain the required shareholder approvals. The Synergetics board of directors agreed to recommend to its shareholders the approval of the merger agreement and the merger and to use reasonable best efforts to obtain the required shareholder approvals. Each of the Valley Forge and Synergetics boards of directors also agreed not to withdraw its recommendations relating to the merger agreement and the transactions contemplated thereby, unless such withdrawal is based primarily on a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement.
Public Announcements
      Valley Forge and Synergetics shall use their reasonable best efforts to develop a joint communication plan and each party shall use reasonable best efforts to ensure that all press releases other public statements with respect to the merger agreement or the transactions contemplated thereby comply with such joint communications plan.

      However, Valley Forge and Synergetics may, without the prior consent of the other, issue a press release or make a public statement relating to the merger agreement or the transactions contemplated thereby if it determines that the press release or public statement is required by applicable law or the rules and regulations of The Nasdaq SmallCap Market or Boston Stock Exchange, and it has used all reasonable best efforts to consult with the other party regarding the timing, scope and content of any such press release or public statement.
      Neither Valley Forge nor Synergetics will issue any press release or make any public statement with respect to the other party’s business, financial condition or results of operation without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.
Indemnification and Insurance
      Under the terms of the merger agreement, for three years following completion of the merger, the certificate of incorporation and bylaws of Valley Forge (or any successor) will contain provisions with respect to indemnification and exculpation of directors, officers and employees that are at least as favorable as the indemnification and exculpation provisions contained in the Synergetics certificate of incorporation or bylaws or similar organizational documents as in effect before completion of the merger as well as those contained in the Valley Forge articles of incorporation in effect immediately before the merger.
      For three years from completion of the merger, Valley Forge (or any successor) also will maintain the existing policy of Valley Forge’s directors’ and officers’ liability insurance covering claims arising from facts or events that occurred before the completion of the merger, including acts or omissions occurring in connection with the merger agreement and completion of the transactions contemplated thereby to the extent such acts or omissions are covered by the existing insurance policy, and covering each director and officer of Synergetics who was covered at the effective time of the merger on terms with respect to coverage and amounts no less favorable than those in effect on the date of the signing of the merger agreement.
Valley Forge Board of Directors after the Merger
      Upon completion of the merger, the board of directors of New Synergetics shall be fixed at seven members. Two of the directors shall have served as directors of Synergetics before the merger; two of the directors shall have served as directors of Valley Forge before the merger; three new independent directors shall be elected by the Valley Forge shareholders as contemplated in this joint proxy statement/ prospectus. As contemplated in this joint proxy statement/ prospectus, the articles of incorporation of Valley Forge will be amended and restated to provide for three classes of directors, as nearly equal in size as practicable, with three-year staggered terms.
Reasonable Best Efforts to Complete the Merger
      Under the terms of the merger agreement, each of Valley Forge and Synergetics has agreed to cooperate fully with the other and use its reasonable best efforts to take all actions, and to do all things necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement, including:

•	preparing and filing all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents to obtain all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations of any third party or governmental entity required to be obtained by Valley Forge or Synergetics in connection with the merger; and

•	taking all reasonable steps to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

Additional Covenants of the Parties
     Assignment of Malis® trademark
      At or before the closing, pursuant to an option agreement, Dr. Malis, a director and shareholder of Valley Forge, shall assign and transfer to Valley Forge or the MergerSub all of his interest in and to the Malis® trademark currently used by Valley Forge and others as well as the right to use the name Malis® in connection with future medical instruments and products. Valley Forge or the MergerSub, as the case may be, shall register the assignment with the appropriate government offices.
     Reincorporation of Valley Forge
      Under the terms of the merger agreement, the reincorporation of Valley Forge from a Pennsylvania corporation to a Delaware corporation is required in order to complete the merger. If shareholders approve the merger, but not the reincorporation merger, the Synergetics board of directors must waive this condition in order for the merger to proceed, in which case Valley Forge would remain a Pennsylvania corporation after the merger.
     Supermajority director voting requirements
      Until the 12-month anniversary of the date of closing, the following transactions with respect to New Synergetics and any of its subsidiaries and affiliates will require the affirmative vote of at least five members of the New Synergetics board of directors:

•	the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than stock options granted to employees in connection with its stock option plan;

•	authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences, conversion rights or voting rights with respect to any capital stock;

•	amendments to the certificate of incorporation;

•	redemption or repurchase of any capital stock or instruments convertible or exercisable into capital stock;

•	effecting any merger, consolidation, change of control or reorganization;

•	adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers;

•	entering into any transaction or agreement with any New Synergetics shareholder or any such shareholder’s subsidiaries or affiliates;

•	entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the FDA;

•	effecting any acquisition of any business or material assets of any business;

•	incurring more than $500,000 in excess of the indebtedness of New Synergetics at the closing; and

•	establishing or changing any representation on the audit or compensation committees of the board of directors.
     Access to information
      Each of Valley Forge and Synergetics has agreed to permit representatives of the other party to have full access to its properties, books, contracts, commitments and records. In addition, each of Valley Forge and Synergetics will furnish promptly information concerning its respective businesses, properties and personnel as the other party may reasonably request. Each of Valley Forge and Synergetics has agreed to keep all this information confidential and shall cause its directors, officers and employees and representatives or advisors who receive any portion of this information to keep it confidential, except as may otherwise be required by law.
Conditions to Obligations to Complete the Merger
     Mutual conditions
      The obligations of Valley Forge, MergerSub and Synergetics to effect the merger are subject to satisfaction or waiver of the following conditions:

•	approval of the issuance of an aggregate of 15,973,912 shares of Valley Forge common stock to the holders of Synergetics common stock pursuant to the merger agreement;

•	approval of the merger agreement, the merger and the transactions contemplated by the merger agreement by the Synergetics shareholders;

•	the holders of not more than 4.9% of the outstanding shares of Synergetics common stock have exercised dissenters’ rights;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits or enjoins the consummation of the merger or the transactions contemplated by the merger agreement;

•	the SEC has declared the registration statement of which this joint proxy statement/ prospectus forms a part effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement of which this joint proxy statement/ prospectus forms a part is in effect and no proceedings for such purpose are pending before or threatened by the SEC;

•	all consents, clearances, approvals and actions of, filings with and notices to any governmental entity required in connection with the merger agreement and the transactions contemplated by the merger agreement, including the issuance of the shares of Valley Forge common stock, have been made or obtained, except for those the failure of which to be made or obtained would not be reasonably expected to have a material adverse effect on Valley Forge on MergerSub, after giving effect to the merger;

•	each of Gregg D. Scheller, Kurt W. Gampp, Jr. and Jerry L. Malis shall have entered into employment agreements with New Synergetics;

•	each of Jerry L. Malis, Leonard I. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. shall have entered into the shareholders’ agreement; and

•	approval of the proposal granting the Valley Forge board of directors the discretion to effect a reverse stock split.
     Conditions to obligations of Valley Forge and MergerSub
      The obligations of Valley Forge and MergerSub to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing of the merger, of each of the following conditions:

•	the representations and warranties made by Synergetics in the merger agreement being true and correct in all material respects, except where the failure to be true and correct would not have a material adverse effect on Synergetics, as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent in either case that such representations and warranties speak as of another date), and receipt by Valley Forge of a certificate signed by Synergetics’ Chief Executive Officer to that effect;

•	all of the agreements and covenants of Synergetics being materially performed or complied with at or before the effective time of the merger and receipt by Valley Forge of a certificate signed by Synergetics’ Chief Executive Officer to that effect;

•	Synergetics shall have delivered evidence reasonably satisfactory to Valley Forge that all employee benefit plans of Synergetics have been maintained in compliance in all material respects with all applicable laws;

•	the declaration of restrictions set forth in Synergetics’ title insurance policy in connection with its owned real property shall not interfere in any material way with Synergetics’ use or proposed use of such property;

•	the consummation of the merger shall not adversely affect in any material respect any of the tax benefits available to Synergetics immediately before the closing with respect to industrial revenue bonds issued in connection with the building and development of real property owned by Synergetics;

•	pending litigation existing as of the date of the merger agreement would not reasonably be expected to have a material adverse effect on Synergetics or, subsequent to the closing, New Synergetics;

•	there has not been any change in Synergetics that would reasonably be expected to have a material adverse effect on Synergetics and receipt by Valley Forge of a certificate signed by Synergetics’ Chief Executive Officer to that effect;

•	receipt by Valley Forge of a legal opinion from counsel to Synergetics, dated as of the closing date of the merger, regarding certain general corporate and tax matters; and

•	receipt by Valley Forge of a subordination, non-disturbance and attornment agreement, in a form reasonably acceptable to Valley Forge, from the holders of any and all mortgages or the real property owned by Synergetics.
     Conditions to obligations of Synergetics
      The obligations of Synergetics to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing, of each of the following conditions:

•	the representations and warranties made by Valley Forge and MergerSub in the merger agreement being true and correct in all material respects, except where the failure to be true and correct would not have a material adverse effect on Valley Forge or New Synergetics as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent in either case that such representations and warranties speak as of another date), and receipt by Synergetics of a certificate signed by Valley Forge’s Chief Executive Officer to that effect;

•	all of the agreements and covenants and obligations of Valley Forge and MergerSub being complied with at or before the effective time of the merger and Synergetics having received a certificate signed by Valley Forge’s Chief Executive Officer to that effect;

•	Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that all employee benefit plans of Valley Forge have been maintained in compliance in all material respects with all applicable laws;

•	Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that the Malis® trademark shall have been properly assigned and transferred to Valley Forge;

•	Valley Forge shall have delivered to Synergetics a final non-appealable order from the Superior Court, County of Maricopa, State of Arizona, approving a settlement and release agreement entered into in connection with the matter of Turner v. Valley Forge Scientific, et al., Court Action No. CV2002-100791;

•	there has not been any change in Valley Forge that would reasonably be expected to have a material adverse effect on Valley Forge and receipt by Synergetics of a certificate signed by Valley Forge’s Chief Executive Officer to that effect;

•	Synergetics shall have received from its tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn;

•	the seven nominees for director as proposed in this joint proxy statement/ prospectus shall have been elected by the Valley Forge shareholders and the New Synergetics board of directors shall have elected each of Juanita H. Hinshaw, Robert H. Dick and Larry C. Cardinale to the audit committee, compensation committee and nominating committee of New Synergetics;

•	Valley Forge shall have filed with The Nasdaq Stock Market the necessary application to list the shares issuable in connection with the merger;

•	receipt by Synergetics of a legal opinion from counsel to Valley Forge, dated as of the closing date of the merger, regarding general corporate and tax matters; and

•	receipt by Synergetics of an estoppel certificate executed by Dr. Malis in connection with the assumption of the Malis® trademark.
Termination; Break-Up Fees; Expenses

Termination
      The merger agreement may be terminated in accordance with its terms at any time before completion of the merger, whether before or after the approval of the issuance of the shares of Valley Forge common stock to the Synergetics shareholders as contemplated by the merger agreement or before or after the approval of the merger agreement and the merger by the shareholders of Synergetics:

•	by mutual written agreement of Valley Forge, MergerSub and Synergetics;

•	by either Valley Forge, MergerSub or Synergetics, if the merger is not completed by 5:00 p.m. CST on September 30, 2005; provided, however, that no party may terminate the merger agreement on this basis if such terminating party has breached its obligations under the merger agreement;

•	by Valley Forge or MergerSub if (1) the representations and warranties of Synergetics shall not have been true and correct in all respects (in case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, (2) any of the conditions to be satisfied by Synergetics shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of MergerSub or Valley Forge to perform or comply with any of the covenants, agreements or conditions of the merger agreement to be performed or complied with by it before the closing or (3) Synergetics fails to perform or comply with any material covenant or agreement contained and such failure is not cured within 30 days of written notice to Synergetics; or

•	by Synergetics if (1) the representations and warranties of MergerSub or Valley Forge shall not have been true and correct in all respects (in the case of representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warrant without a materiality qualification) as of the date when made, (2) any of the conditions to be satisfied by Valley Forge or MergerSub shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of Synergetics to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them before the closing or (3) Valley Forge or MergerSub fails to perform or comply with any material covenant or agreement contained in the merger agreement and such failure is not cured within 30 days of written notice to Valley Forge and MergerSub.

Break-Up Fees
      Under the terms of the merger agreement, Synergetics must pay a fee of $1,000,000 to Valley Forge if Valley Forge terminates the merger agreement because (1) the representations and warranties of Synergetics were not true and correct in all respects (in the case of representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, (2) Synergetics failed to perform or comply with any material covenant or agreement contained in the merger agreement and such failure was not cured within 30 days of written notice to Synergetics or (3) the Synergetics board of directors effects a withdrawal of its recommendation to Synergetics shareholders with respect to the merger (unless such withdrawal is based primarily on a breach by Valley Forge or MergerSub of any representation, warranty or covenant contained in the merger agreement).
      Under the terms of the merger agreement, Valley Forge must pay a fee of $1,000,000 to Synergetics if Synergetics terminates the merger agreement because (1) the representations and warranties of Valley Forge and MergerSub were not true and correct in all respects (in the case of representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, (2) Valley Forge or MergerSub failed to perform or comply with any material covenant or agreement contained in the merger agreement and such failure was not cured within 30 days of written notice to Synergetics or (3) the Valley Forge board of directors effects a withdrawal of its recommendation to Valley Forge shareholders with respect to the merger (unless such withdrawal is based primarily on a breach by Synergetics of any representation, warranty or covenant contained in the merger agreement).

Expenses
      Except as provided above, all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed, other than expenses incurred in connection with filing, printing and mailing this joint proxy statement/ prospectus, which will be shared equally by Valley Forge and Synergetics.
Binding Arbitration
      Valley Forge and Synergetics have agreed that the sole and exclusive remedy to settle all claims, demands, disputes, controversies, differences or misunderstandings arising between or among them shall be binding arbitration. In addition to other relief to which it is entitled, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other expenses incurred in connection with the arbitration or related legal proceedings.
The Voting Agreements; Shareholders’ Agreement
     Valley Forge voting agreement
      Jerry L. Malis, Leonard I. Malis and certain of their other interests and the Frances W. Gilloway Trusts, in their capacities as shareholders of Valley Forge, have entered into a voting agreement with Valley Forge and Synergetics, agreeing to vote all of their respective shares of Valley Forge common stock, including shares of Valley Forge common stock acquired after the date of the voting agreement, as follows:

•	in favor of the adoption and approval of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement and any action required to further the merger or these actions;

•	against (1) approval of any proposal made in opposition to, or in competition with, the completion of the merger and the transactions contemplated under the merger agreement, (2) any merger,

consolidation or other similar transaction with any other party, (3) liquidation or winding up of Valley Forge and (4) any matter which could, or reasonably be expected to, discourage the merger;

•	in favor of the reincorporation merger;

•	in favor of amending and restating the articles of incorporation of Valley Forge to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms; and

•	in favor of the election of Juanita H. Hinshaw, Robert H. Dick, Larry C. Cardinale, Guy R. Guarch, Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. as directors.

      Each of these shareholders has also granted to Synergetics an irrevocable proxy to vote the shares of Valley Forge common stock subject to the voting agreement in accordance with its terms. The voting agreement and irrevocable proxies terminate upon the earlier of the termination of the merger agreement or the effective time of the merger. As of May 2, 2005, these shareholders owned and were entitled to vote 2,694,893 shares of Valley Forge common stock, collectively representing approximately 34% of the shares of Valley Forge common stock outstanding on that date.
      The voting agreements generally prohibit the signing shareholders from selling or disposing of any shares or options of Valley Forge common stock beneficially owned by the signing shareholders, unless the transferee agrees to be bound by the terms and conditions of the voting agreement.
     Synergetics voting agreement
      Gregg D. Scheller, Kurt W. Gampp, Jr. and Earl F. Neely and certain of their trusts and affiliates, in their capacities as shareholders of Synergetics, have entered into a voting agreement with Valley Forge and Synergetics, agreeing to vote all of their shares of Synergetics common stock, including shares of Synergetics common stock acquired after the date of the voting agreements, as follows:

•	in favor of the adoption and approval of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement and any action required to further the merger or these actions; and

•	against (1) approval of any proposal made in opposition to, or in competition with, the completion of the merger and the transactions contemplated under the merger agreement, (2) any merger, consolidation or other similar transaction with any other party, (3) liquidation or winding up of Synergetics and (4) any matter which could, or reasonably be expected to, discourage the merger.
      Each of these shareholders has also granted to Valley Forge an irrevocable proxy to vote the shares of Synergetics common stock subject to the voting agreements in accordance with its terms. The voting agreement and irrevocable proxies terminate upon the earlier of the termination of the merger agreement or the effective time of the merger. As of May 2, 2005, these shareholders owned and were entitled to vote 650,088 shares of Synergetics common stock, collectively representing approximately 19% of the shares of Synergetics common stock outstanding on that date.
      The voting agreements generally prohibit the signing shareholders from selling or disposing of any shares or options of Synergetics common stock beneficially owned by the signing shareholders, unless the transferee agrees to be bound by the terms and conditions of the voting agreement.
     Shareholders’ agreement
      Each of Gregg D. Scheller, Kurt W. Gampp, Jr., Jerry L. Malis and Leonard I. Malis have agreed to enter into a shareholders’ agreement at the closing. Pursuant to the shareholders’ agreement, subject to certain customary exceptions, the foregoing shareholders will agree not to sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of any shares of Valley Forge common stock beneficially owned by them for a period of twelve months following the closing. In addition, for a period of twelve months following the closing, such shareholders will agree to certain co-sale rights under the shareholders’ agreement, including:

•	“tag along” rights, whereby a shareholder selling 5% or more of his shares will provide notice to the other shareholders and provide such shareholders an opportunity to participate in such transaction; and

•	“drag along” rights, whereby shareholders holding at least two-thirds of the shares subject to the shareholders’ agreement may require the other shareholders to sell their shares to a purchaser in connection with the sale of equity representing two-thirds of the voting power of New Synergetics or a sale of all or substantially all of its assets.
      The shareholders’ agreement will terminate on the 12-month anniversary of the date of the closing.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
      On May 2, 2005, Valley Forge and Synergetics entered into the merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. For a summary of the accounting for the merger, see the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.
      As noted above, the merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill that will arise from the merger, and the period over which such purchase accounting adjustments will be amortized. The amount of goodwill to be recorded as of the merger date represents the best estimate of the fair value of Valley Forge on the date the merger was announced, adjusted for the fair value of assets acquired and liabilities assumed based on information available as of the date hereof, as well as all merger and related costs. The actual goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets and liabilities on the date the merger is consummated and adjusted for all charges pertaining to the merger. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements.
      The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates, and is subject to a number of other uncertainties, relating to the merger and related matters, including among other things, estimates, assumptions and uncertainties regarding (i) the amount of accruals for direct acquisition costs and the amount of expenses associated with settlement of existing contracts, severance pay and other costs relating to the merger, (ii) as noted above, the actual amount of goodwill which will result from the merger and (iii) the fair values of certain assets and liabilities, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future. In addition, the consummation of the merger is subject to satisfaction of a number of conditions, and no assurance can be given that the merger will be consummated on the currently anticipated terms or at all.
      The following unaudited pro forma condensed financial statements with respect to Synergetics and its subsidiaries and Valley Forge and its subsidiary include historical financial data based on their historical consolidated financial statements included elsewhere in this joint proxy statement/ prospectus. Certain reclassifications have been made to the historical presentation of Synergetics and Valley Forge financial statements in order to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Financial Statements. The historical consolidated financial statements used for Synergetics were its audited year-end July 31, 2004 and its unaudited nine months ended April 29, 2005 financial statements. The historical consolidated financial statements used for Valley Forge were its audited year-end September 30, 2004 and its unaudited nine months ended March 31, 2005 financial statements. Set forth below are the following unaudited pro forma financial statements:

•	the unaudited pro forma condensed combined balance sheet assuming the merger between Valley Forge and Synergetics occurred as of the balance sheet dates presented;

•	the unaudited pro forma condensed combined statement of income for the nine months ended April 29, 2005, for Synergetics and the nine months ended March 31, 2005, for Valley Forge (which was derived by taking the year ended September 30, 2004 less the nine months ended June 30, 2004 and adding the six months ended March 31, 2005) assuming the merger between Synergetics and Valley Forge occurred as of the beginning of the periods presented; and

•	the unaudited pro forma condensed combined statement of income for the year ended July 31, 2004, for Synergetics, and for the year ended September 30, 2004, for Valley Forge, assuming the merger between Synergetics and Valley Forge occurred as of the beginning of the periods presented.
      The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition nor results of our operations had the merger occurred on or as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.
      The unaudited pro forma condensed financial information should be read in conjunction with the audited consolidated financial statements and unaudited condensed financial statements and related attached notes included elsewhere in this joint proxy statement/ prospectus and the information set forth in both “SYNERGETICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “VALLEY FORGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on pages 101 and 125, respectively.

Unaudited Pro Forma Condensed Combined Balance Sheet

		Valley Forge
		Scientific Corp.
	Synergetics, Inc.	and Subsidiary
	and Subsidiaries	March 31,	Pro Forma		Pro Forma
	April 29, 2005	2005	Adjustments		Combined

ASSETS
Cash and cash equivalents	$613,853	$2,647,334	$		$3,261,187
Accounts receivable	3,594,243	837,704			4,431,947
Inventories	6,783,739	736,115	50,000	(c)	7,569,854
Other current assets	405,099	278,507			683,606

Total current assets	11,396,934	4,499,660	50,000		15,946,594
Property and equipment	5,057,352	180,952	120,048	(d)	5,358,352
Other assets		28,739			28,739
Goodwill		153,616	(153,616	)(b)	9,660,156
			9,660,156	(i)
Intangible assets	431,254	198,050	5,788,000	(e)	11,137,304
			4,475,000	(g)
			245,000	(h)

Total assets	$16,885,540	$5,061,017	$20,184,588		$42,131,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of notes and revenue bonds payable	$853,588	$	$457,608	(f)	$1,311,196
Accounts payable, accrued expenses and income taxes payable	2,432,555	657,394			3,089,949

Total current liabilities	3,286,143	657,394	457,608		4,401,145

Long-term liabilities, excluding deferred taxes	3,459,214		2,930,392	(f)	6,389,606

Deferred income taxes	277,000	15,313	2,711,898	(j)	3,004,211

Stockholders’ equity:
Common stock	59,047	3,528,530	(3,528,530	)(k)	23,888
			(35,159	)(m)
Additional paid in capital	4,985,937		18,200,156	(n)	23,186,093
Retained earnings	5,126,202	859,780	(859,780	)(k)	5,126,202
Treasury stock	(308,003)		308,003	(l)

Total stockholders’ equity	9,863,183	4,388,310	14,084,690		28,336,183

Total liabilities and stockholders’ equity	$16,885,540	$5,061,017	$20,184,588		$42,131,145

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
On May 2, 2005, Valley Forge and Synergetics entered into the merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to the merger agreement, a wholly-owned subsidiary of Valley Forge (MergerSub) will be merged with and into Synergetics and Valley Forge will issue 15,973,912 shares of its common stock for all of Synergetics’ outstanding shares of common stock. For accounting purposes, the merger is considered a reverse acquisition application of the purchase method of accounting by Valley Forge, under which Synergetics is considered to be acquiring Valley Forge. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Valley Forge, while the historical results of Synergetics are reflected in the results of the combined company. The approximate 7.9 million shares of Valley Forge common stock outstanding at the date of the merger agreement, and the outstanding Valley Forge options, are considered as the basis for determining the consideration in the reverse merger transaction. Based on the outstanding shares of Synergetics common stock at the date of the merger agreement, each share of Synergetics common stock will be exchanged for approximately 4.6 shares of newly issued Valley Forge common stock. The final exact exchange ratio cannot be determined at this time because the number of outstanding shares of Synergetics may change prior to the merger. The ratio at the close of the merger will be based on the 15,973,912 shares of Valley Forge common stock as a percentage of the then outstanding Synergetics common stock. The aggregate number of shares of Valley Forge common stock to be received by Synergetics shareholders in the merger could be adjusted if the reverse stock split described in this joint proxy statement/ prospectus is effected before the closing of the merger. Regardless of any such adjustment, upon consummation of the merger, Synergetics shareholders will own approximately 66% of the outstanding shares of Valley Forge common stock on a fully diluted basis. See “VALLEY FORGE PROPOSAL 7 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT” beginning at page 174.
Valley Forge and Synergetics entered into the merger agreement for a number of reasons. Most significantly, the companies believe that by combining their complementary, non-overlapping product lines and distribution networks, New Synergetics can generate improved long-term operating and financial results and establish a stronger, more competitive position in the industry. Furthermore, both Valley Forge and Synergetics believe that the combination of Synergetics’ unique capabilities in design and manufacture of microsurgical hand instruments and Valley Forge’s unique capabilities in bipolar electrosurgical generators will provide New Synergetics with the ability to broaden the markets for products of both entities and increase the penetration in existing markets. For a complete discussion of the primary business reasons for the merger, refer to “THE MERGER — Joint Reasons for the Merger” beginning on page 50, “THE MERGER — Additional Valley Forge Reasons for the Merger” beginning on page 51; and “THE MERGER — Additional Synergetics Reasons for the Merger” beginning on page 57 of this joint proxy statement/ prospectus.
In addition, each Synergetics stock option that is outstanding on the closing date will be converted into Valley Forge options by multiplying the Synergetics options by the same ratio described above. The new exercise price will also be determined by dividing the old exercise price by the same ratio. Each of these options will be subject to the same terms and conditions that were in effect for the related Synergetics options. Synergetics shareholders will own 15,973,912 shares of common stock of Valley Forge, or approximately 66%, of the fully diluted capitalization of the combined company immediately following the merger.

The unaudited pro forma condensed combined financial statements reflect the merger of Synergetics with Valley Forge as a reverse merger wherein Synergetics is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, Valley Forge’s approximately 7.9 million outstanding shares of common stock and its stock options were valued using the average closing price for its common stock of $2.16 per share for the two days prior to through the two days subsequent to the merger transaction announcement date of May 3, 2005. The fair value of the Valley Forge outstanding stock options were determined using the Black Scholes option pricing model. The preliminary estimated consideration is as follows:

Valley Forge shares (approximately 7.9 million shares at $2.16)	$17,125,000
Estimated fair value of stock options (based on the following assumptions: risk-free interest rate of 4.00%; 0% dividend yield; 79.70% volatility factor of the expected market price of Valley Forge’s common stock; and a 10-year expected life of options)	748,000
Estimated transaction costs	600,000

$18,473,000

      The consideration was allocated on a preliminary basis as follows:

(a)	Valley Forge historical carrying value of net assets	$4,388,310
(b)	Elimination of Valley Forge’s historical goodwill	(153,616)
(c)	Adjust inventory to market value	50,000
(d)	Estimate of adjustment of property and equipment to fair value	120,048
(e)	Estimated fair value of trademark, intangible	5,788,000
(f)	Note payable in conjunction with the exercise of option to acquire rights to trademark	(3,388,000)
(g)	Estimated fair value of proprietary technology, intangible	4,475,000
(h)	Estimated fair value of Stryker minimum purchase guarantee	245,000
(i)	Estimated goodwill	9,660,156
(j)	Estimated deferred income taxes, net	(2,711,898)

		$18,473,000

Additional notes regarding stockholders’ equity adjustments:

(k)	Elimination of Valley Forge’s no par value common stock and retained earnings.

(l)	Elimination of Synergetics treasury stock as contemplated by the merger agreement.

(m)	Establishing par value of $0.001 on estimated outstanding stock of 23,887,624 shares.

(n)	Establishing fair value of Valley Forge’s stock on the date of the merger.
The final determination of the purchase price allocation will be based on the fair values of the assets and the fair value of liabilities assumed at the date of the closing of the merger. The purchase price allocation will remain preliminary until New Synergetics is able to finalize its valuation of significant intangible assets acquired and adjust the fair value of the other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the date of the closing of the merger. Once the merger is complete, the final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined balance sheet and related notes. Upon the closing of the merger, New Synergetics’ long-lived assets will be subject to a recoverability test under the applicable accounting rules.
We are in the process of completing an assessment of the fair market value of the assets and liabilities of Valley Forge and the related business integration plans. We expect that the final purchase price allocation will include adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which may have indefinite lives) and liabilities. Our preliminary estimate of the fair value of the identifiable intangible assets other than goodwill is approximately $10,508,000. The fair value of the Malis®

trademark was estimated at $5,788,000. We utilized the relief from royalty method in valuing the Malis® trademark. This valuation method is based on the view that a user of an intangible asset, in the absence of the ownership of such intangible asset, would be willing to pay a royalty in order to realize the economic benefits associated with that intangible asset. This method entails determining the present value of these royalty savings associated with ownership or possession of the trademark. The life of a trademark is inextricably related to the life of the product bearing the mark or the life of the business entity owning the trademark. We intend to use the trademark indefinitely, and therefore its useful life is not limited to that of any specific product. The trademark constitutes an indefinite-lived intangible that will be used in perpetuity.
The Malis® trademark will be obtained by Valley Forge exercising its option on the trademark prior to the closing of the transaction. Exercise of the option is a condition to the consummation of the merger. Upon exercising the option, Dr. Malis will be paid $4,157,504, which includes interest, in twenty-six equal quarterly installments of $159,904 and will be evidenced by a promissory note secured by a security interest in the trademark and certain other Valley Forge patents. In determining the present value of the trademark option payments to Dr. Malis, we have utilized the return on a Moody’s Baa rated bond of 6% as an approximation of the discount rate. This approximation of the discount rate is consistent with potential financing for companies with strong balance sheets and little to no financial leverage.
The core technology being acquired by Synergetics as a result of the merger is Valley Forge’s electronic technology, which is referred to under the tradename DualWavetm. This technology forms the basis for all of Valley Forge’s generator products and is expected to form the basis of future generator products. Portions of this technology are subject to patents or patent applications. The estimated fair value of the DualWavetm technology, $4,475,000, was determined under the income approach, which requires the estimation of future income realized through future sales of Valley Forge’s products based on the proprietary technology and the conversion of that income into an estimation of value. The products embodying the technology are divided into two categories based on their expected remaining lives. The new products (the multifunctional bipolar generator and the lesion generator) were estimated to have a useful life of 15 years based on Valley Forge’s past experience and belief that its DualWavetm technology has a competitive advantage in the marketplace and, accordingly, a longer period before product obsolescence. Valley Forge’s existing generator products, which are currently being sold under the Codman distribution agreement, were estimated to have a useful life of seven years, representing approximately one-half of their entire useful life.
No other Valley Forge technology was determined to be material or capable of being valued. Accordingly, the pro forma financial statements do not reflect any other intangible assets for Valley Forge’s proprietary technology.
In addition, approximately $245,000 has been allocated to the Stryker minimum purchase guarantee whose remaining life is 3 years.

Unaudited Pro Forma Condensed Combined Statement of Income

				Synergetics
		Valley Forge	Valley Forge	and
	Synergetics, Inc.	Scientific Corp.	Scientific Corp.	Valley Forge
	and Subsidiaries	and Subsidiary	and Subsidiary	Nine Months
	Nine Months	Three Months	Six Months	Combined
	Ended	Ended	Ended	Before
	April 29,	September 30,	March 31,	Pro Forma	Pro Forma		Pro Forma
	2005	2004(i)	2005	Adjustments	Adjustments		Combined

Sales	$16,071,643	$1,149,810	$3,228,405	$20,449,858			$20,449,858
Cost of sales	5,895,859	627,068	1,482,781	8,005,708	50,000	(a)	8,068,570
					12,862	(b)

Gross profit	10,175,784	522,742	1,745,624	12,444,150	(62,862)		12,381,288

Operating expenses
Selling, general and administrative	7,545,766	437,254	1,023,026	9,006,046	(82,236	)(c)	9,252,696
					267,636	(d)
					61,250	(e)
Research and development	570,697	152,625	346,445	1,069,767			1,069,767

	8,116,463	589,879	1,369,471	10,075,813	246,650		10,322,463

Operating income (loss)	2,059,321	(67,137)	376,153	2,368,337	(309,512)		2,058,825
Other income (expense), net	(191,786)	6,124	(133,076)	(318,738)	(139,074	)(f)	(457,812)

Pre-tax income (loss)	1,867,535	(61,013)	243,077	2,049,599	(448,586)		1,601,013
Provision (credit) for income taxes	685,437	(26,869)	104,193	762,761	(166,942	)(g)	595,819

Net income (loss)	$1,182,098	$(34,144)	$138,884	$1,286,838	$(281,644)		$1,005,194

Earnings per share:
Basic	$0.35	$0.00	$0.02				$0.04
Diluted	$0.35	$0.00	$0.02				$0.04
Basic weighted average shares	3,412,973	7,913,712	7,913,712				23,887,624	(h)
Diluted weighted average shares	3,425,654	7,973,624	7,967,048				24,002,581	(h)
See Notes to Unaudited Pro Forma Condensed Combined Statements of Income.

Unaudited Pro Forma Condensed Combined Statement of Income

		Valley Forge
	Synergetics, Inc.	Scientific Corp.
	and Subsidiaries,	and Subsidiary
	Year Ended	Year Ended
	July 31,	September 30,	Pro Forma		Pro Forma
	2004	2004	Adjustments		Combined

Sales	$16,887,378	$4,756,439	$		$21,643,817
Cost of sales	6,514,120	2,316,304	50,000	(a)	8,897,574
			17,150	(b)

Gross profit	10,373,258	2,440,135	(67,150)		12,746,243

Operating expenses
Selling, general and administrative	7,886,014	1,753,794	356,848	(d)	10,078,323
			81,667	(e)
Research and development	796,916	508,287			1,305,203

	8,682,930	2,262,081	438,515		11,383,526

Operating income	1,690,328	178,054	(505,665)		1,362,717
Other income (expense), net	(176,153)	23,030	(182,008	)(f)	(335,131)

Pre-tax income	1,514,175	201,084	(687,673)		1,027,586
Provision for income taxes	420,600	89,664	(204,572	)(g)	305,692

Net income	$1,093,575	$111,420	$(483,101)		$721,894

Earnings per share:
Basic	$0.32	$0.01			$0.03
Diluted	$0.32	$0.01			$0.03
Basic weighted average shares	3,401,184	7,913,712			23,887,624	(h)
Diluted weighted average shares	3,413,866	7,976,833			24,009,082	(h)
See Notes to Unaudited Pro Forma Condensed Combined Statements of Income.

Notes to Unaudited Pro Forma Condensed Combined Statements of Income
Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for a description of a summary of the accounting for the merger.

(a)	To record $50,000 for the nine-month period and $50,000 for the annual period of additional cost of goods sold resulting from the adjustment to Valley Forge’s inventories based on the adjustment of such assets to fair value as discussed in Note (c) of the Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet. We have assumed a six month life for the finished goods inventories.

(b)	To record $12,862 for the nine-month period and $17,150 for the annual period of additional depreciation expense resulting from the adjustment to Valley Forge’s property and equipment based on the adjustment of such assets to fair value as discussed in Note (c) of the Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet. We have assumed a remaining life of 7 years for the property and equipment, which is in accordance with our capitalization policies.

(c)	To eliminate Valley Forge’s one-time merger related professional fees as these would have not been expensed once the purchase price allocation is complete.

(d)	To record $267,636 for the nine-month period and $356,848 for the annual period of amortization expense resulting from the adjustment to Valley Forge’s proprietary technology based on the adjustment of such assets to fair value as discussed in Note (a) of the Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet. For purposes of the amortization expense recorded above, we have allocated $4,475,000 to proprietary technology and we have assumed an estimated remaining useful life of 7 to 15 years.

(e)	To record $61,250 for the nine-month period and $81,667 for the annual period of amortization expense resulting from the adjustment to Valley Forge’s contractual minimum purchase guarantee from Stryker. For purposes of the amortization expense recorded above, we have allocated $245,000 to this guarantee and we have assumed a 3 year useful life.

(f)	To record interest expense on the note payable (at a 6% imputed interest rate) assumed in conjunction with the exercise of the option agreement with respect to the Malis® trademark.

(g)	Represents the aggregate pro forma statutory tax effect (37.2% for the nine-month period and 29.7% for the annual period) of notes a-f above. These rates are the combined effective tax rate for Synergetics and Valley Forge.

(h)	Represents the addition of the 15,973,912 shares of Valley Forge common stock which will be issued to Synergetics shareholders as contemplated by the merger agreement. The reconciliation is as follows:

	Interim	Annual

Basic:
Valley Forge’s weighted average common shares	7,913,712	7,913,712
Synergetics’ weighted average common shares assuming conversion	15,973,912	15,973,912

	23,887,624	23,887,624

Diluted:
Valley Forge’s weighted average common shares	7,970,336	7,976,833
Synergetics’ weighted average common shares assuming conversion	15,973,912	15,973,912
Synergetics’ stock option dilution impact	58,333	58,337

	24,002,581	24,009,082

(i)	Derived from the year ended September 30, 2004 less the nine months ended June 30, 2004 to derive the three months ended September 30, 2004 as follows:

	Valley Forge Scientific Corp. and Subsidiary

	Year	Nine Months	Three Months
	Ended	Ended	Ended
	September 30,	June 30,	September 30,
	2004	2004	2004

Sales	$4,756,439	$3,606,629	$1,149,810
Cost of sales	2,316,304	1,689,236	627,068

Gross profit	2,440,135	1,917,393	522,742
Operating expenses:
Selling, general and administrative	1,753,794	1,316,540	437,254
Research and development	508,287	355,662	152,625

	2,262,081	1,672,202	589,879

Operating income (loss)	178,054	245,191	(67,137)
Other income (expense), net	23,030	16,906	6,124

Pre-tax income (loss)	201,084	262,097	(61,013)
Provision for income taxes	89,664	116,533	(26,869)

Net income (loss)	$111,420	$145,564	$(34,144)

INFORMATION ABOUT SYNERGETICS
Overview
      Synergetics is a corporation organized on August 8, 1991, under the General and Business Corporation Law of the State of Missouri. Synergetics designs, manufactures and markets precision engineered microsurgical instruments for use in vitreoretinal surgery and neurosurgical applications. Vitreoretinal surgery is generally surgery performed on the most rearward portion of the eye surrounding the retina. Synergetics also develops and manufactures a specialized line of ophthalmic products as well as a complementary line of precision crafted neurosurgical instruments, capital equipment and disposables.
      The ophthalmic family of products includes vitreoretinal instruments, fiberoptic endoilluminators, laser probes, Diamond Dusted Membrane Scrapers (DDMStm), illumination equipment under the PHOTONtm brand and laser equipment. Working closely with leading vitreoretinal surgeons, we have developed, patented and manufactured proprietary instruments meeting the needs of our customers for newer and higher quality products. Synergetics also offers a rapid return instrument repair service.
      Synergetics’ neurosurgical products evolved out of our early success with vitreoretinal surgical instruments. Through constant refinement and continuing investment in research and development, we have developed a line of precision crafted neurosurgical instruments. Synergetics designs and manufactures specialized micro forceps, scissors, dissectors and procedure-driven products utilized in skull-based neurosurgery. In addition, we are the exclusive United States and Canadian distributor of the Sonopet Omni® (“Omni®”) ultrasonic aspirator used for tumor removal, bone removal and resection. Since its introduction in 2003, we have sold and delivered a number of Omni® units in the United States, but we believe that we have just begun to penetrate the United States and Canadian markets for this product. In addition to our efforts to expand the installed base of Omni® units, we are working to expand our disposables and follow-on product offerings. Working jointly with leading neurosurgeons, we have developed, are in the process of obtaining patents for and are manufacturing proprietary disposable ultrasonic tips and tubing sets for use with the Omni® ultrasonic aspirator. We expect these new offerings will expand and enhance the Omni® product category.
Combination with Valley Forge
      The medical device industry is characterized by several large dominant companies with significant resources, including financial, marketing, sales, distribution, research and development and manufacturing resources, as well as numerous small companies seeking adequate distribution channels and the means to achieve the critical mass to secure market share and thrive economically. By combining with Valley Forge, Synergetics has taken what it believes to be a significant step toward achieving the additional critical mass needed for continued growth and profitability for our shareholders. Following consummation of the merger, we will design and manufacture Valley Forge’s products for the neurosurgery and other specialty medical markets. In addition, New Synergetics will acquire the Malis® trademark, which is widely recognized and respected in the neurosurgery field.
      Our goal is to become a global leader in the development, manufacture and marketing of precision engineered microsurgical instruments, capital equipment and devices for use in vitreoretinal surgery and neurosurgical applications and to grow our product lines in other specialty surgical markets. Our combination with Valley Forge is a significant component of our strategy toward achieving these goals. Our strategy includes:

•	introducing new technology that can be easily differentiated from our competition by capitalizing on our combined successes in delivering minimally invasive products that enable concentrated application to a surgical area with decreased impact beyond the specific desired surgical effects, resulting in improved recovery times and shorter hospital stays;

•	identifying microsurgical niches that may offer the prospect for substantial growth and higher profit margins and that allow us an opportunity to build upon our existing technologies, such as expanding the use of our products in ENT (ear, nose and throat), plastic surgery and other forms of microsurgery;

•	accelerating our international growth by continuing to build on our recent successes supported by Valley Forge’s long-established relationships and reputation in global markets;

•	combining the breadth and depth of knowledge, experience and resources in Valley Forge’s and Synergetics’ existing research and development groups to form a new combined research and development capability aligned to deliver precision engineered instruments based on our own proprietary technologies and innovations;

•	branding and marketing a substantial portion of our neurosurgical products with the Malis® trademark;

•	developing hybrid direct sales/independent sales agent distribution channels to assure that our products and benefits are seen by those making or influencing the purchasing decisions;

•	growing our disposables revenue by focusing on the development of a full offering of disposable adjuncts, such as instruments, adapters and fiber optics, to our capital equipment offerings and emphasizing disposables designed to eliminate hospital repair costs and minimize patient-to-patient disease transfer; and

•	exploring opportunities for growth through strategic partnering with other companies with complimentary products and technology to facilitate strategic growth in our defined niche markets.

Synergetics’ Products and Services

Ophthalmic and Vitreoretinal Surgical Market
      Synergetics was founded in 1991 by Gregg D. Scheller and Kurt W. Gampp, Jr., who today serve as President and Chief Executive Officer and Chief Operating Officer, respectively. Both had prior experience in the ophthalmic area before forming Synergetics. Synergetics initially engineered and produced prototype instruments designed to assist retinal surgeons in treating acute subretinal pathologies such as histoplasmosis and Age-Related Macular Degeneration (ARMD). Synergetics developed a number of specialized lines of finely engineered microsurgical instruments, which today have grown to comprise a product catalogue of over 700 retinal surgical items.
      Our business continues to grow and evolve as new, minimally invasive surgical techniques are pioneered by leading vitreoretinal surgeons. As microsurgical instruments grow ever smaller, new endoillumination technology is required to assist surgeons in this field. Synergetics was an early developer of cutting edge endoillumination and continues to be a leader in the marketplace in the design, manufacture and marketing of laser probes and fiberoptic endoilluminators. Our innovative Diamond Dusted Membrane Scrapers (DDMStm) are market leaders while our vitreoretinal instruments, endoillumination generation equipment and laser equipment continue our tradition of superior product design and innovation.
      We are a leading supplier of 25 gauge instrumentation to the ophthalmic surgical market. These microsurgical instruments enable surgeons to make smaller incisions, however, their use limits the amount of light that can be delivered to the surgical field using traditional light sources. We engineered a solution, using smaller fibers, that is capable of safely and efficiently delivering up to eight times more light to the surgical field than traditional light sources. At the same time, the device can deliver concentrated laser energy to the site to provide endophotocoagulation. This technology was introduced to operating rooms across the world with Synergetics’ release in July 2004 as our PHOTONtm xenon light sources for vitreoretinal illumination. These generators produce high output light and pass laser energy through the devices, which is delivered coaxially to the surgical site through ultra-fine fiber optic fibers. The PHOTONtm device’s ability to deliver both laser energy and vitreoretinal illumination through the same fiber line is unique to the PHOTONtm device and distinguishes it from other xenon laser light sources in the marketplace. We believe the PHOTONtm device will continue to gain acceptance in the ophthalmic surgical market as demand increases for 25 gauge instrumentation used in connection with minimally invasive surgical techniques.
      In addition, Synergetics offers repair services for its instruments as well as for instruments manufactured by its competitors. Synergetics’ skilled instrument makers enable it to receive, repair and express-ship return most domestic instrument repair projects within 24 hours.

Neurosurgery Market
      There are an estimated 6,800 Board Certified Neurological Surgeons worldwide. Neurological surgery is a medical specialty dealing with disorders of the brain, skull, spinal cord, cranial and spinal nerves, the autonomic nervous system and the pituitary gland. It is estimated that approximately 200,000 cranial procedures are performed each year in the United States, including over 51,000 craniotomies for tumor removal. In addition, over 500,000 spine surgery procedures are performed annually in the United States, and a total of over one million such procedures are performed worldwide.
      A prominent use of both the bipolar electrosurgical instrumentation and the Omni® ultrasonic aspirator in neurosurgery is tumor removal, although the bipolar electrosurgical instrument is used in virtually every neurosurgical procedure. There are over 100 different types of brain tumors, and more than 180,000 Americans are diagnosed with brain tumors each year. The most common brain tumors in adults are glioblastoma, meningioma and oligodendroglioma. Approximately 2,200 children are also diagnosed with a brain tumor each year, with the most common being medulloblastoma and astrocytoma.
      The merger will provide Synergetics with a complementary neurosurgery product line as well as an industry recognized and respected brand name in the Malis® trademark. In intracranial neurosurgery, a bipolar electrosurgical system is the modality of choice, largely due to the efforts of Dr. Leonard I. Malis, who designed and developed the first commercial bipolar coagulator in 1955, and pioneered the use of bipolar electrosurgery for use in the brain. Competing technologies require electrical conduction through the central nervous system. Each bipolar neurosurgical procedure performed by a neurosurgeon also requires handheld instruments to cut, divide and dissect tissue and coagulate blood vessels. In addition, the neurosurgeon often needs to connect that instrument via a common connection with a cord/tubing set to the bipolar generator and irrigation unit to provide fluid to the surgical site. We believe our experience in these areas will enable us to expand our existing products to complement and enhance the performance of the Valley Forge bipolar electrosurgical system.
      Management believes that our Omni® ultrasonic aspirator, developed and manufactured in Japan by Miwatec Co., Ltd., a wholly-owned subsidiary of Mutoh Corporation of Japan and sold in the United States and Canada under our branding, will emerge as a product of choice for ultrasonic tumor aspiration as well as intracranial bone removal. The Omni® ultrasonic aspirator uses ultrasonic waves to cut, emulsify and divide tissue, tumors and even bone. It then aspirates, suctioning the emulsified tissue out of the surgical field. Employing patent-pending ultrasonic tips, developed by Miwatec and Synergetics in consultation with leading neurosurgeons, the Omni® ultrasonic aspirator allows us to offer features and benefits that we believe will maintain an edge over the competition. We believe the Omni® ultrasonic aspirator will complement well the bipolar electrosurgical system manufactured by Valley Forge, providing both products with greater prominence in surgical theaters worldwide.
Manufacturing and Supplies
      We design, manufacture and assemble most of our ophthalmic and neurosurgical products in our facility in O’Fallon, Missouri. The Omni® ultrasonic aspirator is manufactured in Japan by Miwatec Co., Ltd. The bipolar generators and irrigation systems will be assembled at the Valley Forge facility in the suburbs of King of Prussia, Pennsylvania. Our products are assembled from raw materials and components supplied to us by third parties. Most of the raw materials and components we use in the manufacture of our products are available from more than one supplier. For some components, however, there are relatively few alternate sources of supply, and we rely upon single source suppliers or contract manufacturers. For example, we currently obtain our PHOTONtm lamps from a single manufacturer. Our profit margins and our ability to develop and deliver such products on a timely basis may be adversely affected by the lack of alternative sources of supply in the required timeframe.
      Our manufacturing process is subject to the regulatory requirements of the Federal Good Manufacturing Practice Regulations as promulgated by the FDA, as well as other regulatory requirements of the FDA, which mandate detailed quality assurance and record-keeping procedures and subject us to unscheduled periodic regulatory inspections. We conduct quality assurance audits throughout the manufacturing process and believe that we are in compliance with all applicable government regulations. We have also voluntarily chosen to subject ourselves to the audit procedures established by the International Standards Organization (ISO), the world’s largest developer of standards. The ISO 9000 family of standards applicable to our manufacturing operations is primarily concerned with “quality management,” meaning what we do to fulfill our customers’ quality requirements and meet applicable regulatory requirements.
      In January 2005, we commenced construction of a 27,000 square foot addition to our 33,000 square foot principal manufacturing facility and headquarters building in O’Fallon, Missouri. Substantial completion of the addition is projected for September 2005, with occupancy expected in the calendar fourth quarter of 2005. Manufacturing and general business operations are not expected to be negatively affected by the construction of the addition, and we believe that this new facility will enhance and render our operations more efficient.
Marketing and Sales

Ophthalmic and Vitreoretinal Surgical Market
      In the United States and Canada, over a number of years, we have assembled a dedicated sales and marketing team. In the United States and Canada, our team sells our ophthalmic and vitreoretinal surgical products directly to end-users employing a dedicated staff of 17 sales and marketing professionals. We offer over 700 separate catalogue items in the ophthalmic and vitreoretinal surgical markets. Our ophthalmologic and vitreoretinal products include vitreoretinal instruments, fiber optic endoilluminators, laser probes, Diamond Dusted Membrane Scrapers (DDMStm), illumination equipment under the PHOTONtm brand and laser equipment. Synergetics’ sales representatives also offer a rapid return instrument repair service.
      Internationally, we utilize a hybrid sales network comprised of direct sales representatives and distribution agreements with independent representatives to sell and distribute our ophthalmic and vitreoretinal surgical products. We presently have six international sales employees and are represented by approximately 40 foreign distributors and independent sales representatives. Our ophthalmic and vitreoretinal surgical products are offered for sale in approximately 70 countries outside the United States. The terms of sale to our foreign distributors and our foreign end-user customers do not differ materially from our terms to our domestic end-user customers. Selling prices are established based upon each country’s price list. We believe there are numerous opportunities to expand our dedicated sales force internationally and to fully exploit our United States direct sales model.

Neurosurgery Market
      Both domestically and internationally, we utilize a hybrid sales network comprised of direct sales representatives and independent representatives to sell and distribute our neurosurgical products. Concurrent with the announcement of the merger, we initiated a comprehensive reorganization of our ophthalmic and neurosurgical marketing and sales management teams. This initiative is designed to draw on our broad sales and marketing expertise developed over the years in the vitreoretinal surgical arena. We believe the sales model we have successfully employed in the ophthalmic and vitreoretinal surgical marketplace will translate well to the neurosurgery market and offer us expanded opportunities for sales growth both domestically and internationally.

Competition
      We believe that the principal factors influencing the selection of a vitreoretinal or neurosurgical instrument or device are product features, quality, safety, ease of use, price, acceptance by leading physicians and other clinical benefits. We believe that our precision engineering and innovation, our in-house manufacturing capabilities, our rapid return instrument repair service and our relationships with leading practitioners distinguish our products from similar products sold by other entities.

Ophthalmic and Vitreoretinal Surgical Market
      Our ophthalmic and vitreoretinal surgical instruments and disposables compete against manufacturers of similar products, including those sold by Alcon, Iridex, Bausch & Lomb and Dutch Ophthalmics. Our PHOTONtm xenon light source competes against manufacturers of similar products, including those sold by Alcon. In addition, our products compete with smaller specialized companies and larger companies that do not otherwise focus on ophthalmic and vitreoretinal surgery. Our products also compete with other technologies. Many of our ophthalmic devices are patented or have patents pending.

Neurosurgery
      In neurosurgery, we develop, design and manufacture precision engineered microsurgical instruments. Our Omni® ultrasonic aspirator and our proprietary and patent-pending ultrasonic tip designs offer product features, quality, safety and unique intracranial bone cutting capabilities unique in the industry. Our Omni® ultrasonic aspirator competes against the manufacturer of the CUSA ultrasonic system, the Valleylab Radionics division of Tyco International Ltd. Our neurosurgical instruments and disposables compete against manufacturers of similar products, including those sold by Integra Neurosciences. In addition, our products compete with smaller specialized companies and larger companies that do not otherwise focus on neurosurgery. Our products also compete with other technologies, such as lasers, handheld instruments and a variety of tissue removal systems designed for removing skull-based tumors.
Research and Development
      Our research and development primarily focuses on developing new products based on our proprietary Omni® and PHOTONtm technology and our expertise in vitreoretinal surgery and neurosurgery. We are continually engineering new products and instrumentation as well as enhancements to existing products to meet the needs of surgeons in various surgical disciplines. We have entered into consultation arrangements with leading ophthalmic surgeons Carl Awh, M.D. and David Chow, M.D. Both Dr. Awh and Dr. Chow specialize in vitreoretinal procedures. In neurosurgery, we have worked closely with Robert F. Spetzler, M.D. to develop microsurgical instruments and ultrasonic tips used with our Omni® ultrasonic aspirator. Dr. Spetzler is Director of Barrow Neurological Institute in Phoenix where he specializes in cerebrovascular disease and skull-based tumors.
      Synergetics has historically invested in leading edge research and development projects and, in fiscal 2005, we expect continued development of 25 gauge precision instruments, endoillumination and laser probes, PHOTONtm supporting disposables and other products used in conjunction with minimally invasive surgical procedures.
      For the 2004, 2003 and 2002 fiscal years, we expended $796,916, $563,267 and $338,963, respectively, for research and development. We anticipate that we will continue to incur research and development costs in connection with development of products. Substantially all of our research and development is conducted internally. In the 2005 fiscal year, we anticipate that we will fund all of our research and development with current assets and cash flows from operations. Quarterly, we review our research and development programs to ensure that they remain consistent with and supportive of our growth strategies.

Government Regulation
      The marketing and sale of our products in the United States is governed by the Federal Food, Drug and Cosmetic Act administered by the FDA, as well as varying degrees of regulation by a number of state and foreign governmental agencies.
      FDA regulations are wide ranging and govern the introduction of new medical devices, the observance of certain standards with respect to the design, manufacture, testing, labeling and promotion of devices, the maintenance of certain records, the ability to track devices in distribution, the reporting of potential product defects and patient incidents, the export of devices and other matters.
      All medical devices introduced into the market since 1976, which include substantially all of our products, are required by the FDA as a condition of sale and marketing to secure either a 510(k) Premarket Notification clearance or an approved PMA. A Premarket Notification clearance indicates FDA agreement with an applicant’s determination that the product for which clearance has been sought is substantially equivalent to another medical device that was on the market before 1976 or that has received 510(k) Premarket Notification clearance. The process of obtaining a Premarket Notification clearance can take several months and commonly involves the submission of limited clinical data and supporting information, while the PMA process can take up to several years and typically requires the submission of significant quantities of clinical data and manufacturing information.
      Federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict the impact, if any, these changes might have. These changes, however, could have a material impact on our business.
      Under FDA regulations, after a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials or packaging, requires a new 510(k) clearance. The FDA requires a manufacturer to make this determination in the first instance, but the FDA can review any such decision, and if it disagrees it can require a manufacturer to obtain a new 510(k) clearance or it can seek enforcement action against the manufacturer.
      We are also required to register with the FDA as a device manufacturer and are required to maintain compliance with the FDA’s Quality System Regulations, or QSRs. The QSRs incorporate the requirements of Good Manufacturing Practice and relate to product design, testing, and manufacturing quality assurance, as well as the maintenance of records and documentation. The FDA enforces the QSRs through inspections.
      We may not promote or advertise our products for uses not within the scope of our clearances or approvals or make unsupported safety and effectiveness claims. Further, we are required to comply with various FDA requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that one of our devices may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device before marketing clearance has been received or promoting a cleared device for unapproved indications. Noncompliance with applicable regulatory requirements can result in enforcement action, which may include:

•	warning letters;

•	fines, injunctions and civil penalties against us;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of our production;

•	refusing our requests for premarket clearance or approval of new products;

•	withdrawing product approvals already granted; and

•	criminal prosecution.
      Medical device regulations also are in effect in many of the countries outside the United States in which our products are sold. These laws range from comprehensive device approval and quality system requirements for some or all of our medical device products to simpler requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices sold in the European common market must meet the Medical Device Directive standards. Synergetics sells its products in the European medical market; as such, we have voluntarily chosen to subject ourselves to the audit procedures established by ISO through which Synergetics has obtained “CE Marking” for many of its products. Pursuant to ISO procedures, Synergetics is audited every six months. A negative ISO audit could result in the removal of the “CE Marking” on Synergetics’ products, which would effectively bar the sale of its products in the European market. Such a result would have a significant and material negative impact on Synergetics and its business.
      We believe that we are in material compliance with regulations promulgated by the FDA, and that such compliance has been and is anticipated to be without adverse effect on our business.
Patents and Intellectual Property
      Our ability to compete in an effective manner depends primarily on developing, improving and maintaining proprietary aspects of our technology. There are eleven pending United States patent applications that are directed toward the illumination technology used in our PHOTONtm xenon light source and the disposable products used with it. Our PHOTONtm xenon light source is based on the combination of these patent applications and other know-how and trade secrets. We are also in the process of seeking patent protection for certain aspects of our ultrasonic bone cutting tips. We currently own over a dozen United States patents, which are used in our disposables and precision engineered microsurgical instruments business. Other companies and entities have filed patent applications or have been issued patents relating to instruments, laser probes, endoilluminators, light sources, monopolar and/or bipolar electrosurgical methods and devices.
      We seek patent protection of our key technology, products and product improvements in the United States and may seek patent protection in selected foreign countries. When determined appropriate, we will enforce and defend our patent rights. In general, however, we do not rely exclusively on our patents to provide us with any significant competitive advantages as it relates to our existing product lines. We also rely upon trade secrets, know-how, continuing technological innovations and superior engineering to develop and maintain our competitive advantage. In an effort to protect our trade secrets, we generally require our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements typically provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances.
      Synergeticstm, Omni®, PHOTONtm, Microserratedtm, Microfibertm, Tru-Microtm, DDMStm, Kryptonitetm and Bullseyetm are some of the principal trademarks of Synergetics.
      As a condition to the merger, Valley Forge is required to acquire the rights to the Malis® trademark. The Malis® trademark is a name widely recognized and respected in the neurosurgery field. When Valley Forge exercises the option, Dr. Malis will be paid $4,157,504, which includes interest, in 26 equal quarterly installments of $159,904, and which will be evidenced by a promissory note secured by a security interest in the trademark and certain Valley Forge patents. The use of the Malis® trademark will enhance Synergetics’ ability to achieve greater presence in the neurosurgical equipment market.

Product Liability Risk and Insurance Coverage
      The development, manufacture, sale and use of medical products entail significant risk of product liability claims. We maintain product liability coverage at levels we have determined are reasonable. We cannot assure you that such coverage limits are adequate to protect us from any liabilities we might incur in connection with the development, manufacture, sale or use of our products. In addition, we may require increased product liability coverage as our sales increase in their current applications and new applications. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could adversely affect on our business.
Employees
      At June 30, 2005, we and our subsidiaries had approximately 220 full time employees. From time to time we retain part-time employees, engineering consultants, scientists and other consultants. All full-time employees participate in our health benefit plan. None of our employees are represented by a union or covered by a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.
Properties
      Our office and manufacturing operations are conducted in a 33,000 square foot building owned by our wholly-owned subsidiary Synergetics Development Company, LLC, a Missouri limited liability company. The facility is located in O’Fallon, Missouri, approximately 18 miles west of St. Louis, Missouri.
      In January 2005, we commenced construction of a 27,000 square foot addition to our principal manufacturing facility and headquarters building. Substantial completion of the addition is projected for September 2005, with occupancy expected in the calendar fourth quarter of 2005. Manufacturing and general business operations are not expected to be negatively affected by the construction of the addition, and we believe that this new facility will enhance our operations and make them more efficient.
Legal Proceedings
      Synergetics is currently a party to four related lawsuits primarily involving intellectual property matters and sales practices. On February 11, 2004, Synergetics filed suit against two ex-employees alleging that the defendants have, among other things, misappropriated trade secrets, intentionally interfered with Synergetics’ business relationships and breached confidentiality agreements. Subsequently, Synergetics filed an amended complaint adding claims of fraud and breach of fiduciary duty. The suit is pending in the United States District Court, Eastern District of Missouri and is captioned Synergetics, Inc. v. Charles Richard Hurst, Jr. and Michael McGowan, Case No. 4:04-CV-318DDN. Defendants’ efforts to dismiss this suit through pre-trial motions have been unsuccessful. Synergetics seeks damages and injunctive relief in this action. On August 10, 2005, defendants filed counterclaims alleging tortious interference with business relationships and seeking a declaration that defendants have not misappropriated any confidential information or trade secrets of Synergetics. Synergetics believes that it did not tortiously interfere with defendants’ business relationships. Synergetics intends to vigorously prosecute and defend the litigation. Trial has been set for September 12, 2005.
      On October 21, 2004, Synergetics filed suit in the United States District Court, Eastern District of Pennsylvania against Innovatech Surgical, Inc. (“Innovatech”) and its manufacturer, Peregrine Surgical, Ltd. (“Peregrine”) for patent infringement. This suit is captioned Synergetics, Inc. v. Peregrine Surgical, Ltd. and Innovatech Surgical, Inc., Case No. 04-CV-4939. Innovatech was formed by the two individuals sued in the Hurst and McGowan litigation referred to above. The suit against Innovatech and Peregrine arises out of the defendants’ sale, use and manufacture of an adapter and connector that are alleged to infringe two of Synergetics’ patents. Synergetics seeks damages and injunctive relief in this action. The defendants have asserted by way of an affirmative defense that they do not infringe the patents and that the patents in suit are invalid. Synergetics does not believe that the patents are invalid and intends to vigorously prosecute this litigation.
      On November 29, 2004, Synergetics filed an action in the United States District Court, Eastern District of Missouri against an ex-employee and his company, Protomedics, LLC (“Protomedics”), for trade secret misappropriation, intentional interference with business relationships, breach of contract, fraud, breach of fiduciary duty and conversion. This suit is captioned Synergetics, Inc. v. Christopher Lumpkin and Protomedics, LLC, Case No. 4:04-CV-01650TCM. Discovery is ongoing, and trial has been set for May 15, 2006. This suit arises partly out of such ex-employee’s alleged transfer of Synergetics’ confidential information to the principals of Innovatech in breach of existing confidentiality agreements. Synergetics seeks damages and injunctive relief in this action. On December 30, 2004, Christopher Lumpkin and Protomedics filed counterclaims alleging trade secret misappropriation and breaches of contracts. In their counterclaims, defendants seek damages, including punitive damages, and injunctive relief. Synergetics intends to vigorously defend such counterclaims.
      Finally, on July 14, 2005, Innovatech filed suit in the United States District Court, District of New Jersey against Synergetics and Gregg D. Scheller, Synergetics’ President and Chief Executive Officer, alleging false advertising, commercial disparagement, trade libel, injurious falsehood and unfair competition under the Federal Lanham Act and applicable New Jersey common law and for tortious interference with business relationships. This suit is captioned Innovatech Surgical, Inc. v. Synergetics, Inc. and Gregg D. Scheller, Case No. 05-CV-3492. The claims relate primarily to alleged false or misleading statements by Synergetics representatives to the effect that Innovatech misappropriated trade secrets belonging to Synergetics, which is the subject of the Hurst and McGowan litigation referred to above, and that Innovatech’s products are inferior copies of Synergetics’ products. In support of Innovatech’s claim that Synergetics’ statements regarding the misappropriated trade secrets is false and misleading, Innovatech alleges that certain of these trade secrets do not belong to Synergetics and therefore cannot be claimed as its proprietary information. Innovatech seeks damages, including statutory treble damages under the federal Lanham Act, and injunctive relief in this matter. Synergetics and Mr. Scheller believe that the complaint describes types of transactions in which they have not engaged and contains inaccurate statements. They believe they will have substantial meritorious defenses against such claims. While the range of possible outcomes of this litigation could include a judgment against Synergetics requiring payment of damages, Synergetics believes that the litigation will not have a material adverse impact on its financial position, results of operations or cash flows. Synergetics and Mr. Scheller intend to vigorously defend this action.
      In addition, from time to time we may become subject to litigation claims that may greatly exceed our product liability insurance limits. An adverse outcome of such litigation may adversely impact our financial condition and results of operation. We record a liability when a loss is known or considered probable and the amount can be reasonably estimated. If a loss is not probable, a liability is not recorded.
Selected Financial Data
      The selected financial data set forth below should be read in conjunction with the “SYNERGETICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and Synergetics’ consolidated financial statements and notes thereto appearing elsewhere in this joint proxy statement/ prospectus. The statements of income data for the years ended July 31, 2004, 2003 and 2002 and the balance sheets data as of July 31, 2004 and 2003 have been derived from audited consolidated financial statements included elsewhere in this joint proxy statement/ prospectus. The consolidated statements of income for the years ended July 31, 2001 and 2000 and the balance sheets data as of July 31, 2002, 2001 and 2000 have been derived from audited consolidated financial statements that are not included in this joint proxy statement/ prospectus. The financial data at April 29, 2005 and for the nine months ended April 29, 2005 and 2004 are derived from unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/ prospectus and, in the opinion of Synergetics’ management, include all necessary adjustments for a fair presentation of these data in conformity with GAAP. The historical results are not necessarily indicative of the results of operations to be expected in the future. Results for the nine-month period ended April 29, 2005 may not be indicative of the results for the full fiscal year or for any other future period.

						For the Nine Months
	For the Fiscal Years Ended July 31,					Ended April 29,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
						(Unaudited)
Statements of Income Data:
Net sales	$16,887	$13,017	$10,447	$8,315	$7,103	$16,072	$11,841
Cost of sales	6,514	4,483	3,609	3,853	3,097	5,896	4,814
Gross profit	10,373	8,534	6,838	4,462	4,007	10,176	7,027
Income from operations	1,690	1,866	1,572	251	925	2,059	955
Net income	1,094	1,091	1,004	113	583	1,182	591
Earnings per common share:
Basic	$0.32	$0.32	$0.31	$0.04	$0.20	$0.35	$0.17
Diluted	$0.32	$0.32	$0.31	$0.04	$0.19	$0.35	$0.17

	At July 31,
						At April 29,
	2004	2003	2002	2001	2000	2005

	(In thousands)
						(Unaudited)
Balance Sheets Data:
Cash and cash equivalents	$1,540	$1,049	$943	$1,249	$1,659	$614
Current assets	9,563	7,709	5,920	4,980	4,695	11,397
Total assets	14,474	12,254	7,724	6,144	6,326	16,886
Current liabilities	2,862	1,687	1,396	1,724	788	3,286
Long-term liabilities	3,113	3,251	254	234	1,377	3,736
Retained earnings	3,944	2,851	1,760	756	644	5,126
Stockholders’ equity	8,499	7,316	6,074	4,185	4,161	9,863

SYNERGETICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the Synergetics’ consolidated financial statements and the corresponding notes included elsewhere in this joint proxy statement/ prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements.
Overview
      Synergetics designs, manufactures and markets medical devices for use in ophthalmic surgery and neurosurgery. Synergetics’ products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to Synergetics’ surgical devices and equipment, it also designs and manufacturers disposable and non-disposable supplies and accessories for use with such devices and equipment. For a more detailed description of Synergetics’ surgical products, see “INFORMATION ABOUT SYNERGETICS.” Synergetics’ manufacturing operations are based in O’Fallon, Missouri. It sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries. Sales outside the United States are primarily through local distributors or sales agents. As used in this discussion, Synergetics means Synergetics and its subsidiaries.
      Synergetics believes that the following developments or trends are important to understanding Synergetics’ financial condition, results of operations and cash flows for the nine-month period ended April 29, 2005 and the three-year period ended July 31, 2004.

New Product Sales
      Synergetics’ business strategy has been, and is expected to continue to be, to develop and market new technologies for the ophthalmic surgery and neurosurgery markets. New products, which management defines as products introduced within the prior 24-month period, accounted for approximately 14% of total sales for fiscal 2004, just over $2.3 million. For the first nine months of fiscal 2005, new products accounted for over 24% of revenues. This growth is primarily in our capital equipment products both in the ophthalmic and neurosurgery markets. Synergetics’ past revenue growth has been closely aligned with the adoption by surgeons of new technologies introduced by Synergetics. Since July 31, 2004, Synergetics has introduced over 50 new products to the ophthalmic and neurosurgery markets. Adoption rates for Synergetics’ new products should continue to favorably affect Synergetics’ operating performance.

Growth in Minimally Invasive Surgery Procedures
      Minimally invasive surgery is surgery performed without making a major incision or opening. Minimally invasive surgery generally results in less trauma for the patient and less likelihood of complications related to the incision. A growing number of surgical procedures are performed using minimally invasive techniques, creating a multi-billion dollar market for the specialized devices used in the procedures. Synergetics has benefited from the overall growth in this market and expects to continue to benefit as it continues to introduce new and improved technologies targeting this market, such as its 25 gauge instrumentation and PHOTONtm xenon light source for the ophthalmic surgical market.

Demand Trends
      Volume and mix improvements contributed to the majority of sales growth during the nine-month period ended April 29, 2005 and during the fiscal years ended July 31, 2004, 2003 and 2002. Ophthalmic procedures volume, particularly retina procedures, on a global basis continues to rise at low single digit rates driven by an aging global population, new technologies, advances in surgical techniques and a growing global market resulting from ongoing improvement in healthcare delivery in third world countries, among other factors. In addition, the demand for high quality products and new technologies, such as Synergetics’ innovative instruments and disposables, to support growth in procedure volume continues to positively impact sales growth. Synergetics believes innovative surgical approaches will continue to significantly impact the ophthalmic and neurosurgery market.

Pricing Trends
      Through its strategy in delivering new and higher quality technologies, Synergetics has been able generally to maintain the average selling prices for its products in the face of downward price pressure in the healthcare industry.
      Competition in the medical device markets and governmental healthcare cost containment efforts, particularly in the United States, have negatively impacted the prices medical device manufacturers receive for their products. Synergetics should be less impacted by this negative pressure than other manufacturers in the industry because its products are primarily used for non-discretionary, life threatening or eyesight threatening procedures.
Results of Operations

Nine-Month Period Ended April 29, 2005 Compared to Nine-Month Period Ended April 29, 2004

Net Sales
      The following table presents net sales by medical field (dollars in thousands):

	Nine Months Ended April 29,

	2005	2004	% Increase

Ophthalmic	$12,946	$10,230	26.5%
Neurosurgery	3,126	1,611	94.0

	$16,072	$11,841	35.7

      Ophthalmic sales growth was led by growth in sales of Synergetics’ retinal instruments and disposables product lines. Neurosurgery sales growth was led by growth in sales of Synergetics’ neurosurgical equipment and disposables.
      The following table presents United States and international net sales (dollars in thousands):

	Nine Months Ended April 29,

	2005	2004	% Increase

United States	$12,079	$9,344	29.3%
International	3,993	2,497	59.9

	$16,072	$11,841	35.7

      Sales growth in both the United States and international was led by sales of Synergetics’ retinal instruments and disposables.

Gross Profit
      Gross profit as a percentage of net sales was 63.3% during the nine-month period ended April 29, 2005 compared to 59.3% during the nine-month period ended April 29, 2004. The growth in gross profit as a percentage of net sales from the 2004 period to the 2005 period was attributable primarily to growth in sales of higher margin products and improved pricing for raw materials used in Synergetics’ manufacturing operation. In addition, as a result of Synergetics’ improved utilization of manufacturing personnel and equipment, revenues grew at a rate significantly exceeding the growth rate in manufacturing overhead, which further contributed to the growth in gross profit as a percentage of net sales.

Operating Expenses
      Research and development (“R&D”) as a percentage of net sales was 3.6% and 4.6% for the nine-month periods ended April 29, 2005 and 2004, respectively. The dollar value of Synergetics’ investment in R&D increased 4.8%, but decreased as a percentage of net sales as a result of increased sales volume. We expect R&D expenses to continue to increase as we deliver more new products and support our sales growth.
      Selling, general and administrative expenses (“SG&A”) as a percentage of net sales was 47.0% for the nine-month period ended April 29, 2005 compared to 46.7% for the nine-month period ended April 29, 2004. Selling expenses, made up of salaries and commissions, the largest component of SG&A, increased to $4.3 million, or 26.7% of sales, during the nine-month period ended April 29, 2005, compared to $3.37 million, or 28.5% of sales, during the nine-month period ended April 29, 2004. Synergetics expects to realize synergies from the Valley Forge transaction, which may initially be offset by ongoing expenses related to the integration of the two companies.

Other Expense
      Other expense increased 41.2% to $192,000 from $136,000 for the nine-month period ended April 29, 2004. The increase was due primarily to increased interest expense.

Operating Income, Income Taxes and Net Income
      Operating income for the nine-month period ended April 29, 2005 increased by 115.6% to $2.06 million from $955,000 for the nine-month period ended April 29, 2004. The increase in operating income was primarily the result of increased gross profit partially offset by increased operating expenses, as described above.
      Synergetics’ effective tax rate was 36.7% for the nine-month period ended April 29, 2005 as compared to 27.8% for the nine-month period ended April 29, 2004. The increase was due primarily to a larger research and experimentation credit utilized in fiscal 2004.
      Net income increased 99.9% to $1.18 million from $591,000 for the nine-month period ended April 29, 2004. The growth in net income was due primarily to an increase in gross profit partially offset by increased operating expenses, as described above. Basic and diluted earnings per share increased by 105.9% to $0.35 for the nine-month period ended April 29, 2005 as compared to $0.17 for the nine-month period ended April 29, 2004.

Year-Ended July 31, 2004 Compared to Year-Ended July 31, 2003

Net Sales
      The following table presents net sales by medical field (dollars in thousands):

	Year-Ended July 31,

	2004	2003	% Increase

Ophthalmic	$14,061	$11,900	18.2%
Neurosurgery	2,826	1,117	153.0

	$16,887	$13,017	29.7

      Ophthalmic sales growth was led by growth in sales of Synergetics’ PHOTON™ xenon light source product and related disposables. Neurosurgery sales growth was led by growth in sales of Synergetics’ Omni® ultrasonic aspirators and related disposables.

      The following table presents United States and international net sales (dollars in thousands):

	Year-Ended July 31,

	2004	2003	% Increase

United States	$13,462	$10,395	29.5%
International	3,425	2,622	30.6

	$16,887	$13,017	29.7%

      Growth in the United States was led by growth in sales of Synergetics’ neurosurgery products. International sales growth was led by sales of its disposables.

Gross Profit
      Gross profit as a percentage of net sales was 61.4% in 2004 compared to 65.6% in 2003. The reduction in gross profit as a percentage of net sales from 2003 to 2004 was attributable primarily to initial start-up and tooling costs resulting from new product introductions.

Operating Expenses
      R&D as a percentage of net sales was 4.7% and 4.3% for the fiscal years ended July 31, 2004 and 2003, respectively. R&D increased to $796,916 from $563,267 reflecting increased spending on active projects focused on areas of strategic significance. Synergetics’ pipeline includes over 60 active projects. Of these projects, approximately 25% involve targeted new product categories. Synergetics has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. Synergetics expects over the next few years to invest in R&D at approximately 4.0% to 6.0% of net sales.
      SG&A as a percentage of net sales was 46.7% for the fiscal year ended July 31, 2004 compared to 46.9% for the fiscal year ended July 31, 2003. Selling expenses increased to $5.8 million, or 34.4% of sales, during the fiscal year ended July 31, 2004, compared to $4.4 million, or 33.5% of sales, during the fiscal year ended July 31, 2003. In addition, general and administrative headcount went up by 11% and executive compensation, legal and insurance also increased in proportion to sales in the fiscal year ended July 31, 2004 as compared to the fiscal year ended July 31, 2003.
     Other Expense
      Other expense decreased 27.5% to $176,000 from $243,000 for the fiscal year ended July 31, 2003. The decrease was due primarily to a $71,000 loss on sale of equipment during fiscal 2003 as compared to a $7,000 loss on sale of equipment during fiscal 2004.

Operating Income, Income Taxes and Net Income
      Operating income for the fiscal year ended July 31, 2004 decreased 9.6% to $1.69 million from $1.87 million in the comparable 2003 period. The decrease in operating income was primarily the result of a 4.2% decrease in gross profit margin.
      Synergetics’ effective tax rate was 27.8% for the fiscal year ended July 31, 2004 as compared to 32.9% for the fiscal year ended July 31, 2003. The decrease was due primarily to a larger research and experimentation credit and extraterritorial income exclusion utilized during the fiscal year ended July 31, 2004.
      Net income remained constant at $1.09 million for the fiscal year ended July 31, 2004 compared to the same 2003 period. The lack of growth in net income was due primarily to a decrease in gross profit margin. Basic and diluted earnings per share for the fiscal year ended July 31, 2004 remained constant at $0.32 compared to the fiscal year ended July 31, 2003.

Year-Ended July 31, 2003 Compared to Year-Ended July 31, 2002

Net Sales
      The following table presents net sales by medical field (dollars in thousands):

	Year-Ended July 31,

	2003	2002	% Increase

Ophthalmic	$11,900	$9,769	21.8%
Neurosurgery	1,117	678	64.7

	$13,017	$10,447	24.6

      Ophthalmic sales growth was led by growth in sales of Synergetics’ retinal instruments and disposables. Neurosurgery sales growth was led by growth in sales of Synergetics’ Omni® ultrasonic aspirators.
      The following table presents United States and International net sales (dollars in thousands):

	Year-Ended July 31,

	2003	2002	% Increase

United States	$10,395	$8,153	27.5%
International	2,622	2,294	14.3

	$13,017	$10,447	24.6

      Growth in the United States was led by growth in sales of Synergetics’ neurosurgery products. International sales growth was led by sales of Synergetics’ disposables.

Gross Profit
      Gross profit as a percentage of net sales was 65.6% in 2003 compared to 65.5% in 2002. The slight increase in gross profit as a percentage of net sales from 2002 to 2003 was attributable to a reduction in manufacturing costs mostly offset by a one-time year-end inventory adjustment due to actual costs of manufacturing being less than the standard costs used throughout the year. The purchase of significantly more efficient production equipment led to this difference in standard versus actual costs.

Operating Expenses
      R&D as a percentage of net sales was 4.3% and 3.2% for the fiscal years ended July 31, 2003 and 2002, respectively. R&D increased to $563,267 from $338,963 reflecting increased spending on active projects focused on areas of strategic significance.
      SG&A as a percentage of net sales was 46.9% for the fiscal year ended July 31, 2003 compared to 47.2% for the same 2002 period. Selling expenses increased to $4.4 million, or 33.5% of sales, during the fiscal year ended July 31, 2003, compared to $4.1 million, or 39.2% of sales, during the fiscal year ended July 31, 2002.

Other Expense
      Other expense increased 635.9% from $33,050 for the fiscal year ended July 31, 2002 to $243,205 for the fiscal year ended July 31, 2003. The increase was due to an $80,000 increase in interest expense associated with the revenue bonds on Synergetics’ headquarters facility, a $71,000 loss on the sale of equipment during fiscal 2003 as compared to a $17,000 loss on the sale of equipment during fiscal 2002 and an increase in net other expenses of $76,000.

Operating Income, Income Taxes and Net Income
      Operating income for the fiscal year ended July 31, 2003 increased by 18.7% to $1.87 million from $1.57 million in the comparable 2002 period. The increase in operating income was primarily the result of a 24.6% increase in net sales.
      Synergetics’ effective tax rate was 32.9% for the fiscal year ended July 31, 2003 as compared to 35.5% for the fiscal year ended July 31, 2002. The decrease was due primarily to a larger research and experimentation credit.
      Net income increased 8.7% from $1.00 million for the fiscal year ended July 31, 2002 to $1.09 million for the fiscal year ended July 31, 2003. The growth in net income was due primarily to a 24.6% increase in net sales partially offset by higher R&D and other expenses as described above. Basic and diluted earnings per share for the fiscal year ended July 31, 2003 increased 3.2% to $0.32, from $0.31 for the fiscal year ended July 31, 2002.
Liquidity and Capital Resources
      Synergetics had $614,000 in cash and cash equivalents and total interest-bearing debt of $4.31 million as of April 29, 2005.
      Working capital, including the management of inventory and accounts receivable is a key management focus. At April 29, 2005, Synergetics had 41 days of sales outstanding (“DSO”) in accounts receivable, favorable to April 29, 2004 by 26 days. At July 31, 2004, Synergetics had 58 DSO in accounts receivable, unfavorable to July 31, 2003 by one day and unfavorable to July 31, 2002 by two days. The decrease in DSO from April 2005 to April 2004 is primarily the result of an increased focus on collection efforts. The increase in DSO from 2002 to 2004 is primarily the result of increased sales internationally where payment cycles are generally longer than those in the United States.
      At April 29, 2005, Synergetics had 115 days of inventory on hand, unfavorable to the prior year by 17 days. Inventory on hand at April 29, 2005 was impacted by increased purchases of capital equipment. At July 31, 2004, Synergetics had 104 days of inventory on hand, favorable to the prior year by seven days. The 104 days of inventory on hand at July 31, 2004 is in line with Synergetics’ anticipated levels of 100 to 110 days.
      Cash flows used in operating activities were $300,786 for the nine-month period ended April 29, 2005 compared to cash provided by operating activities of $456,212 for the comparable 2004 period. The decrease of $756,998 was attributable primarily to usage increases in inventories and accounts receivable of approximately $1.67 million and $774,000, respectively. Inventories build-up was to support sales growth and accounts receivable increases were applicable primarily to sales growth and customer mix changes. Such usage increases were offset by cash provided by greater net income of $591,000 and other changes in net working capital and other adjustments components of approximately $1.1 million.
      Cash flows provided by operating activities were $930,304 for the fiscal year ended July 31, 2004 compared to $79,641 for the comparable 2003 period. The increase of $850,663 was attributable primarily to cash provided by changes in prepaid income taxes net of income taxes payable of approximately $1.0 million offset by other changes in net working capital and other adjustments components of approximately $150,000.
      Cash flows used in investing activities were $1,287,449 for the nine-month period ended April 29, 2005 compared to $575,675 for the comparable 2004 period. During the nine-month period ended April 29, 2005, Synergetics paid $134,791 in cash for the acquisition of patents, compared to $74,819 during the nine-month period ended April 29, 2004. Cash additions to property and equipment during the nine-month period ended April 29, 2005 were $1,152,658 compared to $500,856 for the nine-month period ended April 29, 2004. Increases were primarily to support sales growth, new product launches and the facility expansion at Synergetics’ manufacturing facility and headquarters in O’Fallon, Missouri.

      Cash flows used in investing activities were $797,406 for the fiscal year ended July 31, 2004 compared to $282,459 for the comparable 2003 period. During the fiscal year ended July 31, 2004, Synergetics made $113,772 in cash payments for the acquisition of patents, compared to $68,810 during the fiscal year ended July 31, 2003. Cash additions to property and equipment during the fiscal year ended July 31, 2004 were $686,816 compared to $323,649 for the fiscal year ended July 31, 2003. Increases were primarily to support sales growth and new product launches. In addition, Synergetics generated $110,000 of proceeds from the sale of manufacturing equipment in the fiscal year ended July 31, 2003 as compared to $3,182 in the fiscal year ended July 31, 2004.
      Cash flows provided by financing activities were $662,046 for the nine-month period ended April 29, 2005 compared to $441,771 for the nine-month period ended April 29, 2004. The increase of $220,275 was applicable primarily to additional long-term debt utilized to finance the facility expansion at Synergetics’ manufacturing facility and headquarters in O’Fallon, Missouri.
      Cash flows provided by financing activities were $357,772 for the fiscal year ended July 31, 2004 compared to $309,216 for the fiscal year ended July 31, 2003. The increase of $48,556 is due to additional net cash borrowings on debt of approximately $110,000 offset by less cash provided from stock transactions of approximately $62,000.
      Synergetics has the following committed financing arrangements:

•	Revolving Credit Facility: Under this credit facility, Synergetics may borrow up to $1.25 million with interest at the bank’s prime lending rate less 0.25%. Borrowings under this facility at April 29, 2005 were $0. Outstanding amounts are secured by Synergetics’ receivables and inventory.

•	Equipment Line of Credit Facility: Under this credit facility, Synergetics may borrow up to $1 million, with interest at the bank’s prime lending rate. Borrowings under this facility at April 29, 2005 were $558,586. Outstanding amounts are secured by the purchased equipment.
      In January 2005, Synergetics commenced construction of a 27,000 square foot addition to its principal manufacturing and headquarters building. The addition will cost approximately $2.4 million and will be financed by additional revenue bonds.
      Management believes that cash flows from operations, together with available borrowings under its existing credit facilities will be sufficient to meet Synergetics’ working capital, capital expenditure and debt service needs. If investment opportunities arise, Synergetics believes that its earnings, balance sheet and cash flows will allow Synergetics to obtain additional capital, if necessary.
Contractual Obligations
      Synergetics has entered into contracts with various third parties in the normal course of business that will require future payments. The following table illustrates Synergetics’ contractual obligations as of July 31, 2004:

	Payments due by period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Line of Credit(1)	$542,395	$542,395	$—	$—	$—
Long-Term Debt(2)	3,108,361	272,525	536,704	491,715	1,807,417
Estimated Interest Payments(3)	520,005	118,525	215,258	186,222	—
Operating Leases(4)	44,432	14,952	29,480	—	—
Purchase Obligations(5)	40,321	15,564	22,248	2,509	—
Other Long-Term Liabilities(6)	—	—	—	—	—

Total Contractual Obligations	$4,255,514	$963,961	$803,690	$680,446	$1,807,417

(1)	Amounts represent the expected cash payment for our $1,000,000 revolving credit facility for the purchase of equipment.

(2)	Amounts represent the expected cash payments for our total long-term debt. Subsequent to July 31, 2004, Synergetics has entered into a construction contract for $2,390,767 for a building addition, which was financed with revenue bonds.

(3)	Amounts represent the expected cash payment for interest on our fixed rate long-term debt. After 2009, the interest rate will float.

(4)	We enter into operating leases in the normal course of business. Some lease agreements provide us with the option to renew the lease. Our future operating lease payments would change if we exercised these renewal options or if we entered into additional operating lease agreements.

(5)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transactions. Purchase obligations exclude agreements that are cancelable at any time without penalty.

(6)	As deferred taxes are our only other long-term liability and as such amounts have not been determined beyond 2004, this amount is excluded from this table.
Post-Merger Liquidity Considerations
      After the combination with Valley Forge, the combined company will have two additional contractual obligations:

•	On October 22, 2004, Valley Forge entered into an option agreement to purchase the Malis® trademark from Leonard I. Malis. Valley Forge must exercise this option as a condition to closing and pay Dr. Malis $4,157,054, which includes interest in 26 equal quarterly installments of $159,104, and which will be evidenced by a promissory note secured with a security interest in that trademark and certain other Valley Forge patents. Payment on this note will be an obligation of New Synergetics following the merger.

•	In October 2004, Synergetics Development Co., LLC signed a commitment letter with a bank to issue $2.4 million of revenue bonds to finance a 27,000 square foot addition to the Synergetics headquarters facility. The bonds require interest at a 5% rate over a twenty year amortization period. Synergetics has entered into a construction contract for the approximate amount of the revenue bonds. These bonds will be an obligation of New Synergetics following the merger. Synergetics expects the purchases of property and equipment for the expansion to be approximately $1.7 million for the fiscal year ending July 31, 2005.
Use of Estimates and Critical Accounting Policies
      The financial results of Synergetics are affected by the selection and application of accounting policies and methods. Significant accounting policies which require management’s judgment are discussed below.

Revenue Recognition
      Synergetics records revenue from product sales when the revenue is realized and the product is shipped from its facility. This includes satisfying the following criteria: the arrangement with the customer is evident, usually through receipt of a purchase order; the sales price is fixed and determinable; delivery has occurred; and collectibility is reasonably ensured.

Allowances For Doubtful Accounts
      Synergetics evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to Synergetics, Synergetics records an allowance against amounts due to reduce the net recognized receivable to the amount that management reasonably expects to collect. For all other customers, Synergetics records allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and its historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, Synergetics may change the recorded amount of allowances for doubtful accounts in the future.

Inventories
      Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, with cost being determined using the first-in, first-out (FIFO) method, or market. Periodically, Synergetics evaluates inventories for excess quantities and identified obsolescence. Its evaluation includes an analysis of historical sales levels by product and projections of future demand, as well as estimates of quantities required to support warranty and other repairs. To the extent that it determines there are excess quantities based on its projected levels of sales and other requirements, or obsolete material in inventory, it records valuation reserves against all or a portion of the value of the related parts or products. If future demand or market conditions are different than Synergetics’ projections, a change in recorded inventory valuation reserves may be required and would be reflected in cost of sales in the period the revision is made.

Impairment of Long-Lived Assets
      Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the group of assets and their eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Amortization Periods
      Synergetics records amortization of intangible assets using the straight-line method over the estimated useful lives of these assets. It bases the determination of these useful lives on the period over which it expects the related assets to contribute to its cash flows or in the case of patents, their legal life, whichever is shorter. If Synergetics’ assessment of the useful lives of intangible assets changes, it may change future amortization expense.

Deferred Tax Assets and Liabilities
      Synergetics’ deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when a determination is made that it is more likely than not that a portion or all of the deferred tax assets will not be realized.

Loss Contingencies
      Synergetics is subject to claims and lawsuits in the ordinary course of its business, including claims by employees or former employees, with respect to its products and involving commercial disputes. Synergetics financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which it is currently a party because management currently believes that such claims and lawsuits are either adequately covered by insurance or otherwise indemnified, and are not expected, individually or in the aggregate, to result in a material adverse effect on Synergetics financial condition. However, it is possible that Synergetics results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies if management changes its assessment of the likely outcome of these matters.

Stock-Based Compensation
      Synergetics accounts for stock-based employee compensation using the intrinsic value method of accounting. Under this method, stock-based compensation expense is based on the difference, if any, on the date of the grant between the fair value of Synergetics’ stock and the exercise price of the award.

Recent Accounting Pronouncements
      Information about recent accounting pronouncements is included in Note 15 to the Audited Consolidated Financial Statements of Synergetics beginning on page F-17 of this joint proxy statement/ prospectus.
Quantitative and Qualitative Disclosures About Market Risk
      Synergetics’ primary market risks include fluctuations in interest rates and exchange rate variability.
      Synergetics’ has a revolving credit facility and an equipment line of credit facility in place. The revolving credit facility had an outstanding balance of $0 at April 29, 2005, and the equipment line of credit facility had an outstanding balance of $558,586 at April 29, 2005, bearing interest at the bank’s prime lending rate. Interest expense from the equipment credit facility is subject to market risk in the form of fluctuations in interest rates. Assuming the current level of borrowings at variable rates and a two-percentage-point increase in the average interest rate on these borrowings, it is estimated that our interest expense would have increased by approximately $11,000. Synergetics does not perform any interest rate hedging activities related to these two facilities.
      Additionally, Synergetics has exposure to foreign currency fluctuation through export sales to international accounts. As only approximately 5% of our sales revenue is denominated in foreign currencies, we estimate that a change in the relative strength of the dollar to foreign currencies would not have a material impact on Synergetics’ results of operations. Synergetics does not conduct any hedging activities related to foreign currency.

INFORMATION ABOUT VALLEY FORGE
Overview
      Valley Forge is a medical device company that develops, manufactures and sells medical devices for use in surgery and other healthcare applications. Our core business is the sale of bipolar electrosurgical generators and other generators, based on our proprietary DualWavetm technology, and complementary instrumentation and disposable products.
      Our current line of bipolar electrosurgical products are used in neurosurgery and spine surgery and in dental applications. In the first quarter of fiscal 2005, we commenced selling a lesion generator for the percutaneous treatment of pain. We plan to expand the market for our products with the introduction of our new multifunctional bipolar electrosurgical generator and new proprietary single-use hand switching bipolar instruments, new products based on our proprietary lesion generator technology, and other products and product refinements. Our new multifunctional bipolar electrosurgical and system is designed to replace other surgical tools, such as monopolar electrosurgical systems and lasers, in certain applications.
      We believe our DualWavetm technology distinguishes our products from our competitors. With appropriate technique, our bipolar electrosurgical systems based on our DualWavetm technology allow a surgeon or dentist to cut tissue in a manner that minimizes collateral damage to surrounding healthy tissue and to coagulate blood vessels quickly, safely and efficiently. By substantially reducing damage to surrounding healthy tissue, the surgeon or dentist can work safely in close proximity with nerves, blood vessels and bone. Our bipolar electrosurgical systems can also be used in close proximity with metal implants and in irrigated fields.
      For over 20 years, we have had worldwide exclusive distribution agreements with Codman to market our neurosurgery bipolar electrosurgical systems and other products. On October 15, 2004, we entered into a new agreement with Codman defining our business relationship from October 1, 2004 through December 31, 2005. This agreement was amended effective March 1, 2005. On May 6, 2005, in accordance with the terms of the amendment, we notified Codman that effective July 15, 2005, Codman would be a nonexclusive worldwide distributor of our existing products in the fields of neurocranial and neurospinal surgery until December 31, 2005. Before July 15, 2005, Codman was the exclusive worldwide distributor of our existing products in those fields. Historically, we have derived a significant portion of our sales from sales to Codman. For the six months ended March 31, 2005, 68% of our revenue was derived from sales to Codman, and for the fiscal year ended September 30, 2004, 86% of our revenue was derived from sales to Codman, and for the fiscal years ended September 30, 2003 and 2002, 95% and 90% of our revenue was derived from sales to Codman.
      On October 25, 2004, we entered into a supply and distribution agreement with Stryker for the distribution and sale of a lesion generator for the percutaneous treatment of pain. The supply and distribution agreement is the culmination of over two years of collaborative efforts with Stryker. The term of the agreement is for slightly over five years, commencing on November 11, 2004 and ending on December 31, 2009, and grants Stryker exclusive worldwide marketing rights for distribution and sale of the lesion generator for use in percutaneous treatment of pain. In the first agreement year, Stryker has agreed to make minimum purchases in excess of $900,000 for a combination of sales demonstration units and commercial sales units. In the second and third agreement years, Stryker has agreed to make minimum purchases of approximately $500,000 per year for commercial sales units. Minimum purchase requirements for agreement years four and five are to be determined by the parties based on market conditions and other factors. The agreement also provides Stryker certain rights for other new product concepts developed by Valley Forge in both pain control and expanded market areas.
      On October 22, 2004, we entered into an option agreement with Dr. Leonard Malis, Professor and Chairman Emeritus of Mount Sinai School of Medicine Department of Neurosurgery and one of Valley Forge’s directors. Under the option agreement Valley Forge is granted an option to acquire the Malis® trademark, which is owned by Dr. Malis, at any time over a period of five years. The Malis® trademark is a name widely recognized and respected in the neurosurgery field. Dr. Malis has in the past licensed, and currently is licensing, the Malis® trademark to Codman in connection with products sold by Codman to end users, which includes products that Valley Forge sells to Codman. We paid Dr. Malis $35,000 for the option and are required to pay an annual fee before each anniversary of the option agreement of $20,000 for each of the first two anniversaries and increasing to $60,000 before the fourth anniversary in order to continue the option in effect from year to year. In the event that we decide to exercise the option, Dr. Malis will be paid $4,157,504, which includes interest, in 26 equal quarterly installments of $159,904, and which will be evidenced by a promissory note secured by a security interest in the trademark and certain of our patents. In connection with the merger with Synergetics, we will be acquiring the Malis® trademark from Dr. Malis pursuant to the terms of the option agreement.
Strategy
      Our goal is to be the global leader in the development of bipolar medical devices and other products in specialty surgical and healthcare fields. The key elements of our strategy include:

•	expanding the use of our new multifunctional bipolar electrosurgical system into other surgical markets, such as maxillofacial, ENT, orthopedic and general surgery;

•	increasing revenues in the neurosurgery field with our new multifunctional bipolar electrosurgical system; and

•	expanding our product lines with new products and other applications of our bipolar lesion technology.
Valley Forge Technology
      The foundation of our bipolar electrosurgical systems lies in our proprietary DualWavetm technology. Using our DualWavetm technology, our bipolar generators are able to deliver two separate waveforms to perform the two separate and distinct functions of cutting and coagulation. We do not believe that it is either safe or effective to use the same waveform for coagulation that is used for cutting. With the virtual elimination of heat and current spread, our technology can be used in direct contact with nerves, bones, blood vessels and metal implants, and can be used in virtually all areas of the human body safely.
      Our bipolar electrosurgical systems consist of a solid state microprocessor controlled generator, utilizing our DualWavetm technology, single-use disposable cords, which attach the hand-held bipolar instrument to the generator, and single-use instruments, which we are selling in the dental field and which we have developed for use in surgical fields. We also develop, manufacture and sell modules and other accessories to handle specific functions required by a particular surgical discipline. For example, in neurosurgery we sell irrigation modules, which allow the neurosurgeon to pump a saline solution into the surgical field while cutting tissue or coagulating blood vessels, and a specially designed single-use plastic tube set, which connects the electrical current from the generator and fluid from the irrigation module to the hand-held instrument.
      Our cutting waveform uses molecular resonance to cut, rather than heat through an advancing spark. Our generators contain a rigidly stabilized voltage control to provide an extremely gentle cut, using about one fifth the power of other generators. The cutting current, which is delivered only to the tissue between the two electrodes of the instrument, offers safety advantages by the absence of current spread and markedly reduced heating of adjacent tissues. This makes our product safe to use in virtually all areas of the human body.
      Our coagulation waveform is unique in that it is totally aperiodic and nonrhythmic. The timing of electrical bursts within the waveform are randomly spaced, and the waveform itself is random in timing so that it is truly aperiodic. Regardless of how high the voltage setting of the unit, or how long the surgeon applies the current, the coagulation waveform simply will not cut. Our strictly regulated constant voltage supply allows for precise, gentle and progressive coagulation in either totally dry or fully irrigated fields, including fields totally submerged in saline. These effects are produced in our generators through the lowest practical output impedance.

      Our bipolar electrosurgical generators deliver both cutting and coagulation through bipolar handheld instruments, providing both the active electrode and the return path through the handheld instrument back to the generator. The performance of bipolar disposable handheld instruments is also enhanced by an irrigated field, further minimizing the risk of heat buildup and tissue damage. Our bipolar electrosurgical systems are designed to replace other surgical tools, such as monopolar electrosurgical systems, lasers and ultrasonic aspirators used in soft tissue surgery.
Electrosurgery
      Surgical procedures are performed using a variety of methods and instruments, including electrosurgical generators. Electrosurgical generators perform two specific functions — tissue cutting and coagulation (sealing) of blood vessels.
      The application of hot cautery to seal blood vessels has been in existence for more than 5,000 years. Early cauterization techniques employed iron instruments heated in an open flame, then introduced into the wound. The electrosurgical generator was first introduced in 1924, by noted neurosurgeon, Dr. Harvey Cushing, who partnered with a Harvard University physicist, Dr. William Bovie, to design a spark gap electrosurgical generator. The generator worked by advancing a spark to tissue, to generate heat, providing cauterization.
      Today’s electrosurgical generators have become more sophisticated, utilizing high voltage, radiofrequency or RF, currents to cut and coagulate tissue. Modern electrosurgical generator outputs are distinguished as either “monopolar” or “bipolar.” Both generate high frequency electrical current in defined waveforms for surgical purposes. A single generator may deliver both monopolar and bipolar outputs from different instrument connecting points. The distinction between monopolar and bipolar refers to the manner in which the current is delivered to and removed from the patient’s body.
      Fundamental electrical circuitry principles apply to the use of high voltage, high frequency currents for surgical applications. The current must be generated within the electrosurgical generator in an appropriate form, delivered to the patient through a delivery system consisting of cables and electrosurgical instruments, pass through some portion of the patient’s body the extent of which depends upon whether the output system is monopolar or bipolar, exit the patient’s body through a return path consisting of a return electrode and cables, and return to the generator to complete the circuit. Modern electrosurgical generators are “isolated,” meaning they are electrically separated from common ground circuits so that the current must return to the generator, not to a random ground point, for the circuit to be completed and the generator to operate. This is a key safety factor.

Monopolar Electrosurgery Systems
      Monopolar electrosurgical systems typically create sine wave periodic outputs for cutting and coagulation purposes. This output is delivered to the surgical site by means of an insulated, hand held electrode with a very small tip designed to concentrate the current at a specific contact point for the purpose of surgical cutting or coagulation. This is known as the “active electrode.” The concentration of current at a point is necessary for a surgical effect to occur. This current must then be removed from the body and returned to the generator. This is accomplished by collecting the current at another point on the patient’s body distant from the surgical site, usually the thigh or buttock. The current passes through the patient’s body to the return point of collection, dispersing over a large area of the body between the surgical site and the return point. The current is collected over a large surface area electrode known as a dispersive, or “return, electrode.” In monopolar electrosurgery, the dispersion of current over an electrode with large area, as opposed to a point source, during the collection is used to prevent unintended burn or damage being performed at the return electrode site.
      Traditional monopolar electrosurgery results in generation of high temperatures at the surgical site due to the requirements of the cutting technology and the high current levels required. This may result in thermal injury to surrounding tissue, including charring, drying, and other effects that may impair healing. There are three significant safety hazards associated with monopolar electrosurgery:

•	Heat Build-up. Considerable heat buildup may occur in tissue surrounding the surgical site, the hazards of which vary depending upon the surgical site involved. There are no recognized methods of controlling this risk other than the surgeon’s choice of power setting and his skill in use of the instrument.

•	Current Passes Through Human Body. The electrical current must pass through significant areas of the patient’s body between the surgical site and the return electrode. It is recognized that this dispersion of electrical current in the body can cause damage to tissue, blood vessels and nerves along the path of current travel. This is controllable only by careful selection of the return electrode site and the power settings chosen by the surgeon.

•	Unintended Tissue Damage. Tissue damage can occur at the return electrode site, commonly called a “return electrode burn,” if the return electrode is improperly placed, or not fully in contact with the body, the conductive gel on the electrode has dried out, and for many other reasons. This occurs when the surface area over which the current is collected shrinks, creating an alternate point for the concentration of current, which results in burns at the point where the current exits the human body. Modern monopolar generators employ monitoring circuitry to attempt to ensure the adequacy of the return electrode surface area.

Bipolar Electrosurgical Systems
      Bipolar electrosurgery also employs an active electrode and a return electrode for delivery of current to the patient’s body for surgical purposes and for removal of that current from the patient’s body. The distinctive difference is that both the active electrode and the return electrode are contained in the same hand held instrument, eliminating the need for the current to pass through the patient’s body between the surgical site and the return electrode. This is accomplished by the design of the hand held instrument to create two electrical poles (hence “bipolar”) in the instrument in contact with the patient. The current can only flow between these two contact points, which are typically only millimeters apart. This, coupled with an aperiodic waveform, results in a requirement for lower current levels entering the patient’s body, limits the heat buildup at the surgical site to eliminate the risk of surrounding tissue damage, eliminates the flow of current through non surgical areas of the patient’s body, and eliminates any risk of damage at a secondary site.
The Neurosurgery Market
      There are an estimated 3,600 Board Certified Neurological Surgeons in the United States, and an estimated 15,000 neurosurgeons worldwide. Neurological surgery is a medical specialty dealing with disorders of the brain, skull, spinal cord, cranial and spinal nerves, the autonomic nervous system and the pituitary gland. It is estimated that approximately 500,000 brain and spine surgery procedures are performed each year in the United States.
      A prominent use of bipolar electrosurgical instrumentation in neurosurgery is tumor removal. There are over 100 different types of brain tumors and more than 180,000 Americans are diagnosed with brain tumors each year. The most common brain tumors in adults are: glioblastoma, meningioma, and oligodendroglioma. Approximately 2,200 children are also diagnosed with a brain tumor each year, with the most common being medulloblastoma and astrocytoma.
      For each bipolar neurosurgical procedure, the neurosurgeon needs hand-held instruments that will cut, divide, core or remove tissue and tumors and coagulate blood vessels. The neurosurgeon also needs to connect that instrument with a cord/tubing set to the bipolar generator and irrigation unit, which provides fluids to the surgical site.
      In neurosurgery, a bipolar electrosurgical system is the modality of choice, largely due to the efforts of Dr. Malis. Dr. Malis designed and developed the first commercial bipolar coagulator in 1955, and pioneered the use of bipolar electrosurgery for use in the brain. Dr. Malis has been a frequent author and lecturer on neurosurgery and bipolar electrosurgery.

Neurosurgery Bipolar Systems
      Our neurosurgery bipolar systems are used to cut, core and divide tissue and tumors and coagulate blood vessels in the brain and spine. Our neurosurgery bipolar systems, which are currently marketed and sold by Codman & Shurtleff, Inc. to end-users under the Malis® trademark, are used by neurosurgeons worldwide.
      Our neurosurgery bipolar systems are surgical devices intended to perform two separate functions: bipolar cutting of tissue and bipolar coagulation of blood vessels. Our systems are typically comprised of the bipolar electrosurgical generator, an irrigation module, a foot pedal control, connecting cables and tubing sets. In conjunction with our new multifunctional bipolar electrosurgical generator, we are developing an array of single-use, hand-switching bipolar instrumentals in varying sizes and shapes that will connect to the generator via a single-use disposable bipolar cord and tubing sets.
      Our bipolar generator delivers our DualWavetm bipolar cutting and bipolar coagulation through RF waveforms. Our irrigation modules deliver fluids, such as saline, to the surgical field through a hand-held instrument. With the use of bipolar hand-held instruments connected to our bipolar generator, a surgeon can cut tissue and seal blood vessels in an irrigated surgical field. The surgeon can control the mode of operation with the foot pedal control and power setting with keys on the front panel of the controller.
      Under the distribution agreement with Codman, which expires December 31, 2005, Codman markets and sells our current line of neurosurgery products under the following product names:

Generators/ Irrigators
—	Malis® CMC®-III Bipolar Generator (High power cutting/coagulation)
—	Malis® Bipolar Synergy® Generator (Low power coagulation)
—	Malis® CMC®-III Irrigation Module
—	Malis® 1000 Irrigation Module
Disposable Cord Sets
—	Malis® Bipolar Cord/ Irrigation Tubing Set
—	Malis® Bipolar Cord
Other Products
—	Malis® Titanium Surgical Mesh
      Our new multifunctional bipolar system consists of the following components:

—	Multifunctional bipolar electrosurgical generator
—	Single use hand-switching instruments of various configurations and shapes
—	Disposable connecting cables and cord/tubing sets

Other Surgical and Medical Markets

Bipolar Electrosurgical Generators
      Building upon our DualWavetm technology used in bipolar electrosurgical generators in neurosurgery, our strategy is to expand the market for our new multifunctional bipolar electrosurgical generator and single use hand-switching bipolar instruments in other clinical and surgical markets that have a need for bipolar electrosurgery. We also continue to research market potential and product refinement opportunities for additional clinical applications of our bipolar electrosurgical generators using our DualWavetm technology. Potential additional fields for our multifunctional bipolar electrosurgical system include: general surgery, minimally invasive applications in various clinical fields, maxillofacial surgery, ENT, plastic surgery and general surgery.

Pain Control Market
      On October 25, 2004, we entered into a supply and distribution agreement with Stryker Corporation for the sale to Stryker Corporation of a lesion generator for the percutaneous treatment of pain, which culminated over two years of collaborative efforts with Stryker Corporation. The agreement with Stryker currently covers the manufacture and supply of a lesion generator unit and certain accessories.
      The lesion generator for the percutaneous treatment of pain is designed to coagulate living human tissue for interventional pain treatment. The system provides an electrical stimulator for nerve localization and various coagulating outputs that are selectable based on the procedure undertaken. The generator is configured for bipolar output, to minimize current leakage, but is also be capable of monopolar operation. An electrode is used to deliver coagulation energy to the targeted tissue. The electrode is connected to the generator by means of a connecting cable. Stryker began to deliver the lesion generator to customers in the first quarter of fiscal 2005, and through March 31, 2005, we had sales of $788,049 to Stryker.
      We also continue to review market potential and product refinement opportunities for other applications of our lesion generator technology, including intracranial applications.
The Dental Market
      There are an estimated 150,000 professionally active dentists in the United States. As primary oral health care providers, approximately 80% of dentists are generalists, and approximately 20% are specialists. More than 90% of active dentists are in private practice.
      There are currently more than 20 different procedures with the American Dental Association, or the ADA, codes eligible for insurance reimbursement for which bipolar electrosurgery can be used. Examples of commonly performed procedures include:

•	Gingivectomy/ Gingivoplasty (surgical treatment of gingivitis);

•	Connective tissue graft;

•	Surgical removal of residual tooth roots;

•	Crown and bridge preparation;

•	Biopsy of oral tissue;

•	Excision of cysts or tumors, benign and malignant; and

•	Surgical removal of impacted or erupted tooth.

Bident® Bipolar Tissue Management System
      Our Bident® Bipolar Tissue Management System uses the same DualWave® technology used in our neurosurgery bipolar systems to allow dentists to work in direct contact with metal implants, nerves, bone and blood vessels, essentially eliminating collateral tissue damage from current spread and heat buildup.
      Dentists are particularly affected by the limitations of monopolar electrosurgical systems to work safely around metal implants, bone, nerves and blood vessels due to the nature of delicate structures they work within. We believe the elimination of the grounding pad through bipolar delivery of our current to cut and coagulate in our Bident® Bipolar Tissue Management System is also an important factor to dentists concerned with both safety, and patient perception/fear of the equipment used in the general dentistry setting.
      Our Bident® Bipolar Tissue Management System is a surgical device, which performs two separate functions: bipolar tissue cutting and bipolar coagulation of blood vessels. The size, features and overall power output of the generator itself is different than our neurosurgery bipolar system to meet the need for a cost effective, office style generator for the dentist. The system is comprised of the electrosurgical generator, a foot pedal control, connecting cables and an array of disposable bipolar hand-held instruments, which are attached to the generator via a single use bipolar cord.
      Dentists can use our disposable bipolar hand-held instruments to cut tissue and to seal blood vessels. The dentist can control the mode of operation with the foot pedal and power setting with knobs on the front panel of the generator.
      Our disposable bipolar hand-held instruments are available in various tip sizes, shapes and angles to perform the varying procedures performed by the dentist. We currently sell sixteen different models of disposable bipolar hand-held instruments for dental procedures. We believe that the typical use for each dental surgical procedure is one to two disposable instruments and one disposable cord set. We are considering product modifications and other strategies for our dental products.
      Our current bipolar dental products, which we sell directly to dentists and through distributors consist of the following:

Generator

•	Bident® Bipolar Surgical Generator

Bipolar Instrument and Cord Sets

•	Bident® Bipolar Flap Access Pen

•	Bident® Bipolar Gingivoplasty Pen

•	Bident® Bipolar Gingivectomy Pen

•	Bident® Bipolar Gingival Troughing Pen 5mm (.012”)

•	Bident® Bipolar Gingivectomy Pen (.020”)

•	Bident® Bipolar Coagulating Ball 3mm

•	Bident® Bipolar Coagulating Ball 3mm (30o)

•	Bident® Bipolar Gingivoplasty Loop 1.5x9mm

•	Bident® Bipolar Gingivoplasty Loop 1.5x9mm (30o)

•	Bident® Bipolar Gingivoplasty Loop 3x5mm

•	Bident® Bipolar Gingivoplasty Loop 3x5mm (30o)

•	Bident® Bipolar Gingivoplasty Loop 3x8mm

•	Bident® Bipolar Gingivoplasty Loop 3x8mm (30o)

•	Bident® Bipolar Gingivoplasty Loop 5x5mm

•	Bident® Bipolar Gingivoplasty Loop 5x5mm (30o)

•	Bident® Bipolar Cord Set
Manufacturing and Supplies
      We conduct the assembly of our bipolar generators and irrigation systems in our facility in King of Prussia, Pennsylvania. Our products are assembled from raw materials and components supplied to us by third parties. Most of the raw material and components we use in the manufacture of our products are available from more than one supplier. For some components, however, there are relatively few alternate sources of supply, and we rely upon single source suppliers or contract manufacturers. For example, we currently subcontract the manufacturing of our disposable instruments with a single contract manufacturer and we subcontract the manufacture of our disposable cord and tube sets with a single manufacturer. Our profit margins and our ability to develop and deliver such products on a timely basis may be adversely affected by the lack of alternative sources of supply in the required timeframe.
      Our manufacturing process is subject to the regulatory requirements of the Federal Good Manufacturing Practice Regulations as promulgated by the FDA, as well as other regulatory requirements of the FDA, which mandate detailed quality assurance and record-keeping procedures and subjects us to unscheduled periodic regulatory inspections. We conduct quality assurance audits throughout the manufacturing process and believe that we are in compliance with all applicable government regulations.
      Effective May 1, 2005, we entered into a combination sublease and lease agreement for a term of four and one-half years for approximately 13,500 square feet of office, assembly, engineering and manufacturing space in King of Prussia, Pennsylvania. As of July 11, 2005, we moved both our Philadelphia, Pennsylvania manufacturing, engineering and assembly facility and our Oaks, Pennsylvania offices into this facility. While we believe that this new facility will enhance and render our operations more efficient, the planning and moving of our entire operation may result in increased timeframes for product completion and shipping and delays in our research and development operations.
Marketing and Sales
      To date, with the exception of our dental products, we have sold our products to third-party distributors pursuant to agreements or other alliances, who in turn sell our products to end-users.
      Codman & Shurtleff, Inc. For over 20 years, we have entered into distribution agreements with Codman to sell and distribute our products in the field of neurosurgery. During the 2004 fiscal year, we extended the term of a distribution agreement, which we originally entered into on December 11, 2000, until September 30, 2004. Under that distribution agreement, as extended, Codman was granted the exclusive worldwide right to sell our then existing neurosurgery products in the fields of neurocranial and neurospinal surgery on the condition that Codman & Shurtleff, Inc. make agreed upon minimum purchases.
      On October 15, 2004, we entered into a new agreement with Codman defining our business relationship from October 1, 2004 through December 31, 2005. This agreement was amended effective March 1, 2005. On May 6, 2005, in accordance with the terms of the amendment, we notified Codman that, effective July 15, 2005, Codman would be the nonexclusive worldwide distributor of our existing products in the fields of neurocranial and neurospinal surgery until December 31, 2005. Before July 15, 2005, Codman was the exclusive worldwide distributor of our existing products in those fields. For the period from October 1, 2004 to July 15, 2005, Codman agreed to make minimum purchases of $1 million per calendar quarter in order to maintain its exclusivity. We perform product development, manufacturing and clinical and regulatory functions for our neurosurgery bipolar systems.
      For the six months ended March 31, 2005, we had sales to Codman of $2,190,132, or 68% of our sales. For the 2004, 2003 and 2002 fiscal years, we had sales to Codman of approximately $4,099,000, $4,231,000 and $4,515,000, respectively. In fiscal 2004, approximately 86% of our sales were derived from sales to Codman, and in fiscal 2003 and 2002, approximately 95% and 90% of our sales, respectively, were derived from sales to Codman. Codman also sells its own passive hand-held instruments under the Malis® trademark, which it licenses directly from Dr. Malis, which are used in conjunction with our neurosurgery bipolar systems, and for which we do not receive any revenues. We have entered into an option agreement to acquire the Malis® trademark from Dr. Malis, and will exercise the option at the closing of the merger with Synergetics.
      Stryker Corporation. On October 25, 2004, we entered into a supply and distribution agreement with Stryker for the distribution and sale of a percutaneous pain control generator. The supply and distribution agreement is the culmination of over two years of collaborative effort with Stryker. The term of the agreement is for slightly over five years, commencing November 11, 2004 and ending on December 31,

2009, and grants Stryker exclusive worldwide marketing rights for distribution and sale of a lesion generator for use in percutaneous treatment of pain. In the first agreement year, Stryker has agreed to make minimum purchases in excess of $900,000 for a combination of sales demonstration units and commercial sales units. In the second and third agreement years, Stryker has agreed to make minimum purchases of approximately $500,000 per year for commercial sales units. Minimum purchase requirements for agreement years four and five are to be determined by the parties based on market conditions and other factors. The agreement also provides Stryker certain rights for other new product concepts developed by Valley Forge in both pain control and expanded market areas. For the six months ended March 31, 2005, we had sales of $788,049 to Stryker, or 24% of our sales for that period.
      Boston Scientific Corporation. In February 2002, we entered into an agreement with Boston Scientific Corporation to provide primarily product support for the installed base of Boston Scientific’s “Symmetry Endo-Bipolar Generator” and the Mini-Symmetrytm generators, which we had previously manufactured for Boston Scientific Corp.
      Our neurosurgery bipolar systems are sold in certain foreign markets by Codman. Before sales in certain foreign markets, we are required to comply with applicable foreign government regulations.
      Our business is not affected to any material extent by seasonal factors.
Competition
      We believe that principal factors influencing the selection of a monopolar or bipolar generator and related products are product features, quality, safety, ease of use, cost, acceptance by leading physicians, and other clinical benefits. We believe that our proprietary DualWavetm technology, which delivers both bipolar cutting and bipolar coagulation with two separate waveforms, distinguishes our bipolar electrosurgical systems from electrosurgical systems sold by other entities, which do not offer both bipolar cutting and bipolar coagulation. We believe that our unique bipolar electrosurgical products offer enhanced capabilities and safety advantages as compared to monopolar electrosurgical systems.
      The medical device industry is intensely competitive in almost all segments and tends to be dominated in larger more mature markets by a relatively small group of large and well-financed companies. We also compete with smaller, entrepreneurial companies. There can be no assurance that these or other companies will not succeed in developing, or have not already developed, technologies or products that are more effective than ours or that would render our technology or products obsolete or uncompetitive.

Neurosurgery
      In neurosurgery, we believe that we are the principal manufacturer of bipolar electrosurgical systems. Our neurosurgery bipolar electrosurgical systems which are sold and distributed by Codman compete against manufacturers of electrosurgical systems, including the Valleylab division of Tyco International Ltd., Erbe and the Aesculap division of B. Braun. In addition, our products compete with smaller specialized companies and larger companies that do not otherwise focus on neurosurgery. Our products also compete with other technologies, such as lasers, ultrasonic aspirators, handheld instruments and a variety of tissue removal systems designed for removing brain and cranial-based tumors, such as an ultrasonic tissue aspiration system also manufactured by the Valleylab division of Tyco International Ltd. Finally, in certain cases, our products compete against medical practices that treat a condition with medications.

Dental Market
      We believe that we are the only manufacturer of bipolar electrosurgical systems serving the dental market. Our Bident® Bipolar Tissue Management System competes with monopolar electrosurgical systems manufactured by Ellman and laser and other monopolar electrosurgical systems manufactured by several other companies including Parkell.

Pain Control
      Our lesion generator for the treatment of pain will compete with other manufacturers of generators as well as medical practices that treat this condition with medications.

Other Markets
      In other markets, our bipolar electrosurgical generators and disposable products will compete with large companies, such as the Valleylab division of Tyco International Ltd. and Conmed, which manufacture and sell electrosurgical medical devices. Our bipolar electrosurgical systems will also compete with laser systems, traditional hand-held scalpels, and other technologies. The lesion generator for the percutaneous treatment of pain competes with other pain control devices as well as pain control medications. We cannot assure you that we, or the companies with whom we contract to sell our products, can effectively convince physicians and surgeons to purchase our products in the face of competition.
Research and Development Strategy
      Our research and development primarily focuses on developing new products based on our proprietary Dual Wavetm technology and our expertise in bipolar electrosurgery. We are continually working on new products and instrumentation as well as enhancements to existing products to meet the needs of surgeons in various surgical disciplines. In September 2002, we entered into a development agreement with Stryker Corporation for the development of a lesion generator for use in the percutaneous treatment of pain, which resulted in our entering into a supply and distribution agreement with Stryker Corporation for that generator on October 25, 2004.
      For the six months ended March 31, 2005, we expended $346,445 for research and development. For the 2004, 2003 and 2002 fiscal years, we expended $508,287, $489,930 and $360,111, respectively, for research and development. We anticipate that we will continue to incur research and development costs in connection with development of products. Substantially all of our research and development is conducted internally. In the 2005 fiscal year, we anticipate that we will fund all our research and development with current assets and cash flows from operations. From time-to-time, we review our research and development programs to ensure that they remain consistent with and supportive of our growth strategies.
Government Regulation
      The marketing and sale of our products in the United States is governed by the Federal Food, Drug and Cosmetic Act administered by the FDA, as well as varying degrees of regulation by a number of state and foreign governmental agencies.
      FDA regulations are wide ranging and govern the introduction of new medical devices, the observance of certain standards with respect to the design, manufacture, testing, labeling and promotion of devices, the maintenance of certain records, the ability to track devices in distribution, the reporting of potential product defects and patient incidents, the export of devices and other matters.
      All medical devices introduced into the market since 1976, which include substantially all of our products, are required by the FDA as a condition of sale and marketing to secure either a 510(k) Premarket Notification clearance or an approved PMA. A Premarket Notification clearance indicates FDA agreement with an applicant’s determination that the product for which clearance has been sought is substantially equivalent to another medical device that was on the market before 1976 or that has received 510(k) Premarket Notification clearance. The process of obtaining a Premarket Notification clearance can take several months and commonly involves the submission of limited clinical data and supporting information, while the PMA process can take up to several years and typically requires the submission of significant quantities of clinical data and manufacturing information.
      Federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict the impact, if any, these changes might have. These changes, however, could have material impact on our business.

      We may not receive the necessary regulatory approvals or clearances, including approval for product improvements and new products, on a timely basis, if at all. Delays in receipt of, or failure to receive regulatory clearances or approvals could have a material adverse effect on our business. In addition, even after clearance is given, if a product is hazardous or defective, the FDA has the power to withdraw the clearance or require us to change the device, its manufacturing process or its labeling, to supply additional proof of its safety and effectiveness or to recall, repair, replace or refund the cost of a medical device. To comply with the FDA regulations, we may incur substantial costs relating to laboratory and clinical testing of new and existing products and the preparation and filing of documents in formats required by the FDA.
      Under FDA regulations, after a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, packaging, and certain manufacturing process requires a new 510(k) clearance. The FDA requires a manufacturer to make this determination in the first instance, but the FDA can review any such decision, and if it disagrees, it can require a manufacturer to obtain a new 510(k) clearance or it can seek enforcement action against the manufacturer.
      We are also required to register with the FDA as a device manufacturer and are required to maintain compliance with the FDA’s Quality System Regulations, or QSRs. The QSRs incorporate the requirements of Good Manufacturing Practice and relate to product design, testing, and manufacturing quality assurance, as well as the maintenance of records and documentation. The FDA enforces the QSRs through inspections. We cannot assure you that we or our key component suppliers will not encounter any manufacturing difficulties, or that we or any of our subcontractors or key component suppliers will be able to maintain compliance with regulatory requirements.
      We may not promote or advertise our products for uses not within the scope of our clearances or approvals or make unsupported safety and effectiveness claims. Further, we are required to comply with various FDA requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that one of our devices may have caused or contributed to a death or serious injury or, if a malfunction were to recur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device before marketing clearance has been received or promoting a cleared device for unapproved indications. Noncompliance with applicable regulatory requirements can result in enforcement action, which may include:

•	warning letters;

•	fines, injunctions and civil penalties against us;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of our production;

•	refusing our requests for premarket clearance or approval of new products;

•	withdrawing product approvals already granted; and

•	criminal prosecution.
      We have received Premarket Notification 510(k) clearance for our new multifunctional bipolar electrosurgical generator and single-use hand switching instruments. We also expect to file new applications during the fiscal 2005 year to cover new products and variations on existing products. We cannot assure you that we will be able to obtain necessary clearances or approvals to market any other products, or existing products for new intended uses, on a timely basis, if at all. Delays in receipt or failure to receive clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on business, financial condition, results of operations and future growth prospects.
      Medical device regulations also are in effect in many of the countries outside the United States in which our products are sold. These laws range from comprehensive device approval and quality system requirements for some or all of our medical device products to simpler requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices sold in the European common market must meet the Medical Device Directive standards. For European common market distribution, we have received ISO 9001 certification for the IEC version of our neurosurgery bipolar system (marketed by Codman under the name CMC®-III-IEC) and that unit bears a CE mark. Failure to maintain the CE Mark will preclude our distributor from selling our products in Europe. We cannot assure you that we will be successful in maintaining certification requirements.
      We believe that we are in material compliance with regulations promulgated by the FDA, and that such compliance has been and is anticipated to be without adverse effect on our business.
Patents and Intellectual Property

Valley Forge Patents and Intellectual Property
      Our ability to compete in an effective manner depends primarily on developing, improving and maintaining proprietary aspects of our bipolar technology. There are two principal United States patents that are directed toward our DualWavetm bipolar technology used in our bipolar electrosurgical systems. Our first patent, which was issued on May 27, 1986, expired on May 27, 2003. Our second patent was issued on June 17, 1994. We are also in the process of seeking patent protection for certain aspects of our new multifunctional bipolar electrosurgical system. Our bipolar electrosurgical generators are based on the combination of both of these patents and other know-how and trade secrets. We also own two United States patents, which are used in our disposable hand-held bipolar instruments, and we have applied for United States patents on additional disposable instrumentation and electronic circuitry.
      We seek patent protection of our key technology, products and product improvements in the United States and may seek patent protection in selected foreign countries. When determined appropriate, we will enforce and defend our patent rights. In general, however, we do not rely exclusively on our patents to provide us with any significant competitive advantages as they relate to our existing product lines. We also rely upon trade secrets, know-how, and continuing technological innovations to develop and maintain our competitive advantage. In an effort to protect our trade secrets, we generally require our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements typically provide that all confidential information developed or made known to the individuals during the course of their relationship with us must be kept confidential, except in specified circumstances.
      Other companies and entities have filed patent applications or have been issued patents relating to monopolar and/or bipolar electrosurgical methods and devices. We do not believe that our products currently infringe any valid and enforceable claims of others.
      DualWavetm, Bident®, Bi-Safetm, Gentle Gel® and the Finest Energy Source Available for Surgery® are some of the trademarks of Valley Forge.

Option Agreement to Acquire Malis® Trademark
      On October 22, 2004, we entered into an agreement with Dr. Leonard Malis, Professor and Chairman Emeritus of Mount Sinai School of Medicine Department of Neurosurgery and one of Valley Forge’s directors, under which we are granted an option to acquire the Malis® trademark, which is owned by Dr. Malis, at any time over a period of five years. The Malis® trademark is a name widely recognized and respected in the neurosurgery field. Dr. Malis has in the past licensed, and currently is licensing, the Malis® trademark to Codman in connection with products sold by Codman to end users, which include products that we sell to Codman. We paid Dr. Malis $35,000 for the option and are required to pay an annual fee before each anniversary of $20,000 for each of the first two anniversaries of the option agreement and increasing to $60,000 before the fourth anniversary in order to continue the option in effect from year to year. In the event we decide to exercise the option, Dr. Malis will be paid $4,157,504, which includes interest, in 26 equal quarterly installments of $159,904, and which will be evidenced by a promissory note secured by a security interest in the trademark and certain of our patents. We will exercise the option at the closing of the merger with Synergetics.
Product Liability Risk and Insurance Coverage
      The development, manufacture, sale and use of medical products entail significant risk of product liability claims. We maintain product liability coverage at levels we have determined are reasonable. We cannot assure you that such coverage limits are adequate to protect us from any liabilities we might incur in connection with the development, manufacture, sale or use of our products. In addition, we may require increased product liability coverage as our sales increase in their current applications and new applications. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could adversely affect our business.
Employees
      At March 31, 2005, we and our subsidiaries had 22 full-time employees, including executive officers. From time to time we retain part-time employees, engineering consultants, scientists and other consultants. All full-time employees participate in our health benefit plan. None of our employees are represented by a union or covered by a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.
Properties
      Effective May 1, 2005, we entered into a combination sublease and lease agreement for a term of four and one-half years for approximately 13,500 square feet of office, assembly and manufacturing space in King of Prussia, Pennsylvania. As of July 11, 2005, we moved both our Philadelphia, Pennsylvania manufacturing, engineering and assembly facility and our Oaks, Pennsylvania offices into this facility. While we believe that this new facility will enhance and render our operations more efficient, the planning and moving of our entire operation may result in increased timeframes for product completion and shipping and delays in our research and development operations.
Legal Proceedings
      From time to time we may be subject to litigation claims that may greatly exceed our product liability insurance limits.
      An adverse outcome of such litigation may adversely impact our financial condition and results of operation. We record a liability when a loss is known or considered probable and the amount can be reasonably estimated. If a loss is not probable a liability is not recorded.
      We were one of the defendants in lawsuit captioned Jeffrey Turner and Cathryn Turner v. Phoenix Children’s Hospital, Inc., et al. In April 2005, without admitting liability in this disputed claim, and as a precondition to Valley Forge’s merger agreement with Synergetics, a settlement agreement and release was entered into in which we paid $150,000 toward plaintiff’s expenses incurred in the lawsuit. On May 13, 2005, the court approved the settlement agreement and release.

Selected Financial Data
      The selected financial data set forth below should be read in conjunction with the “VALLEY FORGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our consolidated financial statements and notes thereto appearing elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the years ended September 30, 2004, 2003 and 2002 and the balance sheet data as of September 30, 2004 and 2003 have been derived from audited consolidated financial statements included elsewhere in this joint proxy statement/ prospectus. The consolidated statement of operations for the years ended September 30, 2001 and 2000 and the balance sheet data as of September 30, 2002, 2001 and 2000 have been derived from audited consolidated financial statements that are not included in this joint proxy statement/ prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

						Six Months
	Fiscal Year-Ended September 30,					Ended March 31,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)					(Unaudited)
Statements of Operations Data:
Net sales	$4,756	$4,474	$5,022	$5,263	$4,398	$3,228	$2,332
Cost of sales	2,316	2,265	2,463	2,692	2,443	1,483	1,067
Gross profit	2,440	2,209	2,559	2,571	1,955	1,746	1,265
Income (loss) from operations	178	155	632	486	(111)	376	135
Net income	111	109	381	330	(54)	139	81
Earnings (loss) per common share from continuing operations:
Basic	$0.01	$0.01	$0.05	$0.04	$(0.01)	$0.02	$0.01
Diluted	$0.01	$0.01	$0.05	$0.04	$(0.01)	$0.02	$0.01

	September 30,
						March 31,
	2004	2003	2002	2001	2000	2005

						(Unaudited)
	(In thousands)
Balance Sheets Data:
Cash and cash equivalents	$2,323	$2,306	$2,544	$1,501	$965	$2,647
Current assets	3,977	3,777	3,982	3,517	3,094	4,500
Total assets	4,523	4,374	4,570	4,171	3,852	5,061
Current liabilities	258	216	353	283	182	657
Long-term liabilities	16	20	14	19	21	15
Retained earnings (deficit)	721	609	501	120	(210)	860
Stockholders’ equity	4,249	4,138	4,202	3,869	3,649	4,388

VALLEY FORGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following is a discussion and analysis of Valley Forge financial condition and results of operations for the fiscal years ended September 30, 2004, 2003 and 2002 and the six-month periods ended March 31, 2005 and 2004. This section should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this joint proxy statement/ prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward looking statements as a result of many factors including, but not limited to, those under the headings “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS” beginning on pages 26 and 27, respectively, of this joint proxy statement/ prospectus.
Overview
      Valley Forge is a medical device company that develops, manufactures and sells medical devices for use in surgery and other healthcare applications. Our core business involves the sale of bipolar electrosurgical generators and other generators, based on our DualWavetm technology, and complementary instrumentation and disposable products.
      Our current line of bipolar electrosurgical products are used in neurosurgery and spine surgery and in dental applications. In the first quarter of fiscal 2005, we commenced selling a lesion generator for the percutaneous treatment of pain. We plan to expand the market for our products with our new multifunctional bipolar electrosurgical generator and new proprietary single-use, hand-switching bipolar instruments, new products based on our proprietary lesion generator technology, and other products and product refinements. Our new multifunctional bipolar electrosurgical system is designed to replace other surgical tools, such as monopolar electrosurgical systems, and lasers in certain applications.
      On October 15, 2004, we entered into a new agreement with Codman defining our business relationship from October 1, 2004 through December 31, 2005. This agreement was amended effective March 1, 2005. On May 6, 2005, in accordance with the terms of the amendment, we notified Codman that, effective July 15, 2005, Codman would be the nonexclusive worldwide distributor of our existing products in the fields of neurocranial and neurospinal surgery until December 31, 2005. Before July 15, 2005, Codman was the exclusive worldwide distributor of our existing products in those fields. In order to maintain the exclusive arrangement, Codman agreed to make minimum purchases of $1,000,000 per calendar quarter.
      Historically, we have derived a significant portion of our sales from sales to Codman. For the six months ended March 31, 2005, 68% of our revenue was derived from sales to Codman, and for the fiscal year ended September 30, 2004, 86% of our revenue was derived from sales to Codman, and for the fiscal years ended September 30, 2003 and 2002, 95% and 90% of our revenue was derived from sales to Codman. We anticipate that the percentage of our revenue attributable to sales to Codman will continue to decrease as a result of our nonexclusive distribution arrangement with Codman effective July 15, 2005 and the merger with Synergetics.
      On October 25, 2004, we entered into a supply and distribution agreement with Stryker for the distribution and sale of a lesion generator for the percutaneous treatment of pain. The supply and distribution agreement is the culmination of over two years of collaborative efforts with Stryker. The term of the agreement is for slightly over five years, commencing on November 11, 2004 and ending on December 31, 2009, and grants Stryker exclusive worldwide marketing rights for distribution and sale of the lesion generator for use in percutaneous treatment of pain. In the first agreement year, Stryker has agreed to make minimum purchases in excess of $900,000 for a combination of sales demonstration units and commercial sales units. In the second and third agreement years, Stryker has agreed to make minimum purchases of approximately $500,000 per year for commercial sales units. Minimum purchase requirements for agreement years four and five are to be determined by the parties based on market conditions and other factors. The agreement also provides Stryker certain rights for other new product concepts developed by Valley Forge in both pain control and expanded market areas.
Results of Operations

Summary
      Sales of $4,756,439, for fiscal 2004 were 6% greater than sales of $4,474,308 for fiscal 2003 and 5% less than sales of $5,021,931 for fiscal 2002. Operating income was $178,054 in fiscal 2004 as compared to $155,427 in fiscal 2003 and $632,000 in fiscal 2002. Net income for fiscal 2004 was $111,420 as compared to $108,925 for fiscal 2003 and $380,527 for fiscal 2002.
      Sales of $3,228,405 for the six months ended March 31, 2005 were 38% greater than sales of $2,332,240 for the six months ended March 31, 2004. Operating income was $376,153 for the six months ended March 31, 2005 as compared to operating income of $135,470 for the corresponding six months ended March 31, 2004. Net income for the six months ended March 31, 2005 was $138,884 as compared to net income of $80,558 for the six months ended March 31, 2004.

Sales
      Total Sales and Gross Margin on Sales:

	Fiscal Years Ended			Six Months Ended
	September 30,			March 31,

	2004	2003	2002	2005	2004

	(Unaudited)			(Unaudited)
	(In thousands)			(In thousands)
Total sales	$4,756	$4,474	$5,022	$3,228	$2,332
Cost of sales	2,316	2,265	2,463	1,483	1,067
Gross profit on sales	2,440	2,209	2,559	1,746	1,265
Gross profit as a percentage of sales	51%	49%	51%	54%	54%
      The increase in sales in fiscal 2004 as compared to fiscal 2003 reflects an increase in sales of our Bident® Bipolar Tissue Management System for dental applications and new sales to Stryker of a lesion generator we developed for the percutaneous treatment of pain, which was partially offset by a decrease in sales to Codman. The decrease in sales in fiscal 2004 compared to fiscal 2002 reflects a decrease in sales to Codman.
      The increase in sales in the first six months of the 2005 fiscal year as compared to the first six months of the 2004 fiscal year reflects new sales to Stryker of a lesion generator model we developed for the percutaneous treatment of pain, and increased sales to Codman. Sales for our dental products decreased for the first six months of 2005.
      For 2004, 2003 and 2002 fiscal years, sales to Codman were 86%, 95% and 90%, respectively, of our sales. We had no sales to Stryker in the 2003 and 2002 fiscal years, and sales to Stryker in the 2004 fiscal year were less than 1%. For the first six months of fiscal 2005, sales to Codman accounted for 68% of our sales and sales to Stryker accounted for 24% of our sales, as compared to 86% and 1% of our sales, respectively, for the first six months of fiscal 2004.
      Sales of our neurosurgical products to Codman decreased to $4,099,000 in fiscal 2004 as compared to sales of $4,231,000 in fiscal 2003 and sales of $4,515,000 in fiscal 2002. The decreased sales reflect a decrease in sales volume of neurosurgical products. Included in sales to Codman for fiscal 2004 is a one-time payment of $57,920 in the second quarter of fiscal 2004 that Codman made to satisfy its minimum purchase obligation under the first three month extension of the term of the then existing distribution agreement. Sales of our neurosurgical products and related services to Codman increased to $2,190,132 for the six months ended March 31, 2005 as compared to sales of $2,000,977 for the six months ended March 31, 2004.

      During fiscal 2004, we extended a distribution agreement with Codman on a quarterly basis until September 30, 2004. On October 15, 2004, we entered into a new agreement with Codman which defines our business relationship from October 1, 2004 to December 31, 2005. Under the new agreement, as amended, Codman continued to be the exclusive worldwide distributor of our existing products in the fields of neurocranial and neurospinal surgery through July 15, 2005. For the period from July 15, 2005 to December 31, 2005, Codman will be a nonexclusive distributor of our existing products in those fields. For the period from October 1, 2004 to July 15, 2005, Codman agreed to make minimum purchases of $1,000,000 per calendar quarter in order to maintain its exclusivity. Codman did not satisfy its minimum purchase requirements for the three months ended December 31, 2004, but made up this deficiency in purchase obligations by increasing it purchases in the second quarter of 2005.
      For fiscal 2004, sales of the Bident® Bipolar Tissue Management System for dental applications were $422,000, or 9% of sales, as compared to approximately $185,000, or 4% of sales, for fiscal 2003 and approximately $347,000, or 7% of sales, for fiscal 2002. Sales of the Bident® Tissue Management System of $35,250 in the fourth quarter of 2004 decreased as compared to the sales in the third quarter of fiscal 2004 as we directed more of our resources toward the completion of a new lesion generator for the percutaneous treatment of pain and our distribution arrangement with Stryker Corporation for that product. For the six months ended March 31, 2005, sales of the Bident® Bipolar Tissue Management System $219,170, respectively, or 7% of sales, as compared to $288,867, or 12% of sales, for the first six months of fiscal 2004. We are considering product modifications and other strategies for our dental products.
      During fiscal 2004, we had sales to Stryker of $189,160, which includes sales of demonstration units of a lesion generator for percutaneous treatment of pain. On October 25, 2004, we entered into a supply and distribution agreement with Stryker Corporation for that generator. The supply and distribution agreement is for a term commencing on November 11, 2004 and ending on December 31, 2009, under which Stryker has agreed to make minimum purchases of approximately $900,000 in the first agreement year for a combination of sales demonstration units and commercial sale units and minimum purchases of approximately $500,000 per year for commercial sale units in the each of the second and third agreement years. Minimum purchase requirements for agreement years four and five are to be determined by the parties based on market conditions and other factors. The agreement also provides Stryker certain rights for other new product concepts developed by Valley Forge in both pain control and expanded market areas. During the first six months of fiscal 2005, we had sales to Stryker of $788,049, as compared to sales of $15,000 in the first six months of fiscal 2004.

Sales by Medical Field
      The table below sets forth our sales by medical field of “Generators, Irrigators and Other Products” and “Disposable Products” for fiscal 2004, 2003 and 2002 and the six months ended March 31, 2005 and

2004. Sales of “Disposable Products” in “Other fields” represent sales to Boston Scientific Corporation and direct sales to hospitals.

	Fiscal Years Ended			Six Months Ended
	September 30,			March 31,

	2004	2003	2002	2005	2004

	(In thousands)			(in thousands)
Generators, Irrigators and Other Products
Neurosurgery field	$2,116	$2,093	$2,627	$1,214	$1,049
Dental field	367	168	347	187	256
Pain control fields	187	—	—	788	15

Total of all fields	$2,670	$2,261	$2,974	$2,189	$1,320

Disposable Products
Neurosurgery field	$1,754	$1,895	$1,584	$862	$805
Dental field	69	16	—	30	32
Other fields	32	23	32	13	28

Total of all fields:	$1,855	$1,934	$1,616	$905	$865

      In fiscal 2004, 56% of our sales related to sales of bipolar electrosurgical generators, irrigators and accessories as compared to approximately 52% and 59% of our sales in fiscal 2003 and 2002, respectively. Sales of disposable products accounted for approximately 39% of our sales in fiscal 2004 as compared to approximately 40% of our sales in fiscal 2003 and approximately 32% of our sales in fiscal 2002.
      For the first six months of fiscal 2005, 68% of our sales related to sales of bipolar electrosurgical generators, irrigators and accessories as compared to approximately 57% of our sales for the first six months of fiscal 2004. Sales of disposable products accounted for approximately 28% of our sales in the first six months of fiscal 2005, as compared to approximately 37% of our sales in the first six months of fiscal 2004.

Cost of Sales
      Cost of sales for fiscal 2004 was 49% of sales, compared with 51% of sales, for fiscal 2003. During fiscal 2002, cost of sales was 49% of sales. Gross margin was 51% for fiscal 2004 as compared to 49% for fiscal 2003 and 51% for fiscal 2002. The increase in gross margin as a percentage of sales in fiscal 2004 as compared to fiscal 2003 is attributable primarily to increased sales volume.
      Cost of sales was 46% for both the six months ended March 31, 2005 and the six months ended March 31, 2004. Gross margin was 54% for both the six months ended March 31, 2005 and the six months ended March 31, 2004.
      We cannot be sure that gross margins will remain at current levels or show improvement in the future due to the distribution channels used, product mix, and fluctuation in manufacturing production levels and overhead costs as new products are introduced. In addition, inefficiencies in manufacturing new products and the distribution channels utilized to sell those products may adversely impact gross margin.

Operating Expenses
      Selling, general and administrative expenses increased to $1,713,325, or 36% of sales, in fiscal 2004, from $1,523,751, or 34% of sales, in fiscal 2003, and from $1,503,001, or 30% of sales, in fiscal 2002. Selling, general and administrative expenses reflect increased selling and marketing expenses incurred in connection with implementing the sales and marketing plan, which we commenced in fiscal 2003, for the Bident® Bipolar Tissue Management System and increased transactional legal fees incurred during the fourth quarter of fiscal 2004.

      For the first six months of fiscal 2005, selling, general and administrative expenses were $920,442, or 29% of sales, as compared to $868,545, or 37% of sales, for the first six months of fiscal 2004. As further described in the “Liquidity and Capital Resources” section below, we expect to incur moving and other one-time expenses, as well as increased rent expenses, in connection with moving our corporate offices and assembly, engineering and manufacturing operations into a single facility during the third and fourth quarters of fiscal 2005.
      For the first six months of fiscal 2005, we incurred professional fees in connection with the merger agreement with Synergetics of approximately $82,000. It is expected that these fees will increase in the third and fourth quarters of fiscal 2005, as additional professional fees and printing costs are incurred in connection with the merger.
      Research and development expenses were $508,287, or 11% of sales, in fiscal 2004, $489,930, or 11% of sales, in fiscal 2003, and $360,111, or 7% of sales, in fiscal 2002. We will continue to invest in research and development to expand our technological base for use in both existing and additional clinical areas. The increase in research and development expenses in fiscal 2004 was primarily related to the continued development of our new multifunction bipolar electrosurgical generator and instrumentation and the completion of the lesion generator for use in the percutaneous treatment of pain for which we entered into a supply and distribution agreement with Stryker Corporation on October 25, 2004.
      Research and development expenses were $346,445, or 11% of sales, for the six months ended March 31, 2005 as compared to $240,908, or 10% of sales, for the six months ended March 31, 2004. Research and development expenses in the first six months of fiscal 2005 reflected the continued development of our new multifunction bipolar electrosurgical generator and instrumentation and the completion of the lesion generator model, currently being sold to Stryker. We will continue to invest in research and development to expand our technological base for use in both existing and additional clinical fields.

Other Income and Expense, Net
      Other income and expense, net, increased for fiscal 2004 to $23,030 from $11,451 for fiscal 2003 and decreased from $23,111 for fiscal 2002 due primarily to interest income. At the end of fiscal 2004, we had $2,322,559 in cash and cash equivalents as compared to $2,305,556 at the end of fiscal 2003 and $2,543,898 at the end of fiscal 2002.
      In the second quarter of fiscal 2005, we recorded an expense of $150,000 in connection with the lawsuit captioned Jeffrey Turner and Cathryn Turner v. Phoenix Children’s Hospital, Inc., et al., in which Valley Forge was one of the defendants. As described in the “Liquidity and Capital Resources” section below, a settlement agreement was entered into in April 2005, which was approved by the court in May 2005. As a result of the foregoing, we had other expenses of $133,076, net of investment income, in the six months ended March 31, 2005 as compared to investment income of $11,038 for the six months ended March 31, 2004.

Income Tax Provision
      The provision for income taxes was $89,664 for fiscal 2004 as compared to $57,953 for fiscal 2003 and $274,584 for fiscal 2002. Our effective tax rate in fiscal 2004 was approximately 45% as compared to approximately 35% in fiscal 2003 and approximately 42% in fiscal 2002.
      The provision for income taxes was $104,193 for the six months ended March 31, 2005 as compared to $65,950 for the six months ended March 31, 2004. Our effective tax rate for the six months ended March 31, 2005 was approximately 43% as compared to approximately 45% for the six months ended March 31, 2004.

Net Income
      Net income increased slightly to $111,420 for fiscal 2004, as compared to net income of $108,925 for fiscal 2003. Net income was $380,527 for fiscal 2002. Basic and diluted income per share was $0.01 for fiscal 2004 as compared to basic and diluted income per share of $0.01 for fiscal 2003 and $0.05 for fiscal 2002.
      Net income increased to $138,884 for the six months ended March 31, 2005 as compared to net income of $80,558 for the six months ended March 31, 2004. Basic and diluted income per share was $0.02 for the six months ended March 31, 2005 as compared to $0.01 for the six months ended March 31, 2004.
Liquidity and Capital Resources
      At September 30, 2004, we had $3,718,481 in working capital compared to $3,560,999 at the end of fiscal 2003 and $3,628,465 at the end of fiscal 2002. At March 31, 2005, we had $3,842,266 in working capital compared to $3,673,383 at March 31, 2004. The primary measures of our liquidity are cash, cash equivalents, accounts receivable and inventory balances, as well as our borrowing ability. The cash equivalents are highly liquid with original maturities of ninety days or less.

Fiscal 2004
      Cash provided by operating activities was $33,577 for fiscal 2004 as compared to $9,009 cash used in fiscal 2003. The cash provided by operating activities was mainly attributable to operating profits net of adjustments for non-cash items, a decrease in prepaid items and other current assets of $117,773 and an increase in accounts payable, accrued expenses and income taxes payable of $35,862 offset by increases of $282,918 in accounts receivable, $76,807 in inventory and $28,321 in deferred tax assets.
      In fiscal 2004, accounts receivable net of allowances increased by $282,918 to a total of $646,224 at the end of fiscal 2004. The increase in accounts receivable was principally due to the timing of shipments and increased sales during fiscal 2004.
      In fiscal 2004, inventories increased by $76,807 to a total of $781,604 at the end of fiscal 2004 compared to $775,183 at the end of fiscal 2003. The increase was primarily due to increased inventory to meet anticipated sales of the lesion generator for the percutaneous treatment of pain. Inventories were kept at these levels primarily to support anticipated future sales activity.
      In fiscal 2004, we used $20,887 for the purchase of equipment and building improvements in connection with our manufacturing operations. Net property and equipment decreased to $147,967 at the end of fiscal 2004 as compared to $156,697 for fiscal 2003 and $136,131 for fiscal 2002.

First Six Months of Fiscal 2005
      Cash provided by operating activities was $354,973 for the six months ended March 31, 2005 as compared to cash used of $19,696 for the six months ended March 31, 2004. The cash provided by operating activities was mainly attributable to operating profits net of adjustments for non-cash items, an increase in accounts payable of $405,075, and the decrease in inventory of $45,489, partially offset by an increase in accounts receivable of $191,480 and an increase in prepaid items and other current assets of $80,485.
      In the first six months of fiscal 2005, accounts receivable net of allowances increased by $191,480 to $837,704 at March 31, 2005 from $646,224 at September 30, 2004. The increase in accounts receivable was principally due to increased sales.
      In the first six months of fiscal 2005, inventories decreased by $45,489 to $736,115 at March 31, 2005 from $781,604 at September 30, 2004. The decrease was primarily due to improved inventory management and increased sales.
      The increase in accounts payable for the first six months of fiscal 2005 reflects our recording an expense of $150,000 in connection with the lawsuit captioned Jeffrey Turner and Cathryn Turner v. Phoenix Children’s Hospital, Inc., et al., in which Valley Forge was one of the defendants. In April 2005, without admitting liability in this disputed claim, and as a precondition to Valley Forge’s merger agreement with Synergetics, a settlement agreement and release was entered into in which we agreed to pay, and subsequently paid, $150,000 toward plaintiff’s expenses incurred in the lawsuit. On May 13, 2005, the court approved the settlement agreement and release. The increase in accounts payable also reflected increases in material purchase due to increased sales volume.
      For the six months ended March 31, 2005, we used $33,723 for the purchase of equipment and building improvements in connection with our manufacturing operations. Net property and equipment increased to $180,952 at March 31, 2005 as compared to $147,967 at September 30, 2004.
      In August 2002, our board of directors terminated our then existing stock repurchase plan and authorized a new repurchase plan to purchase up to 200,000 shares of our common stock. We did not purchase any of our stock in fiscal 2004 pursuant to this plan. In fiscal 2003, we used $173,316 to repurchase 127,600 shares of our common stock pursuant to the stock repurchase plan. All the shares of common stock repurchased were retired. To date, we have repurchased 154,100 shares of our common stock under the plan, leaving a balance of 45,900 that is available for repurchase under the plan.
      On October 22, 2004, we entered into an option agreement to purchase the Malis® trademark from Dr. Leonard I. Malis. Under the option agreement, we are granted an option to acquire the Malis® trademark at any time over a period of five years. We paid Dr. Malis $35,000 for the option and are required to pay an annual fee before each anniversary of the option agreement of $20,000 for each of the first two anniversaries and increasing to $60,000 before the fourth anniversary in order to continue the option in effect from year to year. In the event that we decide to exercise the option, we will pay Dr. Malis $4,157,054, which includes interest, in 26 equal quarterly installments of $159,104, and which will be evidenced by a promissory note secured with a security interest in the trademark and certain of our patents. In connection with the merger, Valley Forge will exercise this option and acquire the Malis® trademark.
      Effective May 1, 2005, we entered into a combination sublease and lease for a term of four and one-half years for approximately 13,500 square feet of office, assembly, engineering and manufacturing space in King of Prussia, Pennsylvania, with an initial annual rent of $74,858, increasing to $129,437, plus annual operating expenses. As of July 11, 2005, we moved both our Philadelphia, Pennsylvania manufacturing, engineering and assembly facility and our Oaks, Pennsylvania offices into this facility. In connection with this move, we will incur moving expenses as well as other one-time expenses in connection with refitting the new facility to our specifications.
      On June 27, 2005, our wholly-owned subsidiary, Diversified Electronics Company, Inc., sold our Philadelphia, Pennsylvania manufacturing, engineering and assembly facility for the sales price of $200,000. The estimated income to be recognized by Valley Forge upon sale is approximately $120,000, before moving costs, closing costs and taxes.
      At September 30, 2004, we had cash and cash equivalents of $2,322,559 and at March 31, 2005, we had cash and cash equivalents of $2,647,334. We plan to finance our operating and capital needs principally with cash flows from operations and existing balances of cash and cash equivalents, which we believe will be sufficient to fund our operations in the near future. However, should it be necessary, we believe we could borrow adequate funds at competitive rates and terms. Our future liquidity and capital requirements will depend on numerous factors, including the funds we expend in marketing, selling and distributing our products, the success in commercializing our existing products, development and commercialization of products in other clinical markets, the ability of our suppliers to continue to meet our demands at current prices, the status of regulatory approvals and competition.
      We have a line of credit of $1,000,000 with Wachovia Bank, N.A. which calls for interest to be charged at the bank’s national commercial rate. The credit accommodation is unsecured and requires us to have a tangible net worth of no less than $3,400,000. Our current tangible net worth exceeds $3,400,000 at March 31, 2005. As of March 31, 2005, there was no outstanding balance on this line.

Use of Estimates and Critical Accounting Policies
      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Note 1 to our Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts and sales returns, inventory allowances, warranty costs, contingencies and other special charges, and taxes. Actual results could differ materially from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of our Consolidated Financial Statements.

Allowances For Doubtful Accounts, Sales Returns and Warranty Costs
      We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, we record an allowance against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, we may change the recorded amount of allowances for doubtful accounts in the future. We record a provision for estimated sales returns and allowances on product revenues in the same period as the related revenues are recorded. We base these estimates on historical sales returns and other known factors. Actual returns could be different from our estimates and the related provisions for sales returns and allowances, resulting in future changes to the sales returns and allowances provision. Our warranty obligation is affected primarily by product that does not meet specifications within the applicable warranty period and any related costs to repair or replace such products. Should our actual experience of warranty claims differ from our estimates of such obligations, our provision for warranty costs could change.

Inventories
      Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, determined by the moving average method, or market. At each balance sheet date, we evaluate inventories for excess quantities and identified obsolescence. Our evaluation includes an analysis of historical sales levels by product and projections of future demand, as well as estimates of quantities required to support warranty and other repairs. To the extent that we determine there are excess quantities based on our projected levels of sales and other requirements, or obsolete material in inventory, we record valuation reserves against all or a portion of the value of the related parts or products. If future demand or market conditions are different than our projections, a change in recorded inventory valuation reserves may be required and would be reflected in cost of revenues in the period the revision is made.

Amortization Periods
      We record amortization of intangible assets using the straight-line method over the estimated useful lives of these assets. We base the determination of these useful lives on the period over which we expect the related assets to contribute to our cash flows or in the case of patents, their legal life, whichever is shorter. If our assessment of the useful lives of intangible assets changes, we may change future amortization expense.

Deferred Tax Assets and Liabilities
      Our deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when a determination is made that it is more likely than not that a portion or all of the deferred tax assets will not be realized.

Loss Contingencies
      We are subject to claims and lawsuits in the ordinary course of our business, including claims by employees or former employees, with respect to our products and involving commercial disputes. Except for the settlement of the lawsuit entitled Jeffrey Turner and Cathryn Turner v. Phoenix Children’s Hospital, Inc., et al., our financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which we are currently a party because we currently believe that such claims and lawsuits are either adequately covered by insurance or otherwise indemnified, and are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies if we change our assessment of the likely outcome of these matters.

Goodwill Impairment
      We perform goodwill impairment tests on an annual basis and between annual tests to determine if events or circumstances indicate that goodwill may have been impaired. In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing, or otherwise exiting businesses, which could result in an impairment of goodwill. Impairment is measured by the difference between the recorded value of goodwill and its implied fair value when the fair value of the reporting unit is less than its net book value.

Impairment of Long-Lived Assets
      Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the group of assets and their eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Stock-Based Compensation
      We account for stock-based employee compensation using the intrinsic value method of accounting. Under this method, employee stock-based compensation expense is based on the difference, if any, on the date of the grant between the fair value of Valley Forge’s stock and the exercise price of the award. We account for stock options issued to non-employees using the fair value method of accounting, which requires us to assign a value to the stock options issued based on an option pricing model, and to record that value as compensation expense. We use the Black-Scholes option pricing model. If we were to account for stock options issued to employees using the fair value method of accounting rather than the intrinsic value method, our results of operations would be significantly affected.
Financial Statements and Supplementary Data
      Financial statements and financial statement schedules, together with the report thereon of Samuel Klein and Company, are included with this joint proxy statement/ prospectus beginning on page F-27.
      Information on quarterly results of operations is set forth in our audited financial statements included in this joint proxy statement/ prospectus under Notes to Consolidated Financial Statements, Note 14 Quarterly Results (unaudited).

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
      Samuel Klein and Company previously audited Valley Forge’s financial statements from fiscal 1992 through the fiscal year ended September 30, 2004. On January 20, 2005, Samuel Klein and Company resigned as Valley Forge’s independent registered public accounting firm. On January 25, 2005, Rotenberg, Meril, Solomon, Berliger & Gutilla, P.C. was selected by the audit committee to serve as Valley Forge’s independent registered public accounting firm.
      The reports of Samuel Klein and Company on the Valley Forge’s financial statements for the fiscal years ended September 30, 2004 and 2003 do not contain an adverse opinion or a disclaimer of opinion, and are not qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended September 30, 2004 and 2003, and through January 20, 2005, there were no disagreements between Valley Forge and Samuel Klein and Company on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Samuel Klein and Company, would have caused Samuel Klein and Company to make reference thereto in the firm’s reports on the Valley Forge’ financial statements for such periods. In addition, no reportable events, as defined in Item 304 (a)(1)(v) of Regulation S-K, occurred during Valley Forge’s two most recent fiscal years.

MARKET PRICE AND DIVIDEND INFORMATION
      Valley Forge common stock, no par value, is listed on the Boston Stock Exchange under the symbol “VLF,” and traded on The Nasdaq SmallCap Market under the symbol “VLFG.” Nasdaq has notified Valley Forge that it considers the proposed merger with Synergetics to be a “Reverse Merger” under Nasdaq’s Marketplace Rules. As a result, Valley Forge must submit an initial listing application to Nasdaq before the closing of the merger. After the merger, Valley Forge will be required to satisfy Nasdaq’s initial listing criteria to avoid delisting of its common stock. For more information, see “RISK FACTORS — Risks Relating to the Merger” beginning on page 27.
      The table below sets forth the range of high and low closing bid quotations per share of Valley Forge common stock as reported on Nasdaq. Quotations represent prices between dealers and do not necessarily represent actual transactions. None of the prices shown reflect retail mark-ups, mark-downs or commissions. For current price information, you are urged to consult publicly available sources.

	Valley Forge
	Common Stock

	High	Low

Year ended September 30, 2003
Quarter ended December 31, 2002	$1.88	$1.23
Quarter ended March 31, 2003	1.54	1.05
Quarter ended June 30, 2003	1.57	1.10
Quarter ended September 30, 2003	1.75	1.15
Year ended September 30, 2004
Quarter December 31, 2003	2.40	1.31
Quarter ended March 31, 2004	2.16	1.50
Quarter ended June 30, 2004	2.20	1.84
Quarter ended September 30, 2004	2.03	1.43
Year ending September 30, 2005
Quarter ended December 31, 2004	2.10	1.40
Quarter ended March 31, 2005	1.73	1.34
Quarter ended June 30, 2005	5.79	1.36
      The following table sets forth the high and low closing bid quotations per share of Valley Forge common stock as reported on Nasdaq on May 2, 2005, the last full trading day before the public announcement of the proposed merger, and on August 11, 2005, the last day for which information was available before the date of this joint proxy statement/ prospectus.

	Valley Forge
	Common Stock

	High	Low

May 2, 2005	$1.96	$1.87
August 11, 2005	4.29	4.05
      Because there is no established trading market for shares of Synergetics common stock, information with respect to the market prices of Synergetics stock has been omitted.
      The number of shareholders of record of Valley Forge as of August 1, 2005 was 100, which includes shareholders whose shares were held in street name. The number of beneficial shareholders of Valley Forge at that date is estimated to be in excess of 1,100.
      Valley Forge has not paid any dividends to date, nor do we expect to do so in the foreseeable future. Synergetics has not paid a dividend to holders of its common stock since 1996.

VALLEY FORGE PRINCIPAL SHAREHOLDERS
      The following table sets forth as of August 1, 2005, before and after giving effect to the consummation of the merger, certain information concerning the ownership of Valley Forge common stock by:

•	each person who is known to Valley Forge to own beneficially more than 5% of the outstanding shares of Valley Forge common stock;

•	each director and nominee for director of Valley Forge and its Chief Executive Officer; and

•	all directors and executive officers of Valley Forge as a group.
      Beneficial ownership is determined under SEC rules and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Valley Forge believes, based on information furnished to it and the information reported on Schedules 13D and 13G filed with the SEC as of August 1, 2005, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Valley Forge’s common stock beneficially owned by them, subject to community property laws where applicable. For purposes of computing the number of shares of Valley Forge common stock subject to options held by that person that are exercisable within 60 days of August 1, 2005, these shares are deemed to be outstanding and beneficially owned by the person holding the options for purposes of determining the percentage ownership of the optionee. These shares, however, are not deemed as outstanding for the purpose of computing the percentage ownership of any other person.
      As of August 1, 2005, there were 7,939,712 shares of Valley Forge common stock outstanding.
      The following table assumes the issuance of 15,973,912 shares of Valley Forge common stock in exchange for all shares of Synergetics common stock outstanding.

		Number of Valley	Percent of Shares	Percent of Shares
Name and Address of Beneficial Owner(1)		Forge Shares	Beneficially	Beneficially
		Beneficially	Owned Pre-	Owned Post-
		Owned	Merger	Merger

(i)	Executive Officers and Directors
	Jerry L. Malis(2)(3)	1,182,276	14.8%	4.9%
	Dr. Leonard I. Malis(2)(6)	961,242	12.1%	4.0%
	Louis Uchitel(2)(7)	311,500	3.9%	1.3%
	Bruce A. Murray(2)(4)	54,000	*	*
	Robert H. Dick(2)(5)	54,000	*	*
	Marguerite Ritchie(8)	20,650	*	*
	Michael Ritchie(9)	23,000	*	*
(ii)	All Executive Officers and Directors as a Group (7 persons)	2,606,668	31.9%	10.8%
(iii)	Nominees for Director
	Juanita H. Hinshaw(10)	—	—	—
	Larry C. Cardinale(10)	—	—	—
	Guy R. Guarch(2)	—	—	—
	Gregg D. Scheller(10)	—	—	—
	Kurt W. Gampp, Jr.(10)	—	—	—
(iv)	Certain Beneficial Owners
	Russell U. Schenkman(11)	651,375	8.2%	2.7%
	Daniel Boyer, Ross L. Campbell, W. Ward Carey, Phillip N. Hudson and James I. Steele(12)	781,740	9.8%	3.3%

*	less than 1%

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	The mailing address of Messrs. Malis, Murray, Dick, Uchitel, Guarch and Dr. Malis, directors and nominees for director of Valley Forge, is 3600 Horizon Drive, King of Prussia, Pennsylvania 19406.

(3)	Includes 50,000 shares issuable to Mr. Malis subject to options exercisable currently or within 60 days. Also includes 200,000 shares held in the Malis Family, L.P., a limited partnership in which Jerry L. Malis is the general partner and possesses voting and investment power.

(4)	Represents 54,000 shares issuable to Mr. Murray subject to options exercisable currently or within 60 days.

(5)	Represents 54,000 shares issuable to Mr. Dick subject to options exercisable currently or within 60 days. Does not include 10,000 shares issuable to Mr. Dick subject to options granted under the Valley Forge directors’ plan on May 31, 2005, which remain subject to the approval of Valley Forge shareholders.

(6)	Includes 400,000 shares held in the Leonard and Ruth Malis Family, L.P., a limited partnership in which Dr. Malis is a general partner and possesses voting and investment power.

(7)	Includes 40,000 shares issuable to Mr. Uchitel subject to options exercisable currently or within 60 days. Also includes: (i) 15,000 shares owned by Mr. Uchitel’s daughter, (ii) 10,500 shares owned by a trust for Mr. Uchitel’s granddaughter, and (iii) 31,000 shares owned by Mr. Uchitel’s daughter and son-in-law, for which Mr. Uchitel possesses shared investment power. Does not include 10,000 shares issuable to Mr. Uchitel subject to options granted under the Valley Forge directors’ plan on May 31, 2005, which remain subject to the approval of Valley Forge shareholders.

(8)	Includes 19,750 shares issuable to Ms. Ritchie, subject to options exercisable currently or within 60 days.

(9)	Represents 23,000 shares issuable to Mr. Ritchie subject to options exercisable currently or within 60 days.

(10)	The mailing address of the nominees for director is 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

(11)	Russell U. Schenkman is the sole trustee of the Frances W. Gilloway Marital Trust and the Frances W. Gilloway Residue Trusts (the “Trusts”) are the record owners of 601,375 shares of the common stock and options to purchase 50,000 shares of common stock exercisable currently or within 60 days. The Trusts were created under the will of Thomas J. Gilloway to, among other things, own certain shares of the common stock beneficially owned by Mr. Gilloway. Mr. Schenkman in his capacity as trustee of the Trusts possesses sole voting and investment power with respect to the shares and therefore is deemed to beneficially own, under applicable regulations of the SEC, the 651,375 shares owned of record by the Trusts. Mr. Schenkman disclaims beneficial ownership of all shares owned of record by the Trusts. The address of Mr. Schenkman is 13 Roszel Road, Princeton, New Jersey 08540. The information is based on information set forth in a Schedule 13G filed under the Exchange Act on January 16, 2002.

(12)	These four persons have formed a shareholders’ committee and have agreed to operate as a “group” for purposes of Section 13(d) of the Exchange Act. The beneficial ownership of each of these persons based on the information set forth in a Schedule 13D filed under the Exchange Act on February 22, 2002 is set forth below. Daniel Boyer, whose address is c/o Boenning & Scattergood, 601 High Street, Pottstown, Pennsylvania 19464, beneficially owns 317,390 shares, including the following shares for which he shares voting and investment power: 74,390 shares owned by his wife, Ute Boyer; 75,650 shares owned by his daughter, Kim Boyer; and 55,200 shares owned by his son, Alex Boyer. Ross L. Campbell, whose address is 675 Lewis Lane, Ambler, Pennsylvania 19002, beneficially owns 158,100 shares, which includes 12,000 shares held by him as co-trustee for which he shares voting and investment power and the following shares for which he shares voting and dispositive power: 15,000 shares owned by his wife, Marcia W. Campbell; 6,000 shares owned by his daughter, Jan Campbell; and 6,000 shares owned by his son Ross L. Campbell, Jr. W. Ward Carey, whose address is 21 E. 66th Street, New York, New York 10021 beneficially owns 113,000 shares, which includes the following shares for which he shares voting and investment power: 7,400 shares with his wife, Patricia Carey; 6,000 shares with his son, Alexander Carey; 16,700 shares with his daughter, Daphne Carey; and 2,900 shares with his daughter, Cynthia A. Carey. Phillip N. Hudson, whose address is P.O. Box 160892, San Antonio, Texas 78280, beneficially owns 140,600 shares. James I. Steele, whose address is 30982 Clubhouse Lane, Evergreen, Colorado 80439, beneficially owns 52,650 shares, including the following shares for which he shares voting and investment power: 10,850 shares owned by his mother, F. Irene Steele and 4,000 shares owned by his wife, Peggy Steele.

SYNERGETICS PRINCIPAL SHAREHOLDERS
      The following table sets forth as of August 1, 2005, before and after giving effect to the consummation of the merger, certain information concerning the ownership of Synergetics common stock by:

•	each person who is known to Synergetics to own beneficially more than 5% of the outstanding shares of Synergetics common stock;

•	each director of Synergetics, its Chief Executive Officer and its four other most highly paid executive officers in fiscal 2004; and

•	all directors and executive officers of Synergetics as a group.
      Beneficial ownership is determined under SEC rules and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Synergetics believes, based on information furnished to it, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Synergetics’ common stock beneficially owned by them, subject to community property laws where applicable. For purposes of computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of August 1, 2005, these shares are deemed to be outstanding and beneficially owned by the person holding the options for purposes of determining the percentage ownership of the optionee. These shares, however, are not deemed as outstanding for the purpose of computing the percentage ownership of any other person.
      As of August 1, 2005, there were 3,456,773 shares of Synergetics common stock outstanding.
      The following table assumes the issuance of 15,973,912 shares of Valley Forge common stock in exchange for all shares of Synergetics common stock outstanding and an exchange ratio of approximately 4.6 shares of Valley Forge common stock per share of Synergetics common stock.

	Number of	Percent of Shares	Percent of Shares
	Synergetics Shares	Beneficially Owned	Beneficially Owned
Name and Address of Beneficial Owner (1)	Beneficially Owned	Pre-Merger	Post-Merger

(i) Executive Officers and Directors(2)
Gregg D. Scheller(3)	176,000	5.1%	3.4%
Kurt W. Gampp, Jr.	208,800	6.0%	4.0%
Pamela G. Boone	—	—	—
Earl F. Neely	87,288	2.6%	1.7%
(ii) All Executive Officers and Directors as a Group (4 persons)	472,088	13.7%	9.1%
(iii) Certain Beneficial Owners
Donna Scheller(4)(2)	178,000	5.2%	3.4%
Spetzler Family Trust(5)	244,180	7.1%	4.7%
Virtual Realty Enterprises, LLC(6)	185,100	5.4%	3.6%

*	less than 1%

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	The mailing address of Messrs. Scheller, Gampp and Neely and Mses. Boone and Scheller is 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

(3)	Includes shares held in the Gregg D. Scheller Trust. Mr. Scheller, in his capacity as trustee, possesses sole voting and investment power with respect to these shares. This does not include the 178,000 shares held by the Donna Scheller Trust, of which Mr. Scheller’s wife is trustee. Such shares are reported in Ms. Scheller’s beneficial ownership. Mr. Scheller disclaims beneficial ownership as to these shares.

(4)	Includes shares held in the Donna Scheller Trust. Ms. Scheller, in her capacity as trustee, possesses sole voting and investment power with respect to these shares. Ms. Scheller disclaims beneficial ownership as to those shares held by the Gregg D. Scheller Trust, of which Mr. Scheller is trustee.

(5)	The mailing address of the Spetzler Family Trust is 6107 North Palo Cristi, Paradise Valley, Arizona 85253.

(6)	The mailing address of Virtual Realty Enterprises, LLC is 700 Corporate Park Drive, Suite 310, Clayton, Missouri 63105.

DESCRIPTION OF VALLEY FORGE CAPITAL STOCK
      The following summary of the capital stock of Valley Forge is subject in all respects to applicable Pennsylvania corporate law and Valley Forge’s articles of incorporation and bylaws. For more information, see “COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS” beginning on page 143.
      The total authorized shares of capital stock of Valley Forge consists of (1) 20,000,000 shares of common stock, no par value per share, and (2) 487 shares of preferred stock, $1,000.00 par value per share. At the close of business on August 1, 2005, 7,939,712 shares of Valley Forge common stock were issued and outstanding, and no shares of Valley Forge preferred stock were issued and outstanding.
Common Stock
      Holders of Valley Forge common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Valley Forge common stock do not have preemptive rights. Valley Forge common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.
      Upon liquidation of Valley Forge and after payment to the holders of preferred stock of their liquidating preference as described below, holders of Valley Forge common stock will be entitled to receive a $10 per share liquidating preference. Any amounts available for distribution to Valley Forge shareholders after payment in full of the liquidating preferences shall be paid to holders of Valley Forge common stock and preferred stock on a pro rata basis as if the Valley Forge common stock and preferred stock were one class.
      Valley Forge has never declared or paid any cash dividends on its common stock or any other securities. Valley Forge does not expect to pay cash dividends on its common stock in the foreseeable future. Valley Forge intends to retain future earnings to continue to fund the development and growth of its business.
Preferred Stock
      No shares of preferred stock are outstanding. Holders of preferred stock have no right to vote upon any matter, other than matters that alter the preferences or other rights pertaining to the preferred stock. Holders of preferred stock have no preemptive rights. Valley Forge preferred stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.
      Upon the liquidation of Valley Forge, holders of preferred stock are entitled to receive a $1,000 per share liquidating dividend before any liquidating dividends may be paid to holders of Valley Forge common stock. Any amounts available for distribution to Valley Forge shareholders after payment in full of the liquidating preferences shall be paid to the holders of Valley Forge common stock and preferred stock on a pro rata basis as if Valley Forge common stock and preferred stock were one class.
      In the event Valley Forge transfers its assets to or merges with another corporation and the holders of Valley Forge common stock have agreed to exchange their shares for shares of the acquiring or merging corporation, the holders of preferred stock will be obligated to exchange their shares for an equal number of preferred shares of the acquiring or merging corporation with the same preferences, rights, benefits and protections of the Valley Forge preferred stock.
Anti-Takeover Effects of Provisions of Valley Forge Organizational Documents and Pennsylvania Law
      Provisions of the Valley Forge articles of incorporation, bylaws and Pennsylvania law may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Valley Forge’s management, including transactions in which Valley Forge’s shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of the Valley Forge shareholders to approve transactions that they may deem to be in their best interest. Also, if the Valley Forge shareholders approve the proposal to amend and restate the articles of incorporation of Valley Forge, the Valley Forge board of directors will be divided into three classes, as nearly equal in size as practicable, with three-year staggered terms. This provision may deter a potential acquirer from engaging in a transaction with Valley Forge because it will be unable to gain control of the Valley Forge board of directors through at least two meetings in which directors are elected by Valley Forge shareholders.
      For a description of these provisions, and additional provisions that may have the effect of discouraging changes in control, see “COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS” beginning on page 143.
Transfer Agent
      The transfer agent and registrar of Valley Forge common stock is American Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS
      Valley Forge is incorporated under the laws of the Commonwealth of Pennsylvania and, accordingly, the rights of the shareholders of Valley Forge are currently governed by the Pennsylvania Business Corporation Law, Valley Forge’s articles of incorporation and Valley Forge’s bylaws. Synergetics is incorporated under the laws of the State of Missouri and, accordingly, the rights of the shareholders of Synergetics are currently governed by the General and Business Corporation Law of Missouri, Synergetics’ certificate of incorporation and Synergetics’ bylaws. Upon completion of the merger, Synergetics’ shareholders will receive Valley Forge common stock in exchange for their shares of Synergetics’ common stock. If Valley Forge and Synergetics complete the merger and the reincorporation merger, New Synergetics will be a Delaware corporation, and the rights of the shareholders of New Synergetics will be governed by the Delaware General Corporation Law, New Synergetics’ certificate of incorporation and New Synergetics’ bylaws. If Valley Forge and Synergetics complete the merger, but not the reincorporation merger, New Synergetics will be a Pennsylvania corporation, and the rights of the shareholders of New Synergetics-Pennsylvania will be governed by the Pennsylvania Business Corporation Law, Valley Forge’s articles of incorporation and bylaws, as amended as contemplated herein.
      The following is a summary of the material differences between the current rights of holders of Valley Forge common stock, the current rights of holders of Synergetics common stock and the rights of holders of New Synergetics common stock upon completion of the merger and the reincorporation merger. While we believe that this summary covers the material differences between the three, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Valley Forge, Synergetics and New Synergetics shareholders and it is qualified in its entirety by reference to the various documents of Valley Forge, Synergetics and New Synergetics to which we refer in this summary. We urge you to carefully read this entire joint proxy statement/ prospectus, the relevant provisions of Pennsylvania Business Corporation Law, the General and Business Corporations Law of Missouri and the Delaware General Corporation Law and the other documents to which we refer in this joint proxy statement/ prospectus for a more complete understanding of the differences between being a Valley Forge shareholder, a Synergetics shareholder and a New Synergetics shareholder. Valley Forge has filed with the SEC the Valley Forge documents referenced in this summary of rights of holders and will send copies of these documents to you, without charge, upon your request. See the section of the joint proxy statement/ prospectus entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 190.

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

Authorized Capital Stock	The authorized capital stock of Valley Forge consists of 20,000,000 shares of common stock, no par value per share, and 487 shares of preferred stock, $1,000 par value per share.

	As proposed, the Valley Forge articles of incorporation will consist of 50,000,000 shares of common stock, no par value per share, and 487 shares of preferred stock, $1,000 par value per share.	The authorized capital stock of Synergetics consists of 8,000,000 shares of common stock, $0.01 2/3 par value per share.	The authorized capital stock of New Synergetics will consist of 50,000,000 shares of common stock, par value $0.001 per share.

Number of Directors	The Valley Forge bylaws provide that the board of directors shall consist of not less than three members. The number of directors currently on the board stands at five members. The Valley Forge	The Synergetics articles of incorporation fixed the initial board of directors at three directors, and provide that later boards shall be fixed by or in the manner provided in the bylaws. The Synergetics bylaws	The New Synergetics bylaws will provide that the board of directors shall consist of seven directors.

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

bylaws also provide that the number of directors may be changed by a vote of the majority of the board of directors. The number of directors may also be changed by an amendment to the articles of incorporation or by an amendment to the bylaws, duly adopted by the vote or written consent of holders of a majority of the votes cast by all shareholders entitled to vote.

	As proposed, the Valley Forge articles of incorporation will provide for seven directors.	provide that the board of directors shall have the power to change the number of directors after the initial board to the extent permitted by Missouri law. Under Missouri law, the board of directors can change the number of directors after the initial board by the affirmative vote of a majority of directors in attendance at any meeting in which a quorum is present, or by the unanimous written consent of all directors. The number of members on the Synergetics board has not been changed since the initial board and currently remains at three directors.

Cumulative Voting	The Valley Forge articles of incorporation and bylaws do not provide for cumulative voting for the election of directors at meetings of shareholders. Accordingly, Valley Forge shareholders do not have cumulative voting rights in connection with the election of directors.	The Synergetics bylaws provide for cumulative voting for the election of directors at meetings of shareholders. Accordingly, in the election of directors, Synergetics shareholders have the right to cast as many votes in the aggregate as equal the number of shares owned by that shareholder multiplied by the number of directors to be elected at such election.	The New Synergetics certificate of incorporation and bylaws will not provide for cumulative voting. Accordingly, New Synergetics shareholders will not have cumulative voting rights in connection with the election of directors.

Classification of Board of
Directors	The Valley Forge articles of incorporation and bylaws do not classify the Valley Forge board of directors into separate classes with staggered terms.

	As proposed, the Valley Forge articles of incorporation will classify the Valley Forge board of directors into three separate classes, as nearly equal in size as practicable, with staggered three-year terms. This classification of the Valley Forge board of directors may make it difficult for a potential acquirer to obtain control of the Valley Forge board of directors.	The Synergetics articles of incorporation and bylaws do not classify the Synergetics board of directors into separate classes with staggered terms.	The New Synergetics bylaws will classify the New Synergetics board of directors into three separate classes, as nearly equal in size as practicable, with staggered three-year terms. This classification of the New Synergetics board of directors may make it difficult for a potential acquirer to obtain control of the New Synergetics board of directors.

Removal of Directors	The Valley Forge bylaws provide that directors may be removed from office, with or without cause, by the affirmative vote of the majority of the votes cast by the holders of the shares entitled to vote for the election of directors. Under Pennsylvania law, the shareholders must vote to	The Synergetics bylaws provide that directors may be removed from office, with or without cause, at a shareholder meeting called expressly for that purpose, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors. Provided, however, that if less than the	The New Synergetics bylaws will provide that directors may be removed from office by the shareholders with or without cause (i) upon the recommendation and act of the board of directors followed by the affirmative vote of the holders of a majority of the voting power of New

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

	remove the director from the board.	entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect the director if then cumulatively voted.	Synergetics’ capital stock entitled to vote in the election of directors or (ii) without the recommendation and act of the board of directors by the affirmative vote of at least 66 2/3% of the voting power of New Synergetics’ capital stock entitled to vote in the election of directors.

Filling Vacancies on the
Board of Directors	The Valley Forge bylaws provide, in accordance with Pennsylvania law, that any vacancies in the board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.	The Synergetics bylaws provide that any vacancies in the board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, until a successor is duly elected at a shareholders’ meeting. If any such vacancy leaves Synergetics with no directors, a special shareholders’ meeting shall be called by any shareholder to elect a new director.	The New Synergetics certificate of incorporation and bylaws will provide, in accordance with Delaware law, that any vacancies on the board of directors and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In the case of the classified board of directors of New Synergetics, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

Special Meetings of
Shareholders	The Valley Forge bylaws, in accordance with Pennsylvania law, provide that a special meeting of shareholders may be convened at any time by the board of directors, the chairman of the board of directors, or by the president. Pennsylvania law further provides that a special meeting may be called by one or more shareholders holding shares in the aggregate entitled to cast at least 10% of the votes at that meeting.	The Synergetics bylaws provide that a special meeting of shareholders may be called by the president, by the board of directors, or by the holders of not less than 35% of all outstanding shares of Synergetics common stock entitled to vote at that meeting.	The New Synergetics bylaws will provide that special meetings of the shareholders for any purpose or purposes may be called at any time by (i) the chairman of the board of directors, (ii) the chief executive officer, (iii) the board of directors or (iv) the affirmative vote of the holders of at least 66 2/3% of New Synergetics’ capital stock entitled to vote in the election of directors.

Advance Notice Provisions
for Meetings of
Shareholders	The Valley Forge bylaws, in accordance with Pennsylvania law, provide that written notice of a special meeting of the shareholders specifying the place, date and hour of the meeting and the purpose of the meeting must be given to each shareholder not less than 21 nor more than 60 days before the date of the meeting.	The Synergetics bylaws provide that written notice of each meeting of shareholders stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the special meeting is called, must be given to each shareholder not less than 10 nor more than 60 days before the date of the meeting.	The New Synergetics bylaws, in accordance with Delaware law, will provide that written notice of a special meeting of the shareholders specifying the place, date and hour of the meeting, the means of remote communication, if any, and the purpose of the meeting must be given to each shareholder entitled to vote not less than 10

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

nor more than 60 days before the date of the meeting.

Action by Written Consent
of the Shareholders	The Valley Forge bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by all of the holders of outstanding shares that are entitled to vote on the action. This provision allows Valley Forge shareholders to take action without a shareholder meeting and thereby dispense with the limits on who may call, and the notice requirements of, shareholders’ meetings.	The Synergetics bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by all of the holders of outstanding shares that are entitled to vote on the action. This provision allows Synergetics shareholders to take action without a shareholder meeting and thereby dispense with the limits on who may call, and the notice requirements of, shareholders meetings.	In accordance with Delaware law, the New Synergetics certificate of incorporation will deny specifically the shareholders the ability to act without a meeting by written consent of the shareholders. Any action required or permitted to be taken by shareholders of New Synergetics must be effected at a duly called annual or special meeting of the shareholders.

Proxies	The Valley Forge bylaws, in accordance with Pennsylvania law, provide that any shareholder entitled to vote for directors, or any other matter, shall have the right to do so by designating another person to act for such shareholder by proxy. No proxy, however, shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period, but in no event shall a proxy be valid after three years from its date.	The Synergetics bylaws, in accordance with Missouri law, provide that at all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or his or her duly authorized attorney-in-fact. No proxy, however, shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.	The New Synergetics bylaws will enable each shareholder entitled to vote at a meeting of shareholders to authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. No proxy, however, may be voted or acted upon after three years from its date, unless the proxy specifies a longer period.

Charter Amendment	Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors followed by the affirmative vote of a majority of the votes actually cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote.

	Further, under Pennsylvania law, the shareholders of a publicly traded corporation are not entitled by statute to propose an amendment to the articles of incorporation.	Under Missouri law, an amendment to the Synergetics articles of incorporation must be submitted to a vote of the shareholders at a special or annual meeting, either submitted directly to the shareholders or submitted to the shareholders pursuant to a resolution of the board of directors. Subject to certain exceptions, the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment.	Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires (i) the approval and recommendation of the board of directors; (ii) the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and (iii) the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class. As authorized under Delaware law, the New Synergetics certificate of incorporation will require an affirmative vote of at least 66 2/3% of the voting power of shares entitled to vote.

Amendment of Bylaws	Under Pennsylvania law, and according to the bylaws of Valley Forge, the bylaws of	The Synergetics articles of incorporation provide that the board of directors shall have the	The New Synergetics certificate of incorporation will confer the power to adopt, amend, alter or

Valley Forge	Synergetics	New Synergetics
(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

Valley Forge may be adopted, amended or repealed either by the board of directors or a majority of the outstanding shares entitled to vote.	power to alter, amend or repeal the bylaws, as authorized under Missouri law.	repeal the bylaws upon the board of directors, as authorized under Delaware law. In addition, the bylaws also may be adopted, amended, altered or repealed by the affirmative vote of at least 66 2/3% of the voting power of shares entitled to vote.

Dissenters’ Rights	Under Pennsylvania law, there are no dissenters’ rights in connection with a merger or consolidation to holders of shares that are listed on a national securities exchange or held beneficially or of record by more than 2,000 shareholders.	Under Missouri law, shareholders of a corporation that is a constituent corporation in a merger generally have the right to demand (within 20 days after the merger is effected) and receive payment of the fair value of their stock in lieu of receiving the merger consideration, provided the shareholder does not vote in favor of the merger and instead files with the corporation a written objection to the merger at or before the meeting at which the merger is submitted to the shareholders for vote.	Under Delaware law, shareholders of a corporation that is a constituent corporation in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares: (i) listed on a national securities exchange; (ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or (iii) held of record by more than 2,000 shareholders, unless holders of stock are required to accept in the merger anything other than any combination of: (a) shares of stock or depositary receipts of the surviving corporation in the merger; (b) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either: (1) listed on a national securities exchange; (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or (3) held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of the stock or depositary receipts received; or (d) any combination thereof.

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the shareholders of that corporation.

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

Liability and Indemnity	Under Pennsylvania law and the Valley Forge bylaws, directors are liable for monetary damages only where the director has breached or failed to perform his or her duties under the Pennsylvania Business Corporation Law and that breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The limitation on liability does not extend to liability under a criminal statute or for the payment of taxes.

The Valley Forge bylaws contain provisions that require the company to indemnify directors, officers, employees and agents to the fullest extent permitted by Pennsylvania law. The bylaws provide that the corporation shall advance expenses incurred by its directors or officers in defending any action. Such payment, however, will be made only upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined the indemnified party is not entitled to indemnification.	Under Missouri law, directors are generally liable for monetary damages only where the director has acted without proper authority or has breached a fiduciary duty he or she owes to the corporation, including, without limitation, the common law duty of care and duty of loyalty.

The Synergetics bylaws contain provisions that require the corporation to indemnify directors and officers to the fullest extent permitted by Missouri law so long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.	Under Delaware law, a corporation may indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending or completed proceeding if the person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The New Synergetics certificate of incorporation and bylaws will contain provisions that require the company to indemnify directors, officers, employees and agents to the fullest extent permitted by Delaware law. The corporation would be required to indemnify a person in connection with a proceeding initiated by such person, however, only if the proceeding was authorized by the board of directors. The New Synergetics certificate of incorporation and bylaws will also provide that the corporation shall advance expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, and may advance the expenses incurred by any employee or agent of the corporation. Such payment, however, will be made only upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.

Indemnity Insurance	The Valley Forge bylaws are silent on the purchase of indemnity insurance. Nevertheless, Valley Forge has purchased directors’ and officers’ insurance.	The Synergetics bylaws are silent on the purchase of indemnity insurance. Nevertheless, Synergetics has purchased directors’ and officers’ insurance.	The New Synergetics bylaws will provide that the corporation may purchase and maintain indemnity insurance for officers and directors.

Preemptive Rights	Under Pennsylvania law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are	Under Missouri law, a shareholder is entitled to preemptive rights to acquire additional shares of the corporation unless the rights are limited or abolished in the	Under Delaware law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

	specifically granted in the articles of incorporation. The Valley Forge articles of incorporation do not provide for any such preemptive rights.	corporation’s articles of incorporation. Because, the Synergetics articles of incorporation specifically deny its shareholders such preemptive rights, Synergetics’ shareholders do not have such rights.	specifically granted in the certificate of incorporation. The New Synergetics certificate of incorporation will not provide for any such preemptive rights.

Certain Business
Combination Restrictions	Subchapters 25D, E, F, G, H, I and J of the Pennsylvania Business Corporation Law contain a variety of measures that may be deemed to have an anti-takeover effect. These provisions place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a specified percentage of votes in an election of directors. Subchapter 25D provides generally that certain transactions involving “interested shareholders,” including mergers, consolidations, share exchanges, asset sales, division, voluntary dissolutions and winding up and certain reclassifications affecting the voting interests, require an affirmative vote of the majority of the votes entitled to be cast, without counting the vote of the interested shareholder, unless the board of directors approves the transaction or another exception applies.

Subchapter 25E provides generally that if any person or group acquires 20% or more of the voting power of a public company, notice must be given to the other shareholders, who then may demand from such person or group the fair value of their shares, including a proportionate amount of control premium.

Subchapter 25F restricts the ability of a person who becomes an “interested shareholder” to enter into certain “business combinations” with the corporation for a period of five years, unless one of certain exceptions applies.	Section 351.407 of the GBCLM provides that “acquiring persons” who hold more than a specified percentage of the stock of an issuing public corporation (the definition of which under Missouri law includes Synergetics) will not possess voting rights for the stock unless voting rights are approved by both (i) a majority of the voting stock and (ii) a majority of the voting stock excluding the shares held by the acquiring person or any officer or director of the corporation.

GBCLM Section 351.459, which in certain circumstances prohibits a merger or consolidation between a resident domestic corporation and any interested shareholder of the corporation, does not apply to Synergetics pursuant to GBCLM Section 352.459.4(1) because Synergetics does not have a class of voting stock registered with the SEC pursuant to Section 12 of the Exchange Act and Synergetics’ articles of incorporation do not otherwise provide that the section shall apply.	Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested shareholder” who beneficially owns 15% or more of a corporation’s voting stock, for three years after the person or entity becomes an interested shareholder, unless (i) before the time that the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) after completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including: (a) shares held by directors who are also officers and (b) shares granted under certain employee benefit plans; or (iii) after the shareholder becomes an interested shareholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect in its certificate of incorporation not to be governed by Section 203. The New Synergetics certificate of incorporation, however, will not contain such an opt-out provision.

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

Subchapter 25G provides that a person who acquires for the first time 20% or more, 33.33% or more or 50% or more of a company’s voting shares shall not have any voting rights unless disinterested shareholders approve such voting rights. If this approval is not obtained, the corporation may force the shareholder to sell his or her shares to the corporation.

Subchapter 25H applies in the event that (1) any person or group publicly discloses that such person or group may acquire control of the corporation through any means or (2) a person or group acquires, or publicly discloses an offer or intent to acquire, 20% or more of the voting power of the corporation. Any profits from sales of equity securities of the corporation by such person or group during the period of 18 months subsequent to obtaining the status of a controlling person revert to the corporation if the securities sold were acquired during such 18 month period or within 24 months prior thereto.

Subchapters I and J (relating to severance compensation for terminated employees and labor contracts) apply to certain acquisitions of shares and business combinations. In such cases, terminated employees may be entitled to severance payments and labor contracts may be given protection against termination.

Subchapters 25D through 25J contain a variety of exemptions, exclusions and safe harbors. A Pennsylvania corporation may opt out of all of these provisions. The Valley Forge articles of incorporation, however, do not contain such an opt-out provision.

Other Anti-Takeover
Provisions	Pennsylvania law does not contain additional anti-takeover provisions other than those set forth above.	Missouri law does not contain additional anti-takeover provisions other than those set forth above.	Delaware law does not contain additional anti-takeover provisions other than those set forth above.

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

Vote on Fundamental
Corporate Transactions	Under Pennsylvania law, fundamental corporate transactions, such as mergers, consolidations, the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a corporation and dissolutions require board approval and approval by a majority of the votes actually cast by the shareholders entitled to vote thereon, and, if shareholders are entitled to vote as a class, the affirmative vote of the majority of the votes cast by such class.	Under Missouri law and in accordance with the Synergetics bylaws, subject to certain exceptions, fundamental corporate transactions, such as mergers, consolidations, and the sale or other disposition of all or substantially all corporate assets other than in the regular course of business require (i) the board of directors to adopt a resolution setting forth the proposed action and directing that it be submitted for a vote at a shareholders’ meeting; (ii) written notice to the shareholders stating the purpose of the meeting must be sent not less than 10 days nor more than 60 days before the scheduled shareholder meeting; and (iii) the proposed fundamental corporate transaction must be approved by two-thirds of the shareholders entitled to vote on the action.	Under Delaware law, unless otherwise provided in the certificate of incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or a consolidation of the corporation with another corporation requires the affirmative vote of a majority of the board of directors (except in certain limited circumstances) and, with certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. The New Synergetics certificate of incorporation will not contain voting requirements for fundamental corporate transactions in addition to or different from the approvals mandated by law.

Furthermore, under Delaware law, unless otherwise provided in the corporation’s certificate of incorporation, approval of the shareholders of a surviving corporation in a merger is not required if: (i) the plan of merger does not amend in any respect the certificate of incorporation of the surviving corporation; (ii) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into this stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately before the merger. The New Synergetics certificate

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

of incorporation will not provide otherwise.

Fiduciary Duties of
Directors	Under Pennsylvania law, the director stands in a fiduciary relationship to the corporation and must perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.	Under Missouri law, directors generally have a fiduciary obligation to the corporation and the shareholders. The directors have the following fiduciary duties: (a) the duty to act only within their respective authority; (b) the duty of care, which requires the directors to exercise due care, act in good faith and have a rational basis for decisions in actively participating in the oversight of the corporation’s activities; and (c) the duty of loyalty, which generally prohibits the directors from profiting in any way at the expense of the corporation.	Under Delaware law, the duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the director reasonably believes to be in the best interests of the corporation. The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, before making a business decision, of all material information reasonably available to them.

Interested Party
Transactions	Under Pennsylvania law, no contract or transaction that is between a corporation and one or more of its directors, or between a corporation and another firm in which one or more of the corporation’s directors has a material financial interest is void or voidable solely because such director or other corporation or firm is a party or because the director is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, if one or more of the following is true: (i) the material facts of the transaction and the director’s interest are fully disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee authorizes or ratifies the transaction in good faith by a vote sufficient without counting the vote of any interested director; (ii) the material facts of the transaction and the director’s interest are fully disclosed to or known by the uninterested shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract	Under Missouri law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or her votes are counted for approval, if one or more the following is true: (i) the material facts as to the relationship or interest and as to the contract or transaction are fully disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee authorizes or ratifies the transaction in good faith by a vote of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; (ii) the material facts of the transaction and the director’s interest are fully disclosed to or known by	Under Delaware law, no contract or transaction that is between a corporation and one or more of its directors or officers, between a corporation and another corporation in which one or more of the corporation’s directors or officers are directors or officers or between a corporation and another corporation in which one or more of the corporation’s directors or officers has a financial interest is void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, or solely because the director’s or officer’s vote was counted for this purpose, if one or more of the following is true: (i) the material facts of the contract or transaction and the director’s or officer’s relationship or interest is disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

	or transaction is fair as to the corporation at the time it was approved or ratified by the board or the shareholders.	the uninterested shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair as to the corporation at the time it was approved or ratified by the board or the shareholders.	(even if the disinterested directors are less than a quorum); (ii) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

Shareholder Suits	Under Pennsylvania law, a shareholder may bring an action against the directors and officers of a corporation because the corporation refuses to enforce rights that may properly be asserted by it. The plaintiff shareholder must have been a shareholder at the time of the transaction of which he or she complains.

In any derivative action brought by owners of less than 5% of the outstanding shares of any class of the corporation, unless the shares have an aggregate fair market value in excess of $200,000, the corporation in whose right the action is brought shall be entitled to require the plaintiffs to give security for reasonable expenses, including attorneys’ fees, that may be incurred in connection with the action.	Under Missouri law, a shareholder may bring a direct action against the corporation, directors, officers or majority shareholders for a breach of any fiduciary duty owed directly to that shareholder. Any recovery in a direct shareholder action is for the benefit of the individual shareholder.

In addition, under Missouri law, a shareholder may bring a derivative action to enforce the rights of the corporation provided that: (i) the shareholder must be a shareholder at the beginning of and throughout the lawsuit; (ii) the shareholder must have owned his or her shares at the time of the alleged wrong, or have received them since then by operation of law; and (iii) the shareholder must first have exhausted all intra-corporate remedies such as making demand on the corporation or the board of directors to enforce the corporation’s rights, unless such demand would be futile. Any recovery in a derivative action goes to the corporation, and not the individual shareholder.	Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself or herself and other similarly situated shareholders to enforce an obligation owed to the shareholders directly where the requirements for maintaining a class action under Delaware law have been met. The complaint must: (i) state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and (ii) with respect to a derivative action: (a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors; or (b) allege with particularity that such effort would have been futile.

Additionally, the plaintiff must remain a shareholder through the duration of the suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Inspection of Books and
Records	Under Pennsylvania law, every shareholder, upon written verified demand stating the purpose of the inspection, has a right to examine books and records, including the share register, books and records of	Under Missouri law, every shareholder may at all proper times have access to and the right to inspect the books and records of the corporation, subject to any rules set forth in the corporation’s bylaws, and	Under Delaware law, any shareholder is entitled to inspect and copy books and records, including the corporation’s stock ledger and a list of its shareholders, as long as the inspection is for a proper

	Valley Forge	Synergetics	New Synergetics
	(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

account, and records of corporate proceedings, during the usual business hours for business and for any proper purpose.	any officer or agent of the corporation who improperly denies any shareholder this right to inspect shall be guilty of a misdemeanor.

		Synergetics’ bylaws contain rules, as allowed by Missouri law, providing: (i) that a shareholder shall be privileged to inspect the books and records only during usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of Synergetics’ business; (ii) that a shareholder may delegate his or her right of inspection to a certified or public accountant under certain conditions; (iii) the shareholder shall not use, permit to be used or acquiesce in the use by others of any information obtained in the inspection to the detriment of Synergetics; and (iv) Synergetics may require the shareholder to indemnify it against any loss or damage which may be suffered by it arising from any unauthorized disclosure of information obtained in the course of the inspection.	purpose and during the usual hours of business.

Supermajority Director
Voting Requirement	If the Valley Forge shareholders approve the merger, but not the reincorporation merger, the Pennsylvania charter documents will be amended as required by the terms of the merger agreement. Pursuant to the merger agreement between Valley Forge and Synergetics, for the first 12 months following the merger only, the New Synergetics bylaws will require the affirmative vote of at least five directors to be an act of the board of directors to approve the following transactions: (i) the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than capital stock or instruments convertible or exercisable into capital stock which have been granted to employees of New Synergetics		Pursuant to the merger agreement between Valley Forge and Synergetics, for the first 12 months following the merger only, the New Synergetics bylaws will require the affirmative vote of at least five directors to be an act of the board of directors to approve the following transactions: (i) the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than capital stock or instruments convertible or exercisable into capital stock which have been granted to employees of New Synergetics in connection with any stock option plan of New Synergetics; (ii) authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences,

Valley Forge	Synergetics	New Synergetics
(Pennsylvania corporation)	(Missouri corporation)	(Delaware corporation)

in connection with any stock option plan of New Synergetics; (ii) authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences, conversion rights or voting rights with respect to any capital stock; (iii) amendments to the New Synergetics certificate of incorporation; (iv) redemption or repurchase of any capital stock or instruments convertible or exercisable or exchangeable into capital stock of New Synergetics; (v) effecting any merger, consolidation, change of control or reorganization of or with respect to New Synergetics; (vi) adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers of New Synergetics; (vii) entering into any transaction or agreement with any shareholder of New Synergetics or any such shareholder’s subsidiary or Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended); (viii) entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the FDA; (ix) effecting any acquisition of any business or material assets of any business; (x) incurring any material indebtedness in an amount more than $500,000 in excess of the indebtedness of New Synergetics existing on the effective date of the bylaws; and (xi) changing any representation on any audit or compensation committee of the board of directors in a manner other than as prescribed pursuant to Section 8(c)(viii) of the merger agreement.		conversion rights or voting rights with respect to any capital stock; (iii) amendments to the New Synergetics certificate of incorporation; (iv) redemption or repurchase of any capital stock or instruments convertible or exercisable or exchangeable into capital stock of New Synergetics; (v) effecting any merger, consolidation, change of control or reorganization of or with respect to New Synergetics; (vi) adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers of New Synergetics; (vii) entering into any transaction or agreement with any shareholder of New Synergetics or any such shareholder’s subsidiary or Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended); (viii) entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the FDA; (ix) effecting any acquisition of any business or material assets of any business; (x) incurring any material indebtedness in an amount more than $500,000 in excess of the indebtedness of New Synergetics existing on the effective date of the bylaws; and (xi) changing any representation on any audit or compensation committee of the board of directors in a manner other than as prescribed pursuant to Section 8(c)(viii) of the merger agreement.

ADDITIONAL VALLEY FORGE PROPOSALS
      The following proposals are solely for the consideration of the Valley Forge shareholders at the Valley Forge annual meeting and are not dependent upon the vote of the Synergetics shareholders, as opposed to the proposal relating to the merger, which requires approval of shareholders of both Valley Forge and Synergetics. However, the proposal to amend and restate the articles of incorporation and the proposal to elect Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale as directors of Valley Forge will not be implemented by Valley Forge in the event the shareholders of either Valley Forge or Synergetics do not approve the merger.
VALLEY FORGE PROPOSAL 2
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF VALLEY FORGE
      The Valley Forge board of directors has adopted a resolution approving that Valley Forge’s articles of incorporation be amended and restated in their entirety to (1) increase the number of authorized shares of Valley Forge common stock from 20,000,000 shares to 50,000,000 shares, (2) increase the number of directors on the Valley Forge board of directors to seven and (3) divide the Valley Forge board of directors into three classes, as nearly equal in size as practicable, with three-year staggered terms. The adoption of the amended and restated articles of incorporation is subject to the approval of proposal one by the Valley Forge shareholders and Synergetics shareholders and this proposal two by the Valley Forge shareholders. A copy of Valley Forge’s proposed amended and restated articles of incorporation is attached to this joint proxy statement/ prospectus as Annex B.
      As a condition to the closing of the transactions contemplated by the merger agreement, Valley Forge, subject to shareholder approval, has agreed to amend and restate its articles of incorporation as contemplated in this joint proxy statement/ prospectus. In the event this proposal two is not approved by the requisite Valley Forge shareholders, Synergetics will not be obligated to consummate the merger.
      Increase in authorized shares of Valley Forge common stock. Valley Forge currently has 20,000,000 shares of Valley Forge common stock authorized, of which 7,939,712 were outstanding as of the Valley Forge record date. An additional 507,250 shares have been reserved for issuance under Valley Forge’s stock option plans. There are no shares of preferred stock outstanding, but there are 457 shares of preferred stock $1,000.00 par value per share authorized for issuance.
      In connection with the merger, Valley Forge intends to issue 15,973,912 shares of Valley Forge common stock to Synergetics shareholders. In addition, Valley Forge intends to assume options to purchase Synergetics common stock granted under the Synergetics Incentive Stock Option Plan and grant options to purchase 172,267 shares of Valley Forge common stock to holders of such options in exchange therefor. As a result, Valley Forge is required to increase the number of shares of Valley Forge common stock authorized in its articles of incorporation in order to complete the merger.
      Upon completion of the merger, it is anticipated that 24,537,392 shares of Valley Forge common stock will be issued and outstanding or reserved for issuance upon exercise of outstanding stock options. Although Valley Forge has no current plans or proposals to issue any additional shares of Valley Forge common stock, other than shares of Valley Forge common stock issuable upon exercise of stock options, the Valley Forge board of directors believes that is appropriate to authorize 25,462,608 additional shares of Valley Forge common stock to provide Valley Forge with the necessary flexibility to make future issuances of Valley Forge common stock without shareholder approval.
      Increase in the number of directors. The Valley Forge board of directors currently consists of five members. In connection with the merger, Valley Forge has agreed to increase the size of its board of directors to seven. The expansion of the size of the board of directors will provide Valley Forge with access to additional qualified individuals, including the seven nominees set forth in this joint proxy statement/ prospectus, whose experience and expertise will enhance Valley Forge’s ability to pursue its goals in the medical device industry.

      Classify the Valley Forge board of directors. Under Valley Forge’s current articles of incorporation and bylaws, all of the directors are elected at each annual meeting of shareholders. As a result, the holders of a majority of the shares of Valley Forge common stock could replace a majority, or all, of the directors at one annual meeting. By dividing the Valley Forge board of directors into three classes, unless a vacancy is created by the resignation or removal of another board member, fewer than half of the board positions will be subject to election each year. As a result, classification of the board will help contribute to continuity and stability in Valley Forge’s management.
      Valley Forge proposes to divide the board of directors into three classes, as nearly equal in size as practicable, and commencing with the election of directors at this annual meeting, each director will be elected to one of three classes with three-year staggered terms of office for each such class.
      This proposal will make it more difficult for a third party to acquire, or may discourage a third party from seeking to acquire, control of Valley Forge. This anti-takeover effect could benefit management at the expense of Valley Forge’s other shareholders. The Valley Forge board of directors believes that increased management stability and continuity fostered by a classified board of directors will enhance the capacity of the board to defend against undesirable takeover attempts and, in the event of a sale of Valley Forge, would enhance the board’s ability to negotiate a transaction that is in the Valley Forge shareholders’ best interest. Other than the merger, the Valley Forge board of directors has not been informed of any takeover of Valley Forge, nor is it aware of any such effort.
      If this proposal two is approved by Valley Forge shareholders, a corresponding amendment will be made to Valley Forge’s bylaws. This will make the provisions of Valley Forge’s articles of incorporation and bylaws consistent.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at Valley Forge’s annual meeting is required to approve this proposal to amend and restate Valley Forge’s articles of incorporation. Unless otherwise instructed, the proxies will vote “FOR” this proposal.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION OF VALLEY FORGE.

VALLEY FORGE PROPOSAL 3
REINCORPORATION OF VALLEY FORGE FROM PENNSYLVANIA INTO DELAWARE
(THE REINCORPORATION MERGER)
General
      The Valley Forge board of directors, by a vote at a special meeting of the board of directors, adopted a resolution approving a change in the state of its incorporation from Pennsylvania to Delaware. If approved by the requisite vote of the Valley Forge shareholders, this reincorporation shall be effected through a merger of Valley Forge with its wholly-owned subsidiary, VFSC Delaware, Inc., a Delaware corporation, (“VFSC Delaware”).
      The completion of the reincorporation merger is not contingent upon approval of the merger or any of Valley Forge’s other proposals. If the shareholders of Valley Forge or Synergetics do not approve the merger, the reincorporation merger may still be completed, assuming approval by Valley Forge shareholders.
      However, under the terms of the merger agreement, completing the reincorporation merger is required in order to complete the merger. If the Valley Forge shareholders approve the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement, but not the reincorporation merger, and the Synergetics board of directors waives this condition to the merger, the merger will proceed and Valley Forge will remain a Pennsylvania corporation.
Proposal
      Pursuant to an agreement and plan of reincorporation merger, substantially in the form of Annex G hereto, by and between Valley Forge and VFSC Delaware, Valley Forge proposes to merge with and into VFSC Delaware. This merger is referred to herein as the reincorporation merger. VFSC Delaware will succeed to all of the rights, properties, assets and liabilities of Valley Forge. Upon completion of the reincorporation merger, Valley Forge will cease to exist and VFSC Delaware will continue to operate the business of Valley Forge. In addition, upon consummation of the reincorporation merger, VFSC Delaware will change its name to “Synergetics, Inc.” Pursuant to the reincorporation merger, each outstanding share of Valley Forge common stock, no par value per share, will be automatically converted into one share of VFSC Delaware, $0.001 par value per share, upon the effective date of the reincorporation merger. Each stock certificate representing issued and outstanding shares of Valley Forge common stock will continue to represent the same number of shares of common stock of VFSC Delaware. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS OF VALLEY FORGE TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF VFSC DELAWARE. Upon completion of the reincorporation merger, certificates which immediately before the reincorporation merger represented shares of common stock of Valley Forge will be deemed for all purposes to represent the same number of shares of VFSC Delaware common stock. Nevertheless, shareholders may exchange their certificates if they so choose.
      The common stock of Valley Forge is listed for trading on The Nasdaq SmallCap Market under the symbol “VLFG” and is listed on the Boston Stock Exchange under the symbol “VLF.” After the reincorporation merger, assuming the approval of the applicable listing applications, the New Synergetics’ common stock will be traded on The Nasdaq SmallCap Market under the symbol “SURG.” However, Valley Forge and Synergetics do not expect to continue the listing of New Synergetics shares on the Boston Stock Exchange following the merger.
      The reincorporation merger has been approved by the Valley Forge board of directors, by a vote at a special meeting. If approved by the requisite vote of the shareholders of Valley Forge, it is anticipated that the reincorporation merger will become effective as soon as practicable following the annual meeting of the Valley Forge shareholders. If this proposal is approved by the Valley Forge shareholders, we expect to effect the reincorporation even if the proposal to issue shares of Valley Forge common stock is not approved and/or the merger is not consummated. Shareholders of Valley Forge will have no dissenters’ rights with respect to the reincorporation merger.
      Immediately following the completion of the reincorporation merger, the composition of the board of directors of VFSC Delaware will be the same as the composition of the board of directors of Valley Forge immediately before the reincorporation merger.
      After the reincorporation merger, the rights of Valley Forge shareholders and Valley Forge’s corporate affairs will be governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of VFSC Delaware, or the Delaware charter documents, rather than by the Pennsylvania Business Corporation Law and the current articles of incorporation and bylaws of Valley Forge, or the Pennsylvania charter documents. There are differences between the Pennsylvania charter documents and the Delaware charter documents that may be important to you. See the section of this joint proxy statement/ prospectus entitled “COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS” beginning on page 143 for a comparison of the material rights of equity holders and matters of corporate governance before and after the reincorporation merger.
      The summary and discussion of the proposed reincorporation merger set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the Pennsylvania Business Corporation Law, the Delaware General Corporation Law, the reincorporation merger agreement, the Pennsylvania charter documents and the Delaware charter documents. Copies of the Pennsylvania charter documents are available for inspection at Valley Forge’s executive offices. The proposed Delaware certificate of incorporation and bylaws are attached to this joint proxy statement/ prospectus as Annexes H and I, respectively. Additionally, Valley Forge will send such documents to you upon request. We urge you to read each of these documents carefully for a complete understanding of your rights.
      APPROVAL BY SHAREHOLDERS OF THIS PROPOSAL WILL CONSTITUTE APPROVAL OF THE REINCORPORATION MERGER, THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF VFSC DELAWARE AND ALL PROVISIONS THEREOF.
Principal Reasons for the Reincorporation Merger
      As Valley Forge plans for the future, Valley Forge’s board of directors and management believe that it is essential to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which Valley Forge’s corporate governance decisions can be based, and Valley Forge believes that its shareholders will benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own.

Prominence, Predictability and Flexibility of Delaware Law
      For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed their corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law, resulting in greater predictability with respect to corporate legal affairs.

Increased Ability to Attract and Retain Qualified Directors
      Both Pennsylvania and Delaware law permit a corporation to include a provision in its charter which reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has expanded the risks facing directors and officers of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. Valley Forge desires to reduce these risks to its directors and officers and to limit situations in which monetary damages can be recovered against its directors so that it may continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved. Valley Forge believes that, in general, Delaware law provides greater protection to directors than Pennsylvania law and that Delaware law regarding a corporation’s ability to limit director liability is more developed and provides more guidance than Pennsylvania law.

Well Established Principles of Corporate Governance
      There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and as to the conduct of the board of directors, such as the business judgment rule and other standards. This tends to assure a significant measure of certainty to legal aspects of the conduct of business and a sound basis for planning. Therefore, Valley Forge believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords.
No Change in the Business of Valley Forge
      The reincorporation merger will effect a change in the legal domicile of Valley Forge and certain other changes of a legal nature which are described in this joint proxy statement/ prospectus. Under United States GAAP, the proposed reincorporation will not result in any gain or loss to Valley Forge. The consolidated financial statements and results of operations of the Delaware company immediately following the reincorporation merger will be identical to that of Valley Forge immediately before the reincorporation merger. The directors of Valley Forge immediately before the reincorporation merger will become the directors of the Delaware company immediately following the reincorporation merger. All employee benefit, stock option and employee stock purchase plans of Valley Forge will be assumed and continued by the Delaware company, and each option or right issued pursuant to such plans will automatically be converted into an option or right to purchase the same number of shares common stock of VFSC Delaware, at the same price per share, upon the same terms and subject to the same conditions. Shareholders should note that approval of this proposal will also constitute approval of the assumption of these plans by VFSC Delaware. Other employee benefit arrangements of Valley Forge will also be continued by VFSC Delaware upon the terms and subject to the conditions currently in effect.
      Valley Forge believes that the proposed reincorporation will not affect any of its material contracts with any third parties and that Valley Forge’s rights and obligations under such material contractual arrangements will continue and be assumed by VFSC Delaware. See the section of this joint proxy statement/ prospectus entitled “COMPARISON OF RIGHTS OF HOLDERS AND CORPORATE GOVERNANCE MATTERS” beginning on page 143 for a comparison of the material rights of equity holders and matters of corporate governance before and after the reincorporation merger.
Material Federal Income Tax Consequences of the Reincorporation Merger
      This section of the joint proxy statement/ prospectus summarizes the material United States federal income tax considerations of the reincorporation merger to Valley Forge shareholders. The summary is based on the Code, applicable United States Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this joint proxy statement/ prospectus. All of the foregoing authorities are subject to change, with or without retroactive effect, and any change could affect the continuing validity of this summary. A ruling from the IRS in connection with the reincorporation merger will not be requested, and we cannot assure you that the IRS will conclude that the reorganization merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code.
      The summary assumes that Valley Forge shareholders hold their shares as capital assets. The summary does not address the tax consequences that may be applicable to particular Valley Forge shareholders in light of their individual circumstances or to Valley Forge shareholders who are subject to special tax rules, such as non-United States persons, dealers in securities, shareholders who acquired shares of Valley Forge common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan and Valley Forge shareholders who hold their Valley Forge common stock as part of a straddle, hedge, or conversion transaction. In addition, this summary does not address the tax consequences of the reincorporation merger to holders of options or warrants to acquire capital stock of Valley Forge or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the reincorporation merger, whether or not any such transactions are undertaken in connection with the reincorporation merger. This summary also does not address any consequences arising under the tax laws of any state, local or foreign jurisdiction.
      Subject to the foregoing, the reincorporation merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which will result in the following federal income tax consequences to Valley Forge shareholders:

•	Valley Forge shareholders will not recognize any gain or loss upon the receipt of VFSC Delaware common stock in the reincorporation merger;

•	the aggregate tax basis of the Valley Forge common stock received by Valley Forge shareholders in the reincorporation merger will be the same as the aggregate tax basis of the Valley Forge common stock surrendered in exchange therefor;

•	the holding period of the Valley Forge common stock received by each Valley Forge shareholder in the reincorporation merger will include the period for which Valley Forge common stock surrendered in exchange therefor was considered to be held; and

•	neither Valley Forge nor VFSC Delaware will recognize gain or loss solely as a result of the reincorporation merger.
      VALLEY FORGE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting is required to approve its reincorporation from a Pennsylvania corporation to a Delaware corporation. Unless otherwise instructed, the proxies will vote “FOR” this proposal.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT THE VALLEY FORGE SHAREHOLDERS VOTE “FOR” THE REINCORPORATION MERGER.

VALLEY FORGE PROPOSAL 4
ELECTION OF THE VALLEY FORGE DIRECTORS
Nominees
      Subject to the approval by Valley Forge shareholders of the issuance of shares of Valley Forge common stock to Synergetics shareholders as contemplated by the merger agreement and the adoption and approval of the merger agreement and the merger contemplated by the merger agreement by the Synergetics shareholders at the 2005 annual meeting of Valley Forge’s shareholders, unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors of Valley Forge to fill the vacancy. The proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Valley Forge is not aware of any nominee who will be unable or will decline to serve as a director. Of the seven nominees for election to the board of directors of Valley Forge, Gregg D. Scheller, Kurt W. Gampp, Jr., Juanita H. Hinshaw and Larry C. Cardinale, if elected, will not join the board of Valley Forge until consummation of the merger. If the merger is not completed, Valley Forge will fill up to two vacancies on the board of directors in accordance with its governing documents and applicable law. Valley Forge has not yet selected the potential board members to fill any such vacancies.
      The names of the two Class “A” nominees and certain information about them are set forth below:

Name of Nominee	Age	Director Since	Term Expires

Juanita H. Hinshaw	60	N/A	2006
Robert H. Dick	61	1997	2006
      Juanita H. Hinshaw recently retired from her position as Senior Vice President and Chief Financial Officer of Graybar Electric Company. She served in these positions from May 2000 to May 2005. Graybar Electric Company specializes in supply chain management services and distributes high-quality components, equipment and materials for the electrical and telecommunications industries. Ms. Hinshaw has served as a director on the board of The Williams Companies, Inc. since 2004, IPSCO, Inc. since 2002 and Insituform Technologies, Inc. since 1999.
      Robert H. Dick, a member of the audit committee and the compensation committee, has been a director of Valley Forge since June 25, 1997. Mr. Dick has served as President of R.H. Dick & Company since January 1998, which is an investment banking and management consulting firm based in Ocala, Florida. From 1996 to 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. Before that Mr. Dick served as interim President, Chief Executive Officer and Chief Financial Officer of Biomagnetic Therapy Systems, Inc. (September 1995 — March 1996) and PharmX, Inc. (May 1994 — April 1995). Both companies were clients of Boles, Knop & Company. From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment and other surgical products. Mr. Dick’s positions with Codman included Director, Vice-President — New Business Development, Vice President — United States Sales and Marketing and Vice President — International. Mr. Dick retired from Johnson & Johnson in April 1994. From 1978 to 1982, Mr. Dick was President & Chief Executive Officer of Applied Fiberoptics, Inc., a company designing, manufacturing and marketing fiberoptic products for medical and defense applications and surgical microscopes for microsurgery. Mr. Dick also serves on the board of Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      The names of the two Class “B” nominees and certain information about them are set forth below:

Name of Nominee	Age	Director Since	Term Expires

Larry C. Cardinale	67	N/A	2007
Guy R. Guarch	64	N/A	2007
      Larry C. Cardinale received his B.S.B.A. in Business from Washington University in St. Louis, Missouri and has been working in the medical industry since 1966. During his over 35 years working in the field of medical manufacturing, he has held various management positions, including Plant Manager, Director of Manufacturing, Director of Corporate Engineering, Director of Operations Planning, Vice President of Manufacturing-International and currently serves as Vice President-Global Manufacturing and Engineering of a multi-national medical manufacturing company. Mr. Cardinale also owned and operated a scientific laboratory instrument business concentrating in the life sciences area, which manufactured and marketed tissue sectioning, microforge and micromanipulation instruments and pipeting devices. Mr. Cardinale currently serves as a board member of Coretech-Holdings LLC, a St. Louis-based life sciences and medical device manufacturing company.
      Guy R. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Management for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, Massachusetts from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President of Sales for the Bard Europe Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, Massachusetts, which focused on the design, manufacture and sale of cardiac catheters, urological catheters, and artificial arteries. Mr. Guarch currently serves as a board member of Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.
      The names of the two Class “C” nominees and certain information about them are set forth below:

Name of Nominee	Age	Director Since	Term Expires

Jerry L. Malis	73	1980	2008
Gregg D. Scheller	49	N/A	2008
Kurt W. Gampp, Jr.	44	N/A	2008
      Jerry L. Malis has served as Chief Executive Officer, President or Vice-President and a Director of Valley Forge since its inception in March 1980. As of June 30, 1989, Mr. Malis was elected as Chairman of the Board of Valley Forge. He has published over fifty articles in the biological science, electronics and engineering fields, and has been issued twelve United States patents. Mr. Malis coordinates and supervises the development, engineering and manufacturing of Valley Forge’s products and is in charge of the daily business operations of Valley Forge. He devotes substantially all his business time to the business of Valley Forge.
      Gregg D. Scheller currently serves as the President and Chief Executive Officer of Synergetics. Mr. Scheller founded Synergetics in 1991 and has served in these positions since its inception.
      Kurt W. Gampp, Jr. currently serves as the Chief Operating Officer of Synergetics and has served in this position since Synergetics was founded in 1991.
The Board Meetings and Committees
      Our board of directors held ten meetings during the fiscal year ended September 30, 2004. Each of the directors attended more than 75% of the aggregate of the total number of meetings of the board of directors and committees of which he is a member which were held during the period he was a director or committee member.
      We have standing audit and compensation committees. During the 2004 fiscal year, the members of the audit committee consisted of Messrs. Uchitel (as Chairman), Murray and Dick. During the 2004 fiscal year, each of the members of the audit committee was an “independent director” as defined under Rule 4200(a)(14) of the Nasdaq corporate governance rules, and the board of directors has determined that Mr. Uchitel qualifies as the “audit committee financial expert.” The audit committee reviews the results of the annual audit of our accounts conducted by our independent auditors and the recommendations of the auditors with respect to accounting systems and controls. During the fiscal year ended September 30, 2004, the audit committee held eight meetings. The audit committee’s report on our audited financial statements for the fiscal year ended September 30, 2004 appears elsewhere in this joint proxy statement/ prospectus.
      During the 2004 fiscal year, the members of the compensation committee were Messrs. Murray (as Chairman), Dick and Uchitel. During the 2004 fiscal year, each of the members of the compensation committee was an independent director as defined by the Nasdaq corporate governance rules. The compensation committee reviews and approves our executive compensation and benefit policies and administers the Valley Forge 2001 stock plan. During the fiscal year ended September 30, 2004, the compensation committee held one meeting. The compensation committee’s report on executive compensation appears elsewhere in this joint proxy statement/ prospectus.
      On a January 26, 2005, Mr. Murray withdrew as a member of the audit committee and compensation committee because he was being considered for the position of Chief Operating Officer of Valley Forge. On February 16, 2005, Mr. Murray was hired as Executive Vice President and Chief Operating Officer of Valley Forge.
Directors’ Compensation
      Valley Forge’s directors who are neither employees of Valley Forge nor an immediate family members of an officer of Valley Forge are paid $750 for each meeting of the board of directors and each meeting of a committee of the board of directors that they attend. In addition, all directors are entitled to reimbursement for travel and lodging expenses incurred in connection with their attendance at meetings.
      The Valley Forge directors’ plan provides that each director of Valley Forge who is neither an employee of Valley Forge nor an immediate family member of an officer of Valley Forge will be granted options to purchase 10,000 shares of Valley Forge’s common stock each year he is elected, appointed or re-elected as a board member. Each non-employee director of Valley Forge who served in such position on December 12, 2000, the effective date of this plan, received a grant of options as of that date. The exercise price of options granted under this plan is equal to the fair market value of the common stock on the date of grant. All options granted under this plan vest upon issuance.
Director Nominations
      Nominations of candidates for election as directors may be made by the board of directors or by shareholders. Our independent directors, as determined under Nasdaq rules, are responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors. As of the record date, Mr. Dick and Mr. Uchitel qualify as independent directors under Nasdaq rules. After the merger, it is anticipated that Mr. Dick, Ms. Hinshaw, Mr. Cardinale and Mr. Guarch will qualify as independent directors under Nasdaq rules. At this time, the Valley Forge board of directors has determined that no standing nominating committee is necessary because of the existing formal procedures followed in selecting qualified director candidates described below. Accordingly, the Valley Forge board of directors has not adopted a nominating committee charter. After completion of the merger, the board of directors of New Synergetics will form a nominating committee comprised of Juanita H. Hinshaw, Larry C. Cardinale and Robert H. Dick.

      Shareholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for shareholder proposals, including nomination of director candidates, is contained in the bylaws. In summary, assuming (i) we held an annual meeting the previous year and (ii) the date of the next meeting is within 30 days of the date of the meeting for the previous year, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the Corporate Secretary at least 120 days in advance of the date that we released our proxy statement in connection with the annual meeting held in the previous year. That deadline for submission of any director nominations by shareholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.
      Shareholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the shareholder’s name and address;

•	a representation that the shareholder is a shareholder of record on the date of the nomination;

•	a representation that the shareholder intends to appear in person or through a qualified representative at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.
      The board of directors has not determined whether it needs to adopt any formal policies with respect to the consideration by shareholders of director candidates. In the event of any shareholder recommendations, the independent directors would evaluate the person recommended in the same manner as other persons considered. Recommendations must be accompanied by a detailed and complete written resume of each recommended candidate, including all business, education and other qualifications and any other material information the shareholder wants the board of directors to consider. After reviewing the materials submitted by a shareholder, if the independent directors believe that the person merits additional consideration, the independent directors (or one or more individual independent directors) would interview the potential nominee and conduct appropriate reference checks. The independent directors, by majority vote, would then determine whether to recommend to the board of directors that the board of directors nominate and recommend election of such person at the next annual meeting. Shareholders may submit in writing recommendations for consideration by the board of directors to the attention of our Corporate Secretary at Valley Forge Scientific Corp., 3600 Horizon Drive, King of Prussia, Pennsylvania 19406.
      In evaluating potential director nominees, the independent directors consider the following factors:

•	commitment to ethical conduct as evidenced through the person’s business associations, service as a director or executive officer of other organizations and/or education;

•	objective perspective and mature judgment developed through business experiences and/or educational endeavors;

•	the candidate’s ability to work with other members of the board of directors and management to further our goals and increase shareholder value;

•	the ability and commitment to devote sufficient time to carry out the duties and responsibilities as a director;

•	demonstrated experience at policy making levels in various organizations and in areas that are relevant to our activities; and

•	the skills and experience of the potential nominee in relation to the capabilities already present on the board of directors.
      The goal is to recommend candidates for the board of directors that bring a variety of perspectives and skills derived from high quality business and professional experience. At the same time, the board of directors recognize that larger numbers of directors create additional challenges and expense and believe that the current right size for our board of directors is seven members.
      Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem to be in the best interests of Valley Forge and its shareholders. The board of directors requires that at least one member of the board of directors should meet the criteria for an audit committee financial expert as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of independent director under the Nasdaq rules.
      If any member of the board of directors is not interested in continuing to serve or if the board of directors determines that there is a need for directors with different skills or perspectives, the members of the board of directors are polled to determine if they know of potential candidates meeting these criteria. We have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary. We would typically engage a third party to perform a background check, using publicly available information, to determine whether a new candidate for election as director has any issues that should be considered in the board of directors’ evaluation of his or her candidacy.
      Before 120 days in advance of the date of the proxy statement for last year’s annual meeting, we did not receive any recommendations from shareholders for potential director candidates to be nominated at the annual meeting.
Communications with the Board of Directors
      Shareholders may communicate with any and all members of our board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire board) at the following address and fax number:
Name of the Director(s)
Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
Fax: (610) 272-8434
Attn: Corporate Secretary
      Communications from our shareholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.
      The Chairman of the board of directors will determine whether any communication addressed to the entire board of directors should be properly addressed by the entire board of directors or a committee thereof. If a communication is sent to the board of directors or a committee, the Chairman of the board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our counsel.
      We do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of shareholders, but strongly encourage directors to attend. We make every effort to schedule our annual meeting of shareholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. To facilitate attendance and reduce travel costs, we generally schedule our annual meeting of shareholders to occur immediately before a periodic meeting of the board of directors. Of the five directors then in office, four attended the 2004 annual meeting of shareholders.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR SET FORTH HEREIN.

VALLEY FORGE PROPOSAL 5
APPROVAL OF AMENDMENT TO VALLEY FORGE STOCK PLAN
      The Valley Forge stock plan authorizes the grant of options to employees, officers and executives of, and consultants and advisors to, Valley Forge and any of its subsidiaries. Presently, the Valley Forge stock plan has an aggregate of 345,000 shares of Valley Forge common stock available for issuance pursuant to awards granted under the plan. As of the record date for the Valley Forge annual meeting, 195,000 shares of Valley Forge common stock remained available for issuance under the Valley Forge stock plan. In connection with the merger, Valley Forge has agreed to assume 37,500 options to acquire Synergetics common stock granted under the Synergetics Incentive Stock Option Plan and grant 172,267 options to the holders of Synergetics stock options in exchange therefor. Accordingly, the Valley Forge board of directors has agreed, subject to Valley Forge shareholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the Valley Forge stock plan to 1,345,000 shares. In addition, Valley Forge is proposing to increase the maximum number of shares of Valley Forge common stock that may be issued to such participants in a calendar year to 100,000 shares. The proposed amendments are designed to satisfy Valley Forge’s obligations under the merger agreement and to enhance the flexibility of the compensation committee in granting stock options to Valley Forge’s employees, officers, executives, consultants and advisors and to ensure that Valley Forge can continue to grant stock options to such persons at levels determined appropriate by the compensation committee based on comparable company and other market data. Valley Forge believes that stock options are a critical component of the compensation package offered to new, existing and key employees and are important tools in Valley Forge’s ability to attract and retain talented personnel. A copy of the Valley Forge stock plan is attached to this joint proxy statement/ prospectus as Annex C.
Administration
      The Valley Forge stock plan is administered by the compensation committee by delegation from the Valley Forge board of directors. The compensation committee must consist of at least two non-employee directors who also qualify as “outside directors” under Section 162(m) of the Code. Presently, Messrs. Dick (Chairman) and Uchitel form the compensation committee. The compensation committee has the exclusive authority and sole discretion to administer the Valley Forge stock plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the Valley Forge stock plan. As a result, the benefits and amounts that will be received by participants under the Valley Forge stock plan are not currently determinable.
Eligibility
      Persons eligible to participate in the Valley Forge stock plan include all employees, officers, and executives of, and consultants and advisors to, Valley Forge and its subsidiaries, as determined by the compensation committee, including employees who are members of the Valley Forge board of directors, but excluding directors who are not employees. As of the record date for the Valley Forge annual meeting, there were approximately 25 employees of Valley Forge and its subsidiaries. After completion of the merger, it is anticipated that New Synergetics will have approximately 250 employees.
Number of Shares Subject to the Valley Forge Stock Plan
      An aggregate of 345,000 shares of Valley Forge common stock are available for grant under the Valley Forge stock plan. The proposed amendments, which have been adopted by the Valley Forge board of directors, increase the number of shares of Valley Forge common stock that may be issued upon exercise of options granted under the Valley Forge stock plan to 1,345,000 shares. In addition, the maximum number of shares of Valley Forge common stock that may be subject to one or more awards to a single participant under the Valley Forge stock plan during any calendar year will be increased from 75,000 shares to 100,000 shares.

Federal Income Tax Consequences

Incentive Stock Options
      An incentive stock option, or ISO, is a stock option that satisfies the requirements specified in Section 422 of the Code. Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than ten years from the date of the grant and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met.
      An optionee will not be treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the common stock acquired upon exercise of the option is either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code.
      If Valley Forge common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of the grant of the related option and is held for at least one year after the date such Valley Forge common stock is transferred to the optionee, any gain or loss resulting from its disposition will be treated as long-term capital gain or loss. If such Valley Forge common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” will be deemed to have occurred. If a disqualifying disposition occurs, the optionee will have ordinary income in the year of the disposition in an amount equal to (i) the excess, if any, of the fair market value of the Valley Forge common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the selling price of the Valley Forge common stock over the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, will be taxed as capital gain.
      In the event an optionee exercises an ISO using Valley Forge common stock acquired by a previous exercise of an ISO, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged.
      Valley Forge will not be entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Valley Forge common stock received, except that in the event of a disqualifying disposition, Valley Forge will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

Nonstatutory Stock Options
      A nonstatutory stock option, or NSO, generally is any compensatory stock option other than an incentive stock option. Such options are referred to as “nonstatutory” because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.
      No taxable income will be realized by an optionee upon the grant of an NSO, nor will Valley Forge be entitled to a tax deduction by reason of such grant. Upon the exercise of an NSO, the optionee will have ordinary income in the amount equal to the excess of the fair market value of the Valley Forge common stock on the date of exercise over the exercise price, and Valley Forge will be entitled to a corresponding tax deduction.
      Upon a subsequent sale or other disposition of Valley Forge common stock acquired through exercise of an NSO, the optionee will have capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to Valley Forge.

Restricted Stock Awards
      Under the restricted stock feature of the Valley Forge stock plan, an eligible individual may be granted a specified number of shares of Valley Forge common stock. However, vested rights to such stock are subject to certain restrictions or are conditioned on the attainment of certain performance goals. If the recipient violates any of the restrictions during the period specified by the committee or the performance standards fail to be satisfied, the restricted stock is forfeited.
      A recipient of a restricted stock award will recognize ordinary income equal to the fair market value of the Valley Forge common stock at the time the restrictions lapse. Valley Forge is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the restrictions lapse.
      Instead of postponing the income tax consequences of a restricted stock award, the recipient may elect to include the fair market value of the Valley Forge common stock in income in the year the award is granted. This election is made under Section 83(b) of the Code. This Section 83(b) election is made by filing a written notice with the IRS office with which the recipient files his or her federal income tax return. The notice must be filed within 30 days of the date of grant and must meet certain technical requirements.
      The tax treatment of the subsequent disposition of restricted stock will depend upon whether the recipient has made a Section 83(b) election to include the value of the Valley Forge common stock in income when awarded. If the recipient makes a Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Valley Forge common stock and the fair market value of the Valley Forge common stock on the date of grant. The character of such capital gain or loss will depend upon the period the restricted common stock is held. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Valley Forge common stock and the fair market value of the Valley Forge common stock on the date the restrictions lapsed.

Stock Awards
      An eligible individual may be granted, or sold at a price determined by the compensation committee, a specified number of shares of Valley Forge common stock free of any vesting restrictions. Stock awards may be granted or sold in respect of past services or other valid consideration.
      A recipient of a stock award will recognize ordinary income equal to the excess of fair market value of the Valley Forge common stock at the date of grant over the consideration paid for such Valley Forge common stock. Valley Forge is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the stock award is granted to such recipient.
Amendment and Termination
      The Valley Forge board of directors may terminate, amend or modify the Valley Forge stock plan at any time. However, Valley Forge shareholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule.
Change of Control
      In the event that a successor corporation to Valley Forge does not agree to assume the options granted pursuant to the Valley Forge stock plan or to substitute equivalent options, the Valley Forge board of directors shall provide for each optionee to have the right to exercise all options then held by an optionee for a period of 15 days after written notice to the optionee.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting is required to approve the proposal to amend the Valley Forge stock plan.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE VALLEY FORGE STOCK PLAN.

VALLEY FORGE PROPOSAL 6
APPROVAL TO ADOPT VALLEY FORGE DIRECTORS’ PLAN
      On May 31, 2005, the Valley Forge board of directors adopted the Valley Forge directors’ plan and authorized the issuance of up to 200,000 shares of Valley Forge common stock under such plan. The Valley Forge directors’ plan authorizes the grant of options to non-employee directors of Valley Forge. The Valley Forge directors’ plan authorizes automatic grants and discretionary grants of nonstatutory stock options to non-employee directors of Valley Forge, who are not members of the immediate family of an employee or director of Valley Forge. Currently, there are two non-employee directors on the Valley Forge board of director. The total number of shares of Valley Forge common stock available for awards under the Valley Forge directors’ plan is 200,000 shares. The closing price for the Valley Forge common stock on August 11, 2005, as reported on The Nasdaq SmallCap Market, was $4.22 per share.
      The Valley Forge director’s plan enhances the flexibility of the Valley Forge board of directors in granting stock options to Valley Forge’s non-employee directors and to ensure that Valley Forge can continue to grant stock options to such persons at levels determined appropriate by the Valley Forge board of directors based on comparable company and other market data. Valley Forge believes that stock options are a critical component of the compensation package offered to non-employee directors and are important tools in Valley Forge’s ability to attract and retain talented and experienced non-employee directors. Valley Forge further believes that the granting of stock options to non-employee directors links the personal interests of such non-employee directors with Valley Forge shareholders. A copy of the Valley Forge directors’ plan is attached to this joint proxy statement/ prospectus as Annex D.
Administration
      The Valley Forge directors’ plan is administered by the Valley Forge board of directors. Except for automatic grants of stock options, the Valley Forge board of directors, or a committee appointed by the Valley Forge board of directors, has the exclusive authority and sole discretion to administer the Valley Forge directors’ plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the Valley Forge directors’ plan.
Eligibility
      Persons eligible to participate in the Valley Forge directors’ plan include all directors of Valley Forge who are not either employees of Valley Forge or a subsidiary of Valley Forge or members of the immediate family of an employee or director of Valley Forge or a subsidiary of Valley Forge. As of the record date of the Valley Forge annual meeting, there were two non-employee directors of Valley Forge.
Number of Shares Subject to the Valley Forge Directors’ Plan
      An aggregate of 200,000 shares of Valley Forge common stock are available for grant under the Valley Forge directors’ plan.
Stock Option Grants
      Under the Valley Forge directors’ plan, a non-employee director is entitled to two types of automatic grants as well as discretionary grants by the Valley Forge board of directors or a committee appointed by the board.
      The first type of automatic grant is an initial option grant to Valley Forge’s non-employee directors the next business day after their election or appointment to the Valley Forge board of directors. These initial option grants are for 10,000 shares, a term of ten years and are immediately vested and exercisable with an exercise price equal to the fair market value of a share of Valley Forge’s common stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee director ceases to be a director.

      The second type of automatic option grant is the annual option grant to each non-employee director on the first business day following the annual meeting of Valley Forge shareholders at which the non-employee director is re-elected as a director of the Valley Forge. The annual meeting option grants are for 10,000 shares, a term of ten years and are immediately vested and exercisable. The exercise price is equal to the fair market value of a share of Valley Forge common stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee ceases to be a director.
      The Valley Forge directors’ plan also provides for the discretionary grant of options to non-employee directors.
      The grant of an option to a non-employee director under the Valley Forge directors’ plan will not produce any taxable income to the director, and Valley Forge will not be entitled to a deduction at that time. On the date the option is exercised, the director will recognize ordinary income equal to the difference between the fair market value of the Valley Forge common stock on the date of exercise and the exercise price. Valley Forge will be entitled to a corresponding deduction in the same amount and in the same year in which the director recognizes income.
New Plan Benefits
      In accordance with the terms of the Valley Forge directors’ plan, on June 1, 2005, Robert H. Dick and Louis Uchitel, the current non-employee directors on the Valley Forge board of directors, were each granted an option to purchase 10,000 shares for a term of 10 years with a per share exercise price equal to $4.55, the fair market value of a share of Valley Forge common stock on the date of the grant.
      The following table shows the stock options that the individuals and groups referred to below will receive in 2005 if the Valley Forge directors’ plan is approved by the Valley Forge shareholders at the annual meeting.

	Exercise Price	Number of
Name and Position	Per Share ($)	Options

Jerry L. Malis
President and Chief Executive Officer	$—	—
Executive group	—	—
Robert H. Dick
Director	4.55	10,000
Louis Uchitel
Director	4.55	10,000
Non-executive director group	4.55	20,000
Non-executive officer employee group	—	—
      A vote to approve the Valley Forge directors’ plan will also constitute approval of the June 1, 2005 grant of options to purchase 10,000 shares of Valley Forge common stock to each of Messrs. Uchitel and Dick. The approval of the Valley Forge directors’ plan and the approval of the June 1, 2005 grants are submitted to Valley Forge shareholders as a single proposal, and such shareholders will not be voting separately on these matters.
Amendment and Termination
      The Valley Forge board of directors may terminate, amend, or modify the Valley Forge directors’ plan at any time. However, Valley Forge shareholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation, or stock exchange rule.

Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting is required to approve the proposal to adopt the Valley Forge directors’ plan.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE VALLEY FORGE DIRECTORS’ PLAN.

VALLEY FORGE PROPOSAL 7
BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT
Overview
      The Valley Forge board of directors has approved a resolution granting the Valley Forge board of directors the discretion to effect a reverse stock split of all shares of Valley Forge common stock at a ratio of not more than 1-for-2. The Valley Forge board of directors will have the sole discretion to elect, subject to Valley Forge’s obligation under the merger agreement to coordinate with Synergetics the determination of the timing and the exact ratio, within the approved range, of the reverse stock split, whether or not to effect a reverse stock split, and if so, at which ratio within the approved range, at any time within 30 days after the annual meeting. The Valley Forge board of directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split at a specified ratio, will provide the board with maximum flexibility to react to market conditions current at the time of the closing of the merger. By approving this proposal seven, the Valley Forge shareholders will give the Valley Forge board of directors the maximum flexibility to determine the best stock split ratio.
      To effect the reverse stock split, the Valley Forge board of directors would file an amendment to the Valley Forge articles of incorporation with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania. The form of amendment to effect the proposed reverse stock split is attached to this joint proxy statement/ prospectus as Annex J. If the Valley Forge board of directors elects to implement a reverse stock split within the range approved by the Valley Forge shareholders, then the number of issued and outstanding shares of Valley Forge common stock will be reduced in accordance with the ratio for the selected reverse stock split. The par value and the number of authorized shares of Valley Forge common stock will remain unchanged. It is expected that the reverse stock split will become effective shortly following the filing of the amendment with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania. The Valley Forge board of directors may elect not to implement a reverse stock split at its sole discretion, even if the proposal to grant the board the discretion to effect a reverse stock split is approved by the Valley Forge shareholders.
Purposes of the Proposed Reverse Stock Split
      The Valley Forge board of directors believes that it should be granted the right to implement a reverse stock split for the following reasons:

•	to enable Valley Forge to use the reverse stock split to maintain its listing on The Nasdaq SmallCap Market; and

•	to enhance the acceptability and marketability of the Valley Forge common stock to the financial community and the investing public.
Listing on The Nasdaq SmallCap Market
      The Nasdaq Stock Market has advised Valley Forge that it considers the merger to be a “Reverse Merger” under Nasdaq’s Marketplace Rules. Based on this conclusion, Nasdaq has advised Valley Forge that upon consummation of the merger New Synergetics will be required to meet all of the initial inclusion criteria for initial listing on The Nasdaq SmallCap Market, including a closing bid price of $4.00 per share. Nasdaq has notified Valley Forge that New Synergetics will be delisted if the closing bid price on the trading day following the consummation of the merger is below $4.00 per share. Valley Forge is requesting the Valley Forge shareholders to grant authority to the Valley Forge board of directors to effect the reverse stock split so that, if necessary, Valley Forge can comply with the minimum bid price rules for initial listing on The Nasdaq SmallCap Market. The reverse stock split should have the effect of increasing the trading price in inverse proportion to the amount of the reverse stock split, thereby bringing the bid price into compliance with Nasdaq’s minimum bid requirement. On August 11, 2005, the closing bid price for Valley Forge common stock was $4.22 per share on The Nasdaq SmallCap Market. If necessary to maintain the listing of New Synergetics shares on The Nasdaq SmallCap Market, Valley Forge may effect the reverse stock split before consummation of the merger, in which event the closing of the merger may be delayed for a brief period of time following the Valley Forge shareholders’ meeting for this purpose. If the reverse stock split is effected before consummation of the merger, the number of shares of Valley Forge common stock issued to Synergetics shareholders will be proportionately adjusted. If the reverse stock split is effected after the closing of the merger, Synergetics shareholders will receive the merger consideration without adjustment, but shortly thereafter, upon the effectiveness of the reverse stock split, such shareholders, together with all other shareholders of New Synergetics, including the existing Valley Forge shareholders, will have their total number of shares proportionately adjusted. Regardless of the ratio of the reverse stock split and the corresponding adjustment to the number of Valley Forge shares to be issued in the merger, upon consummation of the merger, Synergetics shareholders will own approximately 66% of the outstanding Valley Forge shares on a fully diluted basis. The ratio and timing of the reverse stock split will be determined by Synergetics and Valley Forge following the annual meeting.
      The Valley Forge board of directors believes that delisting of the Valley Forge common stock by Nasdaq could adversely affect New Synergetics’ ability to attract new investors, may result in decreased liquidity of the outstanding shares of Valley Forge common stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for shareholders. In addition, the Valley Forge board of directors believes that delisting of the Valley Forge common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the Valley Forge common stock, and might deter certain institutions and persons from investing in the Valley Forge common stock at all.
      Even though the reverse stock split, by itself, will not impact Valley Forge’s or New Synergetics’ assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the Valley Forge common stock. The Valley Forge board of directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the likelihood that Valley Forge will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in Valley Forge common stock more attractive to certain investors. If the Valley Forge common stock is delisted from The Nasdaq SmallCap Market, trading of Valley Forge’s securities will thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Valley Forge common stock.
      In addition to the perceived benefits to investors of the continued listing on The Nasdaq SmallCap Market, the Valley Forge board of directors believes that Valley Forge’s current and prospective customers, as well as its employees, will positively perceive Valley Forge’s continued listing on The Nasdaq SmallCap Market as a reflection of Valley Forge’s long term commitment to its business and the market value of Valley Forge common stock.
      In addition to the $4.00 minimum closing bid price per share requirement described above, The Nasdaq SmallCap Market Listing Requirements require that a company meet other initial listing standards, including, but not limited to, stockholders’ equity and market capitalization minimums, public float and minimum market value of public float, minimum number of round lot shareholders, and compliance with Nasdaq corporate governance rules. Valley Forge believes that, except for its possible non-compliance with the minimum bid price rules, it will be otherwise in compliance with the remaining Nasdaq SmallCap Market initial listing requirements.
Potential Effects of the Proposed Reverse Stock Split
      The immediate effect of a reverse stock split will be to reduce the number of outstanding shares of Valley Forge common stock and to increase the trading price of Valley Forge common stock. However, Valley Forge cannot predict the longer-term effects of any reverse stock split upon the market price of its common stock. Valley Forge cannot assure Valley Forge shareholders that the trading price of Valley Forge common stock, after the reverse stock split, will rise in proportion to the reduction in the number of outstanding shares of Valley Forge common stock. The total market capitalization of the Valley Forge common stock after implementation of the proposed reverse stock split may be less than the total market capitalization before the reverse stock split. Also, Valley Forge cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of Valley Forge common stock, that the liquidity of the Valley Forge common stock will not be adversely affected by the reduced number of shares outstanding after the reverse stock split, that the trading price of the Valley Forge common stock will remain above the thresholds required by The Nasdaq SmallCap Market, or that New Synergetics will be able to continue to meet the other continued listing requirements of The Nasdaq SmallCap Market. The trading price of Valley Forge common stock may change due to a variety of other factors, including its operating results and other factors related to Valley Forge’s business and general market conditions.
      The following table reflects the approximate number of shares of Valley Forge common stock that would be outstanding as a result of some of the possible reverse stock split ratios based on 23,913,624 shares of Valley Forge common stock outstanding immediately following the consummation of the merger, without accounting for fractional shares, which will be cancelled and paid for in cash. The table also reflects the approximate number of shares of Valley Forge common stock that would be issued to Synergetics shareholders if a reverse stock split is effected before the closing, as a result of some of the possible reverse stock split ratios.

		Shares to be
		Issued to
	Shares to be	Synergetics
Possible Reverse Stock Split Ratios	Outstanding	Shareholders

1-for-1.25	19,130,899	12,779,129
1-for-1.5	15,942,416	10,649,274
1-for-2	11,956,812	7,986,956
Effects on Ownership by Individual Shareholders
      If Valley Forge implements a reverse stock split, the number of shares of Valley Forge common stock held by each Valley Forge shareholder, including Synergetics shareholders if the reverse stock split is effective following consummation of the merger, will be reduced to a number calculated by multiplying the number of shares held immediately before the reverse stock split by the ratio, and then rounding down to the nearest whole share. Valley Forge will pay cash to each shareholder in lieu of any fractional interest in a share to which each shareholder will otherwise be entitled as a result of the reverse stock split, as described in further detail below.
      The reverse stock split will affect all of Valley Forge’s shareholders uniformly and will not affect any shareholder’s percentage ownership interest in Valley Forge or proportionate voting power, except to the extent that interests in fractional shares will be paid in cash. In addition, the reverse stock split is not expected to change the number of record holders of Valley Forge.
Effect on Options, Warrants and Other Securities
      If the reverse stock split is implemented, Valley Forge will adjust all shares of any options, warrants and other securities entitling their holders to purchase shares of Valley Forge common stock as a result of the reverse stock split, as required by the terms of these securities. In particular, Valley Forge will reduce the conversion ratio for each instrument, and will increase the exercise price in accordance with the terms of each instrument based on the ratio of the reverse stock split. Also, Valley Forge will reduce the number of shares reserved for issuance under its existing stock option plans proportionately based on the ratio of the reverse stock split.
Other Effects on Shares of Valley Forge Common Stock
      If Valley Forge implements a reverse stock split, then the rights and preferences of the Valley Forge common stock will remain the same after the reverse stock split. Each share of Valley Forge common stock issued pursuant to the reverse stock split will be fully paid and nonassessable.

      The reverse stock split will result in some Valley Forge shareholders owning “odd-lots” of less than 100 shares of Valley Forge common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. Notwithstanding the increase in the number of odd-lot holders, Valley Forge believes that it will still have a more than adequate number of round-lot holders after the reverse stock split to comply with The Nasdaq SmallCap Market requirements in that regard.
      Valley Forge common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, Valley Forge is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of Valley Forge common stock under the Securities Exchange Act.
Authorized Shares of Valley Forge Common Stock
      If Valley Forge implements the reverse stock split, it will not change the number of authorized shares of Valley Forge common stock as designated by its articles of incorporation. The Valley Forge board of directors believes that the availability of additional shares of Valley Forge common stock provides Valley Forge with flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.
      Valley Forge would still have a substantial number of these additional shares of Valley Forge common stock available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into Valley Forge common stock. The Valley Forge board of directors believes that the availability of the additional shares provides Valley Forge with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Valley Forge has no current plan to issue any of these additional shares.
Procedure for Effecting the Proposed Reverse Stock Split and Exchange of Stock Certificates
      If the Valley Forge shareholders approve this proposal seven, the Valley Forge board of directors may elect whether or not to declare a reverse stock split, as well as the ratio, in coordination with Synergetics, at any time within 30 days after the annual meeting. If necessary to maintain the listing of shares of Valley Forge common stock on The Nasdaq SmallCap Market, Valley Forge will promptly effect the reverse stock split. Valley Forge does not intend to effect the reverse stock split if it is not necessary for such listing of New Synergetics shares. The reverse stock split will be implemented by filing an amendment to the Valley Forge articles of incorporation with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, and it is expected that the reverse stock split will become effective shortly after the filing is accepted by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania. The reincorporation merger is not expected to be effected until after completion of the reverse stock split.
      As of the effective date of the reverse stock split, each certificate representing shares of Valley Forge common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares will not be entitled to receive any dividends or other distributions payable by Valley Forge after the effective date until they surrender their old stock certificates for exchange.
      Valley Forge’s transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into Valley Forge common stock will be notified of the effectiveness of the reverse stock split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal.
Fractional Shares
      Valley Forge will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded down to the nearest whole share. Valley Forge shareholders who otherwise will be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio will instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each shareholder will be equal to the resulting fractional interest in one share of Valley Forge common stock to which the shareholder will otherwise be entitled, multiplied by the closing trading price of Valley Forge common stock on the trading day immediately preceding the effective date of the reverse stock split (after proportionately adjusting such price to reflect the reverse stock split ratio).
Appraisal Rights
      No appraisal rights are available under the Pennsylvania Business Corporation Law or under Valley Forge’s articles of incorporation or bylaws to any shareholder who dissents from this proposal.
Accounting Consequences
      The par value of Valley Forge common stock will remain unchanged after the reverse stock split. Also, Valley Forge’s capital account will remain unchanged, and Valley Forge does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.
Material Federal Income Tax Consequences of the Reverse Stock Split
      The following is a summary of certain material United States federal income tax consequences of the reverse stock split, but does not purport to be a complete analysis of all potential tax considerations relating to the reverse stock split. This summary is based on the provisions of the United States federal income tax law, as of the date of this joint proxy statement/ prospectus, which is subject to change retroactively, as well as prospectively. This summary does not discuss all federal tax considerations, including any federal income tax consequences that may be relevant to shareholders that may be subject to special treatment (including, without limitation, shareholders subject to the alternative minimum tax, banks, insurance companies, tax-exempt organizations, financial institutions, small business investment companies, partnerships or other pass-through entities, dealers in securities or currencies, personal holding companies, foreign entitles, nonresident alien individuals and broker-dealers). Furthermore, this summary does not discuss any aspects of state, local, foreign, or other tax consequences. This summary also assumes that shareholders hold the shares as “capital assets” within the meaning of Section 1221 of the Code. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder.
      Other than as a result of the receipt of cash payments, if any, by a shareholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a shareholder as a result of the reverse stock split. The aggregate tax basis of shares received pursuant to the reverse stock split would be the same as the shareholder’s aggregate tax basis in the shares exchanged therefor. Shareholders who receive cash in lieu of any fractional share interests in the shares to be received as a result of the reverse stock split would be treated as having received the fractional share interests pursuant to the reverse stock split and then as having exchanged the fractional shares for cash in a redemption by Valley Forge, and would generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the adjusted tax basis allocable to the fractional share interests redeemed. Such gain or loss would be long term capital gain or loss if the shares exchanged by the shareholder pursuant to the reverse stock split were held for more than one year. Any federal income tax liability generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of low value of the fractional interest. The shareholder’s holding period for the shares received would include the period during which the shareholder held the shares surrendered in the reverse stock split. No gain or loss would be recognized by Valley Forge as a result of the reverse stock split.
      EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting at the annual meeting is required to approve the reverse stock split. Unless otherwise instructed, the proxies will vote “FOR” this proposal.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT THE VALLEY FORGE SHAREHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT.

VALLEY FORGE PROPOSAL 8
GRANT OF DISCRETIONARY AUTHORITY TO THE VALLEY FORGE BOARD OF DIRECTORS
TO ADJOURN OR POSTPONE THE ANNUAL MEETING TO A LATER DATE
      At the annual meeting of the Valley Forge shareholders, and any adjournment or postponement of the annual meeting, the Valley Forge shareholders will be asked to consider and vote upon a proposal to grant discretionary authority to the Valley Forge board of directors to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein.
      If at the annual meeting on September 19, 2005, the number of shares of Valley Forge common stock present or represented and voting in favor of the proposals submitted herein is insufficient under Pennsylvania law to approve such proposals, the Valley Forge board intends to move to adjourn the annual meeting in order to enable the board to solicit additional proxies in favor of the proposals. In that event, Valley Forge will ask its shareholders to vote only upon this proposal eight and not proposals one through seven.
      In this proposal eight, Valley Forge is asking the Valley Forge shareholders to authorize the holder of any proxy solicited by the board to vote in favor of granting the discretionary authority to the Valley Forge board to adjourn or postpone the annual meeting, and any later adjournments, in order to enable the board to solicit additional proxies in favor of the proposals submitted herein. If the shareholders approve this proposal eight, the Valley Forge board could adjourn or postpone the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit proxies from shareholders in favor of proposals one through seven, including soliciting proxies from shareholders who have previously voted “AGAINST” such proposals. Among other things, approval of this proposal eight could mean that, even if the board had received proxies representing a sufficient number of votes “AGAINST” any of submitted proposals to defeat them, the board could adjourn the annual meeting without a vote on such proposals and during that period, seek to convince the holders of those shares to change their votes to votes in favor of such proposals.
      The Valley Forge board believes that if the number of shares of its common stock present or represented at the annual meeting and voting in favor of the proposals submitted herein is insufficient to approve such proposals, it is in the best interests of the Valley Forge shareholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of such proposals to bring about their approval.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Valley Forge common stock represented and voting, in person or by proxy, at the annual meeting is required to grant discretionary authority to the Valley Forge board to adjourn or postpone the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted herein. Unless otherwise instructed, the proxies will vote “FOR” this proposal eight.
      THE VALLEY FORGE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE GRANT OF DISCRETIONARY AUTHORITY TO THE VALLEY FORGE BOARD OF DIRECTORS TO ADJOURN OR POSTPONE THE ANNUAL MEETING.

ADDITIONAL SYNERGETICS PROPOSAL
SYNERGETICS PROPOSAL 2
GRANT OF DISCRETIONARY AUTHORITY TO THE SYNERGETICS BOARD OF DIRECTORS
TO ADJOURN OR POSTPONE THE SPECIAL MEETING
      At the special meeting of the Synergetics shareholders, and any adjournment or postponement of the special meeting, the Synergetics shareholders will be asked to consider and vote upon a proposal to grant discretionary authority to the Synergetics board of directors to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal one submitted herein.
      If at the special meeting on September 16, 2005, the number of shares of Synergetics common stock present or represented and voting in favor of proposal one is insufficient under Missouri law to approve such proposal, the Synergetics board intends to move to adjourn the special meeting in order to enable the board to solicit additional proxies in favor of the proposal. In that event, Synergetics will ask its shareholders to vote only upon this proposal two and not proposal one.
      In proposal two, Synergetics is asking the Synergetics shareholders to authorize the holder of any proxy solicited by the board to vote in favor of granting the discretionary authority to the Synergetics board to adjourn or postpone the special meeting, and any later adjournments, in order to enable the board to solicit additional proxies in favor of proposal one. If the shareholders approve this proposal two, the Synergetics board could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit proxies from shareholders in favor of proposal one, including soliciting proxies from shareholders who have previously voted “AGAINST” such proposal. Among other things, approval of this proposal two could mean that, even if the board had received proxies representing a sufficient number of votes “AGAINST” proposal one to defeat it, the board could adjourn the special meeting without a vote on proposal one and during that period, seek to convince the holders of those shares to change their votes to votes in favor of such proposal.
      The Synergetics board believes that if the number of shares of its common stock present or represented at the special meeting and voting in favor of proposal one is insufficient to approve such proposal, it is in the best interests of the Synergetics shareholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of proposal one to bring about its approval.
Vote Required
      The affirmative vote of the holders of a majority of the shares of Synergetics common stock entitled to vote and represented, in person or by proxy, at the special meeting is required to grant discretionary authority to the Synergetics board to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal one. Unless otherwise instructed, the proxies will vote “FOR” this proposal two.
      THE SYNERGETICS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE GRANT OF DISCRETIONARY AUTHORITY TO THE SYNERGETICS BOARD OF DIRECTORS TO ADJOURN OR POSTPONE THE SPECIAL MEETING.

EXECUTIVE OFFICERS OF VALLEY FORGE
      The following table contains certain information with respect to the ages and backgrounds of the current Valley Forge executive officers:

Name	Age	Title

Jerry L. Malis	73	Chief Executive Officer and President
Bruce A. Murray	68	Executive Vice President and Chief Operating Officer
Marguerite Ritchie	68	Vice President-Operations, Secretary
Michael Ritchie	41	Vice President-General Manager, Treasurer
      For background information on Mr. Malis, please see “VALLEY FORGE PROPOSAL 4 — ELECTION OF VALLEY FORGE’S DIRECTORS” beginning on page 162.
      Bruce A. Murray has been a director of Valley Forge since October 14, 1992. Mr. Murray was hired as Executive Vice President and Chief Operating Officer of Valley Forge on February 16, 2005. He was a Managing Member of The Change Management Group, LLC, a management consulting company, and was a Principal of Adair & Murray Associates, Inc., a management consulting company. Mr. Murray has held positions within the Pfizer Hospital Products Group, as Director of Engineering-Surgical Products, Corporate Vice President — Research and Development, and Senior Vice President and Business Manager — Surgical Products. He has also held senior management positions with Valleylab, Inc., Picker Corporation Electronics Division, Ball Brothers Research Corporation and IIT Research Institute. Mr. Murray received both his B.S. in Engineering and his M.B.A. from the Illinois Institute of Technology.
      Marguerite Ritchie, Secretary of Valley Forge, has been employed by Valley Forge since 1985. In addition to being Secretary, Ms. Ritchie is Vice-President of Operations in charge of our production and regulatory matters. Before becoming Vice-President of Operations, she held several other administrative and operations positions with Valley Forge Scientific.
      Michael Ritchie, Treasurer of Valley Forge, has been employed by Valley Forge since 1994. In addition to being the Treasurer of the Company, Mr. Ritchie is Vice-President-General Manager responsible for financial reporting and contract administration. Mr. Ritchie has also held positions of General Manager and Purchasing Manager. He received a B.S. degree in accounting from LaSalle University and a B.S. degree in engineering from Drexel University.
      Jerry L. Malis and Dr. Leonard I. Malis are brothers. Michael Ritchie is the son of Marguerite Ritchie.
EXECUTIVE OFFICERS OF NEW SYNERGETICS
      The following table contains certain information with respect to the ages and backgrounds of those persons expected to be the executive officers of New Synergetics:

Name	Age	Title

Gregg D. Scheller	49	President and Chief Executive Officer
Kurt W. Gampp, Jr.	44	Chief Operating Officer
Jerry L. Malis	73	Executive Vice President and Chief Scientific Officer
Pamela G. Boone	42	Chief Financial Officer
      For background information on Messrs. Scheller, Gampp and Malis, please see “VALLEY FORGE PROPOSAL 4–ELECTION OF VALLEY FORGE’S DIRECTORS” beginning on page 162.
      Pamela G. Boone joined Synergetics as its Chief Financial Officer in May 2005. Before this, Ms. Boone served as Vice President and Chief Financial Officer of Maverick Tube Corporation from 2001 until January 2005 and as Vice President, Treasurer and acting Chief Financial Officer. Maverick Tube

Corporation, a Missouri based company, is a leading North American producer of welded tubular steel products used in energy and industrial applications. From 1997 to 2001, Ms. Boone served as Maverick’s Corporate Controller.
EXECUTIVE COMPENSATION AND OTHER MATTERS
      Summary Compensation Table. The following table sets forth the aggregate compensation paid during the three fiscal years indicated below by Valley Forge to Mr. Malis, its Chief Executive Officer, and by Synergetics to Mr. Scheller, Mr. Gampp and Ms. Boone, its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively.

				Number of Shares of
				Common Stock
	Fiscal			Underlying Options	All Other
Name and Principal Position(1)	Year	Salary	Bonus	Granted	Compensation(2)

Jerry L. Malis	2004	$220,000	—	—	—
President and	2003	$220,000	—	—	—
Chief Executive Officer	2002	$199,000	$25,000	—	—

Gregg D. Scheller	2004	$285,972	$19,000	—	$2,000
President and	2003	$284,027	$11,500	—	—
Chief Executive Officer	2002	$269,873	$10,000	—	$8,000

Kurt W. Gampp, Jr.	2004	$238,617	$19,000	—	$2,000
Chief Operating Officer	2003	$261,054	$11,000	—	—
	2002	$245,390	$10,000	—	$8,000

Pamela G. Boone(3)	2004	—	—	—	—
Chief Financial Officer	2003	—	—	—	—
	2002	—	—	—	—

(1)	Following the merger, New Synergetics’ named executive officers will be the following:

•	Mr. Scheller, as its President and Chief Executive Officer;

•	Mr. Gampp, as its Chief Operating Officer;

•	Mr. Malis, as its Executive Vice President and Chief Scientific Officer; and

•	Ms. Boone, as its Chief Financial Officer.

(2)	“All Other Compensation” for Messrs. Scheller and Gampp includes compensation they received for serving as members of the Synergetics board of directors. The Synergetics board served without compensation in fiscal year 2002, which would have been paid in calendar year 2003.

(3)	Ms. Boone’s employment as Synergetics’ Chief Financial Officer did not begin until May 19, 2005.
      Aggregate Fiscal Year End Option Values. The following table sets forth the value on September 30, 2004 of unexercised options for Valley Forge’s Chief Executive Officer. Mr. Scheller, Mr. Gampp and Ms. Boone do not have options to purchase Synergetics common stock.

Number of Shares of
Common Stock
	Underlying	Aggregate Value of
	Unexercised Options	Unexercised Options
Name	at September 30, 2004	at September 30, 2004

Jerry L. Malis(1)	100,000	$23,750

(1)	Mr. Malis’ options consist of the following:

•	50,000 shares granted on December 22, 1994 with an exercise price of $2.375 per share, which expired on December 22, 2004, all of which were exercisable at September 30, 2004; and

•	50,000 shares granted on December 12, 2000 with an exercise price of $1.125 per share and expiring December 12, 2010, all of which were exercisable at September 30, 2004.
EQUITY COMPENSATION PLAN INFORMATION

Number of Shares
of Common Stock
	Number of Shares of		Available for Future
	Common Stock to be		Issuance under Equity
	Issued upon Exercise		Compensation Plans
	of Outstanding	Weighted Average	at September 30, 2004
	Options, Warrants	Exercise Price of	(Excluding Shares
	and Rights at	Outstanding Options	Reflected in the
Plan Category	September 30, 2004	Warrants and Rights	First Column)

Equity compensation plans approved by security holders	507,250	$2.01	201,500
Equity compensation plans not approved by security holders	—	—	—

Total	507,250	$2.01	201,500

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      All executive officer compensation decisions are made by the compensation committee of Valley Forge. The compensation committee also reviews and makes recommendations to the board of directors regarding the compensation of our senior management and key employees, including salaries and bonuses. The current members of the compensation committee are Messrs. Dick and Uchitel, none of whom is an officer or employee of Valley Forge.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Since the late 1960’s, Dr. Leonard I. Malis, one of Valley Forge’s directors, on an individual basis has been a party to consulting and other agreements with Codman & Shurtleff, Inc., Valley Forge’s principal customer. Since 1983, Dr. Malis has been a party to an agreement with Codman under which Dr. Malis receives royalty payments for the use of his Malis® trademark on products sold by Codman to end users, including products Valley Forge sells to Codman. Dr. Malis has developed, and in the future may develop, passive hand instruments for Codman with no pecuniary benefits to Valley Forge. On October 22, 2004, Valley Forge entered into an option agreement with Dr. Malis under which Valley Forge was granted an option to acquire the Malis® trademark from Dr. Malis at any time over a period of five years. Valley Forge paid Dr. Malis $35,000 for the option and is required to pay an annual fee before each anniversary of the option agreement of $20,000 for each of the first two anniversaries and increasing to $60,000 before the fourth anniversary in order to continue the option in effect from year to year. In the event that Valley Forge decides to exercise the option, Dr. Malis will be paid $4,157,504, which includes interest, in 26 equal quarterly installments of $159,904, and which will be evidenced by a promissory note secured by a security interest in the trademark and certain of Valley Forge’s patents. The value of the Malis® trademark was determined in an arms-length negotiation between Dr. Malis and Valley Forge.
      Valley Forge has entered into a five-year lease commencing on July 1, 2000 for approximately 4,200 square feet of office and warehouse space at a base monthly rent of $4,643 with GMM Associates, a Pennsylvania general partnership. Two of the partners of GMM Associates are Jerry L. Malis and Dr. Malis, principal shareholders as well as directors of Valley Forge. The related expense for this lease for the year ended September 30, 2004 was $60,517. Valley Forge believes the rental payments reflect fair rental value for the space.

      For the year ended September 30, 2004, Valley Forge paid legal fees in the amount of $90,060, plus out-of-pocket expenses, to a law firm in which a son-in-law of Jerry L. Malis is a partner.
      Valley Forge has retained R. H. Dick & Company, Inc., an investment banking and business consulting company owned by Robert H. Dick, one of Valley Forge’s directors, to perform investment banking and business consulting services. For the fiscal years ended 2003 and 2002, Valley Forge incurred consulting expenses from these services of $10,000 and $10,000, respectively, and from October 1, 2003 to May 31, 2004, Valley Forge incurred consulting expenses of $7,500, excluding reimbursement of out-of-pocket expenses.
      Commencing in June 2004, Valley Forge engaged Bruce A. Murray, a director of Valley Forge, to perform certain business consulting services. For the 2004 fiscal year, the fees for these services totaled $30,025, excluding reimbursement of out-of-pocket expenses.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the directors and executive officers of Valley Forge, and persons who own more than 10% of a registered class of Valley Forge’s equity securities, to file reports of ownership of, and transactions in, Valley Forge’s securities with the SEC and The Nasdaq Stock Market. Such directors, executive officers and 10% shareholder are also required to furnish Valley Forge with copies of all Section 16(a) forms they file.
      Based solely upon a review of reports furnished to Valley Forge, and on written representations from certain reporting persons, Valley Forge believes that, with respect to the fiscal year ended September 30, 2004, each director, executive officer and 10% shareholder of Valley Forge’s securities made timely filings of all reports require by Section 16(a) of the Exchange Act.
CODE OF ETHICS
      Valley Forge has adopted a Code of Ethics and Business Conduct applicable to its directors, officers (including our Chief Executive Officer) and employees. A copy of the Code of Ethics Business Conduct is filed as Exhibit 14.1 to Valley Forge’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and is available on its website at http://www.vlfg.com. Valley Forge intends to post on its website any amendments to, or waivers from, its Code of Ethics and Business Conduct promptly following any such amendment or waiver.
REPORT OF THE COMPENSATION COMMITTEE
      Objective of Valley Forge’s Compensation Program. Valley Forge’s executive compensation program is intended to attract, retain and reward executives who are capable of leading Valley Forge effectively and continuing our growth in the competitive marketplace for electrosurgical equipment. Valley Forge’s objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives.
      Like many other public companies, Valley Forge will use a three-pronged approach to its compensation for its executives for the following twelve months. First, the executive’s base salary is intended to create a reasonably competitive minimum level of compensation for each executive for the following twelve months. Second, Valley Forge executive officers and certain other members of management may be offered incentive bonuses based upon the achievement of corporate and individual performance goals. The objective of the incentive bonus is to reward executives for their past twelve months’ performance. Finally, Valley Forge utilizes stock options granted under our 2001 Stock Plan as a long-term incentive for the executive officers as well as for many of our other employees. The board of directors believe that stock options are important in aligning management and shareholder interests and in encouraging management to adopt a longer-term perspective. Accordingly, options generally provide for incremental vesting over a four-year period.

      Compensation Committee Procedures. Valley Forge’s executive compensation program is administered under the direction of our compensation committee, which during the 2004 fiscal year was comprised of three independent directors (Robert H. Dick, Louis Uchitel and Bruce A. Murray) and as of January 26, 2005 was comprised of two independent directors (Robert H. Dick and Louis Uchitel). The compensation committee meets periodically and may consult by telephone at other times.
      Factors Considered in Setting Compensation of the Chief Executive Officer and President. Jerry L. Malis has served as Valley Forge’s President and Chief Executive Officer since 1989. The compensation committee considers Valley Forge’s financial performance, as measured by sales and earnings growth, to be a significant determinant in Mr. Malis’ overall compensation package. In making its determination, however, the compensation committee also considers a number of other factors which are not subject to precise quantitative measurement and which the Committee believes can only be properly assessed over the long term.
      Compensation Decisions for Chief Executive Officer. Each year the compensation committee reviews the performance of our Chief Executive Officer. For fiscal 2004, the Committee approved Mr. Malis’ annual base salary of $220,000. Commencing January 1, 2005, the compensation committee approved an annual base salary of $230,000 for Mr. Malis.
Submitted by the Compensation Committee
Robert H. Dick, Chairman
Louis Uchitel

REPORT OF THE AUDIT COMMITTEE
      The audit committee oversees Valley Forge’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Samuel Klein and Company, our independent auditors for fiscal 2004, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
      The audit committee consisted of three directors in fiscal 2004 (Louis Uchitel, Robert H. Dick and Bruce A. Murray), and as of January 26, 2005 consisted of two directors (Louis Uchitel and Robert H. Dick), each of whom, in the judgment of the board of directors, is an “independent director” as defined in Rules 4200(a)(14) and 4350(d)(2) of The Nasdaq Stock Market, Inc. The audit committee acts pursuant to a written charter that has been adopted by the board of directors.
      The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2004 with Valley Forge’s management and with the independent auditors. The audit committee has discussed and reviewed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with audit committees). The audit committee has met with Samuel Klein and Company, with and without management present, to discuss the overall scope of Samuel Klein and Company’s audit, the results of its examinations, its evaluations of Valley Forge’s internal controls and the overall quality of its financial reporting.
      The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and Valley Forge that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
      Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the Board has approved) that Valley Forge’s audited financial statements be included in Valley Forge’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the SEC.
Submitted by the Audit Committee
Louis Uchitel, Chairman
Robert H. Dick
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Samuel Klein and Company previously audited Valley Forge’s financial statements from fiscal 1992 through the fiscal year ended September 30, 2004. On January 20, 2005, Samuel Klein and Company resigned as Valley Forge’s independent registered public accounting firm. On January 25, 2005, Rotenberg, Meril, Solomon, Berliger & Gutilla, P.C. was selected by the audit committee to serve as Valley Forge’s independent registered public accounting firm.
      The reports of Samuel Klein and Company on the Valley Forge financial statements for the fiscal years ended September 30, 2004 and 2003 do not contain an adverse opinion or a disclaimer of opinion, and are not qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended September 30, 2004 and 2003, and through January 20, 2005, there were no disagreements between Valley Forge and Samuel Klein and Company on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Samuel Klein and Company, would have caused

Samuel Klein and Company to make reference thereto in the firm’s reports on Valley Forge’s financial statements for such periods. In addition, no reportable events, as defined in Item 304 (a)(1)(v) of Regulation S-K, occurred during Valley Forge’s two most recent fiscal years.
      Valley Forge does not expect representatives of either Samuel Klein and Company or Rotenberg, Meril, Solomon, Berliger & Gutilla, P.C. to be present at the annual meeting.
      Audit Fees. During fiscal 2004 and 2003, the aggregate fees and expenses billed for professional services rendered by Samuel Klein and Company for the audit of Valley Forge’s annual financial statements and review of Valley Forge’s quarterly financial statements totaled $95,568 and $81,950, respectively.
      Audit — Related Fees. Samuel Klein and Company did not bill Valley Forge for any professional services during fiscal 2004 and 2003 that are reasonably related to the performance of the audit or review of Valley Forge’s financial statements and are not reported under the heading “Audit Fees,” above.
      Tax Fees. During fiscal 2004 and 2003, the aggregate fees and expenses billed for professional services rendered by Samuel Klein and Company to Valley Forge for tax compliance, tax advice and tax planning totaled $5,744, and $4,114, respectively.
      All Other Fees. Samuel Klein and Company did not bill Valley Forge for any professional services during fiscal 2004 and 2003 other than those reported under the heading “Audit Fees” and “Tax Fees,” above.
      Valley Forge’s audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by Valley Forge’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.
      In considering the nature of the services provided by the independent registered public accountants, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accountants and Valley Forge’s management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.
      Presently, Valley Forge has a standing audit committee comprised of two members: Louis Uchitel and Robert H. Dick. The board of directors has determined that Mr. Uchitel qualifies as its “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Mr. Uchitel is deemed to be independent under applicable Nasdaq corporate governance rules.
OTHER MATTERS
      As of the date of this joint proxy statement/ prospectus, the Valley Forge board of directors does not intend to bring any other business before the annual meeting and so far as is known to the board, no matters are to be brought before the annual meeting except as set forth above. However, as to any other business that may properly come before the annual meeting, or any adjournment thereof, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.
SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
      For a proposal of a shareholder to be included our proxy statement for Valley Forge’s 2006 annual meeting of shareholders, it must be received at our principal executive offices on or before April 19, 2006.

Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.
      In addition, our bylaws provide that any shareholder wishing to nominate a director or have a shareholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the bylaws, to Valley Forge’s principal executive offices not less than 120 calendar days before the anniversary date of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.
      If a shareholder fails to notify us on or before a reasonable time of a proposal which such shareholder intends to present at Valley Forge’s 2006 annual meeting of shareholders other than through inclusion of such proposal in the 2006 proxy materials, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.
      All shareholder proposals should be mailed to: Valley Forge Scientific Corp., 3600 Horizon Drive, King of Prussia, Pennsylvania 19406, Attention: Corporate Secretary.
FORM 10-K ANNUAL REPORT
      A copy of the our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as filed with the SEC, is available to shareholders. A shareholder may obtain a copy of the Form 10-K without charge and a copy of any exhibit thereto upon payment of a reasonable charge limited to our costs of providing such exhibits by writing to Investor Relations, Valley Forge Scientific Corp., 3600 Horizon Drive, King of Prussia, Pennsylvania 19406.
“HOUSEHOLDING” OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Valley Forge and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Valley Forge that the broker or Valley Forge will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Valley Forge if you hold registered shares. You can notify Valley Forge by sending a written request to Investor Relations, Valley Forge Scientific Corp., 3600 Horizon Drive, King of Prussia, Pennsylvania 19406 or by telephone at (484) 690-9000.
LEGAL MATTERS
      Legal matters pertaining to federal income tax consequences of the merger under Sections 368(a)(1)(A) and (a)(1)(E) of the Code will be passed upon for Synergetics by Armstrong Teasdale LLP, excluding, however, from such opinion, any effect of the reincorporation merger under Section 368(a)(1)(F) of the Code. The effect of the reincorporation merger on the treatment of the merger as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code will be passed upon for Valley Forge by Fox Rothschild LLP. In addition, Fox Rothschild LLP will pass upon the validity of the shares of Valley Forge common stock offered by this joint proxy statement/prospectus.

EXPERTS
      The consolidated financial statements of Valley Forge as of September 30, 2002, 2003 and 2004 and for each of the three years in the period ended September 30, 2004 are included in this joint proxy statement/ prospectus in reliance on the report of Samuel Klein and Company, independent accountants, given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Synergetics as of July 31, 2004 and for the year ended July 31, 2004 are included in this joint proxy statement/ prospectus in reliance on the report of McGladrey & Pullen, LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Synergetics as of July 31, 2003 and for each of the two years in the period ended July 31, 2003 are included in this joint proxy statement/ prospectus in reliance on the report of MPP&W, PC, independent accountants, given upon the authority of said firm as experts in accounting and auditing.
      The Valley Forge board of directors formed an independent committee consisting of Messrs. Dick and Uchitel to review the potential business considerations proposed and to engage outside professionals, including investment bankers, to assist in their review.
WHERE YOU CAN FIND MORE INFORMATION
      Valley Forge files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Valley Forge files with the SEC at the SEC’s public reference room at the following location:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.
INFORMATION INCORPORATED BY REFERENCE
      This joint proxy statement/ prospectus incorporates by reference important business and financial information about Valley Forge that is not otherwise included in this joint proxy statement/ prospectus. The following documents filed by Valley Forge, Commission File No. 001-10382, with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	annual report on Form 10-K for the fiscal year ended September 30, 2004, filed on December 28, 2004;

•	annual report on Form 10-K/ A for the fiscal year ended September 30, 2004, filed on January 28, 2005;

•	quarterly report on Form 10-Q for the quarter ended December 31, 2004, filed on February 14, 2005;

•	quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed on May 16, 2005;

•	current report on Form 8-K filed on January 26, 2005;

•	current report on Form 8-K filed on February 14, 2005;

•	current report on Form 8-K filed on February 16, 2005;

•	current report on Form 8-K filed on March 16, 2005;

•	current report on Form 8-K filed on May 4, 2005;

•	current report on Form 8-K filed on May 11, 2005;

•	current report on Form 8-K filed on May 13, 2005;

•	current report on Form 8-K filed on May 24, 2005;

•	current report on Form 8-K filed on June 3, 2005;

•	current report on Form 8-K filed on July 15, 2005;

•	current report on Form 8-K filed on August 11, 2005; and

•	the “Description of Capital Stock” section of the registration statement of Valley Forge on Form S-18 (Registration Number 33-31008-NY) and any other amendments or reports for the purpose of updating that description.
      Information in current reports on Form 8-K furnished under Items 9 or 12 of Form 8-K (as such items may be renumbered and redesignated) are not incorporated herein by reference.
      All documents and reports filed by Valley Forge with the SEC (other than portions of current reports on Form 8-K furnished pursuant to Items 9 or 12 of Form 8-K (as such items may be renumbered and redesignated), unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the filing of the registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part and before the completion of the merger shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      Valley Forge will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:
Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
Telephone: (484) 690-9000
Attn: Investor Relations

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Synergetics, Inc.
      We have audited the accompanying consolidated balance sheet of Synergetics, Inc. and subsidiaries as of July 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergetics, Inc. and subsidiaries as of July 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Peoria, Illinois
May 23, 2005
McGladrey & Pullen, LLP is a member firm of RSM International —
an affiliation of separate and independent legal entities.

Report of Independent Certified Public Accountants
To the Board of Directors
Synergetics, Inc.
      We have audited the accompanying consolidated balance sheet of Synergetics, Inc. and Subsidiaries as of July 31, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended July 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergetics, Inc. and Subsidiaries as of July 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended July 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

September 26, 2003	Certified Public Accountants
St. Louis, Missouri

1034 S. Brentwood Blvd. Suite 1700 St. Louis, Missouri 63117 (314) 862-2070 Fax: (314) 862-1549	www.mppw.com	2500 Old Highway 94 South Suite 203 St. Charles, Missouri 63303 (636) 441-5800 Fax: (636) 922-3139

Synergetics, Inc. and Subsidiaries
Consolidated Balance Sheets
July 31, 2004 and 2003

	2004	2003

ASSETS
Current Assets
Cash and cash equivalents	$1,540,042	$1,049,372
Accounts receivable, net of allowance for doubtful accounts of $40,000 in each year	2,694,073	2,033,163
Inventories	4,814,082	3,960,409
Prepaid expenses	253,525	179,920
Prepaid income taxes	85,960	372,641
Deferred income taxes	76,000	44,000
Other	99,537	69,827

Total current assets	9,563,219	7,709,332
Property and equipment, net	4,584,857	4,302,828
Intangible assets
Patents, net	325,938	241,439

	$14,474,014	$12,253,599

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Line-of-credit	$542,395	$—
Current maturities of long-term debt	140,275	138,892
Current maturities of revenue bonds payable	132,250	132,250
Accounts payable	761,523	729,605
Accrued expenses	1,268,876	686,132
Income taxes payable	16,406	—

Total current liabilities	2,861,725	1,686,879

Long-Term Liabilities
Deferred income taxes	277,000	139,000
Long-term debt, less current maturities	499,419	642,976
Revenue bonds payable, less current maturities	2,336,417	2,468,667

Total long-term liabilities	3,112,836	3,250,643

Total liabilities	5,974,561	4,937,522

Commitments and contingencies (Notes 7, 14 and 16)

Stockholders’ Equity
Common stock, $.01667 par value, 8,000,000 shares authorized; 3,496,702 and 3,474,502 shares issued, respectively; 3,411,364 and 3,389,164 shares outstanding, respectively	58,291	57,920
Additional paid-in capital	4,805,061	4,715,631
Retained earnings	3,944,104	2,850,529

	8,807,456	7,624,080
Less: Treasury stock, 85,338 shares, at cost	308,003	308,003

	8,499,453	7,316,077

	$14,474,014	$12,253,599

See Notes to Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended July 31, 2004, 2003 and 2002

	2004	2003	2002

Sales	$16,887,378	$13,016,711	$10,446,815
Cost of sales	6,514,120	4,482,875	3,609,000

Gross profit	10,373,258	8,533,836	6,837,815

Operating expenses
Research and development	796,916	563,267	338,963
Selling, general and administrative	7,886,014	6,104,434	4,927,219

	8,682,930	6,667,701	5,266,182

Operating income	1,690,328	1,866,135	1,571,633

Other income (expense)
Interest income	17,514	22,780	27,018
Interest expense	(196,143)	(156,650)	(76,116)
Loss on sale of equipment	(7,178)	(71,360)	(17,227)
Miscellaneous	9,654	(37,975)	33,275

	(176,153)	(243,205)	(33,050)

Income before provision for income taxes	1,514,175	1,622,930	1,538,583
Provision for income taxes	420,600	532,400	535,000

Net income	$1,093,575	$1,090,530	$1,003,583

Earnings per share:
Basic	$0.32	$0.32	$0.31

Diluted	$0.32	$0.32	$0.31

Basic weighted average common shares outstanding	3,401,184	3,383,041	3,258,549

Diluted weighted average common shares outstanding	3,413,866	3,392,746	3,263,575

See Notes to Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
Years Ended July 31, 2004, 2003 and 2002

		Additional
	Common	Paid-In	Retained	Treasury
	Stock	Capital	Earnings	Stock	Total

Balance, July 31, 2001	$52,587	$3,418,649	$756,416	$(158,000)	$4,069,652
Issuance of 244,230 shares of common stock	4,071	996,536	—	—	1,000,607
Net income	—	—	1,003,583	—	1,003,583

Balance, July 31, 2002	56,658	4,415,185	1,759,999	(158,000)	6,073,842
Issuance of 75,700 shares of common stock	1,262	300,446	—	—	301,708
Acquisition of 45,838 shares of treasury stock	—	—	—	(150,003)	(150,003)
Net income	—	—	1,090,530	—	1,090,530

Balance, July 31, 2003	57,920	4,715,631	2,850,529	(308,003)	7,316,077
Issuance of 22,200 shares of common stock	371	89,430	—	—	89,801
Net income	—	—	1,093,575	—	1,093,575

Balance, July 31, 2004	$58,291	$4,805,061	$3,944,104	$(308,003)	$8,499,453

See Notes to Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended July 31, 2004, 2003 and 2002

	2004	2003	2002

Cash Flows from Operating Activities
Net income	$1,093,575	$1,090,530	$1,003,583
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	394,427	341,679	401,783
Amortization	29,273	28,254	18,921
Loss on sale of equipment	7,178	71,360	17,227
Deferred income taxes	106,000	95,000	(33,000)
Change in assets and liabilities:
(Increase) decrease in:
Receivables, net	(660,910)	(413,770)	(242,526)
Inventories	(853,673)	(859,408)	(1,172,510)
Prepaid expenses	(73,605)	(24,350)	(36,351)
Prepaid income taxes	286,681	(372,641)	147,445
Other current assets	(29,710)	(3,390)	(32,305)
(Decrease) increase in:
Accounts payable	31,918	454,845	115,352
Accrued expenses	582,744	34,001	176,342
Income taxes payable	16,406	(362,469)	362,469

Net cash provided by operating activities	930,304	79,641	726,430

Cash Flows from Investing Activities
Purchase of property and equipment	(686,816)	(323,649)	(1,073,195)
Proceeds from sale of equipment	3,182	110,000	45,000
Acquisition of patents	(113,772)	(68,810)	(49,464)

Net cash used by investing activities	(797,406)	(282,459)	(1,077,659)

Cash Flows from Financing Activities
Net borrowings on line-of-credit, equipment	542,395	—	—
Proceeds from revenue bonds payable	—	201,078	—
Principal payments on revenue bonds payable	(132,250)	(44,083)	—
Proceeds from long-term debt	—	205,000	182,000
Principal payments on long-term debt	(142,174)	(51,581)	(34,099)
Principal payments on obligation under capital leases	—	(152,903)	(128,554)
Purchase of treasury stock	—	(150,003)	—
Proceeds from the issuance of common stock	89,801	301,708	25,607

Net cash provided by financing activities	357,772	309,216	44,954

Net increase (decrease) in cash and cash equivalents	490,670	106,398	(306,275)
Cash and cash equivalents
Beginning	1,049,372	942,974	1,249,249

Ending	$1,540,042	$1,049,372	$942,974

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$186,164	$147,150	$74,949
Income taxes	237,496	1,235,273	130,712
Supplemental Schedule of Noncash Investing and Financing Activities
Property and equipment acquired in exchange for issuance of notes and revenue bonds payable	$—	$2,899,470	$—
Issuance of common stock on debt conversion	—	—	975,000
See Notes to Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies
      Nature of business: Synergetics, Inc. and Subsidiaries (the Company) is located in O’Fallon, Missouri, and is engaged in the manufacture and worldwide sale of micro surgical instruments for ophthalmic and neurological surgery. During the ordinary course of its business, the Company grants unsecured credit to its domestic and international customers.
      A summary of the Company’s significant accounting policies follows:
      Use of estimates in the preparation of financial statements: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
      Principles of consolidation: The consolidated financial statements include the accounts of Synergetics, Inc. and its wholly owned subsidiary Synergetics Development Company, LLC, and an 83% owned subsidiary, Synergetics Laser, LLC. All significant intercompany accounts and transactions have been eliminated.
      Cash and cash equivalents: For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.
      Accounts receivable: Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The Company generally does not charge interest on past-due amounts or require collateral on accounts receivable.
      Concentration of credit risk: Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. At times, cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of those deposits and does not expect any in the future.
      Inventories: Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method.
      Property and equipment: Property and equipment are depreciated over their estimated useful lives as follows:

Useful lives

Building and improvements	7-39
Machinery and equipment	5-7
Furniture and fixtures	5-7
Software	3-5
      Patents: Patents are amortized to operations under the straight-line method over 15 years. Total amortization for the years ended July 31, 2004, 2003 and 2002 was $29,273, $28,254 and $18,921, respectively. Amortization for the years ending July 31, 2005, 2006, 2007, 2008 and 2009 is estimated to be $33,000, $31,000, $30,000 $28,000 and $25,000.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Impairment of long-lived assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment is recognized as the amount by which the carrying amount exceeds the estimated future undiscounted cash flows. Assets to be sold are reported at the lower of the carrying amount or the fair value less costs to sell.
      Deferred income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Fair value of financial instruments: The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of notes and revenue bonds payable and long-term debt is estimated to approximate fair value because the interest rates fluctuate with market interest rates or the fixed rates are based on estimated current rates offered to the Company for debt with similar terms and maturities.
      Revenue recognition: The Company records revenue from product sales when the revenue is realized and the product is shipped from its facility. This includes satisfying the following criteria: the arrangement with the customer is evident, usually through the receipt of a purchase order; the sales price is fixed and determinable; delivery has occurred; and collectibility is reasonably ensured. Freight and shipping billed to customers is included in net sales, and the cost of shipping is included in cost of sales.
      Product warranty: The Company provides a warranty against manufacturing and workmanship defects. Under the Company’s general terms and conditions of sale, liability during the warranty period (typically five years) is limited to repair or replacement of the defective item. The Company’s warranty cost is not material.
      Advertising: The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was approximately $141,000, $77,800 and $83,900 for the years ended July 31, 2004, 2003 and 2002, respectively.
      Royalties: The Company pays royalties to doctors and medical institutions for providing assistance in the design of various instruments and components. Royalties are paid quarterly based on the sales of the instrument or components. Royalty expense was approximately $320,600, $134,100 and $104,600 for the years ended July 31, 2004, 2003 and 2002, respectively.
      Earnings per share: Basic earnings per share (EPS) data has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. Diluted EPS data has been computed on the basis of the assumed conversion, exercise or issuance of all potential common stock instruments, unless the effect is to reduce the loss or increase the net income per common share.
      Stock compensation: Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), established financial accounting and reporting standards for stock-based compensation plans. The standard requires a fair (minimum) value-based method to determine the compensation costs of such plans. As allowed by the standard, the Company accounts for its stock-based employee compensation arrangements in accordance with the prior standard, Accounting Principles Board Opinion No. 25: Accounting for Stock Issued to Employees. The Company has adopted the disclosure

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
only provisions of SFAS 123, which allows companies to disclose in notes to financial statements the pro forma compensation costs for stock-based employee compensation arrangements. In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123 (SFAS 148). SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 was effective for the Company as of January 1, 2003. The Company has not elected a voluntary change in accounting to the fair value based method, and accordingly, the adoption of SFAS 148 did not have any impact on the Company’s results of operations or financial position.
      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense on a proportionate basis over the options’ vesting periods. Had compensation cost for all of the stock-based compensation awards been determined based on the grant date fair values of awards (the method described in SFAS 123), reported net income would have been reduced to the pro forma amounts shown below:

	2004	2003	2002

Net income:
As reported	$1,093,575	$1,090,530	$1,003,583
Pro forma	1,082,809	1,083,063	999,603
Earnings per share:
As reported
Basic	0.32	0.32	0.31
Diluted	0.32	0.32	0.31
Pro forma
Basic	0.32	0.32	0.31
Diluted	0.32	0.32	0.31
      Reclassifications: Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation. Total assets, total liabilities and net income were not affected.

Note 2.	Inventories
      Inventories as of July 31, 2004 and 2003 were as follows:

	2004	2003

Raw materials and component parts	$1,170,205	$1,523,800
Work in progress	1,096,115	677,244
Finished goods	2,547,762	1,759,365

	$4,814,082	$3,960,409

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

Note 3.	Property and Equipment
      Property and equipment as of July 31, 2004 and 2003 were as follows:

	2004	2003

Land	$729,753	$729,753
Building and improvements	2,562,027	2,559,099
Machinery and equipment	3,072,441	2,824,856
Furniture and fixtures	225,781	200,899
Software	29,199	29,199
Construction in progress	28,557	47,997

	6,647,758	6,391,803
Less accumulated depreciation	2,062,901	2,088,975

	$4,584,857	$4,302,828

      Depreciation expense is included in both cost of sales and selling, general and administrative expenses. Total depreciation expense for the years ended July 31, 2004, 2003 and 2002 was $394,427, $341,679 and $401,783, respectively.

Note 4.	Accrued Expenses
      Accrued expenses as of July 31, 2004 and 2003, consisted of the following:

	2004	2003

Payroll, commissions and employee benefits	$566,929	$301,457
Royalties	271,977	20,147
Other	429,970	364,528

	$1,268,876	$686,132

Note 5.	Pledged Assets, Short and Long-Term Debt
      Under a revolving credit facility, the Company may borrow up to $1,250,000 with interest at the bank’s prime lending rate less 0.25%. Interest and principal are due in February 2005. Outstanding amounts are collateralized by Company receivables and inventories. As of July 31, 2004 and 2003, there were no borrowings against the line-of-credit.
      During 2004, the Company entered into a revolving credit facility with a bank for the purchase of equipment. The Company may borrow up to $1,000,000 with interest at the bank’s prime lending rate (an effective rate of 4.25% as of July 31, 2004). Interest and principal are due in September 2004. Outstanding amounts are collateralized by Company equipment. As of July 31, 2004 there was $542,395 borrowed against the line-of-credit.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Long-term debt as of July 31, 2004 and 2003 consisted of the following:

	2004	2003

Note payable to bank, due in monthly installments of $3,033 plus interest at prime rate (an effective rate of 4.25% as of July 31, 2004), remaining balance due May 2007, collateralized by substantially all assets of the Company	$100,109	$136,505
Note payable to bank, due in monthly principal installments of $7,083 plus interest at prime rate (an effective rate of 4.25% as of July 31, 2004), remaining balance due June 2008, collateralized by machinery and equipment	325,833	410,834
Note payable to bank, due in monthly principal installments of $1,139 plus interest at prime rate plus 1% (an effective rate of 5.25% as of July 31, 2004), remaining balance due September 2007, collateralized by a second deed of trust	192,472	205,000
Note payable, due in monthly installments of $509 including interest at 4.9%, remaining balance due May 2008, collateralized by a vehicle	21,280	29,529

	639,694	781,868
Less current maturities	140,275	138,892

Long-term portion	$499,419	$642,976

Aggregate annual maturities required on long-term debt as of July 31, 2004, are as follows:

Year Ending July 31:	Amount

2005	$140,275
2006	140,505
2007	131,699
2008	227,215

$639,694

Note 6.	Revenue Bonds Payable
      In September 2002, the Company issued $2,645,000 in Private Activity Revenue Bonds, Series 2002. The proceeds from the bond issue were used to provide financing for the construction of a building and equipment for use as a manufacturing facility located in O’Fallon, Missouri. The bond issue is collateralized by a first deed of trust. The Company signed a promissory note to a bank payable in monthly installments of interest only, commencing on October 1, 2002. Principal is payable on May 1, 2004 and on the first day of each month thereafter, in the amount of $11,021 until final payment on September 1, 2022. Interest is payable at 5.5% through September 1, 2009 and prime rate plus 0.5% thereafter. Revenue bonds payable totaled $2,468,667 and $2,600,917 as of July 31, 2004 and 2003, respectively.
      Under the terms of the credit facility with the bank, the Company is required to comply with certain financial covenants, including a minimum debt coverage ratio.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Aggregate annual maturities required on bonds payable as of July 31, 2004, are as follows:

Year Ending July 31:	Amount

2005	$132,250
2006	132,250
2007	132,250
2008	132,250
2009	132,250
2010 and thereafter	1,807,417

$2,468,667

Note 7.	Operating Leases
      Prior to construction of its operating facility, the Company leased another facility under an operating lease agreement that expired in December 2002. The Company leases equipment under operating leases that expire from May 2006 to April 2008.
      The approximate minimum rental commitment under non-cancelable operating leases as of July 31, 2004, is due as follows:

Year Ending July 31:	Amount

2005	$15,000
2006	13,900
2007	8,900
2008	6,700

$44,500

      Rent expense incurred and charged to cost of sales and selling, general and administrative expenses was approximately $22,900, $94,600 and $160,100 for the years ended July 31, 2004, 2003 and 2002, respectively.

Note 8.	Income Tax Matters
      Synergetics, Inc. and its wholly owned subsidiary file as a single entity for income tax reporting purposes. Synergetics, Inc.’s majority owned subsidiary files a separate return for income tax reporting purposes.
      The net deferred income tax amounts included in the accompanying consolidated balance sheets as of July 31, 2004 and 2003 include the following amounts as deferred income tax assets and liabilities:

	2004	2003

Deferred tax assets:
Accounts receivable	$16,000	$—
Inventories	31,000	—
Accrued liabilities	29,000	28,000
Other	—	16,000

	76,000	44,000
Deferred tax liabilities:
Property and equipment	277,000	139,000

	$(201,000)	$(95,000)

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The deferred tax amounts noted above have been classified on the accompanying consolidated balance sheets as of July 31, 2004 and 2003 as follows:

	2004	2003

Current assets	$76,000	$44,000
Long-term liabilities	(277,000)	(139,000)

	$(201,000)	$(95,000)

      A valuation allowance for the deferred income tax asset is not deemed necessary by management since the Company expects to realize all of the benefits in the near future.
      The provision for income taxes for the years ended July 31, 2004, 2003 and 2002, consisted of the following:

	2004	2003	2002

Currently payable	$314,600	$437,400	$568,000
Deferred	106,000	95,000	(33,000)

	$420,600	$532,400	$535,000

      The Company’s effective tax rate was 27.8%, 32.9% and 35.5% for the years ended July 31, 2004, 2003 and 2002, respectively. Reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	2004	2003	2002

Computed at the statutory rate	34.0%	34.0%	34.0%
State taxes net of federal tax benefit	3.8	8.2	7.8
Extraterritorial income exclusion	(4.0)	(1.2)	(0.6)
Research and development	(8.8)	(5.6)	(3.6)
Other	2.8	(2.5)	(2.1)

	27.8%	32.9%	35.5%

Note 9.	Employee Benefit Plan
      The Company has a 401(k) savings plan, which covers employees who have attained the age of eighteen and who have been credited with at least one year of service. Company contributions are made at the discretion of the Board of Directors. There were no Company matching contributions to the 401(k) savings plan for the years ended July 31, 2004, 2003 and 2002.

Note 10.	Stockholders’ Equity
      On December 22, 1998, the Company filed an amended and restated Articles of Incorporation decreasing the par value of the 8,000,000 shares of common stock it is authorized to issue from $0.03 1/3 to $0.01 2/3. The holders of common stock have no preemptive rights and the common stock has no redemption, sinking fund or conversion provisions. Each share of common stock is entitled to one vote on any matter submitted to the holders and to equal rights in the assets of the Company upon liquidation. All of the outstanding shares of common stock are fully paid and nonassessable.
      During the year ended July 31, 2004, the Company issued 22,200 shares of common stock to employees/stockholders at prices ranging from $4 to $5 per share.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      During the year ended July 31, 2003, the Company issued 57,500 shares of common stock at $4 per share in connection with stock options granted from the debenture bond conversion in 2002. The Company also issued 18,200 shares of common stock to an employee/stockholder at $4 per share. In addition, the Company purchased 45,838 shares of its own common stock from former and current shareholders for a total of $150,003, all of which is being held as treasury stock.
      During the year ended July 31, 2002, the Company converted $975,000 of convertible debenture bonds payable into 243,750 shares of common stock, and issued 480 shares of common stock in a separate transaction.

Note 11.	Stock-Based Compensation Plans
      The Company grants stock based compensation awards, which may be granted in various forms, including options, restricted stock and common stock. The awarding of stock based compensation is administered by the Compensation Committee of the Board of Directors. The primary purpose of the awards is to provide additional performance and retention incentives to directors, officers and other key employees from time to time. The Company has not recognized compensation expense for its stock based compensation awards.
      For the purposes of the pro forma disclosures included in Note 1, the fair value of each award granted was estimated at the date of grant using the minimum value method with the following assumptions for grants: risk-free interest rate of 3%; dividend rate of 0%; volatility factor of 0% and a weighted average life of the awards of 5 or 10 years.
      A summary of the status of the fixed awards at July 31, 2004, 2003 and 2002, and changes during the years ended on those dates is as follows:

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	19,916	$1.46	12,666	$1.89	10,666	$1.50
Granted	14,000	3.57	7,250	0.69	2,000	4.00
Exercised	—	—	—	—	—	—
Expired	—	—	—	—	—	—

Outstanding at end of year	33,916	2.33	19,916	1.46	12,666	1.89

Exercisable at end of year	9,166		—		—
Weighted-average fair value per award of awards granted during the year	$2.22		$2.84		$2.46

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      A further summary about awards outstanding at July 31, 2004, was as follows:

	Options and Restricted
	Stock Outstanding

		Weighted-
		Average
		Remaining
	Number	Contractual	Number
Range of Exercise Price	Outstanding	Life	Exercisable

$—	15,416	1.86 years	9,166
$4.00	13,500	7.81 years	—
$5.00	5,000	9.00 years	—

Note 12.	Research and Development Costs
      Research and development costs related to both future and present products are charged to operations as incurred. The Company incurred approximately $797,000, $563,000 and $339,000 of research and development costs during the years ended July 31, 2004, 2003 and 2002, respectively.

Note 13.	Enterprise-wide Disclosures
      Segment information is not presented since all of the Company’s revenue is attributed to a single reportable segment. Information about the Company’s groups of products within its one segment is presented below:

	Years Ended July 31,

	2004	2003	2002

Ophthalmic	$14,061,273	$11,899,812	$9,768,910
Neurosurgery	2,826,105	1,116,899	677,905

	$16,887,378	$13,016,711	$10,446,815

      The following table presents information about the Company’s revenue attributed to countries based on the location of the customer:

	Years Ended July 31,

	2004	2003	2002

United States	$13,462,161	$10,395,227	$8,152,989
International	3,425,217	2,621,484	2,293,826

	$16,887,378	$13,016,711	$10,446,815

      There are no long-lived assets outside of the United States.

Note 14.	Contingencies
      Various claims, incidental to the ordinary course of business, are pending against the Company. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the accompanying financial statements.
      The Company is subject to regulatory requirements throughout the world. In the normal course of business, these regulatory agencies may require companies in the medical industry to change their products or operating procedures, which could affect the Company. The Company regularly incurs expenses to comply with these regulations and may be required to incur additional expenses. Management is not able to estimate any additional expenditures outside the normal course of operations which will be incurred by the Company in future periods in order to comply with these regulations.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

Note 15.	Recent Accounting Pronouncements
      FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity: In May 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the statement of income. Prior to the application of SFAS 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net income. The FASB has delayed indefinitely the effective date of Statement No. 150.
      The Company does not expect the application of Statement No. 150 to have a material effect on the accompanying financial statements.
      FASB Statement No. 151, Inventory Costs: In November 2004, the FASB issued Statement No. 151, Inventory Costs (SFAS 151). This Statement clarifies the accounting for abnormal amounts of idle facility costs, handling costs and wasted materials. The Statement requires that those items be recognized as current-period charges under all circumstances and that the allocation of fixed production overhead to inventory be based on normal production capacities. This Statement is effective for fiscal years beginning after June 15, 2005. The Company does not expect the application of SFAS 151 to have a material impact on its financial statements.
      FASB Statement No. 153, Exchange of Nonmonetary Assets: In December 2004, the FASB issued Statement No. 153, Exchange of Nonmonetary Assets (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The Company does not expect the application of SFAS 153 to have a material effect on its financial statements.
      FASB Statement No. 123 (revised 2004), Share-Based Payment: In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R) or the Statement). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance.
      The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.
      Upon completion of the merger described in Note 16, the Company will be required to apply SFAS 123(R) as of August 1, 2005.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of SFAS 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of SFAS 123(R). An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of SFAS 123.
      The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt SFAS 123(R). The impact of this Statement on the Company in fiscal year ending July 31, 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs for the Company have been calculated using a Black-Scholes option-pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

Note 16.	Subsequent Events
      In October 2004, Synergetics Development Co., LLC signed a commitment letter with a bank to issue IRB revenue bonds for approximately $2.4 million to finance a building expansion and the purchase of land and equipment. The bonds will require interest at a 5% rate over a 20-year amortization period. The bank has agreed to purchase the bonds. In January 2005 construction commenced applicable to the building expansion for a 27,000 square foot addition to the Company’s principal manufacturing facility and headquarters building. The Company has a commitment in connection with such construction for the approximate amount of the IRB bonds issue. In the opinion of management, substantial completion of the addition is expected during September 2005.
      In October 2004, Synergetics, Inc. converted its equipment line-of-credit into a long-term note payable, due in September 2008. The note is secured by equipment and is payable in monthly principal payments of $11,300 plus interest at prime.
      On May 2, 2005, the Company and Valley Forge Scientific Corp. (Valley Forge), a publicly traded company, entered into a merger agreement under which the Company will merge with a newly formed subsidiary of Valley Forge and thereby become a wholly-owned subsidiary of Valley Forge. Under the terms of the merger agreement, the stockholders of Synergetics, Inc. (Synergetics) will receive approximately 16 million shares of Valley Forge’s common stock, or approximately 66% of the total number of shares of Valley Forge’s common stock following the merger, based on the number of shares of Valley Forge common stock outstanding on May 2, 2005. The merger has received all requisite corporate approvals of the Boards of Directors of the Company and Valley Forge and is subject to the satisfaction of a number of closing conditions, including majority stockholders’ approval. In the opinion of management of Synergetics and Valley Forge, the merger will provide substantial strategic and financial benefits to the stockholders of both companies. The reverse merger will be accounted for as a purchase business combination with Synergetics deemed the accounting acquirer and Valley Forge’s assets acquired and liabilities assumed recorded at fair value. The aggregate purchase price applicable to the approximate 7.9 million shares of common stock and stock options of Valley Forge outstanding on May 2, 2005, is estimated to approximate $18.4 million, inclusive of transaction costs.

Synergetics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      In the event the merger agreement is terminated by Valley Forge for reasons applicable to misrepresentations and warranties of Synergetics (as described in the merger agreement), or Synergetics’ failure to perform or comply with any material covenant or agreement contained in the merger agreement and such failure is not cured within 30 days of such written notice, or in the event Synergetics’ board of directors withdraws its recommendation to its shareholders to approve the merger (unless such withdrawal is based primarily on a breach by Valley Forge or its affiliate of any representation, warranty or covenant contained in the merger agreement), Synergetics would be required to pay a break-up fee to Valley Forge of $1,000,000.

Synergetics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
April 29, 2005 and July 31, 2004

	April 29,	July 31,
	2005	2004

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$613,853	$1,540,042
Accounts receivable	3,594,243	2,694,073
Inventories	6,783,739	4,814,082
Prepaid expenses and other current assets	329,099	439,022
Deferred income taxes	76,000	76,000

Total current assets	11,396,934	9,563,219
Property and equipment, net	5,057,352	4,584,857
Patents, net	431,254	325,938

	$16,885,540	$14,474,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current maturities of notes and revenue bonds payable	$853,588	$814,920
Accounts payable, accrued expenses and income taxes payable	2,432,555	2,046,805

Total current liabilities	3,286,143	2,861,725

Long-Term Liabilities
Notes and revenue bonds payable, less current maturities	3,459,214	2,835,836
Deferred income taxes	277,000	277,000

Total long-term liabilities	3,736,214	3,112,836

Total liabilities	7,022,357	5,974,561

Stockholders’ Equity
Common stock, $0.016667 par value, 8,000,000 shares authorized; 3,542,111 and 3,496,702 shares issued; 3,456,773 and 3,411,364 shares outstanding	59,047	58,291
Additional paid-in capital	4,985,937	4,805,061
Retained earnings	5,126,202	3,944,104

	10,171,186	8,807,456
Less: Treasury stock, 85,338 shares, at cost	308,003	308,003

	9,863,183	8,499,453

	$16,885,540	$14,474,014

See Notes to Unaudited Condensed Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Nine Months Ended April 29, 2005 and 2004
(Unaudited)

	For the Nine Months Ended
	April 29,

	2005	2004

Sales	$16,071,643	$11,840,772
Cost of sales	5,895,859	4,814,269

Gross profit	10,175,784	7,026,503

Operating expenses
Research and development	570,697	544,325
Selling, general and administrative	7,545,766	5,526,825

	8,116,463	6,071,150

Operating income	2,059,321	955,353

Other income (expense)
Other income	5,714	1,890
Interest expense	(197,500)	(138,222)

	(191,786)	(136,332)

Income before provision for income taxes	1,867,535	819,021
Provision for income taxes	685,437	227,650

Net income	$1,182,098	$591,371

Earnings per share:
Basic	$0.35	$0.17
Diluted	$0.35	$0.17
Basic weighted-average common shares outstanding	3,412,973	3,399,078
Diluted weighted-average common shares outstanding	3,425,654	3,411,759
See Notes to Unaudited Condensed Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Nine Months Ended April 29, 2005 and 2004
(Unaudited)

	For the Nine Months Ended
	April 29,

	2005	2004

Cash Flows from Operating Activities
Net income	$1,182,098	$591,371
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	709,638	312,957
Stock compensation	181,632	-
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(900,170)	(126,005)
Inventories	(1,969,657)	(296,278)
Prepaid expenses and other current assets	109,923	(194,225)
Increase in:
Accounts payable, accrued expenses and income taxes payable	385,750	168,392

Net cash provided by (used in) operating activities	(300,786)	456,212

Cash Flows from Investing Activities
Purchase of property and equipment	(1,152,658)	(500,856)
Acquisition of patents	(134,791)	(74,819)

Net cash used in investing activities	(1,287,449)	(575,675)

Cash Flows from Financing Activities
Net borrowings on line-of-credit	16,191	542,395
Proceeds from long-term debt	918,730	-
Principal payments on long-term debt	(272,875)	(154,624)
Proceeds from the issuance of common stock	-	54,000

Net cash provided by financing activities	662,046	441,771

Net increase (decrease) in cash and cash equivalents	(926,189)	322,308
Cash and cash equivalents
Beginning	1,540,042	1,049,372

Ending	$613,853	$1,371,680

See Notes to Unaudited Condensed Consolidated Financial Statements.

Synergetics, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.	General
      Nature of business: Synergetics, Inc. and subsidiaries (the Company) is located in O’Fallon, Missouri, and is engaged in the manufacture and worldwide sale of microsurgical instruments for ophthalmic and neurological surgery. During the ordinary course of its business, the Company grants unsecured credit to its domestic and international customers.
      Reporting period: The Company’s year end is July 31. For interim periods, the Company uses a 21 business day per month reporting cycle.
      Basis of presentation: The unaudited condensed consolidated financial statements include the accounts of Synergetics, Inc., its wholly-owned subsidiary Synergetics Development Company, LLC, and an 83% owned subsidiary, Synergetics Laser, LLC. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the nine months ended April 29, 2005 are not necessarily indicative of the results that may be expected for the year ended July 31, 2005. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended July 31, 2004, and notes thereto, included elsewhere in the accompanying joint proxy statement/ prospectus.

Note 2.	Stock Options and Stock Based Compensation
      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense on a proportionate basis over the options’ vesting period. Had compensation cost for all of the stock-based compensation awards been determined based on the grant date fair values of awards (the method described in SFAS 123), reported net income would have been reduced to the pro forma amounts shown below:

	Nine Months Ended
	April 29,

	2005	2004

Net income:
As reported	$1,182,098	$591,371
Pro forma	1,177,521	583,279
Earnings per share:
As reported
Basic	0.35	0.17
Diluted	0.35	0.17
Pro forma
Basic	0.35	0.17
Diluted	0.34	0.17

Synergetics, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements — (Continued)
(Unaudited)

Note 3.	Supplemental Balance Sheets Information
      Inventories as of April 29, 2005 and July 31, 2004, were as follows:

	April 29,	July 31,
	2005	2004

Raw materials	$2,280,967	$1,170,205
Work-in-process	1,443,700	1,096,115
Finished goods	3,059,072	2,547,762

	$6,783,739	$4,814,082

      Property and equipment as of April 29, 2005 and July 31, 2004, were as follows:

	April 29,	July 31,
	2005	2004

Land	$729,753	$729,753
Buildings and improvements	2,562,027	2,562,027
Machinery and equipment	3,072,441	3,072,441
Furniture and fixtures	225,781	225,781
Software	29,199	29,199
Construction in progress	1,181,215	28,557

	7,800,416	6,647,758
Less accumulated depreciation	2,743,064	2,062,901

	$5,057,352	$4,584,857

Note 4.	Contingencies
      On July 14, 2005, Innovatech Surgical, Inc. (“Innovatech”) filed suit in the United States District Court, District of New Jersey against the Company and its President and Chief Executive Officer, alleging false advertising, commercial disparagement, trade libel, injurious falsehood and unfair competition under the Federal Lanham Act and applicable New Jersey common law and for tortious interference with business relationships. The claims relate primarily to alleged false or misleading statements by the Company’s representatives to the effect that Innovatech misappropriated trade secrets belonging to the Company and that Innovatech’s products are inferior copies of the Company’s products. In support of Innovatech’s claim that the Company’s statements regarding the misappropriated trade secrets is false and misleading, Innovatech alleges that certain of these trade secrets do not belong to the Company and therefore cannot be claimed as its proprietary information. Innovatech seeks damages, including statutory treble damages under federal statutes, and injunctive relief in this matter. The Company believes that the complaint describes types of transactions in which it has not engaged and contains inaccurate statements. The Company believes that it has substantial defenses against such claims. While the range of possible outcomes of this litigation could include a judgment against the Company requiring payment of damages, management is not able at this time to predict the ultimate effect of this litigation on the Company’s financial position or results of operations. As a result, no amounts have been recognized in the accompanying financial statements applicable thereto.
      Various other claims, incidental to the ordinary course of business, are pending against the Company. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the accompanying financial statements.

Synergetics, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements — (Continued)
(Unaudited)
      The Company is subject to regulatory requirements throughout the world. In the normal course of business, these regulatory agencies may require companies in the medical industry to change their products or operating procedures, which could affect the Company. The Company regularly incurs expenses to comply with these regulations and may be required to incur additional expenses. Management is not able to estimate any additional expenditures outside the normal course of operations which will be incurred by the Company in future periods in order to comply with these regulations.

Note 5.	Subsequent Events
      On May 2, 2005, the Company and Valley Forge Scientific Corp. (Valley Forge), a publicly traded company, entered into a merger agreement under which the Company will merge with a newly formed subsidiary of Valley Forge and thereby become a wholly-owned subsidiary of Valley Forge. Under the terms of the merger agreement, the stockholders of Synergetics, Inc. (Synergetics) will receive approximately 16 million shares of Valley Forge’s common stock, or approximately 66% of the total number of shares of Valley Forge’s common stock following the merger, based on the number of shares of Valley Forge common stock outstanding on May 2, 2005. The merger has received all requisite corporate approvals of the Boards of Directors of the Company and Valley Forge and is subject to the satisfaction of a number of closing conditions, including majority stockholders’ approval. In the opinion of management of Synergetics and Valley Forge, the merger will provide substantial strategic and financial benefits to the stockholders of both companies. The reverse merger will be accounted for as a purchase business combination with Synergetics deemed the accounting acquirer and Valley Forge’s assets acquired and liabilities assumed recorded at fair value. The aggregate purchase price applicable to the approximate 7.9 million shares of common stock and stock options of Valley Forge outstanding on May 2, 2005, is estimated to approximate $18.4 million, inclusive of transaction costs.
      In the event the merger agreement is terminated by Valley Forge for reasons applicable to misrepresentations and warranties of Synergetics (as described in the merger agreement), or Synergetics’ failure to perform or comply with any material covenant or agreement contained in the merger agreement and such failure is not cured within 30 days of such written notice, or in the event the Synergetics’ Board of Directors withdraws its recommendation to its shareholders to approve the merger (unless such withdrawal is based primarily on a breach by Valley Forge or its affiliate of a representation, warranty or covenant contained in the merger agreement), Synergetics would be required to pay a break-up fee to Valley Forge of $1,000,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Valley Forge Scientific Corp. and Subsidiary
Oaks, Pennsylvania
      We have audited the accompanying consolidated balance sheets of Valley Forge Scientific Corp. and Subsidiary as of September 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Forge Scientific Corp. and Subsidiary as of September 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ SAMUEL KLEIN AND COMPANY

SAMUEL KLEIN AND COMPANY
Newark, New Jersey
November 19, 2004

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,

	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$2,322,559	$2,305,556
Accounts receivable, net	646,224	376,915
Inventory	781,604	775,183
Prepaid items and other current assets	146,411	268,371
Deferred income taxes	79,752	51,431

Total Current Assets	3,976,550	3,777,456
Property, Plant and Equipment, Net	147,967	156,697
Goodwill	153,616	153,616
Intangible Assets, Net	218,398	256,681
Other Assets	26,707	29,963

Total Assets	$4,523,238	$4,374,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$245,828	$216,457
Deferred revenue	5,750	—
Income taxes payable	6,491	—

Total Current Liabilities	258,069	216,457

Deferred Income Taxes	15,743	19,950

Total Liabilities	273,812	236,407

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock (no par, 20,000,000 shares authorized, shares issued and outstanding at September 30, 2004 and 2003 — 7,913,712	3,528,530	3,528,530
Retained earnings	720,896	609,476

	4,249,426	4,138,006

Total Liabilities and Stockholders’ Equity	$4,523,238	$4,374,413

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,

	2004	2003	2002

Net Sales	$4,756,439	$4,474,308	$5,021,931
Cost of Sales	2,316,304	2,264,902	2,463,209

Gross Profit	2,440,135	2,209,406	2,558,722

Other Costs:
Selling, general and administrative	1,713,325	1,523,751	1,503,001
Research and development	508,287	489,930	360,111
Amortization	40,469	40,298	63,610

Total Other Costs	2,262,081	2,053,979	1,926,722

Income from Operations	178,054	155,427	632,000
Other Income (Expense), Net	23,030	11,451	23,111

Income before Income Taxes	201,084	166,878	655,111
Provision for Income Taxes	89,664	57,953	274,584

Net Income	$111,420	$108,925	$380,527

Income per Share:
Basic income per common share	$0.01	$0.01	$0.05

Diluted income per common share	$0.01	$0.01	$0.05

Basic weighted average common shares outstanding	7,913,712	7,960,676	8,067,286
Diluted weighted average common shares outstanding	7,976,833	7,986,448	8,154,570
The accompanying notes are an integral part of these financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	Common Stock
	No Par Value

		Common		Total
	Number of	Stock	Retained	Stockholders’
	Shares	Amount	Earnings	Equity

Balances, October 1, 2001	8,067,812	$3,748,724	$120,024	$3,868,748
Purchases and Retirement of Common Shares	(26,500)	(46,878)	—	(46,878)
Net Income for the Year Ended September 30, 2002	—	—	380,527	380,527

Balances, September 30, 2002	8,041,312	3,701,846	500,551	4,202,397
Purchases and Retirement of Common Shares	(127,600)	(173,316)	—	(173,316)
Net Income for the Year Ended September 30, 2003	—	—	108,925	108,925

Balances, September 30, 2003	7,913,712	3,528,530	609,476	4,138,006
Net Income for the Year Ended September 30, 2004	—	—	111,420	111,420

Balances, September 30, 2004	7,913,712	$3,528,530	$720,896	$4,249,426

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,

	2004	2003	2002

Cash Flows from Operating Activities:
Net income	$111,420	$108,925	$380,527
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	70,087	66,641	84,784
Writedown of property, plant and equipment	—	16,500	5,300
Reduction of allowance for loans and advances to employee	—	—	(47,790)
Interest accrued on loans and advances to employees and related parties	(2,313)	(2,382)	(2,810)
Provision for obsolete and slow moving inventory	70,386	109,635	52,875
Provision for (recovery of) bad debts, returns and allowances	13,609	(43,000)	50,003
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(282,918)	4,024	217,208
(Increase) decrease in inventory	(76,807)	(1,986)	263,829
(Increase) decrease in deferred tax assets	(28,321)	24,862	28,087
(Increase) decrease in other assets	3,256	(25,792)	1,275
(Increase) decrease in prepaid items and other current assets	117,773	(135,205)	(38,705)
Increase (decrease) in accounts payable and accrued expenses and income taxes payable	35,862	(136,824)	70,095
Increase in deferred revenue	5,750	—	—
Increase (decrease) in deferred tax liability	(4,207)	5,593	(4,923)

Net cash provided by (used in) operating activities	33,577	(9,009)	1,059,755

Cash Flows from Investing Activities:
Proceeds from repayment of employee loans	6,500	10,000	57,261
Loans and advances to employees	—	—	(1,436)
Acquisition of intangible assets	(2,187)	(2,608)	(8,621)
Purchases of property, plant and equipment	(20,887)	(63,409)	(16,805)

Net cash provided by (used in) investing activities	(16,574)	(56,017)	30,399

Cash Flows from Financing Activities:
Repurchase of common stock	—	(173,316)	(46,878)

Net cash used in financing activities	—	(173,316)	(46,878)

Net Increase (Decrease) in Cash and Cash Equivalents	17,003	(238,342)	1,043,276
Cash and Cash Equivalents, beginning of year	2,305,556	2,543,898	1,500,622

Cash and Cash Equivalents, end of year	$2,322,559	$2,305,556	$2,543,898

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$—	$—	$—

Income taxes	$21,400	$271,300	$186,960

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company
      Valley Forge Scientific Corp. (“VFSC”) was incorporated on March 27, 1980 in the Commonwealth of Pennsylvania and is engaged in the business of developing, manufacturing and selling medical devices and products. On August 18, 1994, VFSC formed a wholly-owned subsidiary, Diversified Electronics Company, Inc. (“DEC”), a Pennsylvania corporation, in order to continue the operations of Diversified Electronics Corporation, a company which was merged with and into VFSC on August 31, 1994. VFSC and DEC are referred to herein as the “Company”.

Principles of Consolidation and Basis of Presentation
      The accompanying financial statements consolidate the accounts of the parent company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Management’s Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
      The Company considers cash equivalents to be all highly liquid investments with original maturities of three months or less. Substantially all cash and cash equivalents are held in one major financial institution.

Segment Information
      The Company has one operating segment comprised of its bipolar electrosurgical generators and instrumentation products. The Company’s business is conducted entirely in the United States. Major customers are discussed in Note 10.

Fair Value of Financial Instruments
      Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, receivables, accounts payable and other accrued expenses approximate fair value because of their short maturities.

Reclassifications
      Certain reclassifications have been made to prior year balances to conform to the current presentation.

Revenue Recognition
      The Company sells its products to U.S. based national and international distributors and dealers which include Codman and Shurtleff, Inc. (“Codman”), an affiliate of a major medical company. A significant part of the Company’s sales are made pursuant to a distribution agreement with Codman, the Company’s largest customer, which provides for worldwide exclusive distribution rights of neurosurgery products during the term of this agreement. This distribution agreement includes a minimum purchase obligation which is adjusted annually during the term of the agreement. It also includes a price list for the

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
specified products, which is fixed for a period of time, after which these prices are subject to adjustment by the Company due to changes in manufacturing cost or technological improvements to the products. In November, 2003 this agreement was extended for three months to March 31, 2004, with a minimum purchase obligation during this period of $1,000,000. In March, 2004 the agreement was further extended for three months through June 30, 2004, with a minimum purchase obligation during that period of $1,000,000 and on June 29, 2004 it was extended again through September 30, 2004 with the same $1,000,000 minimum purchase obligation during that period. All other terms of the distribution agreement remained in full force and effect for the year ended September 30, 2004. (See Subsequent Events for explanation of a new agreement with this customer).
      During the three months ended March 31, 2004, Codman elected to pay the Company $57,920, pursuant to the distribution agreement in lieu of purchasing approximately $116,000 of product which would have been required to meet the minimum purchase obligation under the agreement, as extended, for the period. The Company received the payment on April 16, 2004. The amount received is included in sales for the year ended September 30, 2004. Had this amount not been recorded, sales would have been $4,698,519 for the year ended September 30, 2004 and gross profit would have been $2,382,215 (50.7% of sales). No such payment to the Company was required in the quarters ended June 30, 2004 or September 30, 2004.
      Product revenue is recognized when the product has been shipped which is when title and risk of loss has been transferred to the customer.
      Product revenues from a distributor are recognized upon shipment when the distribution agreement requires that the risk of loss is transferred to the distributor upon shipment from the Company’s facility, and payment to the Company is not contingent on the distributor’s resale of the product. The Company recognizes revenues upon shipment to Codman in accordance with its revenue recognition policies. Under the distribution agreement, Codman is required to provide binding written purchase orders for products at pricing specified in the distribution agreement. Upon receipt of the order from Codman, the Company manufactures the desired products and brands them with Codman’s name. Upon shipment from the Company’s facility, risk of loss and ownership of the product is transferred to Codman. Payment terms by Codman are typically net 30 days from shipment date. Codman only has a right to return product to the Company that do not meet agreed upon specifications within 30 days after receipt of the particular product by Codman and payment is not contingent on Codman’s resale of product.
      Service revenue substantially relates to repairs of products and is recognized when the service has been completed. Revenues from license and royalty fees are recorded when earned.
      The Company reduces revenue for customer returns and allowances. In addition, the Company accrues for warranty cost and other allowances based on its experience and reflects these accruals in cost of sales or administrative expense as applicable.

Product Warranty
      The Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery. Under the Company’s general terms and conditions of sale, liability for certain failures of product during a stated warranty period (typically one year) is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items. The Company’s warranty obligations are not material.

Inventory
      Inventory is stated at the lower of cost, determined by the moving average cost method, or market. The Company provides inventory allowances based on slow-moving and obsolete inventories.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment
      Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-nine years. Leasehold improvements are being amortized over the related lease term or estimated useful lives, whichever is shorter.
      Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the gains or losses are reflected in the results of operations. Routine maintenance and repairs are charged to expense as incurred.

Intangible Assets and Goodwill
      Intangible assets, consisting of patents, licensing agreements, proprietary know-how, logos and cost of acquisition are amortized to operations under the straight-line method over their estimated useful lives or statutory lives, whichever is shorter. Acquisition costs have been capitalized and are being amortized over 5 years. All other intangible assets, except for goodwill, are being amortized over periods ranging from 10 to 17 years.
      The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. Pursuant to adoption of this accounting standard, on October 1, 2001, a transitional impairment test was completed on March 31, 2002, and no impairment was identified. Subsequent impairment tests have been performed annually as of March 31, 2003 and 2004 and no impairment has been identified. In accordance with SFAS 142, the Company discontinued the amortization of goodwill effective October 1, 2001. Therefore, goodwill has not been amortized in any year presented in these financial statements.

Impairment of Long-Lived Assets
      The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 144). Pursuant to SFAS 144 long-lived assets, or asset groups and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted cash flows resulting from the use of the asset, or asset groups, and its eventual disposition. Measurement of an impairment loss for long-lived assets, or asset groups, and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets, or asset groups and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Research and Development
      Costs associated with development of new products are charged to operations as incurred.

Advertising Costs
      Advertising expenditures relating to the advertising and marketing of the Company’s products and services are expensed in the period the advertising costs are incurred. Prior to 2003, substantially all cost of such product marketing and advertising had been borne by the Company’s major distributors. During the year ended September 30, 2003, due to the Company’s strategy shift to market and sell the Bident dental

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
products utilizing the Company’s proprietary resources, the Company incurred marketing and advertising costs of approximately $161,000. For the year ended September 30, 2004, these costs were approximately $130,000.

Income Taxes
      Tax provisions and credits are recorded at enacted tax rates for taxable items included in the consolidated statements of operations regardless of the period for which such items are reported for tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when the determination can be made that it is more likely than not that some portion or all of the related tax assets will not be realized.

Comprehensive Income
      The Company reports components of comprehensive income under the requirements of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130). This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders’ equity.

Earnings per Share
      The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS 128). Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding, which include convertible debentures, stock options and warrants.

Accounting for Stock-Based Compensation
      In December, 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” (SFAS 148). SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 was effective for the Company as of January 1, 2003. The Company has not elected a voluntary change in accounting to the fair value based method, and accordingly, the adoption of SFAS 148 did not have any impact on the Company’s results of operations or financial position.
      Employee stock plans are accounted for using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (APB 25). The Company utilizes the Black-Scholes option valuation model to value stock options for pro forma presentation of income and per share data as if the fair value based accounting method in SFAS 123 had been used to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
account for stock-based compensation. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods. In accordance with SFAS 123, only stock options granted after September 30, 1995 have been included for the Company’s pro forma information as follows:

	For the Years Ended
	September 30,

	2004	2003	2002

Additional compensation expense, net of tax effect	$56,229	$57,180	$89,333
Pro forma net income	55,191	51,745	291,194
Basic	0.01	0.01	0.04
Diluted	0.01	0.01	0.04

Recent Accounting Pronouncement
      In November, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. The Company does not expect the adoption of this pronouncement to have a material impact on its future financial condition or results of operations.
2.     ACCOUNTS RECEIVABLE
      The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable consists of the following:

	September 30,

	2004	2003

Accounts receivable	$661,704	$378,786
Less: Allowances	15,480	1,871

	$646,224	$376,915

      The Company provided for estimated doubtful accounts through charges to selling, general and administrative expenses for $5,179, $ - 0 - and $50,003 for the years ended September 30, 2004, 2003 and 2002, respectively, and wrote-off $ - 0 - , $ - 0 - , and $34,375, respectively, against this allowance for these periods.
      In addition, during the year ended September 30, 2004 the Company increased the allowance by approximately $8,400 based on its experience with sales returns, primarily related to medical products and instruments.
      During the year ended September 30, 2003, the Company recorded a benefit of $43,000 arising from the collection of an account receivable which had been previously provided for, and further reduced the allowance by approximately $2,700.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     INVENTORY
      The Company provides an allowance for slow moving and potentially obsolete inventory. Inventory consists of the following:

	September 30,

	2004	2003

Finished goods	$94,405	$88,401
Work-in-process	396,810	316,600
Materials and parts	424,052	433,459

	915,267	838,460
Less: Allowance for slow moving and obsolete inventory	133,663	63,277

	$781,604	$775,183

      The Company provided for obsolete and slow moving inventory through charges to cost of sales for $70,386, $109,635 and $52,875 in the years ended September 30, 2004, 2003 and 2002, respectively, and wrote off $ - 0 - , $134,928 and $41,183, respectively, against this allowance in these periods.
4.     PROPERTY, PLANT AND EQUIPMENT

		September 30,
	Useful Life
	(Years)	2004	2003

Land	—	$11,953	$11,953
Buildings and improvements	15-39	103,467	94,832
Furniture and fixtures	5-7	17,953	17,953
Laboratory equipment	5-10	378,159	370,119
Office equipment	5	185,530	181,318
Leasehold improvements	3-5	9,413	9,413

		706,475	685,588
Less: Accumulated depreciation and amortization		558,508	528,891

		$147,967	$156,697

      Depreciation is reflected in both cost of sales and selling, general and administrative expenses. Total depreciation for the years ended September 30, 2004, 2003 and 2002 was $29,617, $26,343 and $21,174, respectively. In addition, in accordance with SFAS 144, the Company wrote down certain molding equipment intended to be utilized in the production of certain disposable surgical products, to their estimated fair values. For the years ended September 30, 2004, 2003 and 2002, the Company wrote down $ - 0 - , $16,500 and $5,300, respectively. These write downs are included in the statement of operations under the caption “Other Income (Expense), Net”.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     INTANGIBLE ASSETS
      Intangible assets consist of the following:

		September 30,
	Useful Life
	(Years)	2004	2003

Patents/trademarks/logos, licensing agreements	17	$573,804	$571,617
Proprietary know-how	15	452,354	452,354
Acquisition costs	5	55,969	55,969

		1,082,127	1,079,940
Less: Accumulated amortization		863,729	823,259

		$218,398	$256,681

      Intangible assets of $218,398 and $256,681, net of accumulated amortization as of September 30, 2004 and 2003, respectively, consist primarily of acquired proprietary technological know-how and patent and license costs incurred relating to their core product lines. The Company acquired the proprietary know-how in connection with the merger of Diversified Electronic Corporation into the Company on August 31, 1994 at an assigned value of $452,354. The proprietary know-how relates to control of high power radio frequency amplifiers, which have been and are being used in the Company’s generator products. The patent and license costs have been incurred from time to time to protect and maintain their core product lines. The remaining unamortized cost as of September 30, 2004 and 2003 for the proprietary know-how is $148,271 and $178,428, respectively, and for patents and licenses $70,127 and $78,253, respectively.
      Total amortization for the years ended September 30, 2004, 2003 and 2002 was $40,470, $40,298 and $63,610, respectively. Amortization for the years ended September 30, 2005, 2006, 2007, 2008 and 2009 is estimated to be $40,778, $40,778, $40,665, $40,131 and $34,902, respectively.
      During the year ended September 30, 2003, a patent for the technology underlying the “aperiodic” waveform utilized in some of the Company’s products expired. The remaining patent, which relates to the Company’s current bipolar electrosurgical generators, expires in the fiscal year ending September 30, 2011.
6.     RELATED PARTY TRANSACTIONS

Loans Receivable
      On July 6, 1998, Jerry L. Malis, a principal shareholder, director and officer of the Company, borrowed $15,015 from the Company. The note is payable on demand and has a stated rate of interest of 5.42%, the then current “Applicable Federal Rate” as set forth under the Code. The Company has additional loans due from Jerry L. Malis payable on demand with similar interest terms as stated above ranging from 4.83% to 6.97%. The collective loans, which total $41,792 as of September 30, 2004, are partially secured by 5,833 shares of common stock of the Company. As of September 30, 2004 the pledged stock had a value of approximately $9,333.
      The balance of these loans is included on the balance sheet under the caption “prepaid items and other current assets” and as of September 30, 2004 and 2003, was $41,792 and $45,979, respectively, which includes accrued interest of $20,461 and $18,148, respectively.

Consulting Services
      During 2004, 2003 and 2002 the Company engaged R.H. Dick and Company, Inc., a corporation owned by Robert H. Dick, a director of the Company, to provide certain investment banking and

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consulting services. For the years ended September 30, 2004, 2003 and 2002 the Company incurred consulting fees for these services, excluding reimbursement of out-of-pocket expenses in an amount totaling $7,500, $10,000 and $10,000, respectively. As of September 30, 2004 and 2003, the Company owed R.H. Dick and Company $ - 0 - and $5,000, respectively. The liability is reflected on the balance sheet under the caption “accounts payable and accrued expenses.”
      Also, commencing in June 2004 the Company engaged Bruce Murray, a director, to provide certain business consulting services. The fees for these services totaled $30,025, excluding reimbursements of out-of-pocket expenses. The amount owed Bruce Murray at September 30, 2004 was $12,128 and is reflected on the balance sheet under the caption “accounts payable and accrued expenses.”
7.     LINE OF CREDIT
      The Company has a line of credit of $1,000,000 with Wachovia Bank, formerly First Union National Bank, which calls for interest to be charged on any loans under this line equal to the bank’s national commercial rate. The line is unsecured and any borrowing under the line would be payable on demand, require monthly interest payments on any unpaid principal and a reduction of any loan balance to zero for a minimum of thirty consecutive days during each twelve month period. In addition, the loan covenant calls for a minimum tangible net worth of no less than $3,000,000 during the term of the extended line of credit. At September 30, 2004 and 2003, there were no outstanding balances under this line.
8.     COMMITMENTS AND CONTINGENCIES

Litigation
      The Company is subject from time to time to litigation arising from the normal course of business. In management’s opinion, any such contingencies would be covered under its existing insurance policies or would not materially affect the Company’s financial position or results of operations.
      On July 25, 2001 the Company was named as a defendant in a lawsuit filed in the United States District Court for the Eastern District of Pennsylvania by a former employee alleging gender discrimination and sexual harassment. On March 2, 2002 the Company, without admitting any liability, entered into a settlement agreement and pursuant to this agreement, paid the plaintiff $37,000, an amount which was net of certain amounts due from this party. This payment is reflected in other costs under selling, general and administrative expenses for the year ended September 30, 2002.
      On September 19, 2002, the Company was served with a complaint that was filed in the Superior Court of the State of Arizona, County of Maricopa, entitled Jeffrey Turner and Cathryn Turner et al v. Phoenix Children’s Hospital, Inc., et al, (CV 2002-010791) in which the Company was named as one of the defendants. The plaintiffs seek damages from all defendants for permanent brain damage suffered by a four year old girl during a surgery that took place in June 2000. The alleged damages sought by the plaintiffs against all parties are in excess of the Company’s product liability insurance policy limit of $1,000,000, and the Company’s net worth. The claim against the Company is a products liability claim. The Company’s product liability insurance carrier is providing the Company’s defense in this matter. This insurance coverage has a $10,000 deductible that applies to attorney fees and damages which has been provided for in other costs under selling, general and administrative expense for the year ended September 30, 2002. In an answer that was filed on November 26, 2002, the Company denied any wrongdoing. The Company believes the claim is without merit and is vigorously defending itself in this action. This case is currently in the discovery process.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Regulatory Compliance
      The Company is subject to regulatory requirements throughout the world. In the normal course of business, these regulatory agencies may require companies in the medical industry to change their products or operating procedures, which could affect the Company. The Company regularly incurs expenses to comply with these regulations and may be required to incur additional expenses. Management is not able to estimate any additional expenditures outside the normal course of operations which will be incurred by the Company in future periods in order to comply with these regulations.

Employment Agreement
      On October 1, 2002 the Compensation Committee of the Board of Directors approved a base salary of $220,000 for Jerry L. Malis, the Chairman and CEO of the Company. His base salary for the years ended September 30, 2004, 2003 and 2002 were approximately $220,000, $220,000 and $199,000.
      Subsequent to September 30, 2002, the Compensation Committee of the Board of Directors approved a $25,000 cash bonus to Mr. Malis for services rendered during the year ended September 30, 2002. The bonus was accrued for the year ended September 30, 2002 and is reflected on the statement of operations in “selling, general and administrative expenses.”

401(k) Profit Sharing Plans
      The Company’s 401(k) Plan and Profit Sharing Plan cover full-time employees who have attained the age of 21 and have completed at least one year of service with the Company. Under the 401(k) Plan, an employee may contribute an amount up to 25% of his compensation to the Plan on a pretax basis not to exceed the current Federal limitation per year (as adjusted for cost of living increases). Amounts contributed to the 401(k) Plan are nonforfeitable.
      Under the Profit Sharing Plan, a member in the plan participates in the Company’s contributions to the Plan as of December 31 in any year, with allocations to individual accounts based on annual compensation. An employee does not fully vest in the plan until completion of three years of employment. The Board of Directors determines the Company’s contributions to the plan on a discretionary basis. The Company has not made any contributions to date.

Stock Option Plans
      On July 6, 1988, the Company adopted a Nonqualified Employee Stock Option Plan (the “1988 Plan”) pursuant to which 500,000 shares of Common Stock were reserved for issuance to employees, officers, directors or consultants of the Company. Options granted pursuant to this plan were nontransferable and expired if not exercised after ten years from the date of grant or for such lesser term as approved by the Board of Directors. Options were granted in such amounts and at such prices as determined by the Board of Directors, but the price per share could not be less than the fair market value of the Company’s Common Stock as of the date of grant.
      On January 16, 2001, pursuant to the adoption of the 2001 Stock Plan (the “2001 Plan”), the 1988 plan was terminated. As of the date the plan was terminated, a total of 404,800 options had been granted and were outstanding.
      On December 12, 2000, the Company adopted a Non-employee Directors’ Stock Option Plan (“Directors Plan”) pursuant to which 150,000 shares of Common Stock have been reserved for issuance to non-employee directors of the Company. The Directors’ Plan was approved by the Company’s stockholders on March 14, 2001. Shares issued pursuant to options granted under this plan may be issued from shares held in the Company’s treasury or from authorized and unissued shares. Under this plan, each Director, on

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
an annual basis, shall be automatically granted 10,000 options upon the first business day after being elected a director. The options are immediately vested on the date of grant. Discretionary options granted pursuant to this plan shall be determined by the Board of Directors or a duly appointed stock option committee (the “Committee”). Options granted pursuant to this plan shall be nonqualified stock options as defined in Section 422 of the Internal Revenue Code (the “Code”), will be nontransferable and expire if not exercised after ten years from the date of grant or for such lesser term as approved by the Committee. All options shall be issued at a price per share equal to the fair market value of the Company’s Common Stock as of the date of grant.
      On January 16, 2001, the Company adopted the 2001 Stock Plan (the “2001 Plan”) pursuant to which 345,000 shares of Common Stock have been reserved for issuance to employees, officers and consultants of the Company. The 2001 plan was approved by the Company’s stockholders on March 14, 2001. Shares issued pursuant to this plan may be issued from shares held in the Company’s treasury or from authorized and unissued shares. Options granted pursuant to this plan are generally nontransferable, except in the event of a participant’s death, in which case the options shall be transferable to the participant’s designated beneficiary or as permitted by law. The options shall expire if not exercised after ten years from the date of grant or for such lesser term as approved by the Board of Directors or a duly appointed committee. Options issued to employees who are then later terminated for cause generally are immediately forfeited. Options may be granted in such amounts and at such prices as determined by the Board of Directors or the duly appointed committee, but the price per share shall not be less than the fair market value of the Company’s Common Stock as of the date of grant in the case of an incentive stock option and not less than 85% of the fair market value of the Company’s Common Stock as of the date of grant in the case of a non-qualified stock option, as defined in Section 422 of the Code.
      As referred to in Note 1, the Company has adopted the disclosure provisions of SFAS 123, and SFAS 148. As permitted under these statements, the Company retained its current method of accounting for stock compensation in accordance with APB 25.
      Following is a summary of the Company’s various stock option plans:

				Weighted
				Average
		Range of	Weighted	Remaining
		Exercise	Average	Contractual
		Prices Per	Exercise	Life
	Shares	Share	Price	(Years)

Options outstanding at October 1, 2001	483,075	$1.13-4.25	$2.29	7.39
Granted	47,500	1.85-2.75	2.42	9.64
Exercised	—	—	—
Surrendered, forfeited or expired	(12,725)	1.13-4.25	2.55	5.38

Options outstanding at September 30, 2002	517,850	1.13-4.25	2.30	6.31
Granted	50,000	1.06-1.70	1.22	9.46
Exercised	—	—	—
Surrendered, forfeited or expired	(88,000)	1.50-3.63	3.11	2.47

Options outstanding at September 30, 2003	479,850	1.06-4.25	2.04	6.55
Granted	30,000	1.79	1.79	9.50
Exercised	—	—	—	—
Surrendered, forfeited or expired	(2,600)	1.85-4.25	3.79	1.63

Options outstanding at September 30, 2004	507,250	$1.06-3.75	$2.01	5.96

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of September 30, 2004, 457,250 of these options outstanding are vested and are exercisable at prices ranging from $1.06 to $3.75 which correspond to a weighted average exercise price of $1.97 and a weighted average remaining contractual life of 5.97 years.
      Assumptions used in the Black-Scholes option valuation model to estimate the value of the Company’s options included in pro forma amounts in Note 1 are as follows:

	For the Years Ended Months Ended
	September 30,

	2004	2003	2002

Risk-free interest (based on U.S. Government strip bonds on the date of grant with maturities approximating the expected option term)	4.00%	3.65%-4.00%	3.84%-5.13%
Dividend yields	0%	0%	0%
Volatility factors of the expected market price of the Company’s Common Stock (based on historical data)	79.70%	158.4%- 163.9%	165.1%- 169.7%
Expected life of options	10 Years	10 Years	10 Years
      The weighted average fair value of options granted during the years ended September 30, 2004, 2003 and 2002 were as follows:

	2004	2003	2002

Stock Prices Equal to Exercise Price	$1.49	$1.21	$2.40
Stock Prices in Excess of Exercise Price	$—	$—	$—
Stock Prices Less than Exercise Price	$—	$—	$—
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimated, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. In management’s opinion existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable.

Operating Leases
      The Company leases approximately 4,200 square feet of office and warehouse space in an office building in Oaks, Pennsylvania, from GMM Associates, a Pennsylvania general partnership, whose partners are Jerry L. Malis, Leonard I. Malis, (principal shareholders, directors, and/or officers of the Company), and the Francis W. Gilloway Marital Trust, the successor in interest to Thomas Gilloway, an officer of the Company until the time of his death on February 18, 2001. The lease which commenced on July 1, 1995 for a term of five years provided for a monthly base rent of $4,716 (with increases based on increases in the consumer price index) which include costs associated with real estate taxes, maintenance and utilities. During December 2000, the lease was extended for an additional term of five years effective as of July 1, 2000 with a monthly base rent of $4,643 (with increases on June 30th of each year based on increases in the Producer Price Index). All other terms remain the same. The related expense for this lease for the years ended September 30, 2004, 2003 and 2002 was $60,517, $59,608 and $57,740, respectively. As of September 30, 2004, the Company was current on all rental obligations due the related party.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has also entered into leases for certain equipment under operating lease agreements with terms ranging between two and four years.
      A schedule of future minimum payments under all operating leases is as follows:

	Related	Other
Years Ending September 30,	Party	Operating

2005	$46,400	$22,244
2006	—	14,958
2007	—	9,147
2008	—	680

	$46,400	$47,029

9.     MAJOR CUSTOMERS
      For the years ended September 30, 2004, 2003 and 2002, a significant part of the Company’s revenues were derived from one major customer pursuant to a distribution agreement under which the Company granted the exclusive right to sell its electrosurgical systems and other products developed by the Company in the field of neurosurgery. Revenues derived from this customer are approximately as follows:

		Percent of Total
	Revenues	Revenues

Year ended September 30, 2004	$4,099,000	86%
Year ended September 30, 2003	$4,231,000	95%
Year ended September 30, 2002	$4,515,000	90%
      At September 30, 2004 and 2003, this customer accounted for approximately 87% and 93%, respectively, of the Company’s accounts receivable.
10.     STOCKHOLDERS’ EQUITY

Common Stock
      On August 26, 1999, the Company filed an amended and restated Certificate of Incorporation increasing the shares of Common Stock the Company is authorized to issue from 10,000,000 to 20,000,000 shares with no stated par value.
      The holders of Common Stock have no preemptive rights and the Common Stock has no redemption, sinking fund or conversion provisions. Each share of Common Stock is entitled to one vote on any matter submitted to the holders and to equal rights in the assets of the Company upon liquidation. All of the outstanding shares of Common Stock are fully paid and nonassessable.
      In April 2000, the Board of Directors of the Company approved a stock repurchase program continuing a prior program whereby the Company may, from time to time, repurchase on the open market up to 200,000 shares of the Company’s Common Stock. In August 2002, the Board of Directors of the Company voted to terminate the then existing program and approved a new program for the repurchase of up to 200,000 shares of the Company’s Common Stock. During the fiscal years ended September 30, 2004, 2003 and 2002, the Company repurchased for retirement - 0 - , 127,600 and 26,500 shares at an aggregate cost of $ - 0 - , $173,316 and $46,878, respectively.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock
      The Company is authorized to issue 487 shares of preferred stock, $1,000 par value. The holders of the preferred stock would have no voting rights or preemptive rights. Upon liquidation of the Company, a $1,000 per share liquidating dividend must be paid upon each issued and outstanding share of preferred stock before any liquidating dividend is paid on the Common Stock. For each of the years ended September 30, 2004, 2003 and 2002, there were no issued or outstanding preferred shares, and the Company has no intention to issue any preferred stock in the immediate future.
11.     EARNINGS PER SHARE

	For the Years Ended September 30,

	2004	2003	2002

Basic Income Per Share:
Income available to common shareholders	$111,420	$108,925	$380,527

Weighted average shares outstanding	7,913,712	7,960,676	8,067,286

Basic Income Per Share	$0.01	$0.01	$0.05

Diluted Income Per Share:
Income available to common shareholders	$111,420	$108,925	$380,527

Weighted average shares outstanding	7,913,712	7,960,676	8,067,286
Dilutive shares issuable in connection with stock plans	63,121	25,772	87,284

Diluted weighted average common shares outstanding	7,976,833	7,986,448	8,154,570

Diluted Income Per Share	$0.01	$0.01	$0.05

      Options to purchase 507,250, 479,850 and 517,850 shares of common stock were outstanding at September 30, 2004, 2003 and 2002, respectively, and 302,250, 314,850 and 68,100 of these shares were not included in the computation of diluted earnings per share in accordance with SFAS 128, as the potential shares are considered anti-dilutive.
12.     PROVISION FOR INCOME TAXES
      Provision for income taxes is as follows:

	For the Years Ended,
	September 30

	2004	2003	2002

Current:
Federal	$81,350	$19,075	$204,500
State	32,550	12,790	40,200

	113,900	31,865	244,700

Deferred:
Federal	(21,840)	18,392	20,703
State	(2,396)	7,696	9,181

	(24,236)	26,088	29,884

	$89,664	$57,953	$274,584

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s effective tax rate was 44.6%, 34.7% and 41.9% for the years ended September 30, 2004, 2003 and 2002, respectively. Reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	For the Years Ended,
	September 30

	2004	2003	2002

Computed at the statutory rate	30.7%	28.3%	34.0%
State taxes net of federal tax benefit	6.9	7.2	6.6
Other	7.0	(0.8)	1.3

	44.6%	34.7%	41.9%

      Certain items of income and expense are recognized in different years for financial reporting and income tax purposes. Deferred income taxes are provided in recognition of these temporary differences. The items that give rise to deferred income taxes are as follows:

	September 30,

	2004	2003

Deferred Tax Assets:
Difference in capitalization of inventory cost	$73,468	$50,670
Difference in reporting bad debts	6,284	761

Total Deferred Income Taxes	$79,752	$51,431

Deferred Tax Liability:
Difference in reporting depreciation and amortization on long-term assets	$15,743	$19,950

Total Deferred Income Taxes	$15,743	$19,950

13.     CONCENTRATIONS OF CREDIT RISK
      Financial instruments which potentially subject the Company to concentration of credit risk consist principally of short-term cash investments and trade receivables. The Company maintains substantially all of its banking activities with one bank and cash balances throughout the year generally exceeded the federally insured limits of the FDIC and SIPC of $100,000. The Company typically invests cash balances which exceed $100,000 in money market accounts, money market mutual funds or short-term municipal securities. At September 30, 2004 and 2003, the balances the Company held in these securities was approximately $2,234,000 and $2,163,000, respectively. As indicated in Note 9, at September 30, 2004 and 2003, accounts receivable from the Company’s largest customer comprised approximately 87% and 93%, respectively, of its net accounts receivable. Because these receivables are due from a subsidiary of a major medical products company, and arose from sales pursuant to an agreement with this company, management believes that its potential credit risk associated with this receivable is minimal.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
14.     QUARTERLY RESULTS (UNAUDITED)
      The following table presents selected unaudited quarterly operating results for the Company’s eight quarters ended September 30, 2004 for continuing operations. The Company believes that all necessary adjustments have been made to present fairly the related quarterly results.

	First	Second	Third	Fourth
Fiscal 2004	Quarter	Quarter	Quarter	Quarter	Total

Net sales	$1,199,469	$1,132,771	$1,274,389	$1,149,810	$4,756,439
Gross profit	644,165	620,907	652,321	522,742	2,440,135
Income (loss) from operations	121,858	13,612	109,721	(67,137)	178,054
Net income (loss)	72,979	7,579	65,006	(34,144)	111,420
Basic and diluted net income (loss) per common share	$0.01	$0.00	$0.01	$(0.00)	$0.01

Fiscal 2003

Net sales	$1,019,942	$1,289,136	$1,081,872	$1,083,358	$4,474,308
Gross profit	486,355	665,733	583,749	473,569	2,209,406
Income from operations	60,639	45,742	43,230	5,816	155,427
Net income	40,139	29,593	37,353	1,840	108,925
Basic and diluted net income per common share	$0.01	$0.00	$0.01	$0.00	$0.01

15.     SUBSEQUENT EVENTS
      On October 22, 2004 the Company executed an Option Agreement with Dr. Leonard I. Malis, a director and stockholder of the Company, giving the Company the right to purchase from Dr. Malis his Malis® trademark as registered with the U.S. Patent and Trademark Office. The Company paid Dr. Malis $35,000 for this option which terminates on September 30, 2005. This option is renewable on an annual basis through October 1, 2008, and the agreement provides a schedule of amounts that are required to be paid for each annual renewal period. If all renewal periods are utilized the total that would be paid by the Company to extend the option through September 30, 2009 would be $175,000. The exercise price of the option is $4,157,504 that would be paid with an initial payment of $159,904, and the execution of a note payable to Dr. Malis for $3,997,600 which includes interest. This note would be secured by a security interest in the Company’s rights to the Malis® trademark, and certain of the Company’s patents.
      On October 25, 2004 the Company executed a Supply and Distribution Agreement (“the Agreement”), with Stryker Corporation (a Michigan corporation), (“Stryker”), which provides for the Company to supply to Stryker and for Stryker to distribute exclusively, on a world-wide basis, a generator for the percutaneous treatment of pain. The Agreement is for a term of five years after the first acceptance of the generator by Stryker, which was on November 11, 2004.
      There is a minimum purchase obligation that is specified by “Agreement Year.” The first Agreement Year commenced on the date of the first acceptance by Stryker of a generator product delivered by the Company as ready for commercial sale, which was November 11, 2004, and ends on the last day of the calendar quarter in which the first anniversary date of such inception date occurs. In the first Agreement Year, Stryker is required to make minimum purchases of $937,500 comprised of demonstration and

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commercial sales units. In the second and third Agreement Years, Stryker is required to make minimum purchases in each year of $487,500 of commercial sales units.
      On or before the beginning of the last calendar quarter of the third Agreement Year, and each Agreement Year thereafter, the Company and Stryker will conduct good faith negotiations regarding the minimum purchase obligation for the next Agreement Year. Also, during the first two months of the last calendar quarter in any Agreement Year, the Company and Stryker will conduct good faith negotiations regarding changes in prices that will take effect on the first day of the ensuing Agreement Year. Any price increase is limited to 3% over the price in effect for the preceding Agreement Year. The Agreement also provides Stryker certain rights for other new product concepts developed by the Company in both pain control and expanded market areas. The Agreement contains various terms related to the provision of repair services for the product by the Company and maintenance of spare parts, the distributor’s obligation to market the product, to provide training to sales personnel, and other provisions.
      On October 15, 2004, the Company executed a new agreement with Codman & Shurtleff, Inc., its largest customer, (“Codman”), for the period October 1, 2004 through December 31, 2005. The agreement provides for exclusive worldwide distribution rights of the Company’s existing neurosurgery products in the fields of neurocranial and neurospinal surgery until March 31, 2005, and non-exclusive rights in these fields from April 1, 2005 through December 31, 2005. The agreement also includes a price list for the specified products, and a minimum purchase obligation of $1,000,000 per calendar quarter through March 31, 2005. There is no minimum purchase obligation for the period April 1, 2005 through December 31, 2005. The agreement also provides that the above-indicated periods of exclusive and nonexclusive distribution rights can each be extended by mutual consent of the parties.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2005	2004

	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,647,334	$2,322,559
Accounts receivable — net	837,704	646,224
Inventory	736,115	781,604
Loans receivable — stockholder/officer	14,100	41,792
Prepaid items and other current assets	185,175	104,619
Deferred tax assets	79,232	79,752

Total Current Assets	4,499,660	3,976,550
Property, plant and equipment — net	180,952	147,967
Goodwill	153,616	153,616
Intangible assets — net	198,050	218,398
Loans receivable — stockholder/officer	25,259	—
Other assets	3,480	26,707

Total Assets	$5,061,017	$4,523,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$610,356	$245,828
Income taxes payable	47,038	6,491
Deferred revenue	—	5,750

Total Current Liabilities	657,394	258,069
Deferred Tax Liability	15,313	15,743

Total Liabilities	672,707	273,812

Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock (no par, 20,000,000 shares authorized, shares issued and outstanding at March 31, 2005 and September 30, 2004 — 7,913,712)	3,528,530	3,528,530
Retained earnings	859,780	720,896

Total Stockholders’ Equity	4,388,310	4,249,426

Total Liabilities and Stockholders’ Equity	$5,061,017	$4,523,238

See accompanying notes to consolidated financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,

	2005	2004	2005	2004

	(Unaudited)
Net Sales	$1,816,029	$1,132,771	$3,228,405	$2,332,240
Cost of Sales	834,660	511,864	1,482,781	1,067,168

Gross Profit	981,369	620,907	1,745,624	1,265,072

Other Costs:
Selling, general and administrative	490,028	470,208	920,442	868,545
Merger related professional fees	71,946	—	82,236	—
Research and development	138,750	127,013	346,445	240,908
Amortization	10,174	10,074	20,348	20,149

Total Other Costs	710,898	607,295	1,369,471	1,129,602

Income from Operations	270,471	13,612	376,153	135,470
Other Income (Expense) Settlement of lawsuit	(150,000)	—	(150,000)	—
Interest income	8,818	5,369	16,924	11,038

Total Other Income (Expense)	(141,182)	5,369	(133,076)	11,038

Income before Income Taxes	129,289	18,981	243,077	146,508
Provision for Income Taxes	58,826	11,402	104,193	65,950

Net Income	$70,463	$7,579	$138,884	$80,558

Income per Share:
Basic income per common share	$0.01	$0.00	$0.02	$0.01

Diluted income per common share	$0.01	$0.00	$0.02	$0.01

Basic weighted average common shares outstanding	7,913,712	7,913,712	7,913,712	7,913,712
Diluted weighted average common shares outstanding	7,956,915	7,977,448	7,967,048	7,971,722
See accompanying notes to consolidated financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	March 31,

	2005	2004

	(Unaudited)
Cash Flows from Operating Activities:
Net income	$138,884	$80,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,415	35,194
Interest accrued on loans and advances to employees and related parties	(1,092)	(1,167)
Deferred income taxes	90	(15,549)
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(191,480)	(272,061)
Inventory	45,489	9,497
Prepaid items and other current assets	(80,485)	54,398
Other assets	8,827	8,828
Increase (decrease) in:
Accounts payable and accrued expenses and income taxes payable	405,075	63,356
Deferred revenue	(5,750)	17,250

Net cash provided by operating activities	354,973	(19,696)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(33,723)	(9,842)
Proceeds from repayments of loans to stockholder	3,525	5,000

Net cash (used in) investing activities	(30,198)	(4,842)

Net Change in Cash and Cash Equivalents	324,775	(24,538)
Cash and Cash Equivalents — Beginning of Period	2,322,559	2,305,556

Cash and Cash Equivalents — End of Period	$2,647,334	$2,281,018

Schedule of non-cash operating and investing activities:
Use of deposit for acquisition of property, plant and equipment	$14,400	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes	$65,356	$2,000

Interest	—	—

See accompanying notes to consolidated financial statements.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005
NOTE 1 — DESCRIPTION OF BUSINESS:
      Valley Forge Scientific Corp. (“VFSC”) was incorporated on March 27, 1980 in the Commonwealth of Pennsylvania and is engaged in the business of developing, manufacturing, and selling medical devices and products. On August 18, 1994, VFSC formed a wholly-owned subsidiary, Diversified Electronics Company, Inc. (“DEC”), a Pennsylvania corporation, in order to continue the operations of Diversified Electronic Corporation, a company which was merged with and into VFSC on August 31, 1994. Collectively, VFSC and DEC are referred to herein as the “Company.”
      On May 2, 2005, the Company entered into a merger agreement with Synergetics, Inc. (“Synergetics”), a privately-held corporation, to combine the two companies. Under the terms of the merger agreement, the stockholders of Synergetics’ will receive approximately 16 million shares of the Company’s common stock. As a result of the merger, the former stockholders of Synergetics will represent approximately 66% of the Company’s outstanding common stock on a fully diluted basis. The merger is subject to the satisfaction of a number of closing conditions, including majority stockholders’ approval.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Basis of Presentation
      The accompanying financial statements consolidate the accounts of VFSC and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation
      The accompanying unaudited consolidated financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnote disclosures normally included in audited financial statements. However, in the opinion of management, all adjustments that are of a normal and recurring nature, necessary to present fairly the results of operations, financial position, and cash flows have been made. It is suggested that these statements be read in conjunction with the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004.
      The statements of operations for the six months ended March 31, 2005, are not necessarily indicative of results for the full year.

Earnings per Share
      The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS 128). Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding, which include convertible debentures, stock options, and warrants.

Recently Issued Accounting Standards
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS 123(R) requires companies to recognize in their income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company is required to adopt SFAS 123(R) beginning January 1, 2006. Grant-date fair value will be determined using one of two

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
acceptable valuation models. This Standard requires that compensation expense for most equity-based awards be recognized over the requisite service period, usually the vesting period; while compensation expense for liability-based awards (those usually settled in cash rather than stock) be re-measured to fair-value at each balance sheet date until the award is settled. The Standard also provides guidance as to the accounting treatment for income taxes related to such compensation costs, as well as transition issues related to adopting the new Standard. The Company has been using the intrinsic value method as set forth under APB No. 25 with no stock-based compensation cost reflected in net earnings while complying with footnote disclosure requirements of SFAS No. 123 setting forth the pro forma effect on net earnings of applying fair value recognition to stock based awards. The Company is currently evaluating the impact on its operations of the adoption SFAS 123(R).
      In December 2004, the FASB issued SFAS No. 153, “Exchange of Non-monetary Assets an amendment of APB Opinion No. 29.” This Statement precludes companies from using the “similar productive assets” criteria to account for non-monetary exchanges at book value with no gain or loss being recognized. Effective for fiscal periods beginning after June 15, 2005, all companies will be required to use fair value for most non-monetary exchanges, recognizing gain or loss, if the transaction meets commercial, substance criteria. The Company does not expect this Standard to have a significant impact on its current consolidated financial statements.
      In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB 43, Chapter 4” (“SFAS 151”), to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage). ARB 43 allowed some of these “abnormal costs” to be carried as inventory, whereas the new Standard requires that these costs be expensed as incurred. This Statement is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating what effect, if any, this standard will have on its current consolidated financial statements.
      In December 2004, the FASB issued FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the “Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” to provide accounting guidance on the appropriate treatment of tax benefits generated by the enactment of the Act. The FSP requires that the manufacturer’s deduction be treated as a special deduction in accordance with SFAS 109 and not as a tax rate reduction. The Company is awaiting final tax regulations from the IRS before completing its assessment of the impact of adopting FSP FAS 109-1 on its current consolidated financial statements.
     Stock-Based Compensation
      In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 was effective for the Company as of January 1, 2003. The Company has not elected a voluntary change in accounting to the fair value based method. Accordingly, the adoption of SFAS No. 148 did not have a significant impact on the Company’s results of operations or financial position.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimated, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility.
      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. In accordance with SFAS 123 and 148, only stock options granted after September 30, 1995, have been included for the Company’s pro forma information as follows:

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2005	2004	2005	2004

Net income — as reported	$70,463	$7,579	$138,884	$80,558
Less: total compensation expense determined under fair value based method — net of tax effect	18,586	45,142	18,586	45,142

Pro Forma Net Income (Loss)	$51,877	$(37,563)	$120,298	$35,416

Pro Forma Income (Loss) Per Share:
Basic	$0.01	$0.00	$0.02	$0.00
Diluted	$0.01	$0.00	$0.02	$0.00

Revenue Recognition
      Product revenue is recognized when the product has been shipped, which is when title and risk of loss has been transferred to the customer.
NOTE 3 — DISTRIBUTION AGREEMENTS:
      The Company sells its products to U.S. based national and international distributors and dealers including those as described below:
 Codman and Shurtleff, Inc. (“Codman”)
      A significant part of the Company’s sales were made pursuant to a distribution agreement with Codman, an affiliate of a major medical company and the Company’s largest customer. The agreement provided for worldwide exclusive distribution rights of neurosurgery products during the term. This distribution agreement included minimum purchase obligations which were adjusted annually during the term of the agreement. It also included a price list for the specified products, which was fixed for a period of time, after which those prices were subject to adjustment by the Company due to changes in manufacturing cost or technological improvements to the products. On October 15, 2004, the Company executed a new agreement with Codman for the period October 1, 2004 through December 31, 2005. The agreement provides for exclusive worldwide distribution rights of the Company’s existing neurosurgery products in the fields of neurocranial and neurospinal surgery until March 31, 2005, and non-exclusive rights in these fields from April 1, 2005 through December 31, 2005. On May 6, 2005, the agreement was amended extending the period of exclusivity through July 15, 2005. The agreement also includes a price list for the specified products, and a minimum purchase obligation of $1,000,000 per calendar quarter, through March 31, 2005. There is no minimum purchase obligation for the period April 1, 2005 through December 31, 2005. The agreement also provides that the above-indicated periods of exclusive and nonexclusive distribution rights can each be extended by mutual consent of the parties. Codman did not

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
satisfy its minimum purchase requirements for the three months ended December 31, 2004 but did make up the deficiency by increasing its purchases in the three months ended March 31, 2005.
      Sales to Codman amounted to approximately $1,254,000 and $2,190,000 for the three and six months ended March 31, 2005 and $975,000 and $2,001,000 for the three and six months ended March 31, 2004, respectively. This represented 69%, 68%, 86% and 86% of net sales for the respective periods.

Stryker Corporation (“Stryker”)
      On October 25, 2004, the Company executed a Supply and Distribution Agreement (“the Agreement”) with Stryker (a Michigan corporation) which provides for the Company to supply to Stryker and for Stryker to distribute exclusively, on a world-wide basis, a generator for the percutaneous treatment of pain. The Agreement is for a term of five years after the first acceptance of the generator by Stryker, which was on November 11, 2004.
      There is a minimum purchase obligation that is specified by “Agreement Year.” The first Agreement Year commenced on the date of the first acceptance by Stryker of a generator product delivered by the Company as ready for commercial sale, which was November 11, 2004, and ends on the last day of the calendar quarter in which the first anniversary date of such inception date occurs. In the first Agreement Year, Stryker is required to make minimum purchases of $900,000 comprised of demonstration and commercial sales units. In the second and third Agreement Years, Stryker is required to make minimum purchases in each year of $500,000 of commercial sales units.
      On or before the beginning of the last calendar quarter of the third Agreement Year, and each Agreement Year thereafter, the Company and Stryker will conduct good faith negotiations regarding the minimum purchase obligation for the next Agreement Year. Also, during the first two months of the last calendar quarter in any Agreement Year, the Company and Stryker will conduct good faith negotiations regarding changes in prices that will take effect on the first day of the ensuing Agreement Year. The Agreement also provides Stryker certain rights for other new product concepts developed by the Company in both pain control and expanded market areas. The Agreement contains various terms related to the provision of repair services for the product by the Company and maintenance of spare parts, the distributor’s obligation to market the product, to provide training to sales personnel, and other provisions.
      Sales to Stryker for the three and six months ended March 31, 2005 amounted to approximately $413,000 and $788,000, respectively. This represented 23% and 24% of net sales for the respective periods.
NOTE 4 — OPTION AGREEMENT:
      On October 22, 2004, the Company entered into an Option Agreement with Dr. Leonard I. Malis, a director and stockholder of the Company, giving the Company the right to purchase from Dr. Malis his Malis ® trademark at any time over a period of five years. The Company paid Dr. Malis $35,000 for the option and is required to pay an annual fee before each anniversary of the option agreement $20,000 for each of the first two anniversaries and increasing to $60,000 before the fourth anniversary in order to keep the option in effect from year to year. The exercise price of the option is $4,157,504 and would be paid with an initial payment of $159,904 and the execution of a note payable to Dr. Malis for $3,997,600, including interest. This note would be secured by a security interest in the Company’s rights to the Malis® trademark and certain of the Company’s patents.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
NOTE 5 — SUPPLEMENTAL BALANCE SHEET INFORMATION:

Accounts Receivable — Net

	2005	2004

	(Unaudited)	(Audited)
Accounts receivable	$853,184	$661,704
Less: Allowances	15,480	15,480

Accounts receivable — net	$837,704	$646,224

Inventory

	March 31,	September 30,
	2005	2004

	(Unaudited)	(Audited)
Finished goods	$106,945	$94,405
Work-in-process	215,449	396,810
Materials and parts	559,777	424,052

	882,171	915,267
Less: Allowances for slow moving and obsolete inventory	146,056	133,663

	$736,115	$781,604

Property, Plant and Equipment — Net

	Useful Life	March 31,	September 30,
	(Years)	2005	2004

		(Unaudited)	(Audited)
Land	—	$11,953	$11,953
Buildings and improvements	15-39	103,467	103,467
Furniture and fixtures	5-7	17,953	17,953
Laboratory equipment	5-10	422,344	378,159
Office equipment	5	186,762	185,530
Leasehold improvements	3-5	12,118	9,413

		754,597	706,475
Less: Accumulated depreciation and amortization		573,645	558,508

		$180,952	$147,967

      Depreciation amounted to $7,354 and $7,388 for the three months ended March 31, 2005 and 2004, respectively, and $14,846 and $15,045 for the six months ended March 31, 2005 and 2004, respectively.

Goodwill and Intangible Assets
      In accordance with SFAS 142, goodwill has been reflected on the balance sheet separate from other intangible assets which continue to be amortized. No change in the carrying amount of goodwill was made for the quarter ended March 31, 2005. The Company completed its annual impairment test during the quarter ended March 31, 2005 and no impairment was identified.

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
      Information regarding the Company’s other intangible assets is as follows:

	March 31, 2005 (Unaudited)			September 30, 2004 (Audited)

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Value	Amortization	Net	Value	Amortization	Net

Patents, trademarks and licensing agreements	$573,804	$506,312	$67,492	$573,804	$503,678	$70,126
Proprietary know-how	452,354	311,622	140,732	452,354	304,082	148,272
Acquisition costs	55,969	55,969	—	55,969	55,969	—

	$1,082,127	$873,903	$208,224	$1,082,127	$863,729	$218,398

      Amortization expense of intangible assets amounted to $10,174 and $10,074 for the three months ended March 31, 2005 and 2004, respectively, and $20,348 and $20,149 for the six months ended March 31, 2005 and 2004, respectively.
      Annual amortization expense is estimated to be $40,800 for fiscal 2005, $40,800 for fiscal 2006, $40,700 for fiscal 2007, $40,100 for fiscal 2008, $34,900 for fiscal 2009 and $21,100 thereafter.
NOTE 6 — RELATED PARTY TRANSACTIONS:

Loans Receivable — Stockholder/ Officer
      Loans receivable — stockholder/officer represent various loans to Jerry L. Malis, a principal stockholder, director and officer of the Company. The loans bear interest at rates of 4.83% to 6.97% and are payable in either quarterly installments of $3,525 or annual installments of $14,100 until the principal and accrued interest have been repaid. At March 31, 2005, loans receivable — stockholder amounted to $39,359.
      Loans receivable — stockholder/officer are partially secured by 5,833 shares of the Company’s common stock. At March 31, 2005, the pledged common stock has a value of $7,933.

Operating Lease
      The Company is leasing approximately 4,200 square feet of office and warehouse space from a general partnership whose partners are Jerry L. Malis, Leonard I. Malis (principal stockholders, directors and officers of the Company) and the Francis W. Gilloway Marital Trust. The lease expires in June 2005. Rent expense amounted to $15,467 and $30,934 for three and six months ended March 31, 2005, respectively, and $15,017 and $30,033 for the three and six months ended March 31, 2004, respectively. At March 31, 2005, the Company was current on all rent obligations to the related entity.
NOTE 7 — CONTINGENCIES:

Lawsuit
      On September 19, 2002, the Company was served with a complaint that was filed in the Superior Court of the State of Arizona, County of Maricopa, captioned Jeffrey Turner and Cathryn Turner v. Phoenix Children’s Hospital, Inc., et al. (CV 2002-010791) in which the Company was named as one of the defendants. The plaintiffs were seeking damages from all defendants for permanent brain damage

VALLEY FORGE SCIENTIFIC CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2005 — (Continued)
suffered by a four-year old girl during a surgery that took place in June 2000. The alleged damages sought by the plaintiffs against all parties were in excess of the Company’s product liability insurance policy limit of $1,000,000, and the Company’s net worth. The claim against the Company is a products liability claim. The Company’s product liability insurance carrier is providing the Company’s defense in this matter. This insurance coverage has a $10,000 deductible that applies to attorney fees and damages, which had been provided for in other costs under selling, general and administrative expense for the year ended September 30, 2002.
      In April 2005, the complaint was settled whereby the Company, its insurance carrier and the plaintiffs executed a Settlement Agreement and Release (the “Settlement”). As part of the Settlement, the Company, without admitting liability, agreed to pay the plaintiff $150,000 whereby the Company was completely released and discharged from any past, present or future claim resulting from this matter. Such amount has been accrued and is reflected as another cost in the statement of income and as accounts payable and accrued expenses in the balance sheet.

Lease
      The Company entered into a combination sublease and lease commencing on May 1, 2005 for a term of four and one-half years, for office, assembly and manufacturing space in Upper Merion Township, Pennsylvania, with an initial annual rental of $74,858, increasing to $129,437, plus annual operating expenses.
NOTE 8 — EARNINGS PER SHARE:

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2005	2004	2005	2004

Income available to common stockholders	$70,463	$7,579	$138,884	$80,558
Weighted average common shares outstanding — basic	7,913,712	7,913,712	7,913,712	7,913,712
Net effect of dilutive shares issuable in connection with stock plans	43,203	63,736	53,336	58,010
Weighted average common shares outstanding — diluted	$7,956,915	$7,977,448	$7,967,048	$7,971,722
Earnings Per Share:
Basic	$0.01	$0.00	$0.02	$0.01
Diluted	$0.01	$0.00	$0.02	$0.01
      Options to purchase 447,500 and 507,250 shares of common stock were outstanding on March 31, 2005 and 2004, respectively. Of these shares, 404,297 and 443,514 shares were not included in the computation of diluted earnings per share for the three months ended March 31, 2005 and 2004, and 394,164 and 449,240 of these shares were not included in the computation of diluted earnings per share for the six months ended March 31, 2005 and 2004, respectively, in accordance with SFAS 128, as the issuance prices were in excess of the average market price for the period.
NOTE 9 — SUBSEQUENT EVENT:
      The Company entered into an agreement to sell all of the property and certain equipment of DEC, subject to certain contingencies, for $200,000. The estimated income to be recognized by the Company is approximately $120,000, before moving costs, closing costs and taxes.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VALLEY FORGE SCIENTIFIC CORP.
(“Valley Forge”),
SYNERGETICS ACQUISITION CORPORATION
(“MergerSub”),
AND
SYNERGETICS, INC.
(“Synergetics”)
dated May 2, 2005

1.	Definitions		A-1

2.	Basic Transaction		A-4
	(a)	The Merger	A-4
	(b)	The Closing	A-4
	(c)	Actions at the Closing	A-4
	(d)	Effect of Merger	A-4

3.	Disposition of Synergetics Shares		A-6
	(a)	Conversion of Synergetics Shares	A-6
	(b)	Exchange of Certificates	A-6
	(c)	Lost, Mislaid, Stolen or Destroyed Certificates	A-6
	(d)	Dissenting Shares	A-6
	(e)	Fractional Shares	A-7
	(f)	Options	A-7
	(g)	Restrictions on Sale of Valley Forge Shares	A-8
	(h)	Conversion of MergerSub Shares	A-8

4.	Representations, Warranties, Covenants and Agreements of Synergetics		A-8
	(a)	Organization, Qualification and Corporate Power	A-8
	(b)	Capitalization	A-8
	(c)	Authorization of Transaction	A-9
	(d)	Non-contravention	A-9
	(e)	Brokers’ Fees	A-9
	(f)	Tangible Assets	A-9
	(g)	Financial Statements	A-10
	(h)	Synergetics Disclosure Binder	A-10
	(i)	Absence of Material Changes	A-10
	(j)	Undisclosed Liabilities	A-11
	(k)	Permits, Licenses and Legal Compliance	A-11
	(l)	Tax Matters	A-12
	(m)	Real Property	A-12
	(n)	Intellectual Property	A-13
	(o)	Bank Accounts	A-14
	(p)	Inventory	A-14
	(q)	Contracts	A-14
	(r)	Notes and Accounts Receivable	A-15
	(s)	Powers of Attorney	A-15
	(t)	Insurance	A-15
	(u)	Litigation	A-15
	(v)	Product Warranty	A-16
	(w)	Product Liability	A-16
	(x)	Employees	A-16

A-i

	(y)	Employee Benefits	A-16
	(z)	Guaranties	A-16
	(aa)	Environment, Health, and Safety	A-16
	(ab)	Certain Business Relationships with Affiliates	A-17
	(ac)	Subsidiaries	A-17
	(ad)	Disclosure	A-18
	(ae)	Internal Controls; Information Provided	A-18

5.	Representations, Warranties, Covenants and Agreements of the MergerSub and Valley Forge		A-19
	(a)	Organization, Qualification and Corporate Power	A-19
	(b)	Capitalization	A-19
	(c)	The MergerSub’s Status	A-19
	(d)	Authorization of Transaction	A-20
	(e)	Non-contravention	A-20
	(f)	Brokers’ Fees	A-20
	(g)	Tangible Assets	A-20
	(h)	Financial Statements	A-20
	(i)	Valley Forge Disclosure Binder	A-21
	(j)	Absence of Material Changes	A-21
	(k)	Undisclosed Liabilities	A-22
	(l)	Permits, Licenses and Legal Compliance	A-22
	(m)	Tax Matters	A-23
	(n)	Real Property	A-23
	(o)	Intellectual Property	A-24
	(p)	Bank Accounts	A-25
	(q)	Inventory	A-25
	(r)	Contracts	A-25
	(s)	Notes and Accounts Receivable	A-26
	(t)	Powers of Attorney	A-26
	(u)	Insurance	A-26
	(v)	Litigation	A-26
	(w)	Product Warranty	A-27
	(x)	Product Liability	A-27
	(y)	Employees	A-27
	(z)	Employee Benefits	A-27
	(aa)	Guaranties	A-27
	(ab)	Environment, Health and Safety	A-27
	(ac)	Certain Business Relationships With Affiliates	A-28
	(ad)	Subsidiaries	A-28
	(ae)	Disclosures	A-28
	(af)	SEC Reports; Internal Controls; Information Provided	A-28

6.	Covenants Relating to Conduct of Business		A-30
	(a)	Covenants of Valley Forge	A-30
	(b)	Covenants of Synergetics	A-32
	(c)	Control of the other Party’s Business	A-34

A-ii

7.	Additional Agreements		A-35
	(a)	Preparation of Proxy Statement; S-4 Registration Statement; Valley Forge Shareholders Meeting and Registration Expenses	A-35
	(b)	Reasonable Best Efforts	A-35
	(c)	Fees and Expenses	A-36
	(d)	Directors’ and Officers’ Indemnification and Insurance	A-36
	(e)	Public Announcements	A-36
	(f)	Assignment of Mails Trademark	A-37
	(g)	Supermajority Director Voting Requirements	A-37
	(h)	Section 16 Matters	A-37
	(i)	Nasdaq Listing	A-38
	(j)	Affiliate Letters	A-38
	(k)	Access to Information	A-38

8.	Conditions Precedent		A-38
	(a)	Conditions Precedent to Each Party’s Obligation to Effect the Merger	A-38
	(b)	Additional Conditions to the Obligations of Valley Forge and the MergerSub	A-39
	(c)	Additional Conditions to the Obligation of Synergetics	A-39

9.	Items to be Delivered at Closing		A-40
	(a)	Items to be Delivered by Synergetics	A-40
	(b)	Items to be Delivered by Valley Forge and/or the MergerSub	A-41

10.	Break-up Fee		A-42

11.	Termination		A-42

12.	Miscellaneous		A-43
	(a)	No Third Party Beneficiaries	A-43
	(b)	Entire Agreement	A-43
	(c)	Succession and Assignment	A-43
	(d)	Counterparts	A-43
	(e)	Headings	A-43
	(f)	Notices	A-43
	(g)	Governing Law	A-44
	(h)	Amendments and Waivers	A-44
	(i)	Severability	A-45
	(j)	Construction	A-45
	(k)	Incorporation of Exhibits and Schedules	A-45
	(l)	Arbitration	A-45
	(m)	Future Assurances	A-45
Exhibit “A” Certificate of Merger
Exhibit “B” Shareholders’ Agreement
Exhibit “C” Synergetics Voting Agreement
Exhibit “D” Valley Forge Voting Agreement
Exhibit “E” Valley Forge & Leonard Malis Option Agreement

A-iii

Exhibit “F” Form of Affiliate Letter
Exhibit “G” Form of Employment Agreement
Exhibit “H” Form of Synergetics Opinion
Exhibit “I” Form of Valley Forge Opinion
Exhibit “J” New Synergetics Stock Option Plan
Synergetics Disclosure Binder — Exceptions to Representations and Warranties
Valley Forge Disclosure Binder — Exceptions to Representations and Warranties

A-iv

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER is entered into this 2nd day of May, 2005, by and among SYNERGETICS ACQUISITION CORPORATION, a Delaware corporation (the “MergerSub”), VALLEY FORGE SCIENTIFIC CORP., a Pennsylvania corporation and corporate parent of the MergerSub (“Valley Forge”), and SYNERGETICS, INC., a Missouri corporation (“Synergetics”). MergerSub, Valley Forge, and Synergetics are sometimes hereinafter referred to individually as a “Party” or collectively as “Parties.”
      WHEREAS, the Board of Directors of the MergerSub, Valley Forge and Synergetics have each approved the merger of MergerSub with and into the Synergetics in a transaction intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), under the terms and conditions set forth herein.
      NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the representations, warranties, and mutual covenants herein contained, the Parties agree as follows.
      1. Definitions.

“Additional Valley Forge Shares” shall mean 612,000 Valley Forge Shares to be delivered by Valley Forge to the Synergetics shareholders as part of the Synergetics Merger Consideration.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Certificate of Merger” has the meaning set forth in Section 2(c) below.

“Closing” has the meaning set forth in Section 2(b) below.

“Closing Date” has the meaning set forth in Section 2(b) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Synergetics, its Subsidiaries and its Affiliates and/or Valley Forge, its Subsidiaries and its Affiliates, if any, that is not already generally available to the public.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“Effective Date” has the meaning set forth in Section 2(d)(i) below.

“Employee Benefit Plan” means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1).

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases, of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extremely Hazardous Substance” has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Fiduciary” has the meaning set forth in ERISA Sec. 3(21)

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, logos, and trade names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of materials, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (e) all computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof, in whatsoever form or medium.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Synergetics, the actual knowledge of the individuals listed in Section 1 of the Synergetics Disclosure Binder and (ii) with respect to Valley Forge and Merger Sub, the actual knowledge of the individuals listed in Section 1 of the Valley Forge Disclosure Binder, in each case after reasonable investigation.

“Liability” means any liability of Synergetics, Valley Forge or the MergerSub arising from the conduct of their respective business on or prior to the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes and reasonable costs incurred in securing attorney, accounting or other professional services.

“Material Adverse Effect” means any event which would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the business, assets, financial condition or results of operations of either the MergerSub, Valley Forge or Synergetics.

“Merger” has the meaning set forth in Section 2(a) below.

“MergerSub Share” means any share of Common Stock, $0.01 par value per share, of the MergerSub.

“Most Recent Synergetics Fiscal Year End” has the meaning set forth in Section 4(g).

“Most Recent Synergetics Fiscal Month End” has the meaning set forth in Section 4(g).

“New Synergetics” has the meaning set forth in Section 2(c) below.

“New Synergetics Share” means any share of the Common Stock, no par value per share, of Valley Forge following the Effective Date.

“Option” shall mean each option to purchase or acquire Synergetics’ Shares, whether issued by Synergetics pursuant to the Option Plan or otherwise.

“Option Plan” shall mean the Synergetics, Inc. Incentive Stock Option Plan.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

“Proxy Statement/ Prospectus” has the meaning set forth in Section 7(a)(i) below.

“Reportable Event” has the meaning set forth in ERISA Sec. 4043.

“Requisite MergerSub Stockholder Approval” means the affirmative vote of Valley Forge as the sole holder of MergerSub Shares in favor of this Agreement and the Merger.

“Requisite Synergetics Stockholder Approval” means the affirmative vote of the holders of at least two-thirds of the issued and outstanding Synergetics Shares in favor of this Agreement and the Merger and the exercise of dissenters rights by the holders of not more than 4.9% of the issued and outstanding Synergetics Shares.

“Requisite Valley Forge Stockholder Approval” means the affirmative vote of the holders of at least a majority of the issued and outstanding Valley Forge Shares in favor of this Agreement and the Merger and the exercise of dissenters rights by the holders of not more than 4.9% of the issued and outstanding Valley Forge Shares.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Tax not yet due and payable or for Tax that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Surviving Corporation” has the meaning set forth in Section 2(a) below.

“Synergetics Disclosure Binder” means that certain disclosure binder provided by Synergetics to Valley Forge and the MergerSub and certified by Synergetics to be true, accurate and complete in all material respects.

“Synergetics Share” means any share of the Common Stock, $0.01 2/3 par value per share, of Synergetics.

“Synergetics Voting Agreement” has meaning set forth in Section 4(c) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, mercantile license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

environmental (including Tax under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Tax, including any amendment thereof and any schedule or attachment thereto.

“Transfer Agent” means American Stock Transfer & Trust Company.

“Valley Forge Disclosure Binder” means that certain disclosure binder provided by Valley Forge to Synergetics and certified by Valley Forge to be true, accurate and complete in all material respects.

“Valley Forge Share” means any share of the Common Stock, no par value per share, of Valley Forge.

“Valley Forge Voting Agreement” has the meaning set forth in Section 5(d) below.

      2. Basic Transaction.

(a) The Merger. On and subject to the terms and conditions of this Agreement, MergerSub (the “Merger”) will merge with and into Synergetics at the Effective Date. Synergetics shall be the only corporation surviving the Merger (the “Surviving Corporation”).

(b) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Valley Forge, 136 Green Tree Road, Suite 100, Oaks, Pennsylvania 19456-1179, or at such other place as may be mutually agreeable to the Parties, commencing at 10:00 a.m. local time (or such other time as may be mutually agreeable to the Parties) on the date one (1) business day after the satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby other than the conditions that by their terms are to be satisfied on the Closing Date, or such other date as may be mutually agreeable to the Parties (the “Closing Date”).

(c) Actions at the Closing. At the Closing the following shall occur: (i) Valley Forge will undertake a F Reorganization in accordance with Section 368(a)(1)(F) of the Code resulting in its reincorporation in the State of Delaware (the “Reincorporation”) and change its corporate name to “Synergetics, Inc.” (following the Closing Valley Forge will be sometimes hereinafter referred to as “New Synergetics”); (ii) Synergetics will deliver to the MergerSub and Valley Forge the various certificates, instruments, and documents referred to in Section 9(a) below; (iii) the MergerSub and Valley Forge will deliver to Synergetics the various certificates, instruments, and documents referred to in Section 9(b) below; (iv) the MergerSub and Synergetics will file with the Secretaries of State of the State of Delaware and the State of Missouri a Certificate of Merger in the form attached hereto as Exhibit “A” (the “Certificate of Merger”); and (v) the Parties shall take any and all other actions consistent with this Agreement so as to effectuate the Closing, including, but not limited to, changing the ticker symbol of New Synergetics.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Date”) MergerSub and Synergetics file the Certificate of Merger with the Secretary of State of the State of Missouri. The Merger shall have the effect set forth in the General and Business Corporations Law of Missouri. Upon the consummation of the Merger, the franchises and all the property, real, personal and mixed, causes of action and every other asset of MergerSub shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation may, at any time after the Effective Date, take any action (including executing and delivering any document) in the name and on behalf of MergerSub in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Certificate of Incorporation. The Certificate of Incorporation of Synergetics in effect at and as of the Effective Date, a copy of which is contained in Section 2(d)(ii) of the Synergetics Disclosure Binder, will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger except as provided for by the Certificate of Merger.

(iii) Bylaws. Except as set forth below, the Bylaws of Synergetics in effect at and as of the date this Agreement is executed, a copy of which is contained in Section 2(d)(iii) of the Synergetics Disclosure Binder, will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger. Upon the Closing Date, the Parties shall take all corporate action necessary to amend the New Synergetics ByLaws (or in the event the Reincorporation does not occur for any reason, the Valley Forge ByLaws) to include the supermajority Board of Director voting provisions detailed in Section 7(g) herein below.

(iv) Directors and Officers. From and after the date this Agreement is executed until the Closing Date, (i) the directors of the MergerSub shall be the directors of Valley Forge and (ii) the officers of the MergerSub shall be the officers of Valley Forge. Valley Forge hereby agrees to take all actions necessary for the Board of Directors of New Synergetics to be comprised of the individuals specified below this Section 2(d)(iv) (each a “Director” and collectively the “Directors”) effective immediately upon consummation of the Merger. The Board of Directors of Valley Forge shall take all actions necessary to appoint Jerry L. Malis as Executive Vice President and Chief Scientific Officer, Kurt W. Gampp, Jr. as the Chief Operating Officer and Gregg D. Scheller as the Chief Executive Officer and President of New Synergetics to be effective upon and as of the Effective Date. Upon execution of this Agreement, Valley Forge and certain of its shareholders shall become parties to the Valley Forge Voting Agreement (as defined below) pursuant to which such shareholders shall take all corporate action necessary, including, but not limited to, the affirmative vote of all their respective Valley Forge Shares, to cause the New Synergetics Board of Directors (effective upon consummation of the Merger) to consist of seven (7) members divided by the Board of Directors into three (3) classes with three year staggered terms with the term of office of the Class “A” directors expiring at the annual meeting of the New Synergetics shareholders in 2006, (the “2006 Meeting”) the term of office of the Class “B” directors expiring at the annual meeting of the New Synergetics shareholders in 2007 and the term of office of the Class “C” directors expiring at the annual meeting of the New Synergetics shareholders in 2008. On the Closing Date, the members of the New Synergetics Board of Directors shall be as follows: (i) Class “A” directors shall be Larry Cardinale and Robert Dick; (ii) Class “B” directors shall be Juanita Hinshaw and an independent individual who shall be designated and approved as set forth below before the filing of the Proxy Statement/ Prospectus and is willing and able to serve, possessing relevant experience in the medical product industry to be nominated by Valley Forge’s Nominating Committee and approved by the Valley Forge Board of Directors, and subject to the consent of the Board of Directors of Synergetics, which consent shall not be unreasonably withheld or delayed; and (iii) Class “C” directors shall be Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. The Parties agree that effective immediately upon consummation of the Merger, the composition of the Board of Directors of the Surviving Corporation shall be identical to the composition of the Board of Directors of New Synergetics. Subject to compliance with applicable law, the Parties shall use their best efforts to cause the New Synergetics Board of Directors to elect independent members of the New Synergetics Board of Directors to each of the Audit Committee, the Compensation Committee and the Nominating Committee of New Synergetics so that such committees are constitute as described in Section 8(c)(viii). The Parties’ further agree that the Nominating Committee of New Synergetics shall, subject to the approval a majority of the members of the Board of Directors of New Synergetics, designate two nominees to be elected at the 2006 Meeting.

(v) Final Tax Returns. New Synergetics shall prepare final tax returns for Synergetics (including amended returns and any claims for refunds) and information reports in accordance with GAAP and pay any Tax due as reflected on such tax returns.
      3. Disposition of Synergetics Shares.

(a) Conversion of Synergetics Shares. At and as of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

(i) The holders of issued and outstanding Synergetics Shares shall be entitled to receive, in the aggregate, such number of Valley Forge Shares as is equal to the result obtained by (A) dividing (x) the issued and outstanding Valley Forge Shares as of the date hereof (7,913,712 shares) by (y) 0.34 minus (B) the issued and outstanding Valley Forge Shares as of the date hereof (7,913,712 shares) plus (C) the Additional Valley Forge Shares (collectively, the “Synergetics Merger Consideration”). Each outstanding Synergetics Share shall be converted into the right to receive such number of Valley Forge Shares as is equal to the quotient determined by dividing the Synergetics Merger Consideration by the then issued and outstanding Synergetics Shares.

(ii) All Synergetics Shares held by Synergetics as treasury shares, if any, shall be cancelled.

(iii) After the Effective Date, there shall be no transfers on the stock transfer books of Synergetics of shares that were outstanding immediately prior to the Effective Date. If, after the Effective Date, any Certificates (as defined below) are presented to Synergetics for transfer, they shall be canceled and exchanged for the Synergetics Merger Consideration as described in Section 3(a) hereof.

(b) Exchange of Certificates. Promptly on or after the Effective Date, New Synergetics shall cause the Transfer Agent to mail to each holder of record of Synergetics Shares as of the Effective Date the Transmittal Form (as defined below) which shall specify that each Synergetics shareholder may surrender to the Transfer Agent all outstanding certificates, which immediately prior to the Effective Date represented Synergetics Shares (the “Certificate” or “Certificates”) in exchange for the Synergetics Merger Consideration. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent. Upon surrender to the Transfer Agent of a Certificate and a duly executed and properly completed Transmittal Form, the Certificate so surrendered shall forthwith be canceled. Promptly thereafter, Valley Forge agrees to deliver, or cause to be delivered, the Synergetics Merger Consideration to each Synergetics shareholder along with such other transmittal materials that Valley Forge and the Transfer Agent reasonably determines is necessary or appropriate (the “Transmittal Form”). From the Effective Date until surrender in accordance with the provisions of this Section 3(c), each Certificate shall represent, for all purposes, only the right to receive a share of the Synergetics Merger Consideration provided in Section 3(a) and any dividends or other distributions payable thereon.

(c) Lost, Mislaid, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Valley Forge shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shareholder’s share of the Synergetics Merger Consideration as may be required pursuant to Section 3(a); provided, however, that Valley Forge may, in its sole and unfettered discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an indemnity, reasonably acceptable to Valley Forge, against any claim that may be made against Valley Forge or the MergerSub with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

(d) Dissenting Shares. To the extent that the availability of appraisal rights are mandated under the General and Business Corporations Law of Missouri, Synergetic Shares that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the General and Business Corporations Law of Missouri (the

“Dissenting Shares”) shall not be converted pursuant to this Article 3 at or after the Effective Date unless and until the holder of such Dissenting Shares becomes ineligible for such appraisal rights. If a holder of Dissenting Shares becomes ineligible for appraisal, then, as of the Effective Date or the date such Dissenting Shares become ineligible for appraisal rights, whichever occurs later, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted pursuant to this Article 3 (subject to all of the rights and obligations of the Synergetics shareholders hereunder). Synergetics shall immediately give Valley Forge and the MergerSub notice of any demand for appraisal rights in connection with the Merger and Valley Forge and the MergerSub shall have the right to participate in all negotiations and proceedings with respect to any such demands at its sole cost and expense. Synergetics shall not, except with the prior written consent of Valley Forge and the MergerSub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand.

(e) Fractional Shares. No certificates or scrip representing fractional Valley Forge Shares shall be issued to former Synergetics shareholders upon the surrender for exchange of Certificates, and such former Synergetics shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Valley Forge with respect to any fractional Valley Forge Shares that would have otherwise been issued to such former Synergetics shareholders. In lieu of any fractional Valley Forge Shares that would have otherwise been issued, each former Synergetics shareholder that would have been entitled to receive a fractional Valley Forge Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the last sale price per share of the Valley Forge Shares on the Nasdaq SmallCap Market, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Synergetics shareholder would otherwise be entitled to receive.

(f) Options.

(i) As of the Effective Date, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by Valley Forge. Immediately after the Effective Date, each Option outstanding immediately prior to the Effective Date shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Date, such number of shares as is equal to the number of Synergetics Shares subject to the unexercised portion of such Option multiplied by a conversion ratio equal to the ratio set forth in Section 3(a)(i) above (with any fraction resulting from such multiplication to be rounded to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Date, divided by the conversion ratio equal to the ratio set forth in Section 3(a)(i) above (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

(ii) As soon as practicable after the Effective Date, New Synergetics or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 3(f), and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 3(f) and such notice).

(iii) New Synergetics shall take all corporate action necessary to reserve for issuance a sufficient number of Valley Forge Shares for delivery upon exercise of the Options assumed in Section 3(f). Promptly after the Effective Date, but in no event later than thirty (30) days thereafter, Valley Forge shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all New Synergetics Shares subject to such Options that may be registered on a Form S-8, and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

(iv) Synergetics shall obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this Section 3(f) (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(v) As soon as practicable after the Effective Date, if required, New Synergetics shall deliver a notice to the holders of options to acquire Valley Forge Shares that the agreements evidencing such options shall continue in effect on the same terms and conditions as in effect prior to the Effective Date. Such notice shall also state that such options shall not be subject to any anti-dilution protections that may be set forth in the agreements evidencing such options.

(g) Restrictions on Sale of New Synergetics Shares. The Parties shall use their best efforts to cause certain of the Shareholders of New Synergetics to become parties to a Shareholders’ Agreement, substantially in the form attached hereto as Exhibit “B” (the “Shareholders’ Agreement”), pursuant to which the parties thereto shall agree to certain restrictions on the transfer of their respective Synergetics Merger Consideration and/or Valley Forge Shares for a period of twelve (12) months after the Closing, notwithstanding the registration of such Synergetics Merger Consideration. Such persons shall not, except as otherwise permitted in accordance with the Shareholders’ Agreement, sell, or enter into any agreement, arrangement or negotiations relating to the sale of, any of their respective Valley Forge Shares or the Synergetics Merger Consideration.

(h) Conversion of MergerSub Shares. Each MergerSub Share issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter evidence one share of Common Stock, $0.01 par value per share, of the Surviving Corporation.
      4. Representations, Warranties, Covenants and Agreements of Synergetics. Synergetics represents and warrants to the MergerSub and Valley Forge that the statements contained in this Section 4 are true and correct as of the date of this Agreement. To the extent applicable, Synergetics makes the representations and warranties contained in this Section 4 to the MergerSub and Valley Forge on behalf of each Subsidiary of Synergetics. The Synergetics Disclosure Binder shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 4. The disclosures in any section or subsection of the Synergetics Disclosure Binder shall qualify other sections and subsections in this Section 4 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to other sections and subsections.
      (a) Organization, Qualification and Corporate Power. Synergetics is a corporation duly organized, validly existing, and subsisting under the laws of the State of Missouri. Synergetics is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Synergetics. Synergetics has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Synergetics’ Certificate of Incorporation and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to the MergerSub for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. Synergetics is not in violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of Synergetics.
      (b) Capitalization. The authorized capital stock of Synergetics and the issued and outstanding shares of capital stock of Synergetics are set forth in Section 4(b) of the Synergetics Disclosure Binder. Section 4(b) of the Synergetics Disclosure Binder also sets forth a true and complete list of all of the Synergetics shareholders, the number of shares of capital stock owned by each of them, and as set forth in

      1 The following parties and their respective affiliates will be parties to the Shareholders’ Agreement: Gregg D. Scheller, Kurt W. Gampp, Jr., Jerry L. Malis and Leonard I. Malis.

the Synergetics’ books and records, the date such shares were transferred or issued to said shareholders and each shareholder’s address. Except as detailed in Section 4(b) of the Synergetics Disclosure Binder, there are no outstanding or authorized Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Synergetics to issue, sell, or otherwise cause to become outstanding any capital stock. The maturity date and exercise price for each Option is listed in Section 4(b) of the Synergetics Disclosure Binder. All of Synergetics’ issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. Furthermore, the Synergetics Share repurchase program has been conducted in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Synergetics.
      (c) Authorization of Transaction. Synergetics has full power and authority (including full corporate power and authority) to execute and deliver this Agreement. Prior to or contemporaneous with the execution of this Agreement, certain of the Synergetics shareholders will deliver a voting agreement (the “Synergetics Voting Agreement”) pursuant to the terms of which they shall covenant and agree not to transfer or otherwise dispose of any of their Synergetics Shares prior to the Effective Date and to vote all their Synergetics Shares and any other shares of capital stock of Synergetics obtained following the date of this Agreement in favor of the Merger. A copy of the Synergetics Voting Agreement is attached hereto as Exhibit “C”. The Board of Directors of Synergetics has duly authorized the execution, delivery, and performance of this Agreement by Synergetics, and Synergetics has received any and all approvals required by any government authority to enter into this Agreement and effect the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Synergetics, enforceable in accordance with its terms and conditions.
      (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Synergetics is subject or any provision of the charter or Bylaws of Synergetics or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Synergetics is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Missouri general corporation law, Synergetics does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
      (e) Brokers’ Fees. Synergetics has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MergerSub or Valley Forge could become liable or obligated.
      (f) Tangible Assets. Synergetics has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets used by it, located on or off its premises, or shown on the Synergetics’ Financial Statements (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Synergetics Fiscal Month End (as defined below). Without limiting the generality of the foregoing, Synergetics has good and marketable title to all of the tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects of which any director or officer of Synergetics has Knowledge, has been maintained in

      2 The following Synergetics shareholders and their respective affiliates will be parties to the Synergetics Voting Agreement: Gregg D. Scheller, Kurt W. Gampp, Jr. and Earl F. Neely.

accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.
      (g) Financial Statements. Synergetics has delivered to the MergerSub prior to the execution of this Agreement true and complete copies of: (i) audited financial statements for Synergetics last five (5) fiscal years ended July 31, 2004 (hereinafter referred to as the “Most Recent Synergetics Fiscal Year End”); and (ii) unaudited financial statements for the six (6) months ended January 31, 2005 (the “Most Recent Synergetics Fiscal Month End”) (collectively, the “Synergetics Financial Statements”). Except as set forth in Section 4(g) of the Synergetics Disclosure Binder, the Synergetics Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Synergetics, as of the respective dates thereof, and the results of operations of Synergetics for such periods, are correct and complete, and are consistent with the books and records of Synergetics (which books and records are correct and complete).
      (h) Synergetics Disclosure Binder. Synergetics has delivered to the MergerSub prior to the execution of this Agreement the Synergetics Disclosure Binder which contain certain information and material regarding Synergetics. The Synergetics Disclosure Binder is, in all material respects, a true, accurate and complete description of Synergetics and Synergetics’ business. The Synergetics Disclosure Binder does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading. Synergetics hereby covenants and agrees to provide Valley Forge and the MergerSub with updates to the Synergetics Disclosure Binder from the date of this Agreement through the Closing Date. Synergetics further covenants and agrees to immediately notify Valley Forge and the MergerSub upon any event (whether or not insured against), which is reasonably likely to have a Material Adverse Effect.
      (i) Absence of Material Changes. Except as otherwise described in Section 4(i) of the Synergetics Disclosure Binder, since the Most Recent Synergetics Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Synergetics. Without limiting the generality of the foregoing, since that date:

(i) Synergetics has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Synergetics has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii) except as disclosed in the Synergetics Disclosure Binder, no party (including Synergetics) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which Synergetics is a party or by which it is bound;

(iv) Synergetics has not granted any Security Interest upon any of its assets, tangible or intangible;

(v) Synergetics has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(vi) Synergetics has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(vii) Synergetics has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(viii) Synergetics has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Synergetics has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) Synergetics has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) Synergetics has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) Synergetics has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) Synergetics has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv) Synergetics has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) Synergetics has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) except as disclosed in the Synergetics Disclosure Binder, Synergetics has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) Synergetics has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) Synergetics has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xix) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Synergetics and Synergetics has not altered the terms and conditions of firm purchase orders, commitments, or contracts for its services and products (the “Backlog”), and the dollar amount of orders in the Backlog is not materially less than it was as of such date, except as increased or decreased in the Ordinary Course of Business, and the Backlog which is outstanding and as of the date hereof contains terms and conditions that are consistent with Synergetics’ practices over the past year and as described in the Synergetics Disclosure Binder; and

(xx) Synergetics has not committed to any of the foregoing.
      (j) Undisclosed Liabilities. Except as set forth in Section 4(j) of the Synergetics Disclosure Binder, Synergetics has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the Synergetics Financial Statements and (ii) Liabilities which have arisen after the Most Recent Synergetics Fiscal Month End in the Ordinary Course of Business (none of which is material, or results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
      (k) Permits, Licenses and Legal Compliance. Section 4(k) of the Synergetics Disclosure Binder sets forth all material permits, licenses, franchises and approvals from all Federal, state, local and foreign governmental and regulatory bodies held by Synergetics. Synergetics has all permits, licenses, franchises and approvals of all Federal, state, local and foreign governmental or regulatory bodies required to carry on its businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; all such permits, licenses, franchises and approvals are in full force and effect, and Synergetics has no Knowledge of any threatened suspension or cancellation of any of them. Synergetics and its Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
      (l) Tax Matters.

(i) Synergetics has filed all Tax Returns that it was required to file on or prior to the date hereof except the final tax returns referred to in Section 2(d)(v) above. All such Tax Returns were correct and complete in all material respects. All Tax owed by Synergetics (whether or not shown on any Tax Return) have been paid. Synergetics currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Synergetics does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Synergetics that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Synergetics has withheld and paid all Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) Synergetics does not expect any authority to assess any additional Tax for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Synergetics either (A) claimed or raised by any authority in writing or (B) as to which Synergetics has Knowledge based upon personal contact with any agent of such authority. Section 4(l)(iii) of the Synergetics Disclosure Binder lists all federal, state, local, and foreign income Tax Returns filed with respect Synergetics for taxable periods ended on or before July 31, 2004. No Tax Returns have been audited or are currently the subject of audit. Synergetics has delivered to MergerSub correct and complete copies of all federal and state income Tax Returns.

(iv) Synergetics has not waived any statute of limitations in respect of Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Synergetics Financial Statements for the Most Recent Synergetics Fiscal Month End reflect an adequate reserve for all Taxes payable by Synergetics for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Synergetics, and no requests for waivers of the time to assess any such Taxes are pending.

(vi) Synergetics has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Synergetics is not a party to any Tax allocation or sharing agreement. Synergetics (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (B) has no Liability for the Tax of any Person (other than Synergetics) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) It is the intent of the Parties hereto that the transactions hereunder qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (“Tax-Free Status”). Synergetics will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the greatest extent permitted by law.
      (m) Real Property.

(i) Except for the Synergetics Subsidiary property located at 3845 Corporate Centre Drive, St. Charles, Missouri 63368-8678 (the “Missouri Property”) as detailed in Section 4(m) of the Synergetics Disclosure Binder, Synergetics owns no real property. Section 4(m) of the Synergetics Disclosure Binder lists and describes all real property leased by Synergetics. There are no subleases with respect to such real property. Synergetics has delivered to the MergerSub correct and complete copies of any and all title binders and/or the leases (the “Leases”) relative to the real property listed in Section 4(m) of the Synergetics Disclosure Binder. With respect to the Leases:

(A) the Leases are legal, valid, binding and enforceable in accordance with their terms, and are in full force and effect, against Synergetics, and to its Knowledge, the landlord thereunder;

(B) subject to the consent of the landlord thereunder, the Leases will continue to be legal, valid, binding and enforceable in accordance with their respective terms, and in full force and effect, against Synergetics, and to its Knowledge, the landlord thereunder, following the consummation of the transactions contemplated hereby;

(C) Synergetics is not in breach or default, under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder by Synergetics or permit termination, modification, or acceleration thereunder by the landlord thereunder, and to the Knowledge of Synergetics, the landlord thereunder is not in breach or default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the landlord or permit termination, modification, or acceleration thereunder by Synergetics;

(D) neither Synergetics nor, to its Knowledge, the landlord thereunder, has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the Leases;

(F) Synergetics has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or other real property;

(G) except as set forth in Section 4(m) of the Synergetics Disclosure Binder, Synergetics has received all approvals of governmental authorities (including licenses and permits) required in connection with the current operation of each building on the real property leased or owned by Synergetics and each such building has been operated and maintained by Synergetics in accordance with the Leases and all applicable laws, rules, and regulations; and

(H) all buildings have access to water, sewer, electric, gas and telephone utilities necessary for the current operation of Synergetics within such buildings.
      (n) Intellectual Property.

(i) Synergetics owns all Intellectual Property used or currently contemplated to be used in the future in the operation of the business of Synergetics as presently conducted, including, but not limited to, all Intellectual Property identified in Section 4(n) of the Synergetics Disclosure Binder. Each such item of Intellectual Property owned or used by Synergetics or any Affiliate immediately prior to the Closing hereunder will be owned or available for use by the MergerSub or Valley Forge on identical terms and conditions immediately subsequent to the Closing hereunder. Synergetics has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns.

(ii) To the Knowledge of Synergetics, Synergetics has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Synergetics has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Synergetics or any Affiliate must license or refrain from using any Intellectual Property rights of any third party).

(iii) To the Knowledge of Synergetics, Synergetics will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. Synergetics has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties (including any employee, independent contractor, director or officer of Synergetics) have developed which reasonably could be expected to supersede or make obsolete any product or process of Synergetics. To the Knowledge of Synergetics, no third party (including any employee, independent contractor, director or officer of Synergetics) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Synergetics or any Affiliate.

(o) Bank Accounts. Section 4(o) of the Synergetics Disclosure Binder sets forth all the banks in which Synergetics has an account, credit line or safety deposit box and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

(p) Inventory. Section 4(p) of the Synergetics Disclosure Binder lists all the Synergetics inventory, supplies, manufactured and purchased parts, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective.

(q) Contracts. Section 4(q) of the Synergetics Disclosure Binder lists the following contracts and other agreements to which Synergetics is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition of Synergetics or any of its employees, independent contractors, officers or directors;

(vi) any agreement involving any Synergetics shareholders, Affiliates or Subsidiary;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or independent contractors;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Synergetics; or

(xii) any other agreement with an annual value in excess of $10,000.

Synergetics has delivered to MergerSub a correct and complete copy of each written agreement listed in Section 4(q) of the Synergetics Disclosure Binder (as amended to date) and a written summary setting forth the terms and conditions of any oral agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C) neither Synergetics, nor to its Knowledge, any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Synergetics, nor to its Knowledge, any other party thereto has repudiated any provision of the agreement.

(r) Notes and Accounts Receivable. All notes and accounts receivable of Synergetics reflected in the Synergetics Financial Statements for the Most Recent Synergetics Fiscal Month End are valid receivables subject to no set-offs or counterclaims, are current and collectible, net of the applicable reserve for bad debts on the balance sheet for the Most Recent Synergetics Fiscal Month End.

(s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Synergetics.

(t) Insurance. Section 4(t) of the Synergetics Disclosure Binder sets forth the following information with respect to each insurance policy (including policies providing property, directors and officers indemnification, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Synergetics has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

(vi) a list of all claims made under said policies.

With respect to each such insurance policy that has not, by its terms, lapsed: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Synergetics, nor to its Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) neither Synergetics, nor to its Knowledge, any other party to the policy has repudiated any provision thereof. Synergetics has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

(u) Litigation. Except as set forth in Section 4(u) of the Synergetics Disclosure Binder, there is not pending against Synergetics or, to the Knowledge of Synergetics, threatened against Synergetics, its Affiliates or Subsidiaries any claim, action, suit, arbitration proceeding, governmental proceeding or other proceeding of any character (each, a “Proceeding”). All of the items set forth on Section 4(u) of the Synergetics Disclosure Binder are fully covered by insurance except as indicated on such section of the Synergetics Disclosure Binder. Except as set forth on Section 4(u) of the Synergetics Disclosure Binder, (i) all pending Proceedings relating to or involving the Synergetics, its Subsidiaries or Affiliates (or any of their respective officers or directors as such) are adequately provided for in the Synergetics Financial Statements in accordance with GAAP, (ii) except as detailed on Section 4(u) of the Synergetics Disclosure Binder, Synergetics, its Subsidiaries or Affiliates are not engaged in or otherwise prosecuting any legal action to recover monies due it or for damages sustained by it, and (iii) Synergetics, its Subsidiaries or Affiliates are not subject to any judgment, decree, injunction, rule or order of any court, and Synergetics, its Subsidiaries or Affiliates are not subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Synergetics’ ability to operate its business after the Closing. There are no Proceedings pending, nor to Synergetics’ Knowledge, threatened, under or pursuant to any warranty, whether expressed or implied, on products or services sold by Synergetics, its Subsidiaries or Affiliates.

(v) Product Warranty. Each product manufactured, sold, leased, or delivered by Synergetics has been in conformity with all applicable contractual commitments and all express and implied warranties, and Synergetics has no Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Synergetics or any Affiliate is subject to any guaranty, warranty, or other indemnity. Section 4(v) of the Synergetics Disclosure Binder includes copies of the standard terms and conditions of sale or lease for each of Synergetics products.

(w) Product Liability. Neither Synergetics nor any Affiliate has any Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Synergetics or any Affiliate.

(x) Employees. Section 4(x) of the Synergetics Disclosure Binder lists the names, titles, date of hire, last salary increase and current salary rates of, bonus, commission, employee benefit, health insurance, pension, retirement, vacation, and sick pay commitments to all employees and independent contractors of Synergetics. The accrued liability for the foregoing commitments shall be included in the Synergetics Financial Statements. To the Knowledge of Synergetics, no executive, employee, or independent contractor has any plans to terminate their relationship with Synergetics. Synergetics is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Synergetics has not committed any unfair labor practice. Synergetics has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Synergetics. Neither Synergetics, nor any of its officers, directors or employees are subject to any claim or potential claim, currently or as a result of the transaction described herein, of employment discrimination, wrongful termination, sexual harassment or other employment related claims by any present or past employee or independent contractor of Synergetics.

(y) Employee Benefits. Except as disclosed in Section 4(y) of the Synergetics Disclosure Binder, Synergetics does not currently and has never in the past maintained, and has never contributed to, any Employee Benefit Plan or Employee Welfare Benefit Plan.

(z) Guaranties. Synergetics is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(aa) Environment, Health, and Safety.

(i) Synergetics has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding or written notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Synergetics has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(ii) Synergetics has no Liability (and Synergetics has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual or Person to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Synergetics giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or Person, or for any reason under any Environmental, Health, and Safety Law, except for any Liability which has not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) All properties and equipment used in the business of Synergetics are free of asbestos, PCB’s, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except to the extent reasonable amounts of such substances are used in compliance with applicable Environmental, Health and Safety Laws.

(ab) Certain Business Relationships With Affiliates. Except for the business arrangements and relationships between Synergetics and any Affiliate which are set forth in Section 4(ab) of the Synergetics Disclosure Binder, none of the Synergetics shareholders or their Affiliates has been involved in any business arrangement or relationship with Synergetics within the past 24 months, and none of the Synergetics shareholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of Synergetics, as modified by the Synergetics disclosure Binder.

(ac) Subsidiaries.

(i) Each Subsidiary of Synergetics is a corporation duly organized, validly existing, and in subsisting under the laws of the jurisdiction of its incorporation. Each Subsidiary of Synergetics is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Synergetics or such Subsidiary. Each Subsidiary of Synergetics has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Certificate of Incorporation of each Subsidiary of Synergetics and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to the MergerSub for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. No Subsidiary of Synergetics is in violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of any such Subsidiary of Synergetics.

(ii) The authorized capital stock of each Subsidiary of Synergetics and the issued and outstanding shares of capital stock of each such Subsidiary are set forth in Section 4(ac) of the Synergetics Disclosure Binder. Section 4(ac) of the Synergetics Disclosure Binder also sets forth a true and complete list of all of the shareholders of each such Subsidiary, the number of shares of capital stock owned by each of them, and as set forth in the Synergetics’ books and records, the date such shares were transferred or issued to said shareholders and each shareholder’s address. Except as detailed in Section 4(ac) of the Synergetics Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary of Synergetics have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Synergetics.

(iii) Synergetics does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

(ad) Disclosure. The representations and warranties contained in this Section 4, as modified by the Synergetics Disclosure Binder, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(ae) Internal Controls; Information Provided.

(i) Each of the consolidated financial statements included in the Synergetics Disclosure Binder, together with the notes and schedules related thereto, as of their respective dates, (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements) and (B) fairly presented in all material respects the consolidated financial position of Synergetics and its Subsidiaries as of the respective dates of the balance sheets included therein and the results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

(ii) Each of Synergetics and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Synergetics in accordance with GAAP and to maintain accountability for Synergetics’ consolidated assets; (C) access to Synergetics’ assets is permitted only in accordance with management’s authorization; (D) the reporting of Synergetics’ assets is compared with existing assets at regular intervals; (E) accounts, notes and other receivables and inventory are recorded accurately; and (F) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use of disposition of Synergetics’ assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of Synergetics’ internal controls over financial reporting which could adversely affect in any material respect Synergetics’ ability to record, process, summarize and report finance data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of Synergetics or any of its Subsidiaries who have a significant role in Synergetics’ internal controls over the financial reporting.

(iii) The information to be supplied by or on behalf of Synergetics for inclusion or incorporation by reference in the Form S-4 to be filed by Valley Forge pursuant to which Valley Forge Shares issuable in connection with the Merger shall be registered under the Securities Act, shall not at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Synergetics for inclusion in the Proxy Statement/ Prospectus to be sent to the shareholders of Synergetics in connection with the Synergetics shareholders meeting and to shareholders of Valley Forge in connection with the Valley Forge shareholders meeting, in each case being held to approve the Merger and other matters contemplated by this Agreement, shall not, on the date the Proxy Statement/ Prospectus is first mailed to shareholders of Valley Forge and Synergetics, or at the time of the respective shareholder meetings or as of the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/ Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective shareholder meetings which has become false or misleading. If at any time prior to the Effective Date, any fact or event relating to Synergetics or any of its Affiliates should be discovered by Synergetics or should occur which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement/ Prospectus, Synergetics shall promptly inform Valley Forge of such fact or event. Notwithstanding anything to the contrary, Synergetics makes no representation or warranty with respect to the information to be supplied by or on behalf of Valley Forge for inclusion in the Form S-4 or the Proxy Statement/ Prospectus.

      5. Representations, Warranties, Covenants and Agreements of the MergerSub and Valley Forge. The MergerSub and Valley Forge represent and warrant, jointly and severally, to Synergetics that the statements contained in this Section 5 are true and correct as of the date of this Agreement. To the extent applicable, the MergerSub and Valley Forge, jointly and severally, make the representations and warranties contained in this Section 5 to Synergetics on behalf of each Subsidiary of Valley Forge. The Valley Forge Disclosure Binder shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 5. The disclosures in any section or subsection of the Valley Forge Disclosure Binder shall qualify other sections and subsections in this Section 5 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.
      (a) Organization, Qualification and Corporate Power. Valley Forge is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania. Valley Forge is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for those jurisdictions in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Valley Forge. Valley Forge has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Valley Forge’s Articles of Incorporation and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to Synergetics for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. Valley Forge is not in violation of any of the provisions of its Articles of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of Valley Forge.
      (b) Capitalization. The authorized capital stock of Valley Forge and the issued and outstanding shares of capital stock of Valley Forge are set forth in Section 5(b) of the Valley Forge Disclosure Binder. Except as detailed in Section 5(b) of the Valley Forge Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Valley Forge to issue, sell, or otherwise cause to become outstanding any capital stock. The maturity date and exercise price of each option is listed in Section 5(b) of the Valley Forge Disclosure Binder. All of Valley Forge’s issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. Furthermore, the Valley Forge Share repurchase program has been conducted in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Valley Forge.
      (c) The MergerSub’s Status. The MergerSub was incorporated on April 14, 2005, and is and will be at the Closing Date a wholly-owned subsidiary of Valley Forge. It has, and will at the Effective Date have, no existing business operations and no commitments, obligations, debts or liabilities of any kind or nature whatsoever except its obligations arising under this Agreement, the Exhibits hereto and other obligations existing under documents relating to the transactions contemplated hereby.

      (d) Authorization of Transaction. Valley Forge and the MergerSub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement. Valley Forge and its officers and directors agree to use their best efforts to obtain the Requisite MergerSub Stockholder Approval and the Requisite Valley Forge Stockholder Approval prior to the Effective Date. Prior to or contemporaneous with the execution of this Agreement, certain Valley Forge shareholders will deliver a voting agreement (the “Valley Forge Voting Agreement”) pursuant to the terms of which they shall covenant and agree not to transfer or otherwise dispose of any of their Valley Forge Shares prior to the Effective Date and to vote all their Valley Forge Shares and any other shares of capital stock of Valley Forge obtained following the date of this Agreement in favor of the Merger and they shall further covenant and agree to vote such shares in favor of the election of the New Synergetics Board of Directors slate described in Section 2(d)(iv) hereof. A copy of the Valley Forge Voting Agreement is attached hereto as Exhibit “D”. The Board of Directors of Valley Forge has duly authorized the execution, delivery, and performance of this Agreement by Valley Forge, and has approved the Reincorporation, and Valley Forge has received any and all approvals required by any government authority to enter into this Agreement and effect the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Valley Forge and the MergerSub, enforceable in accordance with its terms and conditions.
      (e) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Valley Forge or the MergerSub is subject or any provision of the charter or Bylaws of Valley Forge or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Valley Forge is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than as otherwise set forth in this Agreement, Valley Forge does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
      (f) Brokers’ Fees. Valley Forge and the MergerSub have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Synergetics could become liable or obligated.
      (g) Tangible Assets. Valley Forge has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets used by it, located on or off its premises, or shown on the Valley Forge Financial Statements (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business. Without limiting the generality of the foregoing, Valley Forge has good and marketable title to all of the tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects of which any director or officer of Valley Forge has Knowledge, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.
      (h) Financial Statements. Valley Forge has delivered to the MergerSub prior to the execution of this Agreement true and complete copies of: (i) audited financial statements for Valley Forge’s last five (5) fiscal years ended September 30, 2004; and (ii) unaudited financial statements for the three (3) months ended December 31, 2004 (collectively, the “Valley Forge Financial Statements”). Except as

      1 The following Valley Forge shareholders and their respective affiliates shall enter into the Valley Forge Voting Agreement: Jerry L. Malis, Leonard I. Malis, the Frances W. Gilloway Marital Trust and the Frances W. Gilloway Residue Trust.

set forth in Section 4(h) of the Valley Forge Disclosure Binder, the Valley Forge Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Valley Forge, as of the respective dates thereof, and the results of operations of Valley Forge for such periods, are correct and complete, and are consistent with the books and records of Valley Forge (which books and records are correct and complete).
      (i) Valley Forge Disclosure Binder. Valley Forge has delivered to Synergetics prior to the execution of this Agreement the Valley Forge Disclosure Binder which contains certain information and material regarding Valley Forge and the MergerSub. The Valley Forge Disclosure Binder is a true, accurate and complete description of Valley Forge and Valley Forge’s business. The Valley Forge Disclosure Binder does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading. Valley Forge hereby covenants and agrees to provide Synergetics with at least monthly updates to the Valley Forge Disclosure Binder from the date of this Agreement through the Closing Date. Valley Forge further covenants and agrees to immediately notify Synergetics upon any event (whether or not insured against), which is reasonably likely to have a Material Adverse Effect.
      (j) Absence of Material Changes. Except as otherwise described in Section 5(j) of the Valley Forge Disclosure Binder, since December 31, 2004, there has not been any material adverse change in the business, financial condition, operations or results of operations of Valley Forge. Without limiting the generality of the foregoing, since that date:

(i) Valley Forge has not sold, leased, transferred, or assigned any of their respective assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Valley Forge has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii) except as disclosed in Section 5(j)(iii) of the Valley Forge Disclosure Binder, no party (including Valley Forge) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which Valley Forge is a party or by which it is bound;

(iv) Valley Forge has not granted any Security Interest upon any of its assets, tangible or intangible;

(v) Valley Forge has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(vi) Valley Forge has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(vii) Valley Forge has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(viii) Valley Forge has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Valley Forge has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) Except as disclosed in Section 5(j)(x) of the Valley Forge Disclosure Binder, Valley Forge has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) Valley Forge has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) Valley Forge has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) Valley Forge has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv) Valley Forge has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) Valley Forge has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) except as disclosed in the Valley Forge Disclosure Binder, Valley Forge has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) Valley Forge has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) Valley Forge has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xix) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Valley Forge and Valley Forge has not altered the terms and conditions of its Backlog, and the dollar amount of orders in the Backlog is not materially less than it was as of such date, except as increased or decreased in the Ordinary Course of Business, and the Backlog which is outstanding and as of the date hereof contains terms and conditions that are consistent with Valley Forge’s practices over the past year and as described in Section 5(j)(xix) of the Valley Forge Disclosure Binder; and

(xx) Valley Forge has not committed to any of the foregoing.
      (k) Undisclosed Liabilities. Except as set forth in Section 5(k) of the Valley Forge Disclosure Binder, Valley Forge has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the Valley Forge Financial Statements and (ii) Liabilities which have arisen after December 31, 2004, in the Ordinary Course of Business (none of which is material, or results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
      (l) Permits, Licenses and Legal Compliance. Section 5(l) of the Valley Forge Disclosure Binder sets forth all material permits, licenses, franchises and approvals from all Federal, state, local and foreign governmental and regulatory bodies held by Valley Forge. Valley Forge has all permits, licenses, franchises and approvals of all Federal, state, local and foreign governmental or regulatory bodies required to carry on its businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; all such permits, licenses, franchises and approvals are in full force and effect, and Valley Forge has no Knowledge of any threatened suspension or cancellation of any of them. Valley Forge and its Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (m) Tax Matters.

(i) Valley Forge has filed all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Tax owed by Valley Forge (whether or not shown on any Tax Return) have been paid. Valley Forge currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Valley Forge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Valley Forge that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Valley Forge has withheld and paid all Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No director or officer of Valley Forge expects any authority to assess any additional Tax for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Valley Forge either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of Valley Forge has Knowledge based upon personal contact with any agent of such authority. Section 5(m)(iii) of the Valley Forge Disclosure Binder lists all federal, state, local, and foreign income Tax Returns filed with respect Valley Forge for taxable periods ended on or before September 30, 2004. No Tax Returns have been audited or are currently the subject of audit. Valley Forge has delivered to Synergetics correct and complete copies of all federal and state income Tax Returns.

(iv) Valley Forge has not waived any statute of limitations in respect of Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Valley Forge Financial Statements reflect an adequate reserve for all Taxes payable by Valley Forge for all taxable periods and portions thereof through the date of such Valley Forge Financial Statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Valley Forge, and no requests for waivers of the time to assess any such Taxes are pending.

(vi) Valley Forge has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Valley Forge is not a party to any Tax allocation or sharing agreement. Valley Forge (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (B) has no Liability for the Tax of any Person (other than Valley Forge) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) It is the intent of the Parties hereto that the transactions hereunder qualify under Tax–Free Status. Valley Forge will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the greatest extent permitted by law.
      (n) Real Property.

(i) Section 5(n) of the Valley Forge Disclosure Binder lists and describes all real property owned or leased by Valley Forge. Except as set forth in Section 5(n) of the Valley Forge Disclosure Binder, there are no subleases with respect to such real property. Valley Forge has delivered to the Synergetics correct and complete copies of any and all title binders and/or the leases (the “Leases”) relative to the real property listed in Section 5(n) of the Valley Forge Disclosure Binder. With respect to the Leases:

(A) the Leases are legal, valid, binding and enforceable in accordance with their terms, and are in full force and effect, against Valley Forge, and to its Knowledge, the landlord thereunder;

(B) the Leases will continue to be legal, valid, binding and enforceable in accordance with their respective terms without further consent of the landlord thereunder or any party claim by,

through or under such landlord, and in full force and effect, against the MergerSub and Valley Forge, and to the Knowledge of Valley Forge, the landlord thereunder, following the consummation of the transactions contemplated hereby;

(C) Valley Forge is not in breach or default, under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder by Valley Forge or permit termination, modification, or acceleration thereunder by the landlord thereunder, and to the Knowledge of Valley Forge, the landlord thereunder is not in breach or default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the landlord or permit termination, modification, or acceleration thereunder by Valley Forge;

(D) neither Valley Forge nor, to its Knowledge, the landlord thereunder, has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the Leases;

(F) Valley Forge has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or other real property;

(G) except as set forth in Section 5(n) of the Valley Forge Disclosure Binder, Valley Forge has received all approvals of governmental authorities (including licenses and permits) required in connection with the current operation of each building on the real property leased or owned by Valley Forge and each such building has been operated and maintained by Valley Forge in accordance with the Leases and all applicable laws, rules, and regulations; and

(H) all buildings have access to water, sewer, electric, gas and telephone utilities necessary for the current operation of Valley Forge within such buildings.

      (o) Intellectual Property.

(i) Except as disclosed in Section 5(o) of the Valley Forge Disclosure Binder, to the Knowledge of Valley Forge, Valley Forge owns all Intellectual Property necessary for, used or currently contemplated to be used in the future in the operation of the business of Valley Forge as presently conducted, including, but not limited to, all Intellectual Property identified in Section 5(o) of the Valley Forge Disclosure Binder. Each such item of Intellectual Property owned or used by Valley Forge or any Affiliate immediately prior to the Closing hereunder or to be acquired pursuant to the Option Agreement will be owned or available for use on an exclusive basis by the New Synergetics (or Valley Forge in the event the Reincorporation does not occur for any reason) and MergerSub immediately subsequent to the Closing hereunder. Valley Forge has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns.

(ii) To the Knowledge of Valley Forge, Valley Forge has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers of Valley Forge has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Valley Forge or any Affiliate must license or refrain from using any Intellectual Property rights of any third party).

(iii) To the Knowledge of Valley Forge, Valley Forge will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. Valley Forge has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties (including any employee, independent contractor, director or officer of Valley Forge) have developed which reasonably could be expected to supersede or make obsolete any product or process of Valley Forge. To the Knowledge of Valley Forge, no third party (including any employee, independent contractor, director or officer of Valley Forge) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Valley Forge or any Affiliate.

      (p) Bank Accounts. Section 5(p) of the Valley Forge Disclosure Binder sets forth all the banks in which Valley Forge has an account, credit line or safety deposit box and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.
      (q) Inventory. Section 5(q) of the Valley Forge Disclosure Binder lists all the inventory, supplies, manufactured and purchased parts, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective.
      (r) Contracts. Section 5(r) of the Valley Forge Disclosure Binder lists the following contracts and other agreements to which Valley Forge is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition of Valley Forge or any of its employees, independent contractors, officers or directors;

(vi) any agreement involving Valley Forge shareholders, Affiliates or Subsidiaries;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or independent contractors;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Valley Forge; or

(xii) any other agreement with an annual value in excess of $10,000.

Valley Forge has delivered to Synergetics a correct and complete copy of each written agreement listed in Section 5(r) of the Valley Forge Disclosure Binder (as amended to date) and a written summary setting forth the terms and conditions of any oral agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Valley Forge, nor to its Knowledge, any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Valley Forge, nor to its Knowledge, any other party thereto has repudiated any provision of the agreement.

      (s) Notes and Accounts Receivable. All notes and accounts receivable of Valley Forge reflected in the Valley Forge Financial Statements for December 31, 2004 are valid receivables subject to no set-offs or counterclaims, are current and collectible, net of the applicable reserve for bad debts on the balance sheet for Valley Forge as of December 31, 2004.
      (t) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Valley Forge.
      (u) Insurance. Section 5(u) of the Valley Forge Disclosure Binder sets forth the following information with respect to each insurance policy (including policies providing property, directors and officers indemnification, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Valley Forge and/or the MergerSub has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

(vi) a list of all claims made under said policies.

With respect to each such insurance policy that has not, by its terms, lapsed: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Valley Forge, nor to its Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) neither Valley Forge, nor to its Knowledge, any other party to the policy has repudiated any provision thereof. Valley Forge has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
      (v) Litigation. Except as set forth in Section 5(v) of the Valley Forge Disclosure Binder, there is not pending against Valley Forge or, to the Knowledge of Valley Forge, threatened against Valley Forge, its Affiliates or Subsidiaries any Proceeding. All of the items set forth in Section 5(v) of the Valley Forge Disclosure Binder are fully covered by insurance except as indicated on such section of the Valley Forge Disclosure Binder. Except as set forth on Section 5(v) of the Valley Forge Disclosure Binder, (i) all pending Proceedings relating to or involving Valley Forge, its Subsidiaries or Affiliates (or any of their respective officers or directors as such) are adequately provided for in the Valley Forge Financial Statements in accordance with GAAP, (ii) except as detailed on Section 5(v) of the Valley Forge Disclosure Binder, Valley Forge, its Subsidiaries or Affiliates are not engaged in or otherwise prosecuting any legal action to recover monies due it or for damages sustained by it, and (iii) Valley Forge, its Subsidiaries or Affiliates are not subject to any judgment, decree, injunction, rule or order of any court, and Valley Forge, its Subsidiaries or Affiliates are not subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Valley Forge’s ability to operate its business after the Closing. There are no Proceedings pending, nor to the Valley Forge’s knowledge, threatened, under or pursuant to any warranty, whether expressed or implied, on products or services sold by Valley Forge, its Subsidiaries or Affiliates.

      (w) Product Warranty. Each product manufactured, sold, leased, or delivered by Valley Forge has been in conformity with all applicable contractual commitments and all express and implied warranties, and Valley Forge has no Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Valley Forge or any Affiliate is subject to any guaranty, warranty, or other indemnity. Section 5(w) of the Valley Forge Disclosure Binder includes copies of the standard terms and conditions of sale or lease for each of Valley Forge products.
      (x) Product Liability. Valley Forge nor any Affiliate has any Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Valley Forge or any Affiliate.
      (y) Employees. Section 5(y) of the Valley Forge Disclosure Binder lists the names, titles, date of hire, last salary increase and current salary rates of, bonus, commission, employee benefit, health insurance, pension, retirement, vacation, and sick pay commitments to all employees and independent contractors of Valley Forge. The accrued liability for the foregoing commitments shall be included in the Valley Forge Financial Statements. To the Knowledge of Valley Forge, no executive, employee, or independent contractor has any plans to terminate their relationship with Valley Forge. Valley Forge is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Valley Forge has not committed any unfair labor practice. Valley Forge has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Valley Forge. Neither Valley Forge, nor any of its officers, directors or employees are subject to any claim or potential claim, currently or as a result of the transaction described herein, of employment discrimination, wrongful termination, sexual harassment or other employment related claims by any present or past employee or independent contractor of Valley Forge.
      (z) Employee Benefits. Except as disclosed in Section 5(z) of the Valley Forge Disclosure Binder, Valley Forge does not currently and has never in the past maintained, and has never contributed to, any Employee Benefit Plan or Employee Welfare Benefit Plan.
      (aa) Guaranties. Valley Forge is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
      (ab) Environment, Health, and Safety.

(i) Valley Forge has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Valley Forge has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(ii) Valley Forge has no Liability (and Valley Forge has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual or Person to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Valley Forge giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or Person, or for any reason under any Environmental, Health, and Safety Law, except for any Liability which has not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) All properties and equipment used in the business of Valley Forge are free of asbestos, PCB’s, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and

Extremely Hazardous Substances, except to the extent reasonable amounts of such substances are used in compliance with applicable Environmental, Health and Safety Laws.

      (ac) Certain Business Relationships With Affiliates. Except for the business arrangements and relationships between Valley Forge and any Affiliate which are set forth in Section 5(ac) of the Valley Forge Disclosure Binder, none of the directors, officers or shareholders of Valley Forge have been involved in any business arrangement or relationship with Valley Forge within the past 24 months, and none of the directors, officers or shareholders of Valley Forge owns any asset, tangible or intangible, which is used in the business of Valley Forge.
      (ad) Subsidiaries.

(i) Each Subsidiary of Valley Forge is a corporation duly organized, validly existing, and in subsisting under the laws of the jurisdiction of its incorporation. Each Subsidiary of Valley Forge is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material adverse Effect on Valley Forge or such Subsidiary. Each Subsidiary of Valley Forge has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Certificate of Incorporation of each Subsidiary of Valley Forge and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to Synergetics for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. No Subsidiary of Valley Forge is not violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of any such Subsidiary of Valley Forge.

(ii) The authorized capital stock of each Subsidiary of Valley Forge and the issued and outstanding shares of capital stock of each such Subsidiary are set forth in Section 5(ad) of the Valley Forge Disclosure Binder. Section 5(ad) of the Valley Forge Disclosure Binder also sets forth a true and complete list of all of the shareholders of each such Subsidiary, the number of shares of capital stock owned by each of them, and as set forth in the Valley Forge’s books and records, the date such shares were transferred or issued to said shareholders and each shareholder’s address. Except as detailed in Section 5(ad) of the Valley Forge Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary of Valley Forge have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Valley Forge.

(iii) Valley Forge does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.
      (ae) Disclosures. The representations and warranties contained in this Section 5, as modified by the Valley Forge Disclosure Binder, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Section 5 not misleading.
      (af)  SEC Reports; Internal Controls; Information Provided.

(i) Since October 1, 2001, Valley Forge has filed with the SEC all forms, registration statements, prospectuses, proxy statements, schedules and reports required to be filed by it with the SEC under each of the Securities Act and the Exchange Act (together with all forms, statements, reports and documents which shall be filed subsequent to the date hereof up to the Closing Date, being referred to herein, collectively, as the “Valley Forge SEC Reports”). As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Valley Forge SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), (i) were prepared in accordance and compiled in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and the regulations of the SEC thereunder applicable to the Valley Forge SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Valley Forge’s Subsidiaries is, and none of Valley Forge’s Subsidiaries at any time since October 1, 2001 has been, required to file or otherwise furnish any form, report, registration statement or prospectus with or to the SEC.

(ii) Each of the consolidated financial statements included in the Valley Forge SEC Reports, together with the notes and schedules related thereto, as of their respective dates (or if amended or supplemented in a Valley Forge SEC Report filed prior to the date of this Agreement, as of the date amended and supplemented), (A) compiled in all material respects with the applicable accounting requirements as set forth in the published rules and regulations of the SEC, (B) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (C) fairly presented in all material respects the consolidated financial position of Valley Forge and its Subsidiaries as of the respective dates of the balance sheets included therein and the results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

(iii) Each of Valley Forge and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Valley Forge in accordance with GAAP and to maintain accountability for Valley Forge’s consolidated assets; (C) access to Valley Forge’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Valley Forge’s assets is compared with existing assets at regular intervals; (E) accounts, notes and other receivables and inventory are recorded accurately; and (F) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use of disposition of Valley Forge’s assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of Valley Forge’s internal controls over financial reporting which could adversely affect in any material respect Valley Forge’s ability to record, process, summarize and report finance data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of Valley Forge or any of its Subsidiaries who have a significant role in Valley Forge’s internal controls over the financial reporting.

(iv) The information to be supplied by or on behalf of Valley Forge for inclusion or incorporation by reference in the Form S-4 to be filed by Valley Forge pursuant to which Valley Forge Shares issuable in connection with the Merger shall be registered under the Securities Act, shall not at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Valley Forge for inclusion in the Proxy Statement/ Prospectus to be sent to the shareholders of Valley Forge in connection with the Valley Forge shareholders meeting and to shareholders of Synergetics in connection with the Synergetics shareholders meeting, in each case being held to approve the Merger and other matters contemplated by this Agreement, shall not, on the date the Proxy Statement/ Prospectus is first mailed to shareholders of Valley Forge and Synergetics, or at the time of the respective shareholder meetings or as of the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/ Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective shareholder meetings which has become false or misleading. If at any time prior to the Effective Date, any fact or event relating to Valley Forge or any of its Affiliates should be discovered by Valley Forge or should occur which should be set for the in an amendment to the Form S-4 or a supplement to the Proxy Statement/ Prospectus, Valley Forge shall promptly inform Synergetics of such fact or event. Notwithstanding anything to the contrary, Valley Forge makes not representation or warranty with respect to the information to be supplied by or on behalf of Synergetics for inclusion in the Form S-4 or the Proxy Statement/ Prospectus.

      6. Covenants Relating to Conduct of Business.

(a) Covenants of Valley Forge. During the period from the date of this Agreement and continuing until the Effective Date, Valley Forge agrees as to itself and the MergerSub that (except as expressly contemplated or permitted by this Agreement or as required by a governmental entity of competent jurisdiction or to the extent that Synergetics shall otherwise consent in writing):

(i) Ordinary Course. Valley Forge shall carry on its business in the Ordinary Course of Business in all material respects, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Valley Forge with respect to matters specifically permitted by any other provision of this Agreement shall be deemed a breach of this Section 6(a)(i) unless such action would constitute a breach of one or more of such other provisions. Other than in connection with this Agreement, Valley Forge shall not, and shall not permit any of its Affiliates to, (A) enter into or terminate any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or agreement or make any change in any material lease or contract, other than in the Ordinary Course of Business; (b) enter into any new line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, (D) enter into any contract, agreement or other arrangement for the sale of products or inventories or for the furnishing of services by Valley Forge or any of its Affiliates which contract, agreement or other arrangement involves amounts or expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement.

(ii) Dividends. Valley Forge shall not, and shall not permit any of its Affiliates to, and shall not propose to, declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock.

(iii) Issuance of Securities. Valley Forge shall not, and shall not permit any of its Affiliates to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of Valley Forge, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Valley Forge Shares upon the exercise of any Valley Forge stock options under plans disclosed in the Valley Forge Disclosure Binder in accordance with their present terms in the Ordinary Course of Business consistent with past practice and (ii) options granted after the date hereof to acquire up to 30,000 Valley Forge Shares pursuant to any of Valley Forge’s stock option plans disclosed in the Valley Forge Disclosure Binder.

(iv) Governing Documents. Except to the extent required to comply with applicable law or their obligations in accordance with this Agreement, Valley Forge shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

(v) No Acquisitions. Other than the acquisition detailed in this Agreement, Valley Forge shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division, provided, however, that nothing in this Section 6(a)(v) shall prohibit (x) internal reorganizations or consolidations involving existing Affiliates or (y) the creation of new Affiliates organized to conduct or continue activities otherwise permitted by this Agreement.

(vi) No Dispositions. Other than (i) internal reorganizations or consolidations as detailed above, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Valley Forge Disclosure Binder, Valley Forge shall not, and shall not permit any of its Affiliates to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (excluding inventory in the Ordinary course of Business).

(vii) Investments, Indebtedness. Valley Forge shall not, and shall not permit any of its Affiliates to, other than in connection with actions permitted by this Agreement (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by Valley Forge pursuant to any contract or other legal obligation existing at the date of this Agreement or (y) in the Ordinary Course of Business consistent with past practice in an aggregate amount not in excess of $50,000 in the aggregate (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under any applicable regulatory laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the Ordinary Course of business consistent with past practice.

(viii) Compensation. Other than as contemplated by this Agreement or disclosed in the Section 5(y) of the Valley Forge Disclosure Binder, Valley Forge shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Valley Forge stock options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Valley Forge benefit plan and, in the case of any of the foregoing, except, in any case, in the Ordinary Course of Business consistent with past practice or as required by an existing agreement.

(ix) Accounting Methods. Except as disclosed in Valley Forge’s SEC reports filed prior to the date of this Agreement, or as required by a governmental entity, Valley Forge shall not change its methods of accounting in effect as of the date of this Agreement, except as required by changes in GAAP as concurred in by Valley Forge’s independent public accountants.

(x) Certain Agreements. Valley Forge shall not, and shall not permit any of its Affiliates to, enter into any agreements or arrangements that limit or otherwise restrict Valley Forge or any of their respective Affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict New Synergetics or any of its Affiliates (including the MergerSub) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

(xi) SEC and Nasdaq Compliance. Valley Forge shall comply in all material respects with SEC filing and disclosure requirements and shall comply with all rules, regulations and administrative guidelines promulgated by the Nasdaq SmallCap Market.

(xii) Non-Solicitation. After the date hereof and prior to the Effective Date, MergerSub and Valley Forge agree (i) that they shall not, and shall direct and use their best efforts to cause their respective directors, officers, partners, employees, advisors, accountants and attorneys not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving Valley Forge, or any purchase of all or any significant portion of the assets or any equity securities of Valley Forge (any such proposal or offer being hereinafter referred to as a “Valley Forge Acquisition Proposal”) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Valley Forge Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement a Valley Forge Acquisition Proposal; (ii) that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Synergetics conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6(a)(xii); and (iii) that they will notify Synergetics immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.

(xiii) Remedies. The MergerSub and Valley Forge agree that Synergetics will be entitled to specifically enforce its rights under Section 6(a)(xii) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. The MergerSub and Valley Forge further agree and acknowledge that money damages may not be an adequate remedy for the breach of such provision and that Synergetics may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

(xiv) Codman Agreement. With regard to the Agreement dated as of October 1, 2004 by and between Valley Forge and Codman & Shurtleff, Inc. (“Codman”), as amended by the amendment dated as of March 1, 2005 (collectively, the “Codman Agreement”), Valley Forge shall to the extent it may do so under the terms of the Codman Agreement: (i) provide Codman written notice under Article One — “Exclusivity End Date” subparagraph (c)(ii) to shorten the “Exclusivity End Date” to a date no later than the Closing of the Merger; (ii) sell to Codman only the amount of product it is obligated to sell to Codman under the Codman Agreement (the “Obligated Amount”), and shall not agree to sell to Codman products in excess of the Obligated Amount without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; (iii) not modify the Codman Agreement, without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; (iv) not enter into any distribution or marketing agreement for its products without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; and (v) work with Synergetics on a marketing plan and implementation schedule, which will place New Synergetics (or Valley Forge in the event the Reincorporation does not occur for any reason) in a position to market and sell the Valley Forge products (including the New Product, as that term is defined in the Codman Agreement) upon the Closing of the Merger.

(b) Covenants of Synergetics. During the period from the date of this Agreement and continuing until the Effective Date, Synergetics agrees that (except as expressly contemplated or permitted by this Agreement, as disclosed in the Synergetics Disclosure Binder or as required by a governmental entity of competent jurisdiction or to the extent that Valley Forge and the MergerSub shall otherwise consent in writing):

(i) Ordinary Course. Synergetics shall carry on its businesses in the Ordinary Course of Business in all material respects, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Synergetics with respect to matters specifically permitted by any other provision of this

Agreement shall be deemed a breach of this Section 6(b)(i) unless such action would constitute a breach of one or more of such other provisions. Other than in connection with this Agreement, Synergetics shall not, and shall not permit any of its Affiliates to, (A) enter into or terminate any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or agreement or make any change in any material lease or contract, other than in the Ordinary Course of Business; (B) enter into any new line of business; (C) incur or commit to any capital expenditure or any obligations or liabilities in connection therewith, (D) enter into any contract, agreement or other arrangement for the sale of products or inventories or for the furnishing of services by Synergetics or any of its Affiliates which contract, agreement or other arrangement involves amounts or expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement.

(ii) Dividends; Changes in Share Capital. Synergetics shall not and shall not propose to, declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock.

(iii) Issuance of Securities. Synergetics shall not, and shall not permit any of its Affiliates to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of Synergetics, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Synergetics Shares upon the exercise of any Synergetics stock options under plans disclosed in the Synergetics Disclosure Binder in accordance with their present terms in the Ordinary Course of Business consistent with past practice and (ii) Options granted after the date hereof to acquire up to 10,000 Synergetics Shares pursuant to the Option Plan in connection with the hiring of a new Chief Financial Officer of Synergetics.

(iv) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Synergetics shall not amend or propose to so amend its certificate of incorporation or bylaws.

(v) No Acquisitions. Other than the acquisition detailed in this Agreement, Synergetics shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division, provided, however, that nothing in this Section (6)(b)(v) shall prohibit (x) internal reorganizations or consolidations involving existing Affiliates or (y) the creation of new Affiliates organized to conduct or continue activities otherwise permitted by this Agreement.

(vi) No Dispositions. Other than (i) internal reorganization or consolidations as detailed above, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Synergetics Disclosure Binder, Synergetics shall not, and shall not permit any of its Affiliates to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (excluding inventory in the Ordinary Course of Business).

(vii) Investments; Indebtedness. Synergetics shall not, and shall not permit any of its Affiliates to, other than in connection with actions permitted by this Agreement (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Synergetics pursuant to any contract or other legal obligation existing at the date of this Agreement or (y) in the Ordinary Course of Business consistent with past practice in an aggregate amount not in excess of $50,000 in the aggregate (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under and applicable regulatory laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the Ordinary Course of Business consistent with past practice.

(viii) Compensation. Other than as contemplated by this Agreement or disclosed in the Section 4(x) of the Synergetics Disclosure Binder, Synergetics shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Synergetics stock options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Synergetics benefit plan and, in the case of any of the foregoing, except, in any case, in the Ordinary Course of Business consistent with past practice or as required by an existing agreement.

(ix) Accounting Methods. Except as disclosed in the Synergetics Disclosure Binder, or as required by a governmental entity, Synergetics shall not change its methods of accounting in effect as of the date of this Agreement.

(x) Certain Agreements. Synergetics shall not, and shall not permit any of its Affiliates to, enter into any agreements or arrangements that limit or otherwise restrict Synergetics or any of their respective Affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict New Synergetics or any of its Affiliates (including the MergerSub) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

(xi) Non-Solicitation. After the date hereof and prior to the Effective Date, Synergetics agrees (i) that it shall not, and shall direct and use its best efforts to cause its directors, officers, partners, employees, advisors, accountants and attorneys not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving Synergetics, or any purchase of all or any significant portion of the assets or any equity securities of Synergetics (any such proposal or offer being hereinafter referred to as a “Synergetics Acquisition Proposal”) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Synergetics Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement a Synergetics Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Valley Forge conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6(b)(xi); and (iii) that they will notify Valley Forge immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.

(xii) Remedies. Synergetics agrees that Valley Forge will be entitled to specifically enforce its rights under Section 6(b)(xi) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. Synergetics further agrees and acknowledges that money damages may not be an adequate remedy for the breach of such provision and that Valley Forge may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

(c) Control of the other Party’s Business. Nothing contained in this Agreement shall give Valley Forge, Synergetics or the MergerSub, directly or indirectly, the right to control or direct either Party’s operations prior to the Effective Date.

      7. Additional Agreements.

(a) Preparation of Proxy Statement; S-4 Registration Statement; Valley Forge Shareholders Meeting and Registration Expenses.

(i) As promptly as reasonably practicable following the date of this Agreement, Valley Forge and Synergetics shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Proxy Statement/ Prospectus (such proxy statement/ prospectus, and any amendments or supplements thereto, the “Proxy Statement/ Prospectus”) and Valley Forge shall prepare and file a registration statement on Form S-4 with respect to the issuance of the Synergetics Merger Consideration pursuant to this Agreement (the “Form S-4”). The Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as Valley Forge’s prospectus. The Form S-4 and the Proxy Statement/ Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Valley Forge and Synergetics shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Valley Forge shall, as promptly as practicable after receipt thereof, provide Synergetics copies of any written comments and advise Synergetics of any oral comments, with respect to the Proxy Statement/ Prospectus received from the SEC and shall provide Synergetics with a reasonable opportunity to review and comment on any and all correspondence between Valley Forge or any of its representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the Form S-4, the Proxy Statement/ Prospectus or the Merger and will provide Synergetics with copies of any such correspondence. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both Parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. Valley Forge will use reasonable best efforts to cause the Proxy Statements/ Prospectus to be mailed to the Valley Forge stockholders, and Synergetics will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to the Synergetics’ stockholders, in each case, as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each Party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Valley Forge Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Form S-4.

(ii) Valley Forge and Synergetics shall take all lawful action to call, give notice of, convene and hold a meeting of their respective stockholders on a date as soon as reasonably practicable for the purpose of obtaining the Requisite Valley Forge Stockholder Approval, and the Requisite Synergetics Stockholder Approval with respect to the adoption of this Agreement and, with respect to Valley Forge, the Reincorporation. The Parties hereby agree to cause their respective Boards of Directors to recommend that their respective stockholders approve the Merger and, in the case of Valley Forge, the Reincorporation. The Parties further agree not to withdraw such recommendations unless such withdrawal is based primarily on a breach by the other Party of any representation, warranty or covenant contained in this Agreement.

(b) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

(c) Fees and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. Expenses incurred by either party in connection with the filing, printing and mailing of the Proxy Statement/ Prospectus, shall be paid 50% by Valley Forge and 50% by Synergetics. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/ Prospectus, the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

(d) Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Date, the Surviving Corporation and/or Valley Forge agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of Valley Forge (in all of their capacities) (a) to the same extent, respectively, such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Valley Forge pursuant to the Valley Forge certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Valley Forge and its Affiliates and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; excepting therefrom, however, acts of willful misconduct or gross negligence), (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of three (3) years after the Effective Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses relative to same and (iii) cause to be maintained for a period of three (3) years after the Effective Date the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Valley Forge or the Surviving Corporation (provided that Synergetics (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; excepting therefrom, however, acts of willful misconduct or gross negligence). The obligations of under this Section shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section applies without the consent of such affected indemnitee.

(e) Public Announcements. Valley Forge and Synergetics shall use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/ Prospectus in accordance with the provisions of this Agreement, neither Valley Forge or Synergetics shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(f) Assignment of Malis Trademark. Prior to or contemporaneous with the Closing, Valley Forge will exercise its option in accordance with that certain Option Agreement, dated October 22, 2004, by and between Leonard Malis and Valley Forge attached hereto and made a part hereof as Exhibit “E”, whereupon Leonard Malis shall, prior or contemporaneous with the Closing, assign and transfer all of his interest in and to the “Malis” trademarks/tradenames currently used by Valley Forge to Valley Forge or the MergerSub as well as rights to use the name “Malis” in connection with future medical instruments and products.

(g) Supermajority Director Voting Requirements. Until the 12-month anniversary of the Closing Date, the following transactions with respect to Valley Forge and any and all Subsidiaries and Affiliates will require the affirmative vote of five (5) members of the New Synergetics Board of Directors: (i) the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than capital stock or instruments convertible or exercisable into capital stock which have been granted to employees in connection with the New Synergetics Stock Option Plan (a copy of the New Synergetics Stock Option Plan is attached hereto as Exhibit “J”); (ii) authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences, conversion rights, or voting rights with respect to any capital stock; (iii) amendments to the Certificate of Incorporation; (iv) redemption or repurchase any capital stock or instruments convertible or exercisable or exchangeable into capital stock; (v) effecting any merger, consolidation, change of control, or reorganization; (vi) adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers; (vii) entering into any transaction or agreement with any New Synergetics shareholder or any such shareholder’s Subsidiary or Affiliates; (viii) entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the FDA; (ix) effecting any acquisition of any business or material assets of any business; (x) incurring any material indebtedness in an amount more than $500,000 in excess of the indebtedness of the New Synergetics existing on the Effective Date; and (xi) changing any representation on any audit or compensation committee of the Board of Directors; provided, however, upon the death, disability or resignation of Robert Dick which creates a vacancy on either committee or in the event of his inability or unwillingness to serve on any such committee, Jerry L. Malis and the independent director nominated by Valley Forge and approved and elected in accordance with Section 2(d)(iv) hereof shall appoint an independent representative to serve on such committee for the remaining term; further provided that upon the death, disability or resignation of either Larry Cardinale or Juanita Hinshaw, which creates a vacancy on either committee, or in the event either is unable or unwilling to serve on any such committee, Gregg D. Scheller and Kurt W. Gampp, Jr. shall appoint an independent representative to serve on such committee for the remaining term.

(h) Section 16 Matters. Valley Forge shall take all steps reasonably necessary to cause the issuance of Valley Forge Shares or other equity securities (including stock options and other derivative securities) of Valley Forge in connection with the Merger to each director or officer of Synergetics functioning as a director or officer of Valley Forge following the Merger to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(i) Nasdaq Listing. Valley Forge shall file such notifications or applications and take such other actions as may be required by the rules of The Nasdaq Stock Market, Inc. and any national securities exchange upon which the Valley Forge Shares are listed with respect to the Valley Forge Shares issuable pursuant to the transactions contemplated by this Agreement.

(j) Affiliate Letters. Within 30 days following the date of this Agreement, Synergetics shall deliver to Valley Forge a letter identifying all known persons who may be deemed to be an affiliate of Synergetics under Rule 145 of the Securities Act. Synergetics shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, on or prior to the Effective Date, substantially in the form of Exhibit “F” hereto.

(k) Access to Information. Subject to the applicable law, Synergetics shall afford to Valley Forge and its accountants, counsel, financial advisors and other representatives and Valley Forge shall afford to Synergetics and its accountants, counsel, financial advisors and other representatives full access during normal business hours with reasonable notice throughout the period prior to the Effective Date to all of their respective properties, books, contracts, commitments and records (including those of any Subsidiary) and, during such period, shall furnish promptly to one another such information concerning their respective businesses, properties and personnel as Valley Forge or Synergetics, as the case may be, shall reasonably request. Any investigation pursuant to this Section 7(k) shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 7(k) or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. The Parties hereto acknowledge that Valley Forge and Synergetics have previously executed a Confidentiality Agreement, dated as of July 11, 2003, which shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.
      8. Conditions Precedent.

(a) Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of Valley Forge, the MergerSub and Synergetics to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(i) Stockholder Approval. (A) Synergetics shall have obtained the Requisite Synergetics Stockholder Approval in connection with the adoption of this Agreement by the stockholders of Synergetics; and (B) Valley Forge shall have obtained the Requisite Valley Forge Stockholder Approval in connection with the adoption of this Agreement by the stockholders of Valley Forge.

(ii) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(iii) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(iv) Governmental and Regulatory Approvals. All consents, clearances, approvals and actions of, filings with and notices to any governmental entity required of Valley Forge, the MergerSub or Synergetics in connection with the execution and delivery of this Agreement and the consummation of the Merger, the issuance of the Valley Forge Shares and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valley Forge or the MergerSub, taken together after giving effect to the Merger.

(b) Additional Conditions Precedent to the Obligations of Valley Forge and the MergerSub. The obligations of Valley Forge and the MergerSub to effect the Merger are subject to the satisfaction of, or waiver by Valley Forge, on or prior to the Closing Date of the following conditions:

(i) Representations and Warranties. Each of the representations and warranties of Synergetics set forth in this Agreement shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Synergetics (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 8(b)(i)), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

(ii) Performance of Obligations of Synergetics. Synergetics shall have materially performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

(iii) Employee Benefit Plans. Synergetics shall have delivered evidence reasonably satisfactory to Valley Forge and MergerSub that all employee benefit plans of Synergetics, including, without limitation, its 401(k) plan, has been maintained in compliance in all material respects with all applicable laws.

(iv) Title Policy. The Declaration of Restrictions set forth in the title insurance policy issued in connection with Synergetics’ Missouri Property shall not interfere in any material way with Synergetics’ use or proposed use or occupation of such property.

(v) Tax Benefits Related to Industrial Revenue Bonds. The consummation of the Merger shall not adversely affect in any material respect any of the tax benefits available to Synergetics immediately prior to the Closing with respect to the industrial revenue bonds issued in connection with the building and development of the Missouri Property.

(vi) Litigation. Valley Forge shall have determined, in its reasonable discretion, that the litigation matters set forth in Section 4(u) of the Synergetics Disclosure Binder would not reasonably be expected to have a Material Adverse Effect on Synergetics or, subsequent to the Closing, New Synergetics.

(vii) No Material Change. Synergetics shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Synergetics, and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

(c) Additional Conditions Precedent to the Obligations of Synergetics. The obligations of Synergetics to effect the Merger are subject to the satisfaction of, or waiver by Synergetics, on or prior to the Closing Date of the following conditions:

(i) Representations and Warranties. Each of the representations and warranties of Valley Forge and the MergerSub set forth in this Agreement shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Valley Forge or the MergerSub (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 8(c)(i)), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

(ii) Performance of Obligations of Valley Forge and the MergerSub. Valley Forge and the MergerSub shall have materially performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

(iii) Employee Benefit Plans. Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that all employee benefit plans of Valley Forge, including, without limitation, its 401(k) plan, has been maintained in compliance in all material respects with all applicable laws.

(iv) Assignment of “Malis Trademark”. Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that the “Malis” trademark has been properly assigned and transferred to Valley Forge.

(v) Final Order. Valley Forge shall have delivered to Synergetics a final non-appealable order from the Superior Court, County of Maricopa, State of Arizona, approving that certain Settlement and Release Agreement entered into in connection with the matter Turner v. Valley Forge Scientific, et. al., Court Action No. CV2002-100791.

(vi) No Material Change. Valley Forge shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Valley Forge, and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

(vii) Tax Opinion. Synergetics shall have received a written opinion from counsel of its choice, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The Parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(viii) New Directors. The slate of directors of New Synergetics as described in Section 2(d)(iv) hereof shall have been properly elected by the stockholders of Valley Forge and the Board shall have established and elected the following independent members to the following committees: (i) the New Synergetics Audit Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale; (ii) the New Synergetics Compensation Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale; and (iii) the New Synergetics Nominating Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale.

(ix) Listing of Additional Shares. Valley Forge shall, if required by the Rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to Valley Forge Shares issuable in connection with the Merger.

      9. Items to be Delivered at Closing.

(a) Items to be Delivered by Synergetics. As a condition to the Merger, Synergetics shall have delivered at or prior to the Closing Date:

(i) a bring-down certificate, certifying that the Synergetics Disclosure Binder and all written statement (including all Synergetics Financial Statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing and as of the Closing Date;

(ii) Synergetics shall have delivered to Valley Forge and the MergerSub a certificate to the effect that each of the conditions specified above in Section 8(a)(i), (ii) and (iv) are satisfied in all respects;

(iii) Synergetics shall have delivered to Valley Forge and the MergerSub a certificate to the effect that each of the conditions specified above in Section 8(b)(i), (ii) and (iii) is satisfied in all respects;

(iv) Synergetics shall have delivered to Valley Forge and the MergerSub a duly executed original copy of the Certificate of Merger;

(v) Synergetics shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(vi) Synergetics shall have procured and delivered to Valley Forge all of necessary third party consents, authorizations, and approvals required pursuant to this Agreement;

(vii) Synergetics and/or certain of the Synergetics shareholders, as the case may be, shall have entered into (A) the Shareholders’ Agreement; (B) those certain Employment Agreements with Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. in form and substance set forth in Exhibit “G” and the same shall be in full force and effect; and (C) the Synergetics Voting Agreement;

(viii) the MergerSub and Valley Forge shall have received from counsel to Synergetics, an opinion dated the Closing Date, addressed to the MergerSub and Valley Forge in form and substance satisfactory to the MergerSub, Valley Forge and counsel in accordance Exhibit “H”; and

(ix) a Subordination, Non-Disturbance and Attornment Agreement, in a form reasonably acceptable to Valley Forge, from the holders of any and all mortgages on the Missouri Property.

(b) Items to be Delivered by Valley Forge and/or the MergerSub. Valley Forge and/or the MergerSub shall deliver at or prior to the Closing on the date hereof:

(i) a bring-down certificate, certifying that the Valley Forge Disclosure Binder and all written statement (including all Valley Forge Financial Statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing and as of the Closing Date;

(ii) Valley Forge shall have delivered to Synergetics a certificate to the effect that each of the conditions specified above in Section 8(a)(i), (ii), (iii) and (iv) are satisfied in all respects;

(iii) Valley Forge shall have delivered to Synergetics a certificate to the effect that each of the conditions specified above in Section 8(c)(i), (ii) and (iii) is satisfied in all respects;

(iv) Valley Forge shall have delivered to Synergetics a duly executed original copy of the Certificate of Merger;

(v) Valley Forge shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(vi) Valley Forge shall have procured and delivered to Synergetics all of necessary third party consents, authorizations, and approvals required pursuant to this Agreement;

(vii) Valley Forge, the MergerSub and the principal stockholders of Valley Forge, as the case may be, shall have entered into (A) the Shareholders’ Agreement; (B) those certain Employment Agreements with Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. in form and substance set forth in Exhibit “G”; and (C) the Valley Forge Voting Agreement;

(viii) Synergetics shall have received from counsel to the MergerSub and Valley Forge, an opinion dated the Closing Date, addressed to Synergetics in form and substance satisfactory to Synergetics and counsel in accordance with Exhibit “I”; and

(ix) an estoppel certificate executed by Leonard Malis in connection with the assumption of the “Malis” trademark in a form reasonably acceptable to Synergetics.
      10. Break-up Fee.

(a) Fee Payable to Valley Forge. In the event this Agreement is terminated by Valley Forge (i) pursuant to Section 11(c)(i) or (iii), or (ii) in the event the Synergetics Board of Directors withdraws its recommendation to Synergetics shareholders to approve the Merger (unless such withdrawal is based primarily on a breach by Valley Forge or MergerSub of any representation, warranty or covenant contained in this Agreement), Synergetics shall pay, as liquidated damages and not as a penalty, a break-up fee in the amount of One Million Dollars ($1,000,000).

(b) Fee Payable to Synergetics. In the event this Agreement is terminated by Synergetics (i) pursuant to Section 11(d)(i) or (iii), or (ii) in the event the Valley Forge Board of Directors withdraws its recommendations to Valley Forge shareholders to approve the Merger (unless such withdrawal is based primarily on a breach by Synergetics of any representation, warranty or covenant contained in this Agreement), Valley Forge shall pay, as liquidated damages and not as a penalty, a break-up fee in the amount of One Million Dollars ($1,000,000).

(c) Exclusive Remedy. In the event one of the Parties hereto terminates this Agreement for reasons set forth in Section 10(a) or 10(b) above, the rights and remedies set forth in this Section 10 shall be the sole and exclusive rights and remedies of the other Party hereto with respect to the matters referred to in this Section 10.
      11. Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by the written agreement of MergerSub, Valley Forge and Synergetics;

(b) by either MergerSub and Valley Forge or Synergetics by written notice to the other Parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. CST on September 30, 2005, unless such date shall be extended by mutual written consent of MergerSub, Valley Forge and Synergetics, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of the transactions contemplated by this Agreement;

(c) by MergerSub and Valley Forge by written notice to Synergetics if (i) the representations and warranties of Synergetics shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 8(a), 8(b) or 9(a) shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of MergerSub or Valley Forge to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing, or (iii) Synergetics fails to perform or comply with any material covenant or agreement contained herein and such failure is not cured within thirty (30) days of such written notice; or

(d) by Synergetics by written notice to the other parties if (i) the representations and warranties of Merger Sub or Valley Forge shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 8(a), 8(c) or 9(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of Synergetics to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing, or (iii) Valley Forge or MergerSub fails to perform or comply with any material covenant or Agreement contained herein and such failure is not cured within thirty (30) days of such notice.

(e) In the event of the termination of this Agreement pursuant to Section 11, this Agreement shall become void, without any liability to any party in respect hereof or of the transaction contemplated hereby on the part of any party hereto, or any of its directors, officers, employees agents, consultants, representatives, advisers, shareholders or Affiliates except as specified in Section 10 and except for any liability resulting from such party’s breach of this Agreement.

      12. Miscellaneous.

(a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement, together with the Exhibits and the Valley Forge Disclosure Binder and Synergetics Disclosure Binder, to be delivered pursuant hereto, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the MergerSub may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which case the MergerSub nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Synergetics:

Gregg D. Scheller
CEO
Synergetics, Inc.
3845 Corporate Center Drive
St. Charles, Missouri 63368
636.939.5100 (p)
636.939.6885 (f)

With a copy to:

Robert Guest, Esquire
Benson & Guest LLP
635 Maryville Centre Drive, Suite 221
St. Louis, Missouri 63141
314.576.2800 (p)
314.469.7806 (f)

And

David W. Braswell, Esquire
Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
St. Louis, Missouri 63102
314.621.5070 (p)
314.612.2229 (f)

If to the MergerSub, or Valley Forge:

Jerry L. Malis
President and CEO
Valley Forge Scientific Corp.
136 Green Tree Road — Suite 100
P.O. Box 1179
Oaks, PA 19456-1179
610-666-6500 (p)
610-666-7565 (f)

With a copy to:

Russell U. Schenkman, Esquire
Schenkman, Jennings & Howard
13 Roszel Road, Suite C-225
Princeton, NJ 08540
609-452-0110 (o)
609-799-1555 (f)

And

Matthew H. Lubart, Esquire
Fox Rothschild LLP
997 Lenox Drive, Building #3
Lawrenceville, New Jersey 08648
609.895.6749 (p)
609.896.1469 (f)
Any Party may change or supplement the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered to such Party by giving the other Parties notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the domestic laws of the State of Delaware and the Federal law of the United States of America, where applicable, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(k) Incorporation of Exhibits and Schedules. The Exhibits, Valley Forge Disclosure Binder and Synergetics Disclosure Binder identified in this Agreement are incorporated herein by reference and made a part hereof.

(l) Arbitration. All claims, demands, disputes, controversies, differences or misunderstandings between or among the Parties hereto shall be settled by arbitration in Chicago, Illinois in accordance with the American Arbitration Association Rules for Commercial Arbitration then applying. Any dispute involving $1,000,000 or more shall be decided by three independent and impartial arbitrators, one of whom shall be appointed by the Synergetics, one of whom shall be appointed by the Valley Forge and one of whom shall be appointed jointly by the two other arbitrators. Any determination rendered in such proceeding shall be binding and conclusive upon the Parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. The Parties hereto agree that arbitration shall be the sole and exclusive remedy of the Parties with respect to any such matter for which arbitration is required hereunder. The prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and all other expenses incurred in connection with any arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party. The terms of this section shall survive the Closing.

(m) Future Assurances. At any time and from time to time from and after Closing, upon the request of any Party, the MergerSub, Valley Forge and Synergetics, as appropriate, will do, execute, acknowledge and deliver, or cause to be delivered, all such further acts, deeds, bills of sale, assignments, conveyances, powers of attorney and other documents as may reasonably be required to carry out the provisions of this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Agreement on the date first above written.

VALLEY FORGE SCIENTIFIC CORP.

By: /s/ Jerry L. Malis

Name: Jerry L. Malis

Title: President

SYNERGETICS ACQUISITION CORPORATION

By: /s/ Jerry L. Malis

Name: Jerry L. Malis

Title: President

SYNERGETICS, INC.

By: /s/ Gregg D. Scheller

Name: Gregg D. Scheller

Title: President

[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
      This Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) is made as of the 2nd day of June, 2005, by and among Valley Forge Scientific Corp., a Pennsylvania corporation (“Valley Forge”), Synergetics Acquisition Corporation, a Delaware corporation (“MergerSub”) and Synergetics, Inc., a Missouri corporation (“Synergetics”).
W I T N E S S E T H:
      A. WHEREAS Valley Forge, MergerSub and Synergetics are parties to that certain Agreement and Plan of Merger dated as of May 2, 2005 (the “Agreement”);
      B. WHEREAS, Valley Forge, MergerSub and Synergetics desire to amend the Agreement, change the voting requirements applicable to Valley Forge Shareholders in connection with their vote on certain proposals to be presented to them in connection with the Merger and conform such requirements to applicable Pennsylvania law; and
      C. WHEREAS Valley Forge, MergerSub and Synergetics desire to amend the Agreement, upon and subject to the terms and conditions hereinafter set forth.
      NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
      1. Definitions. Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Agreement.
      2. Amendment to the Agreement.

The Agreement is hereby amended by modifying Section 1, “Definitions”, as follows:

The term “Requisite Valley Forge Stockholder Approval” is deleted in its entirety and replaced with the following:

““Requisite Valley Forge Stockholder Approval” means the affirmative vote in favor of this Agreement and the Merger by the holders of a majority of the votes cast by all Valley Forge shareholders entitled to vote thereon and the exercise of dissenters rights, if applicable, by the holders of not more than 4.9% of the issued and outstanding Valley Forge Shares.”
      3. Entire Agreement. This Amendment and the Agreement embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter. The terms of the Amendment shall be considered a part of the Agreement as if fully set forth therein.
      4. Miscellaneous. This Amendment shall be binding upon the Valley Forge, MergerSub and their successors and Synergetics and its successors and assigns. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment or the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.
      5. No Other Amendments. In case of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment control. Except as expressly set forth in this Amendment, the terms of the Agreement remain unchanged and in full force and effect.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Amendment on the date first above written.

VALLEY FORGE SCIENTIFIC CORP.

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: President

SYNERGETICS ACQUISITION CORPORATION

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: President

SYNERGETICS, INC.

By:	/s/ Gregg D. Scheller

Name: Gregg D. Scheller
Title: President

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
      This Amendment No. 2 to Agreement and Plan of Merger (the “Amendment No. 2”) is made as of the 15th day of July, 2005, by and among Valley Forge Scientific Corp., a Pennsylvania corporation (“Valley Forge”), Synergetics Acquisition Corporation, a Delaware corporation (“MergerSub”), and Synergetics, Inc., a Missouri corporation (“Synergetics”).
WITNESSETH:
      A. WHEREAS, Valley Forge, MergerSub and Synergetics are parties to that certain Agreement and Plan of Merger dated as of May 2, 2005 (the “Agreement”);
      B. WHEREAS, Valley Forge, MergerSub and Synergetics are parties to that certain Amendment No. 1 to Agreement and Plan of Merger dated as of June 2, 2005 (the “Amendment No. 1”);
      C. WHEREAS, Valley Forge, MergerSub and Synergetics desire to amend the Agreement, to add as an additional condition precedent to each party’s obligation to effect the Merger, the approval by the Valley Forge stockholders of a proposal granting the Valley Forge Board of Directors the discretion to effect a reverse stock split at a ratio within a range so as reasonably to ensure that Valley Forge satisfies the minimum bid requirements for initial listing on the Nasdaq SmallCap Market on the trading day following the consummation of the Merger; and
      D. WHEREAS Valley Forge, MergerSub and Synergetics desire to amend the Agreement, upon and subject to the terms and conditions hereinafter set forth.
      NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Agreement.

2. Amendment to the Agreement.

(a) The Agreement is hereby amended by modifying Section 7, “Additional Agreements”, as follows:

Section 7(i), “Nasdaq Listing” is deleted in its entirety and replaced with the following:

“(i) Nasdaq Listing. Valley Forge shall file such notifications or applications and take such other actions as may be required by the rules of The Nasdaq Stock Market, Inc. and any national securities exchange upon which the Valley Forge Shares are listed with respect to the Valley Forge Shares issuable pursuant to the transactions contemplated by this Agreement and in connection therewith the parties agree to cooperate in good faith to fix the date and ratio of a reverse stock split, as they may reasonably determine to be necessary, and shall use their reasonable best efforts, including effecting such reverse stock split, to ensure that Valley Forge satisfies the minimum bid requirements for initial listing on the Nasdaq SmallCap Market on the trading day following the consummation of the Merger.”

(b) The Agreement is hereby amended by modifying Section 8, “Conditions Precedent”, as follows:

Section 8(a), “Conditions Precedent to Each Party’s Obligation to Effect the Merger” is amended by adding the following:

“(v) Stockholder Approval of Board Discretion to Effect Reverse Stock Split. Valley Forge shall have obtained the approval of the Valley Forge stockholders of the proposal set forth in the Proxy Statement/ Prospectus granting the Valley Forge Board of Directors the discretion to effect a reverse stock split within a ratio range set forth in such proposal.”

3. Entire Agreement. This Amendment No. 2 and the Agreement, as amended by Amendment No. 1, embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter. The terms of the Amendment No. 2 shall be considered a part of the Agreement as if fully set forth therein.

4. Miscellaneous. This Amendment No. 2 shall be binding upon Valley Forge, MergerSub and their successors and Synergetics and its successors and assigns. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment No. 2 or the Agreement, as amended by Amendment No. 1. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

5. No Other Amendments. In case of a conflict between the terms of this Amendment No. 2 and the Agreement, as amended by Amendment No. 1, the terms of this Amendment No. 2 control. Except as expressly set forth in this Amendment No. 2, the terms of the Agreement, as amended by Amendment No. 1, remain unchanged and in full force and effect.

Signature Page to Amendment No. 2 to Agreement and Plan of Merger
      IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Amendment No. 2 on the date first above written.

VALLEY FORGE SCIENTIFIC CORP.

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: President & CEO

SYNERGETICS ACQUISITION CORPORATION

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: President & CEO

SYNERGETICS, INC.

By:	/s/ Gregg D. Scheller

Name: Gregg D. Scheller
Title: President & CEO

ANNEX B
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VALLEY FORGE SCIENTIFIC CORP.
      In compliance with the requirements of 15 Pa. C.S. §1915 of the Pennsylvania Business Corporation Law (the “Law”), the Articles of Incorporation of Valley Forge Scientific, Inc. (the “Corporation”) are hereby amended and restated to read as follows:

FIRST: The name of the Corporation is:
VALLEY FORGE SCIENTIFIC CORP.

SECOND: The address of the Corporation’s current registered office in the Commonwealth of Pennsylvania is:
136 Green Tree Road
Oaks, Pennsylvania 19456

THIRD: The Corporation was incorporated on March 27, 1980 under the provisions of the Pennsylvania Business Corporation Act of 1933, as amended.

FOURTH: These Amended and Restated Articles of Incorporation (this “Restatement”) shall be effective upon filing with the Pennsylvania Department of State.

FIFTH: This Restatement was adopted by the Shareholders of the Corporation pursuant to 15 Pa. C.S. § 1914(a) and (b).

SIXTH: The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is, and the relative rights or preferences pertaining thereto shall be, as follows:

(a) Fifty Million (50,000,000) shares of voting common stock, no par value (the “Common Stock”), and an additional Four Hundred and Eighty-Seven (487) shares shall be designated preferred stock, one thousand dollars ($1,000) par value per share (the “Preferred Stock”);

(b) The holders of the Preferred Stock shall have no right to vote upon any matter and the holders of the Common Stock shall have the right to vote on all matters except that they shall not have the right to alter the preferences or other rights pertaining to the Preferred Stock;

(c) The holders of the Preferred Stock shall not have preemptive rights;

(d) Upon liquidation of the Corporation, a one thousand dollar ($1,000) per share liquidating dividend shall be paid upon each of the issued and outstanding shares of Preferred Stock before a liquidating dividend may be paid upon any share of Common Stock. Thereafter, a ten dollar ($10.00) per share liquidating dividend shall be paid upon each issued and outstanding share of Common Stock. If, after payment of the liquidating dividend upon the Preferred Stock and the Common Stock, any sum shall remain for the payment of any further liquidating dividend, such sum shall be paid upon all of the issued and outstanding shares of Preferred Stock and Common Stock pro rata as if the Preferred Stock and Common Stock were one class; and

(e) In the event that the Corporation shall transfer its assets to another corporation or shall merge with or into another corporation and the holders of Common Stock shall have taken or shall have become obligated to take the common stock of such successor corporation in exchange for their shares of Common Stock and the preferred stock of such acquiring or merging corporation shall be entitled to all the preferences, rights, benefits and protection to which the Preferred Stock is entitled, then the holders of the Preferred Stock then outstanding shall be obligated to take in exchange for their shares an equal number of shares of preferred stock of the acquiring or merging corporation.

B-1

SEVENTH: The following provisions are inserted for the management of the business and the conduct and affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a) The number of directors of the Corporation shall be seven (7). The election of directors need not be by written ballot unless the By-laws so provide.

(b) The directors shall be divided into three classes, designated Class “A”, Class “B” and Class “C”. Class “A” shall consist of two (2) directors, Class “B” shall consist of two (2) directors, and Class “C” shall consist of three (3) directors. The term of the initial Class “A” directors shall terminate on the date of the 2006 annual meeting of shareholders; the term of the initial Class “B” directors shall terminate on the date of the 2007 annual meeting of shareholders; and the term of the initial Class “C” directors shall terminate on the date of the 2008 annual meeting of shareholders. At each succeeding annual meeting of shareholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

EIGHTH: This Restatement shall supersede the Corporation’s original Articles of Incorporation and all amendments thereto.
      IN WITNESS WHEREOF, VALLEY FORGE SCIENTIFIC CORP. has caused these Amended and Restated Articles of Incorporation to be executed on the       day of                     , 2005, by a duly authorized officer.

VALLEY FORGE SCIENTIFIC CORP.

By:

Jerry L. Malis
President and Chief Executive Officer

B-2

ANNEX C
AMENDED AND RESTATED
VALLEY FORGE SCIENTIFIC CORP.
2001 STOCK PLAN
      1. Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Non-Employee members of the Board of Directors and Consultants (sometimes referred to herein as “Participants”) of the Company and its Subsidiaries and to promote the success of the Company’s business.
      2. Certain Definitions. As used herein, the following definitions shall apply:

(a) “Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards and Stock Awards.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(d) “Committee” means any Committee appointed by the Board of Directors in accordance with Section 4 of the Plan.

(e) “Common Stock” means the Common Stock, no par value, of the Company.

(f) “Company” means Valley Forge Scientific Corp., a Pennsylvania corporation.

(g) “Consultant” means any person, including an advisor, including a Non-Employee Director, who is engaged by the Company or any Parent or Subsidiary to render services.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of the employment relationship by the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

(i) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means: (i) if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Fair Market Value on any given date shall be the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported; or (ii) if the Common Stock is admitted to trading on a United States securities exchange or the NASDAQ National Market System, the Fair Market Value on any date shall be the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last day preceding such date for which a sale was reported; and (iiii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

(l) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(m) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n) “Option” means a stock option granted pursuant to the Plan.

(o) “Optioned Stock” means the Common Stock subject to an Option.

(p) “Optionee” means an Employee or Consultant who receives an Option.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2001 Stock Plan.

(s) “Plan Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(t) “Restricted Stock” means shares of Common Stock acquired pursuant to a Restricted Stock Award under Section 12 below.

(u) “Restricted Stock Award” means any Award granted pursuant to Section 12 of the Plan.

(v) “Share” means a share of the Common Stock, as may be adjusted from time to time in accordance with Section 15 of the Plan.

(w) “Stock Award” means any award granted pursuant to Section 13 of the Plan.

(x) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(y) “Termination for Cause” shall include, but not be limited to, a finding by the Board of the Participant’s: (i) performance of duties in an incompetent manner; (ii) commission of any act of fraud, insubordination, misappropriation or personal dishonesty relating to or involving the Company in any material way; (iii) gross negligence; (iv) violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees or its business; (v) violation of any obligation of Participant’s consulting relationship or Continuous Status as an Employee with the Company that is demonstrably willful and deliberate on the Participant’s part; (vi) disclosure or use of confidential information of the Company, other than as required in the performance of the Participant’s duties; (vii) actions that are clearly contrary to the best interest of the Company; (viii) conviction of a crime constituting a felony or any other crime involving moral turpitude, or no conviction, but the substantial weight of credible evidence indicates that the Participant has committed such a crime; or (ix) the Participant’s use of alcohol or any unlawful controlled substance to an extent that it interferes with the performance of the Participant’s duties.
      3. Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum number of shares of Common Stock that may be issued under the Plan shall be One Million Three Hundred Forty Five Thousand (1,345,000) shares. The shares of Common Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the number of shares of Common Stock available for issuance under the Plan. Notwithstanding the foregoing, Options with respect to no more than One Hundred Thousand (100,000) shares of Common Stock may be granted to any one individual Participant during any one (1) calendar year period. Common Stock to be issued under the Plan may be either authorized and unissued shares or shares held in treasury by the Company.
      4. Administration of the Plan. The Plan shall be administered by: (i) the full Board; or (ii) a committee of the Board comprised of two or more “Non-Employee Directors” within the meaning of

Rule 16b-3(b)(3) promulgated under the Exchange Act. Subject to the provisions of the Plan, the Plan Administrator is authorized to:

(a) construe the Plan and any Award under the Plan;

(b) select the Officers, Employees and Consultants of the Company and its Subsidiaries to whom Awards may be granted;

(c) determine the number of shares of Common Stock to be covered by any Award;

(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of written instrument evidencing Awards;

(e) accelerate at any time the exercisability or vesting of all or any portion of any Award and/or to include provisions in awards providing for such acceleration;

(f) impose limitations on Awards, including limitations on transfer and repurchase provisions;

(g) extend the exercise period within which Options may be exercised; and

(h) determine at any time whether, to what extent, and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Plan Administrator) or dividends or deemed dividends on such deferrals.
      The determination of the Plan Administrator on any such matters shall be conclusive.
      5. Delegation of Authority to Grant Awards. The Plan Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Plan Administrator’s authority and duties with respect to granting Awards to individuals who are not subject to the reporting provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code. The Plan Administrator may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer that were consistent with the terms of the Plan.
      6. Eligibility.

(a) Officers, Employees and Consultants of the Company or its Subsidiaries who, in the opinion of the Plan Administrator, are mainly responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

(b) The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.
      7. Stock Options.

(a) Options granted pursuant to the Plan may be either Options which are Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options and Nonstatutory Stock Options shall be granted separately hereunder. The Plan Administrator, shall determine whether and to what extent Options shall be granted under the Plan and whether such Options granted shall be Incentive Stock Options or Nonstatutory Stock Options; provided, however, that: (i) Incentive Stock Options may be granted only to Employees of the Company or any Subsidiary; and (ii) no Incentive Stock Option may be granted following the tenth (10th) anniversary of the effective date of the Plan. The provisions of the Plan and any Option Agreement pursuant to which Incentive Stock Options shall be issued shall be construed in a manner consistent with Section 422 of the Code (or any successor provision) and rules and regulations promulgated thereunder.

(b) To the extent that Options designated as Incentive Stock Options (under all plans of the Company or any Parent or Subsidiary) become exercisable by a Participant for the first time during any calendar year for Common Stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 7, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 7, such different limitation shall be deemed incorporated herein effective as of the amendment date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 7, the Participant may designate which portion of such Option the participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

      8. Term of Plan. The Plan shall become effective on January 16, 2001, provided the Plan has been previously adopted by the Board and approved by the stockholders of the Company as described in Section 22 of the Plan. The Plan shall remain in effect until terminated under Section 18 of the Plan.
      9. Term of Options. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.
      10. Option Exercise Price and Consideration.

(a) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option granted to any person, the per Share exercise price shall be no less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

(b) The Option exercise price of each share purchased pursuant to an Option shall be paid in full at the time of each exercise of the Option: (i) in cash; (ii) by check; (iii) by cash equivalent; (iv) by delivering to the Company a notice of exercise with an irrevocable direction to a broker-dealer registered under the Exchange Act to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay the exercise price; (v) in the discretion of the Plan Administrator, through the delivery to the Company of previously-owned shares of Common Stock having an aggregate Fair Market Value equal to the Option exercise price of the shares being purchased pursuant to the exercise of the Option; provided, however, that shares of Common Stock delivered in payment of the exercise price must have been held by the Participant for at least six (6) months in order to be utilized to pay the exercise price; or (vi) in the discretion of the Plan Administrator, through any combination of the foregoing methods of payment.

      11. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Plan Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company through a method of payment allowable under Section 10(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 15 of the Plan.

(b) Termination of Employment. Except as set forth below, in the event of termination of an Optionee’s Continuous Status as an Employee or consulting relationship with the Company (as the case may be), such Optionee may, but only within ninety (90) days (or such other period of time as is determined by the Board, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option and not exceeding ninety (90) days) after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(c) Disability of Optionee. Notwithstanding the provisions of Section 11(b) above, in the event of termination of an Optionee’s Continuous Status as an Employee or consulting relationship with the Company (as the case may be) as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent the Optionee was otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(d) Death of Optionee.

(i) In the event of the death of an Optionee during the term of Optionee’s Continuous Status as an Employee or consulting relationship with the Company (as the case may be), the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of death, or if the Option is not exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance to the extent so entitled within the time specified herein, the Option shall terminate.

(ii) In the event of the death of an Optionee within thirty (30) days after the termination of Optionee’s Continuous Status as an Employee or consulting relationship with the Company

(as the case may be) pursuant to Section 11(b) above, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of death, or if the Option is not exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance to the extent so entitled within the time specified herein, the Option shall terminate.

(e) Termination for Cause or Post-Termination Relationship with Competing Business. Notwithstanding the provisions of Section 11(b) above, in the event of “Termination for Cause” of an Optionee’s Continuous Status as an Employee or consulting relationship with the Company (as the case may be), any Option held by the Optionee, whether vested or unvested, shall forthwith terminate. In addition to the immediate forfeiture of all Options upon the occurrence of the events specified in the preceding sentence, Optionee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the exercise price paid by the Optionee for such Shares.
      12. Restricted Stock Awards.

(a) The Plan Administrator may grant Restricted Stock Awards to any officer, Employee or Consultant of the Company and its Subsidiaries. A Restricted Stock Award entitles the recipient to acquire shares of Common Stock subject to such restrictions and conditions as the Plan Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.

(b) Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the Common Stock subject to the Restricted Stock Award, including, but not limited to, the right to vote and receive dividends with respect thereto; provided, however, that shares of Common Stock subject to Restricted Stock Awards that have not vested shall be subject to the restrictions on transferability described in Section 12(d) below. Unless the Plan Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 12(c) below.

(c) The Plan Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award. If the grantee or the Company, as the case may be, fails to achieve the designated goals or the grantee’s relationship with the Company is terminated prior to the expiration of the vesting period, the grantee shall forfeit all shares of Common Stock subject to the Restricted Stock Award which have not then vested.

(d) Unvested Restricted Stock may not be sold, assigned transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award.
      13. Stock Awards. The Plan Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Plan Administrator) a Stock Award to any officer, Employee or Consultant of the Company or its Subsidiaries, pursuant to which such individual may receive shares of Common Stock free of any vesting restrictions (a “Stock Award”) under the Plan. Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

      14. Withholding Tax Obligations.

(a) Whenever Shares are to be issued under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state and local tax withholding requirements prior to the delivery of any certificate for Shares; provided, however, that in the case of a Participant who receives an Award of Shares under the Plan which is not fully vested, the Participant shall remit such amount on the first business day following the Tax Date. The “Tax Date” for purposes of this Section 14 shall be the date on which the amount of tax to be withheld is determined. If a Participant makes a disposition of shares acquired upon the exercise of an Incentive Stock Option within either two (2) years after the Option was granted or one (1) year after its exercise by the Participant, the Participant shall promptly notify the Company and the Company shall have the right to require the Participant to pay to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements.

(b) A Participant who is obligated to pay the Company an amount required to be withheld under applicable tax withholding requirements may pay such amount: (i) in cash; (ii) in the discretion of the Plan Administrator, through the delivery to the Company of previously-owned shares of Common Stock having an aggregate Fair Market Value on the Tax Date equal to the tax obligation, provided that the previously owned shares delivered in satisfaction of the withholding obligations must have been held by the Participant for at least six (6) months; or (iii) in the discretion of the Plan Administrator, through a combination of the procedures set forth in subsections (i) and (ii) of this Section 14(b).

(c) A Participant who is obligated to pay to the Company an amount required to be withheld under applicable tax withholding requirements in connection with either the exercise of a Nonstatutory Stock Option, the receipt of a Restricted Stock Award or Stock Award under the Plan may, in the discretion of the Plan Administrator, elect to satisfy this withholding obligation, in whole or in part, by requesting that the Company withhold shares of stock otherwise issued to the Participant having a Fair Market Value on the Tax Date equal to the amount of the tax required to be withheld; provided, however, that shares may be withheld by the Company only if such withheld shares have vested. Any fractional amount shall be paid to the Company by the Participant in cash or shall be withheld from the Participant’s next regular paycheck.

(d) An election by a Participant to have shares of stock withheld to satisfy federal, state and local tax withholding requirements pursuant to Section 14(c) must be in writing and delivered to the Company prior to the Tax Date.
      15. Adjustment of Number and Price of Shares. Any other provision of the Plan notwithstanding:

(a) If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Plan Administrator shall make an appropriate or proportionate adjustment in: (i) the number of Options that can be granted to any one individual Participant; (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; (iii) the price for each share subject to any then outstanding Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares) as to which such Options remain exercisable; and (iv) the maximum number of shares that may be issued under the Plan. The adjustment by the Plan Administrator shall be final, binding and conclusive.

(b) In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of an Option or Options in a transaction to which Section 424(a) of the Code applies, then, notwithstanding any other provision of the Plan, the Plan Administrator may grant an Option or Options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old Option, or substitution of a new Option for the old Option, in conformity with the provisions of Code Section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

(c) No adjustment or substitution provided for in this Section 15 shall require the Company to issue or to sell a fractional share under any Option Agreement or share award agreement and the total adjustment or substitution with respect to each Option and share award agreement shall be limited accordingly.

(d) In the case of the dissolution or liquidation of the Company, the Plan and all Awards granted hereunder shall terminate. In the event of such proposed termination, each Participant shall be notified of such termination and shall be permitted to exercise for a period of at least fifteen (15) days prior to the date of such termination all Options held by such Participant which are then exercisable.

(e) In the case of: (i) a merger, reorganization or consolidation in which the Company is acquired by another person or entity (other than a holding company formed by the Company); (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity which is not an “affiliate” (as defined in Rule 144 of the Securities Act of 1933, as amended) of the Company; or (iii) the sale of all of the capital stock of the Company to an unrelated person or entity which is not an “affiliate” of the Company (in each case, a “Fundamental Transaction”), all Options shall be assumed or equivalent options shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. For the purposes of this paragraph, the Options shall be considered assumed if, following the Fundamental Transaction, the Options confer the right to purchase, for each Share subject to the Options immediately prior to the Fundamental Transaction, the consideration (whether stock, cash, or other securities or property) received in the Fundamental Transaction by holders of Common Stock for each Share held on the effective date of the Fundamental Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Fundamental Transaction was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon the exercise of the Options, for each Share subject to the Options, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Fundamental Transaction.

In the event that such successor corporation does not agree to assume the Options or to substitute equivalent options, the Board shall provide for each Optionee to have the right to exercise all Options then held by such Optionee, including Options which would not otherwise be exercisable. In such event, the Board shall notify each Optionee that such Options shall be fully exercisable for a period of fifteen (15) days from the date of receipt of such notice, and that such Options will terminate upon the expiration of such period.

Notwithstanding anything in the Plan to the contrary, the acceleration of exercisability in this Section shall not occur in the event that such acceleration would, in the opinion of the Company’s independent auditors, make the Fundamental Transaction ineligible for pooling of interests accounting treatment and the Company intends to use such treatment with respect to such transaction. The Board shall obtain a written statement from the Company’s independent auditors with respect to the effect of accelerated exercisability of outstanding Options prior to providing any Optionee with the notice contemplated by this Section.

(f) In the event that the Company shall be merged or consolidated with another corporation or entity, other than with a corporation or entity which is an “affiliate” of the Company, under the terms of which holders of capital stock of the Company will receive upon consummation thereof a cash payment for each share of capital stock of the Company surrendered pursuant to such transaction (the “Cash Purchase Price”), the Board may provide that all outstanding options shall terminate upon consummation of such transaction and each Optionee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (i) the Cash Purchase Price multiplied by the number of shares of Capital Stock of the Company subject to outstanding options held by such optionee exceeds (ii) the aggregate exercise price of such options.

      16. Nontransferability. A Participant’s rights under the Plan, including the right to any shares or amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution; provided, however, that the Plan Administrator may, in its discretion, at the time of grant of a Nonstatutory Stock Option or by amendment of an Option Agreement for an Incentive Stock Option or a Nonstatutory Stock Option, provide that Options granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that: (i) any such transfer must be without consideration; (ii) each transferee must be a member of such Participant’s “immediate family” (as defined below) or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Participant’s immediate family; and (iii) such transfer is specifically approved by the Plan Administrator following the receipt of a written request for approval of the transfer; and provided further that any Incentive Stock Option which is amended to permit transfers during the lifetime of the Participant shall, upon the effectiveness of such amendment, be treated thereafter as a Nonstatutory Stock Option. In the event an Option is transferred as contemplated in this Section, such transfer shall become effective when approved by the Plan Administrator and such Option may not be subsequently transferred by the transferee other than by will or the laws of descent and distribution. Any transferred Option shall continue to be governed by and subject to the terms and conditions of this Plan and the relevant Option Agreement, and the transferee shall be entitled to the same rights as the Participant as if no transfer had taken place. As used in this Section, “immediate family” shall mean, with respect to any person, any spouse, child, stepchild or grandchild, and shall include relationships arising from legal adoption.
      17. Termination — Certain Forfeitures. Notwithstanding any other provision of the Plan to the contrary, a Participant shall have no right to exercise any Option or vest or receive payment of any Restricted Stock Award or Stock Award if the Participant is Terminated for Cause.
      18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.
      19. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the any Award under the Plan unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.
      20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
      The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
      21. Agreements. Options and Restricted Stock Awards shall be evidenced by written agreements in such form as the Board shall approve from time to time.
      22. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.
      23. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.
* * *

ANNEX D
VALLEY FORGE SCIENTIFIC CORP.
2005 NON-EMPLOYEE
DIRECTORS’ STOCK OPTION PLAN
      1. Purpose. The purpose of this Plan is to advance the interests of Valley Forge Scientific Corp., a Pennsylvania corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.
      2. Definitions. As used herein, the following terms shall have the meanings indicated:

(a) “Board” shall mean the Board of Directors of Valley Forge Scientific Corp.

(b) “Committee” shall mean the committee, if any, appointed by the Board pursuant to Section 12 hereof.

(c) “Date of Grant” shall mean the date on which an Option is granted to an Eligible Person pursuant to Section 4 hereof.

(d) “Director” shall mean a member of the Board.

(e) “Eligible Person(s)” shall mean those persons who are Directors of the Company and who are not either employees of the Company or a Subsidiary or members of the immediate family of an employee-director of the Company or a Subsidiary.

(f) “Fair Market Value” means: (i) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Fair Market Value on any given date shall be the average of the highest bid and lowest asked prices of a Share reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported; or (ii) if the Shares are admitted to trading on a United States securities exchange or the NASDAQ National Market System, the Fair Market Value on any date shall be the closing price reported for a Share on such exchange or system for such date or, if no sales were reported for such date, for the last day preceding such date for which a sale was reported; and (iiii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(g) “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

(h) “Nonstatutory Stock Option” shall mean an option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

(i) “Option” shall mean any option granted pursuant to this Plan.

(j) “Optionee” shall mean a person to whom an Option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

(k) “Plan” shall mean this 2005 Non-Employee Directors’ Stock Option Plan of Valley Forge Scientific Corp., as amended from time to time.

(1) “Share(s)” shall mean a share or shares of the common stock, no par value per share, of the Company.

(m) “Subsidiary” shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.
      3. Shares and Options. The maximum number of Shares to be issued pursuant to Options under this Plan shall be TWO HUNDRED THOUSAND (200,000) Shares. Shares issued pursuant to Options granted under this Plan may be issued from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Option granted under this Plan shall terminate, expire or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. Any Option granted hereunder shall be a Nonstatutory Stock Option.
      4. Automatic Grant of Options. (a) Options shall automatically be granted to Directors as provided in this Section 4. Each Option shall be evidenced by an option agreement (an “Option Agreement”) and shall contain such terms as are not inconsistent with this Plan or any applicable law. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

(b) The Options automatically granted to Directors under this Section 4 shall be in addition to any other Options granted pursuant to this Plan, regular director’s fees and other benefits with respect to the Director’s position with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continue to serve as a Director.

(c) Options shall be automatically granted as follows:

(i) Each Director who is an Eligible Person shall automatically receive an Option for TEN THOUSAND (10,000) Shares on the date this Plan is adopted by the Board of Directors of the Company, and each Eligible Person shall automatically receive on the first business day after he/she is first appointed to be, or elected as, a Director an Option for TEN THOUSAND (10,000) Shares, and such Options shall vest on the Date of Grant.

(ii) Each Director who is an Eligible Person shall automatically receive on the first business day after the date of each annual meeting of stockholders of the Company at which such Director is re-elected to, or continues to be a member of, the Board of Directors of the Company, an Option to purchase TEN THOUSAND (10,000) Shares, and such Options shall vest on the Date of Grant.

(d) Any Option that may be granted pursuant to subparagraph (c) of this Section 4 prior to the approval of this Plan by the stockholders of the Company may be exercised on or after the Date of Grant subject to the approval of this Plan by the stockholders of the Company within twelve (12) months after the effective date of this Plan. If any Optionee exercises an Option prior to such stockholder approval, the Optionee must tender the exercise price at the time of exercise and the Company shall hold the Shares to be issued pursuant to such exercise until the stockholders approve this Plan. If this Plan is approved by the stockholders, the Company shall issue and deliver the Shares as to which the Option has been exercised. If this Plan is not approved by the stockholders, the Company shall return the exercise price to the Optionee.
      5. Discretionary Grant of Options. In addition to the Options automatically granted under Section 4 of this Plan, the Committee may grant Options at any time during the term of this Plan to any Eligible Person. Subject only to the applicable limitations set forth in this Plan and applicable law, the number of Shares to be covered by an Option shall be as determined by the Committee. Each Option granted pursuant to this Section 5 shall be evidenced by an Option Agreement and shall contain such terms as are not inconsistent with this Plan or any applicable law.
      6. Option Price. The Option price per Share of any Option granted pursuant to this Plan shall be one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.
      7. Exercise of Options. Options may be exercised at any time after the date on which the Options, or any portion thereto are vested until the Option expires pursuant to Section 8. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option Agreement, (ii) full payment of the aggregate Option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements. Pursuant to procedures approved by the Committee, tax withholding requirements, at the option of an Optionee, may be met by withholding Shares otherwise deliverable to the Optionee upon the exercise of an Option. Unless further limited by the Committee in any Option Agreement, the Option price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, with Shares (but with Shares only if permitted by the Option Agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise) or by a combination of the above, provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Shares are received by the Company.
      8. Termination of Option Period. The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(a) with respect to Options granted automatically pursuant to Section 4(c), two (2) years after the date that an Optionee ceases to be a Director regardless of the reason therefor, other than as a result of such termination by death of the Optionee; or

(b) the tenth (10th) anniversary of the Date of Grant of the Option.
      9. Adjustment of Shares. (a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

(i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under this Plan, so that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned, and

(ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same proportion of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.
      In addition, the Committee shall make such adjustments in the Option price and the number of shares covered by outstanding Options that are required to prevent dilution or enlargement of the rights of the holders of such Options that would otherwise result from any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights, spin-off or any other change in capital structure of the Company.

(b) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

(c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right of power of the Company to make, authorize or consummate (i) any or all adjustments recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.
      10. Transferability of Options. Each Option Agreement shall provide that such Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and that, so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise the related Option; provided however, that the Committee may, in its discretion, at the time of an Option or by amendment of an Option, provide that Options granted to or held by an Eligible Person may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that: (i) any such transfer must be without consideration; (ii) each transferee must be a member of such Eligible Person’s “immediate family” (as defined below) or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Eligible Person’s immediate family; and (iii) such transfer is specifically approved by the Committee following the receipt of a written request for approval of the transfer. In the event an Option is transferred as contemplated in this Section, such transfer shall become effective when approved by the Committee and such Option may not be subsequent transferred by the transferee other than by will or the laws of descent and distribution. Any transferred Option shall continue to be governed by and subject to the term and conditions of this Plan and the relevant Option Agreement, and the transferee shall be entitled to the same rights as the Eligible Person as if no transfer had taken place. As used in this Section, “immediate family” shall mean, with respect to any person, any spouse, child, stepchild or grandchild, and shall included relationships arising from legal adoption.
      11. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of this Plan, any Option Agreement or any law or regulation, including, but not limited to, the following:

(i) A representation, warranty or agreement by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of such Shares; and

(ii) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.
      Share certificates issued to an Optionee who is a party to any stockholder agreement or a similar agreement shall bear the legends contained in such agreements.
      12. Administration of the Plan. (a) This Plan shall be administered by a stock option committee (the “Committee”) consisting of not fewer than two (2) non-employee members of the Board, provided, however, that if no Committee is appointed, the Board shall administer this Plan and in such case all references to the Committee shall be deemed to be references to the Board. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

(b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan The determinations and the interpretation and construction of any provision of this Plan by the Committee shall be final and conclusive.

(c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

(d) This Plan is intended and has been drafted to comply with Rule 16b-3, as amended, under the Securities Exchange Act of 1934, as amended. If any provision of this Plan does not comply with Rule 16b-3, as amended, this Plan shall be automatically amended to comply with Rule 16b-3, as amended.

      13. Interpretation. (a) If any provision of this Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b) THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES OR THE PROPERTY LAWS OF ANY STATE.

(c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(d) Any reference to the masculine, feminine or neuter gender shall be a reference to such other gender as is appropriate.
      14. Section 83(b) Election. If as a result of exercising an Option an Optionee receives Shares that are subject to a “substantial risk of forfeiture” and are not “transferable” as those terms are defined for purposes of Section 83(a) of the Code, then such Optionee may elect under Section 83(b) of the Code to include in his gross income, for his taxable year in which the Shares are transferred to such Optionee, the excess of the Fair Market Value of such Shares at the time of transfer (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Shares. If the Optionee makes the Section 83(b) election described above, the Optionee shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Company with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such withholding as the Committee may reasonably require in its sole and absolute discretion.
      15. Effective Date and Termination Date. The effective date of this Plan is the date that it is adopted by the Board of Directors of the Company. The effective date of any amendment to the Plan is the date on which the Board adopted such amendment, provided, however, if this Plan is not approved by the stockholders of the Company within twelve (12) months after the effective date, then, in such event, this Plan and all Options granted pursuant to this Plan shall be null and void. This Plan shall terminate ten (10) years after the effective date, and any Option outstanding on such date will remain outstanding until it has either expired or has been exercised.

ANNEX E
May 26, 2005
Special Committee of the Board of Directors
Valley Forge Scientific, Inc.
136 Green Tree Road
Oaks, PA 19456
Gentlemen:
      You have asked us to render an opinion as to the fairness to the Valley Forge shareholders, from a financial point of view of the proposed merger transaction (“Transaction”), between Valley Forge Scientific, Inc., a public company (“VFS”) and Synergetics, Inc., a private company (“Synergetics”) in which VFS shareholders will receive shares equal to approximately 34% of the combined entity. In this process we evaluated a number of items particularly as those items affect the minority shareholders of VFS. Our analysis is complicated by the fact that VFS is a public company in the microcap market.
      For this opinion we have, among other things:

1. Reviewed the historical operating performance and financial strength of VFS.

2. Reviewed the historical operating performance and financial strength of Synergetics.

3. Reviewed for reasonableness projections for VFS provided to us by VFS management and directors.

4. Reviewed for reasonableness management projections for Synergetics provided to us by Synergetics management.

5. Reviewed the historical market prices and trading history of the stock of VFS both prior and subsequent to the announcement of the Transaction.

6. Compared the historical market prices and trading history of the stock of VFS with companies of equivalent sizes within the same market sector.

7. Reviewed the following documents taking into account such issues as potential conflicts of interest:

a. Final Agreement and Plan of Merger — Synergetics and Valley Forge

b. Synergetics Valley Forge Shareholder Agreements

c. Valley Forge Voting Agreement

d. Synergetics Voting Agreement

e. Proposed form of Jerry Malis Employment Agreement

f. Leonard Malis Option Agreement

g. Leonard Malis Security Agreement

h. Leonard Malis Installment Note

8. Reviewed the transaction structure in light of any potential conflict of interest given any employment contracts and the continued services of the Valley Forge directors as directors of the merged companies.

9. Recommended to the Special Counsel that the management and the Board of Directors provide to counsel any trading activity in the Company’s stock and the appropriate explanations from the date that the Transaction was first contemplated.

10. Visited Valley Forge Corporate headquarters and conducted interviews with senior managers.

11. Visited Synergetics corporate headquarters and production facility and conducted interviews with the senior managers.

12. Reviewed certain SEC filings by the Company including the VFS annual report on Form 10-K for the period ending September 30, 2004 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

13. Reviewed Exclusive Distribution Agreement between Mutoh America, Co., LTD, Miwatec Co. LTD, and Synergetics.

14. Reviewed Supply and Distribution Agreement dated October 25, 2004 between the Company and Stryker Instruments Division of Stryker Corporation.

15. Reviewed Agreement between the Company and Codman & Shurtleff, Inc dated October 1, 2004 and its subsequent Amendment dated March 1, 2005.

16. Reviewed the market for comparable transactions within the past year with similar sized companies in the VFS market segment segment.
      Our analyses consisted of three basic processes:

1. Evaluation on a going concern basis the two companies based on historical operating performance with reviews of assumptions of the forecasts behind the projections.

2. A general review of the neurosurgical supply market, the company’s position in the market, and the company’s analysis of its position in that market.

3. Analysis of the public markets trading and evaluation of the stock price of VFS.
      Our review and analysis used in deriving our opinion relies upon the accuracy and completeness of all the financial and other information provided to us (including furnished to us orally or otherwise discussed with us by management of the companies) or publicly available. We have neither verified nor assumed responsibility in verifying any such information. We have relied upon the assurances of the management of the company that they are not aware of any facts that would contradict the information provided to us or make such information inaccurate or misleading. In addition, we did not make any independent evaluations or appraisals on the properties, assets or liabilities of the Company, nor were we furnished with any such evaluation.
      With respect to the financial projections provided to us and the attendant assumptions and bases for VFS, upon the advice of management we have assumed that such projections have been realistically prepared in good faith on the basis of reasonable judgments as to the potential future financial performance of the Company. While it has not been part of our responsibility to challenge the forecasts prepared by the Company it is incumbent on us to view the forecasts in an objective and pragmatic manner taking into consideration the factors and variables used to arrive at this Opinion and our review of the other information described above.

      We have relied as to all legal, tax, and accounting matters relevant to rendering our opinion on the Company’s advisors. This opinion is based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any responsibility to advise any person of any change in any matter affecting this opinion which may come to or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness of this Transaction, from a financial point of view and as to the date hereof, to the shareholders of Valley Forge Scientific. We do not render or express any opinion as to any tax consequences that may arise for such shareholders from this transaction or where the value of the stock of the combined entity will trade in the open market subsequent to the Transaction. Our opinion does not address the relative merits of the business strategies of the individual companies and assumes that such strategies, as considered by the Board of Directors of the Company, is based upon reasonable judgment and commercial experience of management. Furthermore, our opinion does not address the decision of the Company to proceed with the Transaction, nor were we engaged to evaluate the merits of this Transaction versus other potential transactions which the Company or the Board may have considered.
      We will receive a fee upon the delivery of this opinion, and the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Wildwood Capital, LLC has not provided valuation advisory services previously to the Company. Our opinion expressed herein was prepared solely for and is provided to the Special Committee of Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Transaction. This opinion may not be summarized, described or referred to or furnished to any party except in connection with the Transaction.
      Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Transaction as proposed, is fair to the shareholders of Valley Forge Scientific, Inc.

Very truly yours,

/s/ Wildwood Capital LLC
WILDWOOD CAPITAL LLC

ANNEX F
THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI
351.455. Shareholder who objects to merger may demand value of shares, when.
      1. If a shareholder of a corporation which is a party to a merger or consolidation and, in the case of a shareholder owning voting stock as of the record date, at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote shall file with such corporation prior to or at such meeting a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his or her certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.
      2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
      3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
      4. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
      5. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

F-1

ANNEX G
AGREEMENT AND PLAN OF REINCORPORATION MERGER
      THIS AGREEMENT AND PLAN OF REINCORPORATION MERGER (the “Agreement”), is dated as of                     , 2005 (the “Effective Time of the Merger”), between VALLEY FORGE SCIENTIFIC CORP., a Pennsylvania corporation (the “Merged Corporation”), and VFSC DELAWARE, INC., a Delaware corporation (the “Surviving Corporation”) (collectively the “Constituent Corporations”).
WITNESSETH
      WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on June 2, 2005 and maintaining its registered office in the State of Delaware at 919 North Market Street, Wilmington, County of New Castle, Delaware, with the registered agent of the Surviving Corporation at such office being Fox Rothschild LLP;
      WHEREAS, the Merged Corporation is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having been incorporated on March 27, 1980 and presently maintaining its registered office in the Commonwealth of Pennsylvania at 136 Green Tree Road, Oaks, Pennsylvania 19456;
      WHEREAS, the Surviving Corporation has an authorized capitalization consisting of One Thousand (1,000) voting shares of common stock, $0.001 par value per share (“Surviving Corporation Common Stock”) and no shares have been issued or will be issued prior to the Effective Time of the Merger; and
      WHEREAS, the Merged Corporation has an authorized capitalization consisting of Fifty Million (50,000,000) voting shares of common stock, no par value per share (“Merged Corporation Common Stock”) and [          ] shares have been issued and are outstanding and will be issued and outstanding as of the Effective Time of the Merger; and
      WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable upon the terms and subject to the conditions herein stated, that the Merged Corporation be merged with and into the Surviving Corporation, which will thereafter be known as Synergetics, Inc., and that the Surviving Corporation be the surviving corporation with the outstanding shares of Merged Corporation Common Stock being converted into shares of Surviving Corporation Common Stock (collectively, the “Merger”); and
      WHEREAS, the Board of Directors of the Surviving Corporation deems it advisable upon the terms and subject to the conditions herein stated, that the Surviving Corporation amend and restate its Certificate of Incorporation and Bylaws in the forms attached hereto as Exhibit A and Exhibit B, respectively, immediately upon consummation of the Merger.
      NOW THEREFORE, it is agreed as follows:
      1. TERMS.

1.1 Upon the Effective Time of the Merger, Valley Forge Scientific Corp. shall be merged with and into VFSC Delaware, Inc., and VFSC Delaware, Inc. shall be the Surviving Corporation;

1.2 Upon the Effective Time of the Merger, each of the [ ] shares of then outstanding shares of Merged Corporation Common Stock, by virtue of the Merger shall be deemed cancelled, and without any action on the part of the holder thereof, shall be converted into shares of Surviving Corporation Common Stock at the ratio of one (1) share of Surviving Corporation Common Stock per one (1) share of Merged Corporation Common Stock;

1.3 From and after the Effective Time of the Merger, any holder of outstanding shares of Merged Corporation Common Stock may surrender certificates representing such shares of Merged

Corporation Common Stock in exchange for certificates registered in the name of such holder representing shares of Surviving Corporation Common Stock of like amount; provided, however, that if any certificate representing the shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the certificate therefor representing the share of Merged Corporation Common Stock surrendered is registered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed with signature Medallion®guaranteed or otherwise in proper form for transfer and that the person requesting such issuance shall either pay to the Surviving Corporation or its transfer agent(s) any transfer or other taxes required by reason of the issuance of certificates representing the shares of Surviving Corporation Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent(s) that such tax has been paid or is not applicable.

1.4 Upon the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to Synergetics, Inc.

      2. EFFECTIVE DATE.

2.1 This Agreement shall be duly adopted, approved and declared advisable by the Board of Directors of each of the Constituent Corporations in accordance with laws of the State of Delaware and the Commonwealth of Pennsylvania. The Agreement shall be submitted for approval to the stockholders of the Surviving Corporation and the shareholders of the Merged Corporation entitled to vote thereon as provided by the applicable laws of the State of Delaware and the Commonwealth of Pennsylvania for such approval. If this Agreement receives the requisite approvals, it shall be executed in accordance with the laws of the State of Delaware and the Commonwealth of Pennsylvania, and all appropriate filings shall be made with the Secretary of State of Delaware, the Secretary of the Commonwealth of Pennsylvania and with any other necessary or appropriate governmental authority.
      3. COVENANTS AND AGREEMENTS.

3.1 The Merged Corporation covenants that (1) all of the members of its Board of Directors have approved this Agreement as provided by law; and (2) it shall submit this Agreement for adoption by vote to its shareholders and that it will furnish to such shareholders such documents and information in connection therewith as is required by law.

3.2 The Surviving Corporation covenants and agrees that (1) all of the members of its Board of Directors have approved this Agreement as provided by law, (2) it shall submit this Agreement for adoption by vote to its stockholders and that it will furnish to such stockholders such documents and information in connection therewith as is required by law, and (3) the Surviving Corporation will not permit any change in its capital stock prior to the Effective Time of the Merger without obtaining the prior written consent of the Merged Corporation.
      4. CERTIFICATE OF INCORPORATION AND BYLAWS.

4.1 The Certificate of Incorporation of the Surviving Corporation is amended and restated immediately upon the consummation of the Merger to replace, in its entirety, the existing Certificate of Incorporation of the Surviving Corporation and by reason of this Agreement and after the Effective Time of the Merger and until further amended as provided by law, the Amended and Restated Certificate of Incorporation, separate and apart from this Agreement, shall be, and may be separately certified as, the Certificate of Incorporation of the Surviving Corporation.

4.2 The Bylaws of the Surviving Corporation are amended and restated immediately upon the consummation of the Merger to replace, in their entirety, the existing Bylaws of the Surviving Corporation and by reason of this Agreement and after the Effective Time of the Merger and until further amended as provided by law, the Amended and Restated Bylaws, separate and apart from this Agreement, shall be, and may be separately certified as, the Bylaws of the Surviving Corporation.

      5. AMENDMENT AND TERMINATION.

5.1 At any time prior to the Effective Time of the Merger, this Agreement may be amended by the Boards of Directors of the Constituent Corporations to the extent permitted by the laws of the State of Delaware and the Commonwealth of Pennsylvania, notwithstanding favorable action on the Merger by the stockholders and shareholders of the Constituent Corporations.

5.2 At any time prior to the Effective Time of the Merger, this Agreement may be terminated or abandoned by the Board of Directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the stockholders and shareholders of the Constituent Corporations.
      Each of the Constituent Corporations has caused this Agreement to be executed and sealed by its President, all as of the date first above written.

VALLEY FORGE SCIENTIFIC CORP.

The Merged Corporation,

By:

Name: Jerry L. Malis
Title: President

VFSC DELAWARE, INC.

The Surviving Corporation,

By:

Name:

Title:

ANNEX H
STATE OF DELAWARE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
SYNERGETICS, INC.
      The undersigned, being a natural person of the age of twenty-one (21) or more, hereby certifies that the following Amended and Restated Certificate of Incorporation was adopted in accordance with Section 245(c) of the General Corporation Law of the State of Delaware. The original Certificate of Incorporation was filed with the Delaware Secretary of State on June 2, 2005, and the name under which the Corporation was originally incorporated was VFSC DELAWARE, INC.
      FIRST: The name of the Corporation is Synergetics, Inc. (the “Corporation”).
      SECOND: The address of the registered office of the Corporation in the State of Delaware is                     , in the City of                     ,                     County, Delaware                     . The name of its registered agent at that address is CT Corporation.
      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).
      FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).

(b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(2) Dividends; Stock Splits. Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors, in proportion to the number of shares held by them, respectively.

(4) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(5) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of Common Stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of Common Stock from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine.

      FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) Unless stockholder approval of any corporate action is specifically mandated by the GCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which shall have all rights, powers and privileges to act for and on behalf of the Corporation. Except as may otherwise be required by the GCL, this Certificate of Incorporation or the By-Laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, within any limitations as may be fixed by the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

(c) The directors shall be divided into three classes, designated Class A, Class B and Class C. Class A shall consist of two (2) directors, Class B shall consist of two (2) directors, and Class C shall consist of three (3) directors. The term of the initial Class A directors shall terminate on the date of the 2006 annual meeting; the term of the initial Class B directors shall terminate on the date of the 2007 annual meeting; and the term of the initial Class C directors shall terminate on the date of the 2008 annual meeting. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The Board or any member thereof may be removed with or without cause in accordance with the By-Laws.

(f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the Board of Directors; provided, however, that no By-Laws hereafter adopted by the Board of Directors shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
      SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
      SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
      The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.
      The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
      Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
      EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
      NINTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws in accordance with the terms of said By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors.
      TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH and NINTH of this Certificate of Incorporation or this Article TENTH.
      THE UNDERSIGNED has hereunto set his hand this                     day of                     , 2005.

Name:
Title:

ANNEX I
AMENDED AND RESTATED
BY-LAWS
OF
SYNERGETICS, INC.
A Delaware Corporation
Effective                               , 2005

AMENDED AND RESTATED
BY-LAWS
OF
SYNERGETICS, INC.
(hereinafter called the “Corporation”)
ARTICLE I
OFFICES
      Section 1. Registered Office. The registered office of the Corporation shall be in the City of                     , County of                     , State of Delaware.
      Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
      Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
      Section 2. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect directors, and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.
      Section 3. Special Meetings. Unless otherwise prescribed by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there is one (ii) the Chief Executive Officer, (iii) the Board of Directors, or (iv) the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Corporation’s then issued and outstanding capital stock entitled to vote in the election of directors. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.
      Section 4. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting.
      Section 5. Proxies. Any stockholder entitled to vote may do so in person or by his or her proxy appointed by an instrument in writing subscribed by such stockholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(1) A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(2) A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.
      Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
      Section 6. Voting. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on such question, voting as a single class. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.
      Section 7. Nature of Business at Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 7 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 7.
      In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.
      To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
      To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 7, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 7 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
      Section 8. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.
      Section 9. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
      Section 10. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
      Section 11. Inspectors of Election. In advance of any meeting of stockholders, the Board by resolution or the Chairman or President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.
ARTICLE III
DIRECTORS
      Section 1. Number and Election of Directors. Until the 12-month anniversary of the effective date of these By-Laws, the Board of Directors shall be fixed at and consist of seven (7) members. Thereafter, the Board of Directors shall consist of not less than five nor more than eleven members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors. Except as provided in Section 3 of this Article III, directors shall be elected by the stockholders at the annual meetings of stockholders, and each director so elected shall hold office until such director’s successor is duly elected and qualified, or until such director’s death, or until such director’s earlier resignation or removal. Directors need not be stockholders.
      Section 2. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in the Certificate of Incorporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.
      In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.
      To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
      To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

(b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
      No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
      Section 3. Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.
      Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.
      Section 5. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, the President or in the President’s absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.
      Section 6. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Any or all of the directors of the Corporation may be removed from office at any time, with or without cause, upon the recommendation and act of the Board of Directors followed by the affirmative vote of the holders of a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. In addition, any or all of the directors of the Corporation may be removed from office without the recommendation and act of the Board of Directors at any time, with or without cause, by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.
      Section 7. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, if there be one, or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
      Section 8. Quorum. Except as may be otherwise required by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
      Section 9. Supermajority Director Voting Requirements. Notwithstanding anything to the contrary in these By-Laws, until the 12-month anniversary of effective date hereof, the following transactions with respect to the Corporation will require the affirmative vote of at least five (5) directors: (i) the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than capital stock or instruments convertible or exercisable into capital stock which have been granted to employees of the Corporation in connection with any Stock Option Plan of the Corporation; (ii) authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences, conversion rights, or voting rights with respect to any capital stock; (iii) amendments to the Corporation’s Certificate of Incorporation; (iv) redemption or repurchase of any capital stock or instruments convertible or exercisable or exchangeable into capital stock of the Corporation; (v) effecting any merger, consolidation, change of control, or reorganization of or with respect to the Corporation; (vi) adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers of the Corporation; (vii) entering into any transaction or agreement with any shareholder of the Corporation or any such shareholder’s subsidiary or Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended); (viii) entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the U.S. Food and Drug Administration; (ix) effecting any acquisition of any business or material assets of any business; (x) incurring any material indebtedness in an amount more than $500,000 in excess of the indebtedness of the Corporation existing on the effective date hereof; and (xi) changing any representation on any audit or compensation committee of the Board of Directors in a manner other than as prescribed pursuant to Section 8(c)(viii) of the Merger Agreement entered into by the Corporation’s predecessor in interest. Upon the 12-month anniversary of effective date hereof and at all times thereafter, all transactions set forth in this Section 9 shall be approved by the Board of Directors in accordance with Section 8 of this Article III and the provisions of this Section 9 shall be without force or effect and shall be null and void.
      Section 10. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
      Section 11. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 11 shall constitute presence in person at such meeting.
      Section 12. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.
      Section 13. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary, or such other emoluments as the Board of Directors shall from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
      Section 14. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person’s or their votes are counted for such purpose if (i) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IV
OFFICERS
      Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.
      Section 2. Election. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

      Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
      Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.
      Section 5. President. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors names the Chairman of the Board as Chief Executive Officer. The President shall, subject to the control of the Board of Directors and, if the Chairman of the Board of Directors is the Chief Executive Officer, subject to the control of the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.
      Section 6. Vice Presidents. At the request of the President or in his or her absence or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
      Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

      Section 8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under control of the Treasurer belonging to the Corporation.
      Section 9. Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
      Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under control of the Assistant Treasurer belonging to the Corporation.
      Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation, and the Chairman of the Board shall have, unless otherwise determined by the Board, the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V
STOCK
      Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation, (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of stock in the Corporation.
      Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

      Section 3. Lost, Destroyed, Stolen or Mutilated Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
      Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
      Section 5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
      Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
ARTICLE VI
NOTICES
      Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex or cable.
      Section 2. Waivers of Notice.

(1) Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(2) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII
GENERAL PROVISIONS
      Section 1. Dividends. Subject to the requirements of the GCL and the provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors, and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.
      Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
      Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
      Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
      Section 5. Books and Records. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.
ARTICLE VIII
INDEMNIFICATION
      Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
      Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
      Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be.
      Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

      Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
      Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.
      Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.
      Section 9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
      Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
      Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

      Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.
ARTICLE IX
AMENDMENTS
      Section 1. Amendments. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.
      Section 2. Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

ANNEX J
ARTICLE OF AMENDMENT TO AMENDED AND RESTATED
ARTICLES OF INCORPORATION
      As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of the Commonwealth, every [***] issued and outstanding shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock. The authorized shares of common stock of the Corporation shall not be changed. No fractional share shall be issued in connection with the foregoing reverse stock split; all shares of common stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of common stock to which a shareholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such shareholder equal to the fair value, as determined by the Board of Directors, of such fractional share as of the effective date of the foregoing split.

***	The board of directors shall be granted discretion to effect the reverse stock split at a ratio of not more than 1-for-2.

J-1